As filed with the Securities and Exchange Commission on June 25, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OWENS-ILLINOIS GROUP, INC.
OWENS-BROCKWAY GLASS CONTAINER INC.
Subsidiary Guarantors Listed on "Table of Guarantors" on following page.

(Exact Name of Registrants as Specified in Their Charters)

OWENS-BROCKWAY GLASS CONTAINER INC.			OWENS-ILLINOIS GROUP, INC.
Delaware (State or Other Jurisdiction of Incorporation or Organization)	3221 (Primary Standard Industrial Classification Code Number)	22-2784144 (I.R.S. Employer Identification Number)	Delaware (State or Other Jurisdiction of Incorporation or Organization)	6719 (Primary Standard Industrial Classification Code Number)	34-1559348 (I.R.S. Employer Identification Number)

One Michael Owens Way
Perrysburg, Ohio 43551-2999
(567) 336-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants' Principal Executive Offices)

James W. Baehren
Senior Vice President, Strategic Planning, General Counsel and Secretary
Owens-Brockway Glass Container Inc.
One Michael Owens Way
Perrysburg, Ohio 43551-2999
(567) 336-1032
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Tracy K. Edmonson, Esq.
Latham & Watkins LLP
99 Bishopsgate
London EC2M 3XF
+44.20.7710.5810

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE CHART

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note(1)	Proposed maximum aggregate offering price	Amount of registration fee

7 3/8% Senior Notes due 2016	$600,000,000	100%	$600,000,000	$33,480.00

Guarantees of the 7 3/8% Senior Notes due 2016	(2)	(2)	(2)	(2)

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(2)
No separate consideration will be received with respect to these guarantees and, therefore, no registration fee is attributed to them.

          The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

 TABLE OF GUARANTORS

Name	State of Jurisdiction of Organization	I.R.S. Employer Identification Number	PSICC Number
ACI America Holdings Inc.	Delaware	95-3827440	6719
Brockway Realty Corporation	Pennsylvania	25-1422361	6531
NHW Auburn, LLC	New York	16-1503116	4225
OI Auburn Inc.	Delaware	34-1836936	4923
OI Australia Inc.	Delaware	34-1864776	6719
OI California Containers Inc.	Delaware	31-1500115	6719
OI Castalia STS Inc.	Delaware	22-2784161	7999
OI General Finance Inc.	Delaware	34-1736802	6719
OI General FTS Inc.	Delaware	22-2784178	6719
O-I Holding LLC	Delaware	26-1596331	6719
OI International Holdings Inc.	Delaware	34-1882569	6719
OI Levis Park STS Inc.	Delaware	22-2784158	6519
OI Puerto Rico STS Inc.	Delaware	22-2784132	6719
OIB Produvisa Inc.	Delaware	34-1576858	6719
Owens-Brockway Packaging, Inc.	Delaware	34-1559346	6719
Owens-Illinois General Inc.	Delaware	22-2784167	6719
SeaGate, Inc.	Ohio	31-1300476	7389
SeaGate II, Inc.	Ohio	31-1686352	7389
SeaGate III, Inc.	Ohio	31-1686355	7389
Universal Materials, Inc.	Ohio	34-1349747	6719

SUBJECT TO COMPLETION, DATED JUNE 25, 2009

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

OWENS-BROCKWAY GLASS CONTAINER INC.
OFFER TO EXCHANGE

$600,000,000 aggregate principal amount of its
7 3/8% Senior Notes due 2016
which have been registered under the Securities Act,
for any and all of its outstanding 7 3/8% Senior Notes due 2016

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                , 2009, unless extended.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

  •
  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

  •
  You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

  •
  The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

  •
  The notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by our indirect parent, Owens-Illinois Group, Inc., and by certain domestic subsidiaries of Owens-Illinois Group, Inc. so long as they continue to guarantee the secured credit agreement. If we cannot make payments on the notes when they are due, the guarantors must make them instead. Under certain circumstances the guarantees may be released without action by, or consent of, the holders of the notes.

  •
  You may tender outstanding notes only in denominations of $2,000 and integral multiples of $1,000.

  •
  Our affiliates may not participate in the exchange offer.

Please refer to "Risk Factors" beginning on page 12 of this prospectus for a description of the risks you should consider when evaluating this investment.

        We are not making this exchange offer in any state where it is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2009.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit an offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

i

 Market segments, ranking and other data

        The data included in this prospectus regarding market segments and ranking, including the size of certain market segments and our position, the position of Owens-Illinois Group, Inc. and the position of our competitors and competitors of Owens-Illinois Group, Inc. within these market segments, are based on independent industry publications, reports of government agencies or other published industry sources and our estimates and those of Owens-Illinois Group, Inc. based on each of our management's knowledge and experience in the market segments in which we and Owens-Illinois Group, Inc. operate. Our estimates and those of Owens-Illinois Group, Inc. have been based on information obtained from customers, suppliers, trade and business organizations and other contacts in the market segments in which we and Owens-Illinois Group, Inc. operate. We and Owens-Illinois Group, Inc. believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we or Owens-Illinois Group, Inc. obtained some of the data for these estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market segment size.

ii

 Forward-looking statements

        This prospectus contains "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible Owens-Illinois Group, Inc.'s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:

  (1)
  foreign currency fluctuations relative to the U.S. dollar;

  (2)
  changes in capital availability or cost, including interest rate fluctuations;

  (3)
  the general political, economic and competitive conditions in markets and countries where Owens-Illinois Group, Inc. has its operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws;

  (4)
  consumer preferences for alternative forms of packaging;

  (5)
  fluctuations in raw material and labor costs;

  (6)
  availability of raw materials;

  (7)
  costs and availability of energy;

  (8)
  transportation costs;

  (9)
  the ability of Owens-Illinois Group, Inc. to raise selling prices commensurate with energy and other cost increases;

  (10)
  consolidation among competitors and customers;

  (11)
  the ability of Owens-Illinois Group, Inc. to integrate operations of acquired businesses and achieve expected synergies;

  (12)
  unanticipated expenditures with respect to environmental, safety and health laws;

  (13)
  the performance by customers of their obligations under purchase agreements; and

  (14)
  the timing and occurrence of events which are beyond the control of Owens-Illinois Group, Inc., including events related to Owens- Illinois, Inc.'s asbestos-related claims. It is not possible to foresee or identify all such factors.

        Any forward-looking statements in this prospectus are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments, and other factors we believe are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While we continually review trends and uncertainties affecting Owens-Illinois Group, Inc.'s results of operations and financial condition, we do not assume any obligation to update or supplement any particular forward- looking statements contained in this prospectus.

iii

 Summary

        This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the risk factors, the consolidated financial statements, the description of our business and the description of the notes included herein. Unless otherwise specified or the context requires otherwise, in this prospectus:

  •
  "Company," "we," "us" or "our" refers to Owens-Brockway Glass Container Inc., the issuer of the notes, and its direct and indirect subsidiaries on a consolidated basis;

  •
  "OI Group" refers to Owens-Illinois Group, Inc., the indirect parent of Owens-Brockway Glass Container Inc., and its direct and indirect subsidiaries on a consolidated basis, including Owens-Brockway Glass Container Inc.; and

  •
  "OI Inc." refers to Owens-Illinois, Inc., the parent company of OI Group.

        Investors should carefully consider the information set forth under "Risk factors." In addition, some statements in this prospectus include forward-looking information which involves additional risks and uncertainties.

Our Company

Owens-Brockway Glass Container Inc.

        We are an indirect, wholly-owned subsidiary of OI Group and the largest manufacturer of glass containers in the world. We are the leading glass container manufacturer in 17 of the 22 countries where we compete in the glass container segment of the rigid packaging market, including the U.S., and the sole manufacturer of glass containers in eight of these countries.

OI Group

        OI Group, through its subsidiaries, is the successor to a business established in 1903. OI Group, through its subsidiaries, including us, is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, South America and Asia Pacific. OI Group operates 80 glass manufacturing plants in 22 countries.

        OI Group reported net sales of approximately $1.5 billion and $7.9 billion for three months ended March 31, 2009 and the year ended December 31, 2008, respectively. OI Group's consolidated total assets were approximately $7.8 billion at March 31, 2009.

        OI Group is pursuing the following strategic priorities aimed at optimizing shareholder return:

  •
  Marketing Glass—promote its value added benefits and communicate its earth-friendly attributes;

  •
  Strategic & Profitable Growth—expand presence in growing markets and enter growing markets where we do not have a presence;

  •
  Innovation & Technology—focus on product innovation that adds value for customers and develop technology that provides a sustainable advantage; and

  •
  Operational Excellence—continuous productivity improvement, pricing strategy to improve margins, and disciplined use of cash.

        The principal executive office of OI Group and the Company is located at One Michael Owens Way, Perrysburg, Ohio 43551; the telephone number is (567) 336-5000.

Corporate structure

(1)
OI Inc. is a public company listed on the New York Stock Exchange. As of March 31, 2009, OI Inc. had $500.0 million of outstanding public debt securities ("OI Inc. Senior Notes"), which are guaranteed on a subordinated basis by OI Group and Owens-Brockway Packaging, Inc. ("OI Packaging"). On June 11, 2009, OI Inc. purchased approximately $221.9 million of those notes pursuant to a tender offer.

(2)
As of March 31, 2009, we had outstanding $450 million 8 1/4% Senior Notes due 2013, $400 million 6 3/4% Senior Notes due 2014 and €225 million 6 3/4% Senior Notes due 2014.

(3)
The secured credit agreement includes a $900.0 million revolving credit facility ($144.8 million outstanding at March 31, 2009), a 225.0 million Australian dollar term loan ($154.2 million-equivalent outstanding as of March 31, 2009), and a 110.8 million Canadian dollar term loan ($87.8 million-equivalent outstanding as of March 31, 2009), each of which has a final maturity date of June 15, 2012. The secured credit agreement also includes a $191.5 million term loan ($191.5 million outstanding as of March 31, 2009) and a €191.5 million term loan ($253.2 million-equivalent outstanding as of March 31, 2009), each of which has a final maturity date of June 14, 2013. As a result of the bankruptcy of Lehman Brothers Holdings Inc. and several of its subsidiaries, OI Group believes that the maximum amount available under the revolving credit facility was reduced by $32.3 million. After deducting amounts attributable to letters of credit and overdraft facilities that are supported by the revolving credit facility, at March 31, 2009, the borrowers had unused credit of $641.8 million available under the secured credit agreement. For a more detailed description of the secured credit agreement, see "Description of certain indebtedness."

(4)
As of March 31, 2009, OI Group's foreign subsidiary, OI European Group B.V., had outstanding €300 million 6 7/8% Senior Notes due 2017, of which Owens-Brockway Glass Container Inc. is a guarantor.

 The Exchange Offer

The Exchange Offer	We are offering to exchange the exchange notes (the "exchange notes") for the outstanding private notes (the "private notes") that are properly tendered and accepted. You may tender outstanding private notes only in denominations of $2,000 and integral multiples of $1,000. We will issue the exchange notes on or promptly after the exchange offer expires. As of the date of this prospectus, $600,000,000 principal amount of private notes is outstanding.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless extended, in which case the expiration date will mean the latest date and time to which we extend the exchange offer.
Conditions to the Exchange Offer

The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the "SEC"). The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Procedures for Tendering Private Notes	If you wish to tender your private notes for exchange notes pursuant to the exchange offer and:
•

if you hold the private notes through The Depository Trust Company ("DTC"), you must comply with the Automated Tender Offer Program procedures of DTC, and the Exchange Agent (as defined below) must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC pursuant to the procedures for book-entry transfer described herein, along with a properly transmitted agent's message, before the expiration date; or

•

if you hold private notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, S.A. ("Clearstream"), you must comply with the procedures of Euroclear or Clearstream, as applicable, before the expiration date.

By tendering the private notes pursuant to the exchange offer, you will make the representations to us described under "The Exchange Offer—Procedures for Tendering."
Acceptance of the Private Notes and Delivery of the Exchange Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights

You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal of Tenders."

Material U.S. Federal Tax Considerations

The exchange of notes will not be a taxable event for United States federal income tax purposes. For a discussion of material federal tax consideration relating to the exchange of notes, see "Material U.S. federal income tax considerations."

Exchange Agent	U.S. Bank National Association, the registrar and Notes Paying Agent under the indenture governing the notes, is serving as the exchange agent for the notes (the "Exchange Agent").
Consequences of Failure to Exchange

If you do not exchange your private notes for exchange notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the private notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the private notes under the Securities Act.

Registration Rights Agreement

You are entitled to exchange your private notes for exchange notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your private notes.

        We explain the exchange offer in greater detail beginning on page 23.

The Exchange Notes

        The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

        The form and terms of the exchange notes are the same as the form and terms of the private notes, except that the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the private notes. The exchange notes will evidence the same debt as the private notes, and both the private notes and the exchange notes are governed by the same indenture.

Issuer	Owens-Brockway Glass Container Inc., a Delaware corporation.
Securities	$600,000,000 in principal amount of 7 3/8% Senior Notes due 2016.
Maturity	May 15, 2016

Interest payment dates	February 1 and August 1 of each year, beginning on August 1, 2009.
Guarantees

The notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by our indirect parent, OI Group, and by certain domestic subsidiaries of OI Group so long as they remain guarantors of the secured credit agreement. If we cannot make payments on the notes when they are due, the guarantors must make them instead.

Any guarantee by a guarantor of the notes may be released without action by, or consent of, the holders of the notes or the trustee under the indenture if such guarantor is no longer a guarantor of obligations:

	•	under the secured credit agreement;
	•	owing to lenders or their affiliates as lending facilities as permitted by the terms of the secured credit agreement; and
	•	under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the secured credit agreement.
Ranking	The notes are senior obligations of Owens-Brockway Glass Container Inc. and:
	•	rank senior in right of payment to any existing or future subordinated obligations of Owens-Brockway Glass Container Inc.;
•

rank pari passu in right of payment with all of the current and future senior debt of Owens-Brockway Glass Container Inc., including its obligations under the secured credit agreement, its $450 million of 8 1/4% Senior Notes due 2013, its $400 million of 6 3/4% Senior Notes due 2014 and its €225 million of 6 3/4% Senior Notes due 2014;

•

are effectively subordinated to obligations under the secured credit agreement (and to any indebtedness incurred to refinance borrowings thereunder) under which there was approximately $832 million outstanding as of March 31, 2009; and

•

are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries, including obligations of the foreign subsidiary issuer (OI European Group B.V.) under its €300 million of 6 7/8% Senior Notes due 2017 and obligations of the foreign borrowers and foreign guarantors under the secured credit agreement.

The guarantees of the notes are senior obligations of the guarantors and:
•

rank senior in right of payment to all existing and future subordinated obligations of OI Group and the subsidiary guarantors, including the guarantees by OI Group and OI Packaging of the obligations of OI Inc. related to the $500 million of outstanding OI Inc. Senior Notes as of March 31, 2009;

•

rank pari passu in right of payment with all existing and future senior obligations of OI Group and the subsidiary guarantors, including their obligations under the secured credit agreement, the 8 1/4% Senior Notes due 2013, the 6 3/4% Senior Notes due 2014 and the foreign subsidiary issuer's (OI European Group B.V.) 6 7/8% Senior Notes due 2017 (of which Owens-Brockway Glass Container Inc. is also a guarantor);

• are effectively subordinated to the obligations under the secured credit agreement (and to any indebtedness incurred to refinance borrowings thereunder); and
•

are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiary, including obligations of the foreign subsidiary issuer (OI European Group B.V.) under its 6 7/8% Senior Notes due 2017 and obligations of the foreign borrowers and foreign guarantors under the secured credit agreement.

As of March 31, 2009, OI Group had approximately $3.3 billion of total consolidated indebtedness, which includes approximately $832 million of secured indebtedness under the secured credit agreement.

As of and for the three-month period ended March 31, 2009, the nonguarantor subsidiaries represented in the aggregate approximately 71% of OI Group's consolidated net sales from continuing operations and 77% of OI Group's consolidated total assets. As of March 31, 2009, the liabilities of the nonguarantor subsidiaries on a consolidated basis were approximately $3.1 billion.

In addition, the OI Inc. Senior Notes and the guarantees thereof are secured by a second priority lien on the capital stock owned by, and intercompany debt owed to, OI Packaging and OI Group. If the holders of OI Inc.'s Senior Notes were to foreclose on the intercompany debt owed to OI Packaging by Owens-Brockway Glass Container Inc. and/or owed to OI Packaging or OI Group by certain of the guarantors of the notes offered hereby, such holders would have a direct claim under the intercompany debt as a creditor of Owens-Brockway Glass Container Inc., the issuer of the notes offered hereby, and/or such guarantors. However, the terms of the intercompany debt expressly subordinate the payment of that intercompany debt to the prior payment of all of the existing and future senior indebtedness of Owens-Brockway Glass Container Inc. and such guarantors, including the notes offered hereby and the guarantees thereof. Finally, if the holders of OI Inc.'s Senior Notes were to foreclose on the capital stock of Owens-Brockway Glass Container Inc. and/or such guarantors, such holders would not have a direct claim as a creditor of Owens-Brockway Glass Container Inc. or any such guarantor. Therefore, claims of the holders of the notes offered hereby against Owens-Brockway Glass Container Inc. and/or such guarantors will be effectively senior to the claims of the holders of OI Inc.'s Senior Notes.

Optional redemption

We may redeem some or all of the notes at any time prior to maturity at a redemption price equal to the make-whole amount described in this prospectus. Prior to May 15, 2012, we may use the net proceeds of certain equity offerings by OI Inc. to redeem up to 40% of the notes. See "Description of notes—Optional redemption."

Original issue discount

The private notes were issued with original issue discount for United States federal income tax purposes. Thus, in addition to the stated interest on the notes, U.S. holders (as defined in "Material U.S. federal income tax considerations") will be required to include amounts representing the original issue discount in gross income on a constant yield basis for United States federal income tax purposes in advance of the receipt of cash payments to which such income is attributable.

Change of control and asset sales

If we, OI Inc. or OI Group experience specific kinds of changes of control, we must offer to repurchase all of the notes at 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and additional interest, if any, unless we have exercised our right to redeem the notes as described in the section entitled "Description of notes—Optional redemption."

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 360 days as described in the section entitled "Description of notes—Repurchase at the option of holders—Asset sales."

Covenants	The indenture governing the notes contains covenants which, among other things, restrict the ability of OI Group and its restricted subsidiaries to:
	•	borrow money;

•	pay dividends on, or redeem or repurchase, stock;
•	make investments;
•	create liens;
•	enter into certain transactions with affiliates; and
•	sell certain assets or merge with or into other companies.

On and after the first anniversary of the date of issuance of the private notes, we will be permitted to assign our obligations under the notes and the indenture to OI Inc., and we and each guarantor would thereafter be released from our obligations under the notes, the guarantees thereof and the indenture, provided that (1) OI Inc. assumes all of the obligations under those notes and the indenture and (2) the obligations of each domestic borrower under the secured credit agreement have been or will be concurrently assumed by OI Inc.

For more information, see the section entitled "Description of notes—Certain covenants."

        You should refer to the section entitled "Risk Factors" for an explanation of the material risks of investing in the notes.

 Summary selected consolidated financial data
of Owens-Illinois Group, Inc.

        The summary selected consolidated financial data of OI Group presented below relates to each of the five years in the period ended December 31, 2008 and the three month periods ended March 31, 2009 and 2008, respectively. The financial data for each of the five years in the period ended December 31, 2008 were derived from OI Group's Audited Consolidated Financial Statements. The financial data for the three months ended March 31, 2009 and 2008 were derived from the Unaudited Condensed Consolidated Financial Statements of OI Group, which in the opinion of management, reflect all adjustments necessary consisting only of normal recurring adjustments, for a fair presentation of the interim period financial data. The results for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year. For more information, see the Audited Consolidated Financial Statements and the Unaudited Condensed Consolidated Financial Statements which are included elsewhere in this prospectus.

	Year ended December 31,					Three months ended March 31,
(Dollars in millions)	2008	2007	2006	2005	2004	2009	2008
	(audited)					(unaudited)
Consolidated operating results:(1)
Net sales	$7,884.7	$7,566.7	$6,650.4	$6,266.9	$5,366.1	$1,519.0	$1,960.5
Manufacturing, shipping and delivery(2)	(6,208.1)	(5,971.4)	(5,481.1)	(5,084.9)	(4,329.6)	(1,222.2)	(1,503.7)

Gross profit	1,676.6	1,595.3	1,169.3	1,182.0	1,036.5	296.8	456.8
Selling, administrative, research, development, engineering expense	(578.5)	(586.4)	(579.1)	(506.1)	(408.6)	(132.4)	(143.8)
Interest expense(3)	(253.0)	(348.6)	(349.0)	(325.4)	(329.0)	(48.1)	(64.3)
Interest income	38.6	42.3	19.2	16.5	15.2	8.5	8.7
Equity earnings, royalties, technical assistance, and other income(4)	78.9	70.2	79.4	86.7	119.0	18.0	17.7
Other expense(5)	(154.2)	(151.2)	(54.7)	(525.8)	(37.3)	(52.8)	(20.0)

Earnings from continuing operations before income taxes	808.4	621.6	285.1	(72.1)	395.8	90.0	255.1
Provision for income taxes(6)	(237.9)	(147.8)	(125.3)	(428.9)	(84.9)	(31.2)	(64.9)

Earnings from continuing operations	570.5	473.8	159.8	(501.0)	310.9	58.8	190.2
Net earnings (loss) of discontinued operations(7)	—	2.8	(23.7)	63.1	42.4	—	—
Gain on sale of discontinued operations	6.8	1,038.5	—	1.2	—	—	4.1

Net earnings (loss)	577.3	1,515.1	136.1	(436.7)	353.3	58.8	194.3
Net earnings attributable to noncontrolling interests(8)	(70.2)	(59.5)	(43.6)	(35.9)	(32.9)	(13.7)	(16.2)

Net earnings (loss) attributable to OI Group	$507.1	$1,455.6	$92.5	$(472.6)	$320.4	$45.1	$178.1

Amounts attributable to OI Group:
Earnings (loss) from continuing operations	$500.3	$414.3	$116.2	$(536.9)	$278.0	$45.1	$174.0
Discontinued operations	6.8	1,041.3	(23.7)	64.3	42.4	—	4.1

Net earnings (loss)	$507.1	$1,455.6	$92.5	$(472.6)	$320.4	$45.1	$178.1

	Year ended December 31,					Three months ended March 31,
(Dollars in millions)	2008	2007	2006	2005	2004	2009	2008
	(audited)					(unaudited)
Other data:
Deficiency of earnings available to cover fixed charges(9)				72.7
Ratio of earnings to fixed charges(9)	4.1	2.7	1.9		2.2	2.7	4.8
The following are included in net earnings:
Depreciation	$431.0	$423.4	$427.7	$436.1	$406.3	$88.4	$113.6
Amortization of intangibles	28.9	28.9	22.3	22.5	18.8	4.3	7.6
Amortization of deferred finance fees (included in interest expense)	7.9	8.6	5.7	6.7	6.0	2.4	1.9
Balance sheet data (at end of period):
Working capital (current assets less current liabilities)	$616	$375	$216	$618	$605	$755	$644
Total assets	7,977	9,325	9,321	9,521	10,550	7,752	9,957
Total debt	3,325	3,714	5,464	5,300	5,365	3,318	4,023
OI Group share owner's equity	1,536	2,643	1,044	1,198	2,040	1,477	2,914

(1)
Amounts related to the Company's plastic packaging business have been reclassified to discontinued operations for 2004-2007 as a result of the sale of that business in 2007. Amounts related to the Company's plastic blow-molded container business have been reclassified to discontinued operations for 2004 as a result of the sale of that business in 2004. Amounts for the year ended December 31, 2004, and all subsequent periods, include the results of BSN from the date of acquisition on June 21, 2004.

(2)
Amount for 2006 includes a loss of $8.7 million ($8.4 million after tax) from the mark to market effect of natural gas hedge contracts.

Amount for 2005 includes a gain of $3.8 million ($2.3 million after tax) from the mark to market effect of natural gas hedge contracts.

Amount for 2004 includes a gain of $4.9 million ($3.2 million after tax) from the mark to market effect of natural gas hedge contracts.

(3)
Amount for 2007 includes charges of $7.9 million ($7.3 million after tax) for note repurchase premiums.

Amount for 2006 includes charges of $6.2 million (pretax and after tax) for note repurchase premiums.

Amount for 2004 includes charges of $28.0 million ($18.3 million after tax) for note repurchase premiums.

Includes additional interest charges for the write-off of unamortized deferred financing fees related to the early extinguishment of debt as follows: $1.6 million ($1.5 million after tax) for 2007; $11.3 million ($10.9 million after tax) for 2006; and $2.8 million ($1.8 million after tax) for 2004.

(4)
Amount for 2006 includes a gain of $15.9 million ($11.2 million after tax) for the curtailment of postretirement benefits in The Netherlands.

Amount for 2005 includes $28.1 million (pretax and after tax) from the sale of the Company's glass container facility in Corsico, Italy.

Amount for 2004 includes: (1) a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property; and (2) a gain of $31.0 million ($13.1 million after tax) for a restructuring in the Italian Specialty Glass business.

(5)
Amount for 2008 includes charges of $133.3 million ($110.1 million after tax amount attributable to OI Group) for restructuring and asset impairments.

Amount for 2007 includes charges of $100.3 million ($84.1 million after tax) for restructuring and asset impairments.

  Amount for 2006 includes a charge of $20.8 million ($20.7 million after tax) for CEO transition costs and a charge of $29.7 million ($27.7 million after tax) for the closing of the Godfrey, Illinois machine parts manufacturing operation.

  Amount for 2005 includes a charge of $494.0 million (pretax and after tax) to write down goodwill in the Asia Pacific Glass unit.

  Amount for 2004 includes a charge of $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes.

  Amount for the three months ended March 31, 2009 includes charges of $50.4 million ($47.7 million after tax) for restructuring and asset impairments.

  Amount for the three months ended March 31, 2008 includes charges of $12.9 million ($9.7 million after tax amount attributable to OI Group) for restructuring and asset impairments.

(6)
Amount for 2008 includes a net tax expense of $33.3 million ($34.8 million attributable to OI Group) related to tax legislation, restructuring, and other.

Amount for 2007 includes a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations.

Amount for 2006 includes a benefit of $5.7 million from the reversal of a non-U.S. deferred tax asset valuation allowance partially offset by charges related to international tax restructuring.

Amount for 2005 includes a charge of $300.0 million to record a valuation allowance related to accumulated deferred tax assets in the U.S. and a benefit of $5.3 million for the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company's reassessment of potential liabilities.

Amount for 2004 includes a benefit of $33.1 million for a tax consolidation in the Australian glass business.

(7)
Amount for 2005 consists principally of a third quarter benefit from the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company's reassessment of the potential liabilities.

(8)
Effective January 1, 2009, OI Group adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51," ("FAS No. 160") which changed the presentation of noncontrolling interests in subsidiaries. The format of OI Group's condensed consolidated results of operations and condensed consolidated cash flows for the three months ended March 31, 2008 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and condensed consolidated balance sheets at March 31, 2008 and December 31, 2008, 2007, 2006, 2005 and 2004 have been reclassified to conform to the new presentation under FAS No. 160 which is required to be applied retrospectively. These reclassifications did not affect previously reported earnings amounts or share owner's equity amounts attributable to OI Group. However, amounts previously reported for cash provided by operating activities have been increased to reflect the reclassification of dividends paid to noncontrolling interests as a cash flow from financing activities. Dividends paid to noncontrolling interests amounted to $49.6 million for the year ended December 31, 2008, $28.6 million for the year ended December 31, 2007, $27.1 million for the year ended December 31, 2006, $21.6 million for the year ended December 31, 2005, $18.6 million for the year ended December 31, 2004, and $30.2 million for the three months ended March 31, 2008.

(9)
For purposes of these computations, earnings consist of earnings from continuing operations before income taxes, noncontrolling interests in earnings of subsidiaries, plus fixed charges. Fixed charges consist primarily of interest on indebtedness, including amortization of deferred finance fees, plus that portion of lease rental expense representative of the interest factor. Pretax earnings and fixed charges also include the proportional share of 50%-owned investees.

 Risk factors

        You should carefully consider the risks described below as well as other information and data included in this prospectus before making a decision to exchange your private notes for exchange notes in the exchange offer. If any of the events described in the risk factors below occur, OI Group's business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes. The risk factors set forth below are generally applicable to the private notes as well as the exchange notes.

Risks relating to the notes

Substantial leverage—Our substantial indebtedness and the substantial indebtedness of OI Group could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        We and OI Group have, and will continue to have after the offering, a significant amount of debt. As of March 31, 2009, OI Group had approximately $3.3 billion of total consolidated debt outstanding, which included its obligations of approximately $832 million under the secured credit agreement, approximately $1,554 million of senior notes and approximately $500 million of outstanding OI Inc. Senior Notes. OI Group's ratios of earnings to fixed charges were 2.7x for the three months ended March 31, 2009 and 4.1x for the year ended December 31, 2008.

        This substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  increase our vulnerability to interest rate increases for the portion of the unhedged debt under the secured credit agreement;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the rigid packaging market;

  •
  place us at a competitive disadvantage relative to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, our ability to borrow additional funds.

Ability to service debt—To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes depends on our ability to generate cash in the future. Similarly, the ability of the guarantors of the notes to make payments on and refinance their indebtedness will depend on their ability to generate cash in the future. Neither we nor the guarantors can assure that any of us will generate sufficient cash flow from operations, or that future borrowings will be available under the secured credit agreement, in an amount sufficient to enable any of us to pay our indebtedness, including the notes, or to fund other liquidity needs. If short term interest rates increase, our debt service cost will increase because some of our debt is subject to short term variable interest rates. Based on the amount of variable rate debt outstanding during 2008, a 1% increase in variable interest rates for 2008 would have increased OI Group's annual pro forma interest expense by $20 million to $151 million. The notes are effectively subordinated to obligations under the secured credit agreement to the extent of the value of the collateral securing such obligations, under which there was outstanding borrowings of approximately $832 million at March 31, 2009.

        Since you do not have a claim as a creditor against the subsidiaries that are not guarantors of the notes, the indebtedness and other liabilities of those subsidiaries is effectively senior to your claims against such nonguarantor subsidiaries. As of March 31, 2009, the total indebtedness on a consolidated basis (excluding any indebtedness under the secured credit agreement) of the nonguarantor subsidiaries was approximately $1.1 billion, and their total liabilities on a consolidated basis were approximately $3.1 billion.

        We and the guarantors may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. If either we or the guarantors are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings on commercially reasonable terms or at all, we and the guarantors may have to take one or more of the following actions:

  •
  reduce or delay capital expenditures planned for replacements, improvements and expansions;

  •
  sell assets;

  •
  restructure debt; and/or

  •
  obtain additional debt or equity financing.

        We cannot assure you that we or the guarantors could effect or implement any of these alternatives on satisfactory terms, if at all.

Cash used to satisfy other obligations—A portion of our cash flow will be used to make payments to OI Inc. to satisfy certain debt and litigation-related obligations, including settlement of asbestos-related claims.

        Although OI Inc. does not conduct any operations, it has substantial obligations to make payments on the OI Inc. Senior Notes, to satisfy claims of persons for exposure to asbestos-containing products and related expenses and to pay other ordinary-course obligations. OI Inc. relies primarily on distributions from its subsidiaries, including us and OI Group, to meet these obligations. OI Inc. makes semi-annual interest payments of $19.1 million on the OI Inc. Senior Notes. OI Inc.'s asbestos-related payments were $210.2 million, $347.1 million and $162.5 million for the years ended December 31, 2008, 2007 and 2006, respectively, and $34.8 million for the three-month period ended March 31, 2009. In the fourth quarter of 2008, OI Inc. recorded a charge of $250.0 million (in addition to previously recorded charges of $3.22 billion) to cover its estimated indemnity payments and legal fees arising from outstanding asbestos personal injury lawsuits and claims and asbestos personal injury lawsuits and claims expected to be filed in the next several years.

        As a result of the magnitude of OI Inc.'s obligations for asbestos-related lawsuits and its dependence on the cash flows of its subsidiaries, we expect that a substantial portion of our cash flow will be used to make payments to OI Inc. to enable it to satisfy these obligations. These payments will reduce the cash flow available to us and OI Group for other purposes, including making payments on the notes. For additional information regarding OI Inc.'s asbestos-related lawsuits, claims and payments, see Note 6 to the Audited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

Debt restrictions—OI Group and its subsidiaries, including us, may not be able to finance future needs or adapt their business plans to changes because of restrictions placed on them by the secured credit agreement, the indenture and the instruments governing their other indebtedness.

        The secured credit agreement, the indentures governing the senior debentures and notes of OI Inc., OI European Group B.V. and us, and certain of the agreements governing other indebtedness contain affirmative and negative covenants that limit the ability of OI Group and its subsidiaries, including us, to take certain actions. For example, these indentures restrict, and the indenture governing the notes offered hereby will restrict, among other things, the ability of OI Group and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase, stock, make investments, create liens, enter into certain transactions with affiliates and sell certain assets or merge with or into other companies. These restrictions could adversely affect OI Group's and our ability to operate our businesses and may limit OI Group's and our ability to take advantage of potential business opportunities as they arise.

        Failure to comply with these or other covenants and restrictions contained in the secured credit agreement, the indentures or agreements governing other indebtedness could result in a default under those agreements, and the debt under those agreements, together with accrued interest, could then be declared immediately due and payable. If a default occurs under the secured credit agreement, we could no longer request borrowings under the agreement, and the lenders could cause all of the outstanding debt obligations under such secured credit agreement to become due and payable, which would result in a default under a number of other outstanding debt securities and could lead to an acceleration of obligations related to the notes and such other debt securities. A default under the secured credit agreement, indentures or agreements governing other indebtedness could also lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions.

Additional borrowings available—Despite current indebtedness levels, OI Group and its subsidiaries may still be able to incur substantially more debt. This could further exacerbate certain risks described above.

        OI Group and its subsidiaries may be able to incur substantial additional debt in the future, including secured debt. In addition, if OI Group designates some of its restricted subsidiaries under the indenture as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. At March 31, 2009, the revolving loan portion of the secured credit agreement would have had unused borrowing capacity of $641.8 million. Adding new debt to current debt levels could make it difficult for us to satisfy our obligations with respect to the notes.

Notes effectively subordinated to all of our outstanding secured obligations.

        Our obligations under the secured credit agreement and certain related obligations owing to the secured credit agreement lenders and their affiliates are secured, on a pari passu basis, by:

  •
  a security interest in substantially all the assets of OI Group and of substantially all the domestic subsidiaries of OI Group; and

  •
  a pledge by OI Group of the stock of, and intercompany debt owing to OI Group by, all its direct subsidiaries (other than the stock of, and intercompany debt owing to OI Group by, OI General FTS Inc.).

        In addition, the obligations of the domestic borrowers and the domestic guarantors under the secured credit agreement are secured by certain additional collateral, and the obligations of the foreign borrowers and the foreign guarantors under the secured credit agreement are secured by certain foreign collateral.

        As of March 31, 2009, we had approximately $832 million of secured indebtedness outstanding under the secured credit agreement.

        In the event of a bankruptcy, liquidation, reorganization or other winding up of us or OI Group, the assets that secure our secured obligations will not be available to pay our obligations on the notes unless and until payment in full of our secured obligations. Likewise, if our secured lenders accelerate the obligations under our secured obligations, then those lenders would be entitled to exercise the remedies available to a secured lender under applicable law, and those lenders would have a claim on the assets that secure our secured obligations before any holder of the notes. You would participate with respect to those assets ratably with all holders of other unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with other general creditors.

        Similarly, the guarantees of the notes are effectively subordinated to the guarantees of our secured obligations to the extent of the value of the collateral securing such obligations.

        In the event of a foreclosure on the collateral that secures our secured obligations, there could be proceeds from the disposition of that collateral that would not have to be shared with holders of the notes. As a result, lenders under our secured obligations may recover a greater percentage of the amounts owed to them than holders of the notes.

Notes effectively subordinated to debt of nonguarantor subsidiaries—The notes are effectively subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        You do not have any claim as a creditor against the subsidiaries of OI Group that are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries is effectively senior to your claims against these nonguarantor subsidiaries. As of and for the three month period ended March 31, 2009, the nonguarantor subsidiaries accounted for in the aggregate approximately 71% of OI Group's consolidated net sales and 77% of OI Group's consolidated total assets. As of March 31, 2009, the liabilities of the nonguarantor subsidiaries on a consolidated basis were approximately $3.1 billion. The nonguarantor subsidiaries include the foreign borrowers and foreign guarantors under the secured credit agreement and the foreign subsidiary issuer (OI European Group B.V.) of the € 300 million of 6 7/8% Senior Notes due 2017. The notes are effectively subordinated to claims against these foreign subsidiaries under the secured credit agreement. In addition, the notes are effectively subordinated to the obligations of the foreign subsidiary issuer (OI European Group B.V.) under the 6 7/8% Senior Notes due 2017. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of the nonguarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        In addition, under the indenture, nonguarantor subsidiaries are permitted to incur substantial amounts of additional debt and OI Group and its restricted subsidiaries are permitted to make an unlimited amount of investments in nonguarantor subsidiaries. Therefore, the notes would be effectively subordinated to this additional indebtedness that may be incurred by the nonguarantor subsidiaries. Furthermore, if OI Group or its restricted subsidiaries invest additional amounts in nonguarantor subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any of the nonguarantor subsidiaries, assets that otherwise could be used to satisfy our obligations under the notes will first be used to satisfy the obligations of the nonguarantor subsidiaries.

Release of guarantees—The lenders under the secured credit agreement will have the discretion to release the guarantees under the secured credit agreement in a variety of circumstances.

        Any guaranty of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture, at the discretion of the then obligor on the notes, if the guarantor is no longer a guarantor of obligations under the secured credit agreement, of obligations owing to lenders or their affiliates as lending facilities and of obligations under interest rate and currency agreements with lenders or their affiliates, each as permitted by the terms of the secured credit agreement. The lenders under the secured credit agreement will have the discretion to release the guarantees under the secured credit agreement in a variety of circumstances. In the case of the release of collateral consisting of a note guarantor's stock, that release would cause the guarantor's guarantee to be released if the release occurs in the context of an asset sale of such guarantor that is not prohibited by the secured credit agreement or the collateral documents. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims.

Covenant relief for investment grade rating—If the notes receive an investment grade rating, we will no longer be subject to most of the covenants in the indenture.

        If at any time the notes receive an "investment grade" rating from Standard & Poor's Ratings Services and Moody's Investors Service, Inc., subject to certain additional conditions, OI Group and its restricted subsidiaries will no longer be subject to most of the covenants set forth in the indenture. In the event of such release, the covenants will not be restored, even if the notes are later rated below investment grade by either or both of these rating agencies. See "Description of notes—Certain covenants—Fall-away event."

Assignment of the notes—Under certain circumstances, we are permitted to assign our obligations under the notes to OI Inc.

        On or after the first anniversary of the date of issuance of the notes, we will be permitted to assign our obligations under the notes and the indenture to OI Inc., and we and each guarantor would thereafter be released from our obligations under the notes, the guarantees thereof and the indenture, provided that (1) OI Inc. assumes all of the obligations under those notes and the indenture and (2) the obligations of each domestic borrower under the secured credit agreement have been or will be concurrently assumed by OI Inc. As a result, holders of the notes could look only to OI Inc. to satisfy the obligations on those notes. See "Description of notes—Certain covenants—Merger, consolidation or sale of assets."

United States fraudulent transfer considerations—U.S. federal and state laws permit a court to void the notes or the guarantees under certain circumstances.

        The issuance of the notes and the guarantees may be subject to review under U.S. federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the payment of consideration or the issuance of a guarantee will be a fraudulent conveyance if a court finds that (1) we paid the consideration, or any guarantor issued guarantees, with the intent of hindering, delaying or defrauding creditors, or (2) we or any of the guarantors received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of (2) above only, one of the following is also true:

  •
  we or any of the guarantors were insolvent, or became insolvent, when we or they paid the consideration;

  •
  paying the consideration or issuing the guarantees left us or the applicable guarantor with an unreasonably small amount of capital; or

  •
  we or the applicable guarantor, as the case may be, intended to, or believed at that time that we or it would, be unable to pay debts as they matured.

        If the payment of the consideration or the issuance of any guarantee was a fraudulent conveyance, a court could, among other things, void our obligations regarding the payment of the consideration or void any of the guarantors' obligations under their respective guarantees, as the case may be, and require the repayment of any amounts paid thereunder.

        Generally, an entity will be considered insolvent if:

  •
  the sum of its debts is greater than the fair value of its property;

  •
  the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

  •
  it cannot pay its debts as they become due.

        We believe that immediately after the issuance of the notes and the guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues.

Change of control—The secured credit agreement provides that certain change of control events constitute an event of default. In the event of a change of control, we may not be able to satisfy all of our obligations under the secured credit agreement, the notes or other indebtedness.

        If we, OI Group or OI Inc. experience specific kinds of changes of control, we will be required to offer to repurchase the notes offered hereby and our other outstanding senior notes. However, the secured credit agreement provides that certain change of control events constitute an event of default under the secured credit agreement. An event of default would entitle the lenders thereunder to, among other things, cause all outstanding debt obligations under the secured credit agreement to become due and payable and to proceed against their collateral. We cannot assure you that we would have sufficient assets or be able to obtain sufficient third-party financing on favorable terms to satisfy all of our obligations under the secured credit agreement, the notes offered hereby or other indebtedness.

        Any future credit agreements or other agreements relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the notes in connection with a change of control. In the event a change of control occurs at a time when we are prohibited from offering to purchase the notes, we could seek consent to offer to purchase the notes or attempt to refinance the borrowings that contain such a prohibition. If we do not obtain the consent or refinance the borrowings, we would remain prohibited from offering to purchase the notes. In such case, our failure to offer to purchase the notes would constitute a default under the indenture, which, in turn, could result in amounts outstanding under any future credit agreement or other agreements relating to indebtedness being declared due and payable. Any such declaration could have adverse consequences to us and the holders of the notes.

        The provisions relating to a change of control included in the indenture may increase the difficulty for a potential acquirer to obtain control of us. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture.

Original issue discount—The private notes were issued with original issue discount for United States federal income tax purposes.

        The private notes were issued with original issue discount for United States federal income tax purposes. Thus, in addition to the stated interest on the notes, U.S. holders (as defined in "Material U.S. federal income tax considerations") will be required to include amounts representing the original issue discount in gross income on a constant yield basis for United States federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For more information, see "Material U.S. federal income tax considerations."

Bankruptcy considerations related to the original issue discount—If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

        If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

  •
  the original issue price for the notes; and

  •
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Market for the notes—We cannot assure you that an active trading market will develop for the notes.

        The notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the notes on any U.S. exchange. We have been informed by the initial purchasers of the notes that they intend to make a market in the notes. However, the initial purchasers may cease their market-making at any time. We have agreed to file a registration statement covering the exchange offer for the notes and the guarantees thereof. Consummation of the exchange offer will require SEC clearance. Even after the consummation of the exchange offer, we cannot assure you that an active trading market will develop for the notes or the Exchange Notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or in the prospects for companies in our industry generally.

Risks relating to the business of OI Group

International operations—OI Group is subject to risks associated with operating in foreign countries.

        OI Group operates manufacturing and other facilities throughout the world. Net sales from international operations totaled approximately $6.0 billion, representing approximately 76% of OI Group's net sales for the year ended December 31, 2008. As a result of its international operations, OI Group is subject to risks associated with operating in foreign countries, including:

  •
  Political, social and economic instability;

  •
  War, civil disturbance or acts of terrorism;

  •
  Taking of property by nationalization or expropriation without fair compensation;

  •
  Changes in government policies and regulations;

  •
  Devaluations and fluctuations in currency exchange rates;

  •
  Imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

  •
  Imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

  •
  Hyperinflation in certain foreign countries; and

  •
  Impositions or increase of investment and other restrictions or requirements by foreign governments.

        The risks associated with operating in foreign countries may have a material adverse effect on operations.

Competition—OI Group faces intense competition from other glass container producers, as well as from makers of alternative forms of packaging. Competitive pressures could adversely affect OI Group's financial health.

        OI Group is subject to significant competition from other glass container producers, as well as from makers of alternative forms of packaging, such as aluminum cans and plastic containers. OI Group competes with each rigid packaging competitor on the basis of price, quality, service and the marketing attributes of the container. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing suppliers and/or using an alternative form of packaging. OI Group also competes with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, in serving the packaging needs of certain end-use markets, including juice customers.

        Pressures from competitors and producers of alternative forms of packaging have resulted in excess capacity in certain countries in the past and have led to capacity adjustments and significant pricing pressures in the rigid packaging market.

High energy costs—Higher energy costs worldwide and interrupted power supplies may have a material adverse effect on operations.

        Electrical power, natural gas, and fuel oil are vital to OI Group's operations as it relies on a continuous power supply to conduct its business. Depending on the location and mix of energy sources, energy accounts for 15% to 25% of total production costs. Substantial increases and volatility in energy costs could cause OI Group to experience a significant increase in operating costs, which may have a material adverse effect on operations.

Economic environment—OI Group may be adversely affected by the current economic environment.

        As a result of severely weak credit market conditions (including uncertainties with respect to financial institutions, and severely diminished liquidity and credit availability), volatility in energy costs and other macro-economic challenges currently affecting many of the economies in which OI Group operates, customers or vendors may experience serious cash flow problems and as a result, may modify, delay, or curtail plans to purchase OI Group's products and vendors may significantly and quickly increase their prices or reduce their output. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to OI Group. Any inability of current and/or potential customers to pay OI Group for its products may adversely affect OI Group's earnings and cash flow. If the economic conditions in OI Group's key markets deteriorate further, OI Group may experience material adverse impacts to its business and operating results.

Business integration risks—OI Group may not be able to effectively integrate additional businesses it acquires in the future.

        OI Group may consider strategic transactions, including acquisitions that will complement, strengthen and enhance growth in its worldwide glass operations. OI Group evaluates opportunities on a preliminary basis from time to time, but these transactions may not advance beyond the preliminary stages or be completed. Such acquisitions are subject to various risks and uncertainties, including:

  •
  The inability to integrate effectively the operations, products, technologies and personnel of the acquired companies (some of which are located in diverse geographic regions) and achieve expected synergies;

  •
  The potential disruption of existing business and diversion of management's attention from day-to-day operations;

  •
  The inability to maintain uniform standards, controls, procedures and policies;

  •
  The need or obligation to divest portions of the acquired companies; and

  •
  The potential impairment of relationships with customers.

        In addition, OI Group cannot make assurances that the integration and consolidation of newly acquired businesses will achieve any anticipated cost savings and operating synergies.

Customer consolidation—The continuing consolidation of OI Group's customer base may intensify pricing pressures and have a material adverse effect on operations.

        Beginning in the early 1990s, many of OI Group's largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of OI Group's business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of products purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from OI Group's customers may have a material adverse effect on operations.

Seasonality and raw materials—Profitability could be affected by varied seasonal demands and the availability of raw materials.

        Due principally to the seasonal nature of the brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of OI Group's products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in the Asia Pacific region are typically greater in the first and fourth quarters of the year, and shipments in South America are typically greater in the third and fourth quarters of the year. Unseasonably cool weather during peak demand periods can reduce demand for certain beverages packaged in OI Group's containers.

        The raw materials that OI Group uses have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. These shortages, as well as material volatility in the cost of any of the principal raw materials that OI Group uses, may have a material adverse effect on operations.

Environmental risks—OI Group is subject to various environmental legal requirements and may be subject to new legal requirements in the future. These requirements may have a material adverse effect on operations.

        OI Group's operations and properties, both in the U.S. and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. Such legal requirements frequently change and vary among jurisdictions. OI Group's operations and properties, both in the U.S. and abroad, must comply with these legal requirements. These requirements may have a material adverse effect on operations.

        OI Group has incurred, and expects to incur, costs for its operations to comply with environmental legal requirements, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations), and criminal sanctions for violations. These legal requirements may apply to conditions at properties that OI Group presently or formerly owned or operated, as well as at other properties for which OI Group may be responsible, including those at which wastes attributable to OI Group were disposed. A significant order or judgment against OI Group, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.

        A number of governmental authorities both in the U.S. and abroad have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials. In addition, some companies with packaging needs have responded to such developments and/or perceived environmental concerns of consumers by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of OI Group's products and/or increase OI Group's costs, which may have a material adverse effect on operations.

Labor relations—Some of OI Group's employees are unionized or represented by workers' councils.

        OI Group is party to a number of collective bargaining agreements with labor unions which at December 31, 2008, covered approximately 96% of OI Group's hourly employees in North America. Approximately 56% of employees in South America are unionized, although according to the labor legislation on each country, 100% of employees are covered by collective bargaining agreements. The agreement covering substantially all of OI Group's union-affiliated employees in its U.S. glass container operations expires on March 31, 2011. Agreements in South America typically have an average term of approximately 2-3 years. Upon the expiration of any collective bargaining agreement, if OI Group is unable to negotiate acceptable contracts with labor unions, it could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. In addition, a large number of OI Group's employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the U.S. Such employment rights require OI Group to work collaboratively with the legal representatives of the employees to effect any changes to labor arrangements. For example, most of OI Group's employees in Europe are represented by workers' councils that must approve any changes in conditions of employment, including salaries and benefits and staff changes, and may impede efforts to restructure OI Group's workforce. Although OI Group believes that it has a good working relationship with its employees, if OI Group's employees were to engage in a strike or other work stoppage, OI Group could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on operations.

Accounting—OI Group's financial results are based upon estimates and assumptions that may differ from actual results.

        In preparing OI Group's consolidated financial statements in accordance with U.S. generally accepted accounting principles, several estimates and assumptions are made that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of OI Group's financial statements is dependent on future events, cannot be calculated with a high degree of precision from data available or is not capable of being readily calculated based on generally accepted methodologies. In some cases, these estimates are particularly difficult to determine and OI Group must exercise significant judgment. OI Group believes that accounting for long-lived assets, pension benefit plans, contingencies and litigation, and income taxes involves the more significant judgments and estimates used in the preparation of its consolidated financial statements. Actual results for all estimates could differ materially from the estimates and assumptions that OI Group uses, which could have a material adverse effect on OI Group's financial condition and results of operations.

Accounting standards—The adoption of new accounting standards or interpretations could adversely impact OI Group's financial results.

        OI Group's implementation of and compliance with changes in accounting rules and interpretations could adversely affect its operating results or cause unanticipated fluctuations in its results in future periods. The accounting rules and regulations that OI Group must comply with are complex and continually changing. Recent actions and public comments from the SEC have focused on the integrity of financial reporting generally. The Financial Accounting Standards Board, or FASB, has recently introduced several new or proposed accounting standards, or is developing new proposed standards, which would represent a significant change from current industry practices. In addition, many companies' accounting policies are being subjected to heightened scrutiny by regulators and the public. While OI Group believes that its financial statements have been prepared in accordance with U.S. generally accepted accounting principles, OI Group cannot predict the impact of future changes to accounting principles or its accounting policies on its financial statements going forward.

Goodwill—A significant write down of goodwill would have a material adverse effect on OI Group's reported results of operations and net worth.

        As required by FAS No. 142, "Goodwill and Other Intangibles," OI Group evaluates goodwill annually (or more frequently if impairment indicators arise) for impairment using the required business valuation methods. Goodwill at March 31, 2009 totaled $2,130.3 million. These methods include the use of a weighted average cost of capital to calculate the present value of the expected future cash flows of OI Group's reporting units. Future changes in the cost of capital, expected cash flows, or other factors may cause OI Group's goodwill to be impaired, resulting in a non-cash charge against results of operations to write down goodwill for the amount of the impairment. If a significant write down is required, the charge would have a material adverse effect on OI Group's reported results of operations and net worth.

Pension funding—Declines in the fair value of the assets of the pension plans sponsored by OI Group could require increased funding.

        OI Group's defined benefit pension plans in the U.S. and several other countries are funded through qualified trusts that hold investments in a broad range of equity and debt securities. Recent deterioration in the value of such investments, or further reductions driven by a decline in securities markets or otherwise, could increase the underfunded status of OI Group's funded pension plans, thereby increasing its obligation to make contributions to the plans as required by the laws and regulations governing each plan. An obligation to make contributions to pension plans could reduce the cash available for working capital and other corporate uses, and may have an adverse impact on OI Group's operations, financial condition and liquidity.

 The Exchange Offer

Purpose of the Exchange Offer

        On May 12, 2009, we issued $600.0 million of the private notes to JP Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Barclays Capital Inc., BNP Paribas Securities Corp., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and Scotia Capital (USA) Inc., the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on May 12, 2009. Pursuant to the registration rights agreement, we agreed that we would:

  (1)
  use our best efforts to file an exchange offer registration statement with the SEC on or prior to November 9, 2009;

  (2)
  use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to January 7, 2010;

  (3)
  keep the exchange offer open for a period of not less than the minimum period required under applicable law, but in no event for less than 20 business days;

  (4)
  use our commercially reasonable efforts to consummate the exchange offer within 90 days after the exchange offer registration statement is declared effective.

        Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement.

Resale of the Exchange Notes

        Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC's position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991 and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

        In addition, if you are a broker-dealer, or you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above or other interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

        Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

        The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

  •
  we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

  •
  holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

        The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $600.0 million in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered private notes when, as and if we have given oral or written notice of acceptance to the appropriate Exchange Agent. The appropriate Exchange Agent will act as your agent for the purposes of receiving the exchange notes from us.

        If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

Expiration Date; Extensions; Amendments

        The term "expiration date" will mean 5:00 p.m., New York City time on            , 2009, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

        To extend the exchange offer, we will notify the appropriate Exchange Agent and each registered holder of any extension orally or in writing before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  •
  to delay accepting any private notes:

  •
  to extend the exchange offer; or

  •
  if any conditions listed below under "—Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the appropriate Exchange Agent.

        We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

        The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 7 3/8% per annum (calculated using a 360-day year). Interest will be payable semi-annually on each February 1 and August 1, commencing August 1, 2009.

        You will receive interest on            , 2009 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the private notes from the date of delivery to the date of exchange. We will deem the right to receive any interest accrued on the private notes waived by you if we accept your private notes for exchange.

Procedures for Tendering

        If you are a DTC, Euroclear or Clearstream participant that has private notes which are credited to your DTC, Euroclear or Clearstream account by book-entry and which are held of record by DTC, Euroclear or Clearstream's nominee, as applicable, you may tender your private notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with private notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your private notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

        To tender private notes in the exchange offer, you must:

  •
  comply with DTC's Automated Tender Offer Program ("ATOP") procedures described below; and

  •
  the Exchange Agent must receive a timely confirmation of a book-entry transfer of the private notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent's message, before the expiration date.

        Participants in DTC's ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the private notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message to the Exchange Agent. With respect to the exchange of the private notes, the term "agent's message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its ATOP that is tendering private notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  the Company may enforce the agreement against such participant.

        Participants in Euroclear's or Clearstream's book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such private notes in that book-entry transfer facility. By blocking such private notes in the relevant book-entry transfer facility, each holder of private notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder's identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

  •
  Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering private notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  the Company may enforce the agreement against such participant.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.

        DTC, Euroclear and Clearstream are collectively referred to herein as the "book-entry transfer facilities" and, individually as a "book-entry transfer facility."

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

        While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "—Conditions," and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

        If you wish to tender private notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

  •
  the private notes are, at the time of acceptance, and will continue to be, until exchanged in this offer, held by you;

  •
  you acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of yours shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity (if an individual) or dissolution (if an entity);

  •
  you will, upon request, execute and deliver any documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange of the private notes that are the subject of the electronic acceptance instruction;

  •
  you have full power and authority to tender, exchange, assign and transfer the private notes that are the subject of the electronic acceptance instruction and that when such notes are accepted for exchange by the Company, the notes will be transferred by you with full title guarantee free from all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right, together with all rights attached thereto;

  •
  you are not an affiliate of ours;

  •
  you will acquire any exchange notes in the ordinary course of your business; and

  •
  at the time of completion of the exchange offer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

        You will be deemed to make such representations by tendering private notes in the exchange offer. In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the private notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Book-Entry Transfer

        The Exchange Agent will make a request to establish an account with respect to the private notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book entry transfer facility's system may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the Exchange Agent's account at the facility in accordance with the facility's procedures for such transfer.

        In all cases, we will issue exchange notes for private notes that we have accepted for exchange under the exchange offer only after the appropriate Exchange Agent timely receives:

  •
  confirmation of book-entry transfer of your private notes into the Exchange Agent's account at DTC; and

  •
  a properly transmitted agent's message.

        If we do not accept any tendered private notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged private notes to your account maintained at the applicable book-entry transfer facility.

Withdrawal of Tenders

        You may withdraw your tender of private notes at any time before the expiration date.

        For a withdrawal to be effective, the holder must cause to be transmitted to the appropriate Exchange Agent an agent's message, which agent's message must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the Exchange Agent must receive a timely confirmation of book-entry transfer of the private notes out of the Exchange Agent's account at DTC, under the applicable procedure for book-entry transfers described herein, along with a properly transmitted agent's message, on or before the expiration date.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

        If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  •
  refuse to accept any private notes and return all tendered private notes to you;

  •
  extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

  •
  waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

        If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

        All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

  •
  to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

  •
  to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

        If:

  (1)
  we and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

  (2)
  any holder of transfer restricted securities notifies us prior to the 20th day following consummation of the exchange offer that:

  (a)
  it is prohibited by law or SEC policy from participating in the exchange offer; or

  (b)
  that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

  (c)
  that it is a broker-dealer and owns private notes acquired directly from us or an affiliate of us,

we and the guarantors will file with the SEC a shelf registration statement to cover resales of the private notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        For purposes of the preceding, "transfer restricted securities" means each private note until:

  (1)
  the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

  (2)
  following the exchange by a broker-dealer in the exchange offer of a private note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

  (3)
  the date on which such private note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  (4)
  the date on which such private note is distributed to the public pursuant to Rule 144 under the Securities Act.

Additional Interest

        If:

  (1)
  we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

  (2)
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

  (3)
  we and the guarantors fail to consummate the exchange offer within 40 days after the exchange offer registration statement is declared effective; or

  (4)
  the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "registration default");

then we and the guarantors will pay additional interest to each holder of outstanding notes ("additional interest") during the period of one or more registration defaults, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum (which amount will be increased by an additional 0.25% per annum for each subsequent 90-day period that any additional interest continue to accrue; provided that the amounts at which additional interest accrue may in no event exceed 1.0% per annum) in respect of the transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be.

Exchange Agent

        We have appointed U.S. Bank National Association as Exchange Agent for the exchange offer of notes.

        You should direct questions and requests for assistance and requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Corporate Trust Department

Fees and Expenses

        We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

        We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $250,000. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

        We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes.

Consequence of Failures to Exchange

        Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

  •
  to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in a transaction meeting the requirements of Rule 144 under the Securities Act;

  •
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

  •
  in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

  •
  to us; or

  •
  pursuant to an effective registration statement.

        In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

 Use of proceeds

        The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

        The net proceeds from the sale of the private notes after deducting discounts, commissions and offering expenses, were approximately $567.8 million. The net proceeds will be used to fund the repayment or repurchase of OI Inc.'s $250 million of 7 1/2% Senior Debentures due May 15, 2010, of which $221.9 million were repurchased on June 11, 2009 pursuant to a tender offer, and for general corporate purposes, including but not limited to, temporarily repaying borrowings under the secured credit agreement's revolving credit facility, funding OI Group's global footprint alignment initiative, and/or funding OI Group's strategic priorities.

 Capitalization of Owens-Illinois Group, Inc.

        The following table presents, as of March 31, 2009, the (1) actual consolidated capitalization of OI Group and (2) consolidated capitalization of OI Group as adjusted to reflect the issuance of the notes and the use of proceeds therefrom. You should read this table in conjunction with the Audited Consolidated Financial Statements and notes thereto and the Unaudited Condensed Consolidated Financial Statements, which are included elsewhere in this prospectus. For more information, see also the section entitled "Selected consolidated financial data of Owens-Illinois Group, Inc."

	At March 31, 2009
(Dollars in millions)	Actual	As adjusted(1)
Current debt:
Securitization program	$255.2	$255.2
Long-term debt due within one year	16.9	16.9
Other	81.5	81.5

Total current debt	$353.6	$353.6

Long-term debt:
Secured credit agreement:
Revolving credit facility(2)(3)	$144.8	$—
Term Loans:
Term Loan A (225 million AUD)	154.2	154.2
Term Loan B	191.5	191.5
Term Loan C (110.8 million CAD)	87.8	87.8
Term Loan D (€191.5 million)	253.2	253.2

Total secured credit agreement	831.5	686.7
Senior notes:
8 1/4% Senior Notes due 2013 (face value $450 million)(4)	460.0	460.0
6 3/4% Senior Notes due 2014	400.0	400.0
6 3/4% Senior Notes due 2014 (€225 million)	297.4	297.4
6 7/8% Senior Notes due 2017 (€300 million)	396.6	396.6
7 3/8% Senior Notes due 2016	—	580.3
Payable to OI Inc.(3)(5)	507.5	250.0
Other	71.0	71.0

Total long-term debt	2,964.0	3,142.0

Share owners' equity:
Common stock, par value $.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Other contributed capital	915.3	915.3
Retained earnings(6)	2,261.6	2,268.7
Accumulated other comprehensive loss	(1,700.4)	(1,700.4)

Total Owens-Illinois Group, Inc. share owner's equity	1,476.5	1,483.6
Noncontrolling interests	240.2	240.2

Total share owners' equity	1,716.7	1,723.8

Total capitalization	$4,680.7	$4,865.8

(1)
The exchange rate on March 31, 2009 was used to translate certain amounts to U.S. dollar amounts.

(2)
As a result of the bankruptcy of Lehman Brothers Holdings Inc. and several of its subsidiaries, OI Group believes that the maximum amount available under the revolving credit facility was reduced by $32.3 million. After deducting amounts attributable to letters of credit and overdraft facilities that are supported by the revolving credit facility, at March 31, 2009, the subsidiary borrowers had unused credit of $641.8 million available under the secured credit agreement.

(3)
The as adjusted amount of the 7 3/8% Senior Notes due 2016 consists of $600 million aggregate principal amount offered at a price of 96.724% of their face value. The $19.7 million discount will accrete and be included in interest expense until the notes mature.

(4)
OI Group has entered into a series of interest rate swap agreements in order to convert a portion of its fixed rate debt into floating rate debt. The swaps are accounted for at fair value and, accordingly, are recorded as assets along with a corresponding increase in the carrying value of the hedged debt.

(5)
Payable to OI Inc. is comprised of OI Inc.'s $250.0 million of 7 1/2% Senior Debentures due 2010 and $250.0 million of 7 4/5% Senior Debentures due 2018. The 7 1/2% Senior Debentures due 2010 are subject to the interest rate swaps referenced in footnote 4 above and are included in long-term debt at $257.5 million.

(6)
The as adjusted amount of retained earnings reflects a gain of $7.5 million on the interest rate swaps referenced in footnote 4 above partially offset by the elimination of unamortized finance fees of $0.4 million.

 Selected consolidated financial data of
Owens-Illinois Group, Inc.

        The summary selected consolidated financial data of OI Group presented below relates to each of the five years in the period ended December 31, 2008 and the three month periods ended March 31, 2009 and 2008, respectively. The financial data for each of the five years in the period ended December 31, 2008 were derived from OI Group's Audited Consolidated Financial Statements. The financial data for the three months ended March 31, 2009 and 2008 were derived from the Unaudited Condensed Consolidated Financial Statements of OI Group, which in the opinion of management, reflect all adjustments necessary consisting only of normal recurring adjustments, for a fair presentation of the interim period financial data. The results for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year. For more information, see the Audited Consolidated Financial Statements and the Unaudited Condensed Consolidated Financial Statements which are included elsewhere in this prospectus.

	Year ended December 31,					Three months ended March 31,
(Dollars in millions)	2008	2007	2006	2005	2004	2009	2008
	(audited)					(unaudited)
Consolidated operating results:(1)
Net sales	$7,884.7	$7,566.7	$6,650.4	$6,266.9	$5,366.1	$1,519.0	$1,960.5
Manufacturing, shipping and delivery(2)	(6,208.1)	(5,971.4)	(5,481.1)	(5,084.9)	(4,329.6)	(1,222.2)	(1,503.7)

Gross profit	1,676.6	1,595.3	1,169.3	1,182.0	1,036.5	296.8	456.8
Selling, administrative, research, development, engineering expense	(578.5)	(586.4)	(579.1)	(506.1)	(408.6)	(132.4)	(143.8)
Interest expense(3)	(253.0)	(348.6)	(349.0)	(325.4)	(329.0)	(48.1)	(64.3)
Interest income	38.6	42.3	19.2	16.5	15.2	8.5	8.7
Equity earnings, royalties, technical assistance, and other income(4)	78.9	70.2	79.4	86.7	119.0	18.0	17.7
Other expense(5)	(154.2)	(151.2)	(54.7)	(525.8)	(37.3)	(52.8)	(20.0)

Earnings from continuing operations before income taxes	808.4	621.6	285.1	(72.1)	395.8	90.0	255.1
Provision for income taxes(6)	(237.9)	(147.8)	(125.3)	(428.9)	(84.9)	(31.2)	(64.9)

Earnings from continuing operations	570.5	473.8	159.8	(501.0)	310.9	58.8	190.2
Net earnings (loss) of discontinued operations(7)	—	2.8	(23.7)	63.1	42.4	—	—
Gain on sale of discontinued operations	6.8	1,038.5	—	1.2	—	—	4.1

Net earnings (loss)	577.3	1,515.1	136.1	(436.7)	353.3	58.8	194.3
Net earnings attributable to noncontrolling interests(8)	(70.2)	(59.5)	(43.6)	(35.9)	(32.9)	(13.7)	(16.2)

Net earnings (loss) attributable to OI Group	$507.1	$1,455.6	$92.5	$(472.6)	$320.4	$45.1	$178.1

Amounts attributable to OI Group:
Earnings (loss) from continuing operations	$500.3	$414.3	$116.2	$(536.9)	$278.0	$45.1	$174.0
Discontinued operations	6.8	1,041.3	(23.7)	64.3	42.4	—	4.1

Net earnings (loss)	$507.1	$1,455.6	$92.5	$(472.6)	$320.4	$45.1	$178.1

	Year ended December 31,					Three months ended March 31,
(Dollars in millions)	2008	2007	2006	2005	2004	2009	2008
	(audited)					(unaudited)
Other data:
Deficiency of earnings available to cover fixed charges(9)				72.7
Ratio of earnings to fixed charges(9)	4.1	2.7	1.9		2.2	2.7	4.8
The following are included in net earnings:
Depreciation	$431.0	$423.4	$427.7	$436.1	$406.3	$88.4	$113.6
Amortization of intangibles	28.9	28.9	22.3	22.5	18.8	4.3	7.6
Amortization of deferred finance fees (included in interest expense)	7.9	8.6	5.7	6.7	6.0	2.4	1.9
Balance sheet data (at end of period):
Working capital (current assets less current liabilities)	$616	$375	$216	$618	$605	$755	$644
Total assets	7,977	9,325	9,321	9,521	10,550	7,752	9,957
Total debt	3,325	3,714	5,464	5,300	5,365	3,318	4,023
OI Group share owner's equity	1,536	2,643	1,044	1,198	2,040	1,477	2,914

(1)
Amounts related to the Company's plastic packaging business have been reclassified to discontinued operations for 2004-2007 as a result of the sale of that business in 2007. Amounts related to the Company's plastic blow-molded container business have been reclassified to discontinued operations for 2004 as a result of the sale of that business in 2004. Amounts for the year ended December 31, 2004, and all subsequent periods, include the results of BSN from the date of acquisition on June 21, 2004.

(2)
Amount for 2006 includes a loss of $8.7 million ($8.4 million after tax) from the mark to market effect of natural gas hedge contracts.

Amount for 2005 includes a gain of $3.8 million ($2.3 million after tax) from the mark to market effect of natural gas hedge contracts.

Amount for 2004 includes a gain of $4.9 million ($3.2 million after tax) from the mark to market effect of natural gas hedge contracts.

(3)
Amount for 2007 includes charges of $7.9 million ($7.3 million after tax) for note repurchase premiums.

Amount for 2006 includes charges of $6.2 million (pretax and after tax) for note repurchase premiums.

Amount for 2004 includes charges of $28.0 million ($18.3 million after tax) for note repurchase premiums.

Includes additional interest charges for the write-off of unamortized deferred financing fees related to the early extinguishment of debt as follows: $1.6 million ($1.5 million after tax) for 2007; $11.3 million ($10.9 million after tax) for 2006; and $2.8 million ($1.8 million after tax) for 2004.

(4)
Amount for 2006 includes a gain of $15.9 million ($11.2 million after tax) for the curtailment of postretirement benefits in The Netherlands.

Amount for 2005 includes $28.1 million (pretax and after tax) from the sale of the Company's glass container facility in Corsico, Italy.

Amount for 2004 includes: (1) a gain of $20.6 million ($14.5 million after tax) for the sale of certain real property; and (2) a gain of $31.0 million ($13.1 million after tax) for a restructuring in the Italian Specialty Glass business.

(5)
Amount for 2008 includes charges of $133.3 million ($110.1 million after tax attributable to OI Group) for restructuring and asset impairments.

Amount for 2007 includes charges of $100.3 million ($84.1 million after tax) for restructuring and asset impairments.

  Amount for 2006 includes a charge of $20.8 million ($20.7 million after tax) for CEO transition costs and a charge of $29.7 million ($27.7 million after tax) for the closing of the Godfrey, Illinois machine parts manufacturing operation.

  Amount for 2005 includes a charge of $494.0 million (pretax and after tax) to write down goodwill in the Asia Pacific Glass unit.

  Amount for 2004 includes a charge of $6.4 million ($5.4 million after tax) for restructuring a life insurance program in order to comply with recent statutory and tax regulation changes.

  Amount for the three months ended March 31, 2009 includes charges of $50.4 million ($47.7 million after tax) for restructuring and asset impairments.

  Amount for the three months ended March 31, 2008 includes charges of $12.9 million ($9.7 million after tax attributable to OI Group) for restructuring and asset impairments.

(6)
Amount for 2008 includes a net tax expense of $33.3 million ($34.8 million attributable to OI Group) related to tax legislation, restructuring, and other.

Amount for 2007 includes a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations.

Amount for 2006 includes a benefit of $5.7 million from the reversal of a non-U.S. deferred tax asset valuation allowance partially offset by charges related to international tax restructuring.

Amount for 2005 includes a charge of $300.0 million to record a valuation allowance related to accumulated deferred tax assets in the U.S. and a benefit of $5.3 million for the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company's reassessment of potential liabilities.

Amount for 2004 includes a benefit of $33.1 million for a tax consolidation in the Australian glass business.

(7)
Amount for 2005 consists principally of a third quarter benefit from the reversal of an accrual for potential tax liabilities related to a previous divestiture. The accrual is no longer required based on the Company's reassessment of the potential liabilities.

(8)
Effective January 1, 2009, OI Group adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51," ("FAS No. 160") which changed the presentation of noncontrolling interests in subsidiaries. The format of OI Group's condensed consolidated results of operations and condensed consolidated cash flows for the three months ended March 31, 2008 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and condensed consolidated balance sheets at March 31, 2008 and December 31, 2008, 2007, 2006, 2005 and 2004 have been reclassified to conform to the new presentation under FAS No. 160 which is required to be applied retrospectively. These reclassifications did not affect previously reported earnings amounts or share owner's equity amounts attributable to OI Group. However, amounts previously reported for cash provided by operating activities have been increased to reflect the reclassification of dividends paid to noncontrolling interests as a cash flow from financing activities. Dividends paid to noncontrolling interests amounted to $49.6 million for the year ended December 31, 2008, $28.6 million for the year ended December 31, 2007, $27.1 million for the year ended December 31, 2006, $21.6 million for the year ended December 31, 2005, $18.6 million for the year ended December 31, 2004, and $30.2 million for the three months ended March 31, 2008.

(9)
For purposes of these computations, earnings consist of earnings from continuing operations before income taxes, noncontrolling interests in earnings of subsidiaries, plus fixed charges. Fixed charges consist primarily of interest on indebtedness, including amortization of deferred finance fees, plus that portion of lease rental expense representative of the interest factor. Pretax earnings and fixed charges also include the proportional share of 50%-owned investees.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF OWENS-ILLINOIS GROUP, INC.

        Following are OI Group's net sales by segment and segment operating profit for the three months ended March 31, 2009 and 2008, and for the years ended December 31, 2008, 2007, and 2006. OI Group's measure of profit for its reportable segments is Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and noncontrolling interests and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs. The segment data presented below is prepared in accordance with FAS No. 131. The line titled 'reportable segment totals', however, is a non-GAAP measure when presented outside of the financial statement footnotes. Management has included 'reportable segment totals' below to facilitate the discussion and analysis of financial condition and results of operations. OI Group's management uses Segment Operating Profit, in combination with selected cash flow information, to evaluate performance and to allocate resources.

	Year Ended December 31,			3 Months Ended March 31,
Net Sales:	2008	2007	2006	2009	2008
Europe	$3,497.8	$3,298.7	$2,846.6	$612.9	$888.9
North America	2,209.7	2,271.3	2,110.4	494.3	530.9
South America	1,135.9	970.7	796.5	214.0	254.2
Asia Pacific	964.1	934.3	804.9	182.0	250.0

Reportable segment totals	7,807.5	7,475.0	6,558.4	1,503.2	1,924.0
Other	77.2	91.7	92.0	15.8	36.5

Net Sales	$7,884.7	$7,566.7	$6,650.4	$1,519.0	$1,960.5

	Year Ended December 31,			3 Months Ended March 31,
Segment Operating Profit:	2008	2007	2006	2009	2008
Europe	$477.8	$433.0	$249.6	$44.2	$147.6
North America	185.2	265.1	187.3	62.7	55.5
South America	331.0	254.9	195.0	60.0	73.6
Asia Pacific	162.8	154.0	102.9	25.0	45.4

Reportable segment totals	1,156.8	1,107.0	734.8	191.9	322.1
Items excluded from Segment Operating Profit:
Retained corporate costs and other	(0.7)	(78.8)	(76.6)	(11.9)	1.5
Restructuring and asset impairments	(133.3)	(100.3)	(29.7)	(50.4)	(12.9)
CEO and other transition charges			(20.8)
Curtailment of postretirement benefits in The Netherlands			15.9
Mark to market effect of natural gas hedge contracts			(8.7)
Interest income	38.6	42.3	19.2	8.5	8.7
Interest expense	(253.0)	(348.6)	(349.0)	(48.1)	(64.3)

Earnings from continuing operations before income taxes	808.4	621.6	285.1	90.0	255.1
Provision for income taxes	(237.9)	(147.8)	(125.3)	(31.2)	(64.9)

Earnings from continuing operations	570.5	473.8	159.8	58.8	190.2
Net earnings (loss) of discontinued operations		2.8	(23.7)
Gain on sale of discontinued operations	6.8	1,038.5			4.1

	Year Ended December 31,			3 Months Ended March 31,
Segment Operating Profit: (continued)	2008	2007	2006	2009	2008
Net earnings	577.3	1,515.1	136.1	58.8	194.3
Net earnings attributable to noncontrolling interests	(70.2)	(59.5)	(43.6)	(13.7)	(16.2)

Net earnings attributable to OI Group	$507.1	$1,455.6	$92.5	$45.1	$178.1

Net earnings from continuing operations attributable to OI Group	$500.3	$414.3	$116.2	$45.1	$174.0

        Note: All amounts excluded from reportable segment totals are discussed in the following applicable sections.

Executive Overview—Quarters ended March 31, 2009 and 2008

        Net sales were $441.5 million lower than the prior year principally resulting from decreased shipments and the unfavorable effect of foreign currency exchange rates, partially offset by higher selling prices.

        Segment Operating Profit for reportable segments was $130.2 million lower than the prior year. The decrease was mainly attributable to lower sales volume and increased manufacturing and delivery costs resulting from unabsorbed fixed costs of approximately $100 million from temporary shutdowns as well as inflationary cost increases. Partially offsetting these costs were higher selling prices and savings from permanent curtailment of plant capacity and realignment of selected operations.

        Interest expense for the first quarter of 2009 was $48.1 million compared with $64.3 million for the first quarter of 2008. The decrease is principally due to lower variable interest rates under OI Group's bank credit agreement and on long term debt variable and swapped rates, lower overall debt levels, as well as favorable foreign currency exchange rates.

        Interest income for the first quarter of 2009 was $8.5 million compared with $8.7 million for the first quarter of 2008.

        Net earnings from continuing operations attributable to OI Group for 2009 were $45.1 million compared with $174.0 million for 2008. Earnings in both periods included items that management considered not representative of ongoing operations. These items decreased net earnings in 2009 by $47.7 million and decreased net earnings in 2008 by $9.7 million.

        Capital spending for property, plant and equipment for continuing operations was $46.6 million for 2009 compared with $45.4 million for 2008.

OI Group Outlook

        OI Group expects that the volume of glass shipments will decrease in the second quarter of 2009 compared to the same period in 2008. However, glass shipments are expected to improve in the second quarter of 2009 compared to the first quarter of 2009, primarily due to seasonally stronger demand and the abatement of inventory de-stocking.

        Inflationary cost increases, primarily for raw materials, accounted for approximately $66 million of the increase in manufacturing, shipping, and delivery expense in the first quarter of 2009. OI Group expects that net inflation for the full year 2009 could range up to $150 million.

Results of Operations—First Quarter of 2009 compared with First Quarter of 2008

  Net Sales

        OI Group's net sales in the first quarter of 2009 were $1,519.0 million compared with $1,960.5 million for the first quarter of 2008, a decrease of $441.5 million, or 22.5%. For further information, see Segment Information included in Note 7 to the Unaudited Condensed Consolidated Financial Statements.

        The change in net sales of reportable segments can be summarized as follows (dollars in millions):

Net sales—2008		$1,924.0
Decreased sales volume	$(296.0)
Net effect of price and mix	121.0
Effects of changing foreign currency rates	(245.8)

Total effect on net sales		(420.8)

Net sales—2009		$1,503.2

  Segment Operating Profit

        Operating Profit of the reportable segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. Unallocated corporate expenses and certain other expenses not directly related to the reportable segments' operations are included in Retained Corporate Costs and Other. For further information, see Segment Information included in Note 7 to the Unaudited Condensed Consolidated Financial Statements.

        Segment Operating Profit of reportable segments in the first quarter of 2009 was $191.9 million compared to $322.1 million for the first quarter of 2008, a decrease of $130.2 million, or 40.4%.

        The change in Segment Operating Profit of reportable segments can be summarized as follows (dollars in millions):

Segment Operating Profit—2008		$322.1
Decreased sales volume	$(94.0)
Net effect of price and mix	121.0
Manufacturing and delivery	(133.0)
Operating expenses	(3.0)
Effects of changing foreign currency rates	(29.0)
Other	7.8

Total net effect on Segment Operating Profit		(130.2)

Segment Operating Profit—2009		$191.9

  Interest Expense

        Interest expense for the first quarter of 2009 was $48.1 million compared with $64.3 million for the first quarter of 2008. The decrease is principally due to lower variable interest rates under OI Group's bank credit agreement and on long term debt variable and swapped rates, lower overall debt levels, as well as favorable foreign currency exchange rates.

  Interest Income

        Interest income for the first quarter of 2009 was $8.5 million compared with $8.7 million for the first quarter of 2008.

  Net Earnings Attributable to Noncontrolling Interests

        Net earnings attributable to noncontrolling interests in the first quarter of 2009 was $13.7 million compared with $16.2 million in the first quarter of 2008.

  Provision for Income Taxes

        OI Group's effective tax rate for the three months ended March 31, 2009 was 24.1%, compared with 25.4% for the first three months of 2008. OI Group expects that the full year effective tax rate will be comparable to the 24.0% effective tax rate for 2008 for continuing operations excluding the separately taxed items.

Executive Overview—Years ended December 2008 and 2007

        Net sales from continuing operations were $318.0 million higher than the prior year principally resulting from improved pricing and favorable product mix across all regions, as well as favorable foreign currency exchange rates, principally the Euro. Lower unit shipments partially offset these favorable increases.

        Segment Operating Profit for reportable segments was $49.8 million higher than the prior year. The benefits of higher selling prices, improved product mix, improvements in glass plant operating efficiencies, and favorable foreign currency exchange rates were partially offset by inflationary cost increases in manufacturing and delivery costs and lower sales volume.

        Interest expense in 2008 was $253.0 million compared with interest expense from continuing operations of $348.6 million in 2007. Included in the 2007 interest expense was $9.5 million for both note repurchase premiums and the write-off of unamortized finance fees related to the November 2007 repurchase of the $625.0 million 8.75% Senior Secured Notes. Exclusive of these items, interest expense decreased approximately $86.1 million. The decrease is principally due to lower variable interest rates under OI Group's bank credit agreement and on long term debt variable and swapped rates as well as lower overall debt levels, partially offset by an increase in foreign currency exchange rates. The decrease is also due to the non-recurrence of interest on debt that was repaid during the fourth quarter of 2007 with the proceeds from the plastics sale. This interest was previously allocated to discontinued operations until the date of the sale.

        Interest income for continuing operations for 2008 was $38.6 million compared to $42.3 million for 2007.

        Net earnings from continuing operations attributable to OI Group for 2008 were $500.3 million compared to earnings from continuing operations attributable to OI Group of $414.3 million for 2007. Earnings in both periods included items that management considered not representative of ongoing operations. These items decreased net earnings in 2008 by $144.9 million and decreased net earnings in 2007 by $79.4 million.

        Capital spending for property, plant and equipment for continuing operations was $361.7 million for 2008 compared to $292.5 million for 2007. The 2008 amount is in a range consistent with long term historical levels. The increase is also due to changes in foreign currency exchange rates.

Results of Operations—Comparison of 2008 with 2007

  Net Sales

        OI Group's net sales for 2008 were $7,884.7million compared with $7,566.7 million for 2007, an increase of $318.0 million, or 4.2%. For further information, see Segment Information included in Note 18 to the Audited Consolidated Financial Statements.

        The change in net sales of reportable segments can be summarized as follows (dollars in millions):

Net sales—2007		$7,475.0
Net effect of price and mix	$572.0
Effects of changing foreign currency rates	274.5
Decreased sales volume	(514.0)

Total effect on net sales		332.5

Net sales—2008		$7,807.5

  Segment Operating Profit

        Operating Profit for the reportable segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. Unallocated corporate expenses and certain other expenses not directly related to the reportable segments' operations are included in Retained Corporate Costs and Other. For further information, see Segment Information included in Note 18 to the Audited Consolidated Financial Statements.

        Segment Operating Profit for reportable segments for 2008 increased $49.8 million, or 4.5%, to $1,156.8 million, compared with Segment Operating Profit of $1,107.0 million for 2007.

        The change in Segment Operating Profit for reportable segments can be summarized as follows (dollars in millions):

Segment Operating Profit—2007		$1,107.0
Net effect of price and mix	$572.0
Effects of changing foreign currency rates	56.0
Manufacturing and delivery costs	(468.0)
Decreased sales volume	(116.0)
Operating expense	(28.0)
Other	33.8

Total net effect on Segment Operating Profit		49.8

Segment Operating Profit—2008		$1,156.8

  Interest Expense

        Interest expense in 2008 was $253.0 million compared with interest expense from continuing operations of $348.6 million in 2007. Included in the 2007 interest expense was $9.5 million for both note repurchase premiums and the write-off of unamortized finance fees related to the November 2007 repurchase of the $625.0 million 8.75% Senior Secured Notes. Exclusive of these items, interest expense decreased approximately $86.1 million. The decrease is principally due to lower variable interest rates under OI Group's bank credit agreement and on long term debt variable and swapped rates as well as lower overall debt levels, partially offset by an increase in foreign currency exchange rates. The decrease is also due to the non-recurrence of interest on debt that was repaid during the fourth quarter of 2007 with the proceeds from the plastics sale. This interest was previously allocated to discontinued operations until the date of the sale.

  Interest Income

        Interest income for continuing operations for 2008 was $38.6 million compared to $42.3 million for 2007.

  Provision for Income Taxes

        OI Group's effective tax rate from continuing operations for 2008 was 29.4%, compared with 23.8% for 2007. The provision for 2008 includes a net expense of $33.3 million related to tax legislation, restructuring, and other. The provision for 2007 includes a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations. Excluding those items and the effects in both periods of pretax items for which taxes are separately calculated and recorded in the period, OI Group's effective tax rate from continuing operations for 2008 was 24.0% compared to 24.4% for 2007. OI Group expects that the effective tax rate will not change significantly in 2009.

  Net Earnings Attributable to Noncontrolling Interests

        Net earnings attributable to noncontrolling interests for 2008 was $70.2 million compared to $59.5 million for 2007. The increase is primarily attributed to higher earnings from OI Group's operations in South America.

  Earnings from Continuing Operations Attributable to OI Group

        For 2008, OI Group recorded earnings from continuing operations attributable to OI Group of $500.3 million compared to earnings from continuing operations attributable to OI Group of $414.3 million for 2007. The after tax effects of the items excluded from Segment Operating Profit, the 2008 and 2007 international net tax benefits, and the 2007 additional interest charges, increased or decreased earnings in 2008 and 2007 as set forth in the following table (dollars in millions).

	Net Earnings Increase (Decrease)
Description	2008	2007
Net expense related to tax legislation, restructuring, and other	$(34.8)	$—
Gain recognition from foreign tax credits		13.5
Restructuring and asset impairments	(110.1)	(84.1)
Note repurchase premiums and write-off of finance fees		(8.8)

Total	$(144.9)	$(79.4)

Executive Overview—Years ended December 2007 and 2006

        Net sales from continuing operations were $916.3 million higher than the prior year principally resulting from improved pricing, increased unit shipments, and favorable foreign currency exchange rates.

        Segment Operating Profit for reportable segments was $372.2 million higher than the prior year. The benefits of higher selling prices, improved productivity, increased unit shipments, and favorable exchange rates were partially offset by inflationary cost increases.

        Interest expense from continuing operations for 2007 was $348.6 million compared to $349.0 million for 2006. Included in the 2007 interest expense was $9.5 million for both note repurchase premiums and the write-off of unamortized finance fees related to the November 2007 repurchase of the $625.0 million 8.75% Senior Secured Notes. Included in the 2006 interest expense was $17.5 million for both note repurchase premiums and the write-off of unamortized finance fees related to the June

2006 refinancing of OI Group's previous credit agreement and the July 2006 repurchase of approximately $150 million principal amount of the 8.875% Senior Secured Notes due 2009. Exclusive of these items, interest expense increased approximately $7.6 million. A significant portion of the increase is interest on debt that was repaid during the fourth quarter of 2007 with the proceeds from the plastics sale. This interest was previously allocated to discontinued operations until the date of the sale.

        Interest income for continuing operations for 2007 was $42.3 million compared to $19.2 million for 2006. The increase of $23.1 million is primarily due to interest earned as a result of investing a portion of the proceeds from the plastics July 31, 2007 sale until the funds were used to repay senior secured debt in the fourth quarter of 2007.

        Net earnings from continuing operations attributable to OI Group for 2007 were $414.3 million compared to $116.2 million for 2006. Earnings in both periods included items that management considered not representative of ongoing operations. These items decreased net earnings in 2007 by $79.4 million and decreased net earnings in 2006 by $57.0 million.

        Capital spending for property, plant and equipment for continuing operations was $292.5 million for 2007 compared to $285.0 million for 2006.

Results of Operations—Comparison of 2007 with 2006

        OI Group's net sales for 2007 were $7,566.7million compared with $6,650.4 million for 2006, an increase of $916.3 million, or 13.8%. For further information, see Segment Information included in Note 18 to the Audited Consolidated Financial Statements.

        The change in net sales can be summarized as follows (dollars in millions):

Net sales—2006		$6,650.4
Net effect of price and mix	$322.8
Increased sales volume	144.7
Effects of changing foreign currency rates	448.8

Total effect on net sales		916.3

Net sales—2007		$7,566.7

        The increase in reported sales from the effects of changing foreign currency exchange rates resulted principally from the stronger Euro and Australian dollar.

  Segment Operating Profit

        Operating Profit for the reportable segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. Unallocated corporate expenses and certain other expenses not directly related to the reportable segments' operations are included in Retained Corporate Costs and Other. For further information, see Segment Information included in Note 18 to the Audited Consolidated Financial Statements.

        Segment Operating Profit for reportable segments for 2007 increased $372.2 million, or 50.7%, to $1,107.0 million, compared with Segment Operating Profit of $734.8 million for 2006.

        The change in Segment Operating Profit for reportable segments can be summarized as follows (dollars in millions):

Segment Operating Profit—2006		$734.8
Net effect of price and mix	$323.0
Productivity and production volume	80.0
Effects of changing foreign currency rates	52.0
Increased sales volume	34.4
Warehouse, delivery and other costs	25.9
Operating expense	25.3
Manufacturing inflation, net of cost savings	(152.0)
Other	(16.4)

Total net effect on Segment Operating Profit		372.2

Segment Operating Profit—2007		$1,107.0

  Interest Expense

        Interest expense from continuing operations for 2007 was $348.6 million compared to $349.0 million for 2006. Included in the 2007 interest expense was $9.5 million for both note repurchase premiums and the write-off of unamortized finance fees related to the November 2007 repurchase of the $625.0 million 8.75% Senior Secured Notes. Included in the 2006 interest expense was $17.5 million for both note repurchase premiums and the write-off of unamortized finance fees related to the June 2006 refinancing of OI Group's previous credit agreement and the July 2006 repurchase of approximately $150 million principal amount of the 8.875% Senior Secured Notes due 2009. Exclusive of these items, interest expense increased approximately $7.6 million. A significant portion of the increase is interest on debt that was repaid during the fourth quarter of 2007 with the proceeds from the plastics sale. This interest was previously allocated to discontinued operations until the date of the sale.

  Interest Income

        Interest income for continuing operations for 2007 was $42.3 million compared to $19.2 million for 2006. The increase of $23.1 million is primarily due to interest earned as a result of investing a portion of the proceeds from the July 31, 2007 plastics sale until the funds were used to repay senior secured debt in the fourth quarter of 2007.

  Provision for Income Taxes

        OI Group's effective tax rate from continuing operations for 2007 was 23.8%, compared with 43.9% for 2006. Excluding the effects of separately taxed items in both periods, OI Group's effective tax rate from continuing operations for 2007 was 24.4% compared with 40.3% for 2006. The reduction is principally due to: (1) a change in mix of earnings to jurisdictions where OI Group is subject to lower effective rates, and (2) the effect of higher earnings and lower interest costs in the U.S., where OI Group has recognized a valuation allowance on net deferred tax assets.

  Net Earnings Attributable to Noncontrolling Interests

        Net earnings attributable to noncontrolling interests for 2007 was $59.5 million compared to $43.6 million for 2006. The increase is primarily attributed to higher earnings from OI Group's operations in South America.

  Earnings from Continuing Operations Attributable to OI Group

        For 2007, OI Group recorded earnings from continuing operations attributable to OI Group of $414.3 million compared to $116.2 million for 2006. The after tax effects of the items excluded from Segment Operating Profit, the 2007 and 2006 international net tax benefits, and the additional interest charges, increased or decreased earnings in 2007 and 2006 as set forth in the following table (dollars in millions).

	Net Earnings Increase (Decrease)
Description	2007	2006
Gain recognition from foreign tax credits	$13.5	$—
Curtailment of postretirement benefits in The Netherlands		11.2
Reversal of non-U.S. deferred tax asset valuation allowance partially offset by charges related to international tax restructuring		5.7
Restructuring and asset impairments	(84.1)	(27.7)
CEO transition charge and other		(20.7)
Note repurchase premiums and write-off of finance fees	(8.8)	(17.1)
Loss from the mark to market effect of natural gas hedge contracts		(8.4)

Total	$(79.4)	$(57.0)

Items Excluded from Reportable Segment Totals

  Retained Corporate Costs and Other

        Retained corporate costs and other for the first quarter of 2009 were $11.9 million compared with $(1.5) million for the first quarter of 2008. The increased expense is mainly attributable to increased employee benefit costs in 2009.

        Retained corporate costs and other for 2008 was $0.7 million compared with $78.8 million for 2007. Beginning in 2008, OI Group revised its method of allocating corporate expenses. OI Group decreased slightly the percentage allocation based on sales and significantly expanded the number of functions included in the allocation based on cost of services. It is not practicable to quantify the net effect of these changes on periods prior to 2008. However, the effect for 2008 was to reduce the amount of retained corporate costs by approximately $38.0 million. Also contributing to the decrease were lower accruals for self insured risks and increased pension income in 2008.

        Retained corporate costs and other for 2007 was $78.8 million compared with $76.6 million for 2006.

  Restructuring and Asset Impairments

        During the first quarter of 2009, OI Group recorded charges totaling $50.4 million ($47.7 million after tax), for restructuring and asset impairment. The charges reflect the additional decisions reached in OI Group's ongoing strategic review of its global manufacturing footprint. Charges for similar actions during the first quarter of 2008 totaled $12.0 million ($9.7 million after tax). See Note 9 to the Unaudited Condensed Consolidated Financial Statements for additional information.

        During the first quarter of 2008, OI Group also recorded an additional $0.9 million (before and after tax), related to the impairment of OI Group's equity investment in the South American Segment's 50%-owned Caribbean affiliate.

        During 2008, OI Group recorded charges totaling $133.3 million ($110.1 million after tax amount attributable to OI Group), for additional restructuring and asset impairment principally in North

America and Europe, with additional charges across all segments as well as in Retained Corporate Costs and Other. The charges reflect the additional decisions reached in OI Group's ongoing strategic review of its global manufacturing footprint. See Note 15 Audited Consolidated Financial Statements for additional information.

        During the third and fourth quarters of 2007, OI Group recorded charges totaling $100.3 million ($84.1 million after tax), for restructuring and asset impairment in South America, Europe, and North America. The charges reflect the initial decisions of OI Group's global profitability review. See Note 15 to the Audited Consolidated Financial Statements for additional information.

        In September 2006, OI Group announced the permanent closing of its Godfrey, Illinois machine parts manufacturing operation. The facility was closed by the end of the year. This closing is part of a broad initiative to reduce working capital and improve system costs. OI Group also closed a small recycling facility in Ohio. As a result, OI Group recorded a charge of $29.7 million ($27.7 million after tax) in the third quarter of 2006. The closing of these facilities resulted in the elimination of approximately 260 jobs and a corresponding reduction in OI Group's workforce. OI Group anticipates that it will pay out approximately $11.5 million in cash related to insurance, benefits, plant clean up, and other plant closing costs. OI Group expects that the majority of these costs will be paid out by the end of 2009.

  CEO and Other Transition Charges

        OI Group recorded a 2006 charge of $20.8 million ($20.7 million after tax) associated with the separation agreement with its former CEO and with several members of the European management team. The charge also included costs related to the employment agreement with OI Group's new CEO.

  Curtailment of Postretirement Benefits in The Netherlands

        OI Group recorded a 2006 gain of $15.9 million ($11.2 million after tax) related to curtailment of certain postretirement benefits in The Netherlands as a result of certain improvements in retiree medical benefits offered by the government.

  Mark to Market Effect of Natural Gas Hedge Contracts

        During the fourth quarter of 2004, OI Group determined that the commodity futures contracts related to forecasted natural gas requirements did not meet all of the documentation requirements to qualify for special hedge accounting treatment and began to recognize all changes in fair value of these contracts in current earnings. OI Group completed the documentation and re-designation of its natural gas hedge contracts and began to apply special hedge accounting as of April 1, 2005. The total unrealized pretax loss recorded in 2006 was $8.7 million.

  Tax Benefits and Charges

        In 2008 OI Group recorded a net tax charge of $33.3 million ($34.8 million attributable to OI Group) related to tax legislation, restructuring, and other.

        In 2007 OI Group recorded a tax benefit of $13.5 million for recognition of tax credits related to restructuring of investments in certain European operations.

        In 2006 OI Group recorded a net tax benefit of $5.7 million from the reversal of a valuation allowance against certain non-U.S. deferred tax assets due to improving operations, partially offset by charges related to international tax restructuring.

  Discontinued Operations

        On July 31, 2007, OI Group completed the sale of its plastics packaging business to Rexam PLC for approximately $1.825 billion in cash. As required by FAS No. 144,"Accounting for the Impairment or Disposal of Long-Lived Assets," OI Group has presented the results of operations for the plastics packaging business in the Consolidated Results of Operations for the years ended December 31, 2007 and 2006 as discontinued operations. Interest expense was allocated to the discontinued operations based on debt that was required by an amendment to the Secured Credit Agreement to be repaid from the net proceeds. Amounts for the prior periods have been reclassified to conform to this presentation.

        The following summarizes the revenues and expenses of the discontinued operations as reported in the consolidated results of operations for the periods indicated:

	Years ended December 31,
	2007	2006
Net sales	$455.0	$771.6
Manufacturing, shipping and delivery	(343.5)	(602.9)

Gross profit	111.5	168.7
Selling and administrative	(20.7)	(34.4)
Research, development and engineering	(8.3)	(15.1)
Interest expense	(80.6)	(139.2)
Other income	(0.1)	2.9
Other expense	(1.2)	(5.4)

Earnings (loss) before income taxes	0.6	(22.5)
(Provision) credit for income taxes	2.4	(1.2)

Earnings (loss) from discontinued operations	3.0	(23.7)
Gain on sale of discontinued operations	1,038.5

Net earnings (loss) from discontinued operations	$1,041.5	$(23.7)
Net earnings attributable to noncontrolling interests	(0.2)

Net earnings (loss) attributable to OI Group	$1,041.3	$(23.7)

        The 2007 gain on the sale of discontinued operations of $1,038.5 million includes charges totaling $62.1 million for debt retirement costs, consisting principally of redemption premiums and write-off of unamortized fees, and a gain of $8.7 million for curtailment and settlement of pension and other postretirement benefits. The gain also includes a net provision for income taxes of $38.2 million, consisting of taxes on the gain of $445.0 million that are substantially offset by a credit of $406.8 million for the reversal of valuation allowances against existing tax loss carryforwards. The sale agreement provides for an adjustment of the selling price based on working capital levels and certain other factors.

        The gain on sale of discontinued operations of $6.8 million reported in 2008, of which $4.1 million was reported in first quarter, relates to an adjustment of the 2007 gain on the sale of the plastics packaging business mainly related to finalizing certain tax allocations and an adjustment to the selling price in accordance with procedures set forth in the final contract.

Capital Resources and Liquidity

  Current and Long-Term Debt

        OI Group's total debt at March 31, 2009 was $3.32 billion, compared to $3.33 billion at December 31, 2008 and $4.02 billion at March 31, 2008. OI Group's total debt at December 31, 2008 was $3.33 billion, compared to $3.71 billion at December 31, 2007.

        On June 14, 2006, OI Group and certain subsidiary borrowers entered into the Secured Credit Agreement (the "Agreement"). At March 31, 2009, the Agreement included a $900.0 million revolving credit facility, a 225.0 million Australian dollar term loan, and a 110.8 million Canadian dollar term loan, each of which has a final maturity date of June 15, 2012. It also included a $191.5 million term loan and a €191.5 million term loan, each of which has a final maturity date of June 14, 2013.

        As a result of the bankruptcy of Lehman Brothers Holdings Inc. and several of its subsidiaries, OI Group believes that the maximum amount available under the revolving credit facility was reduced by $32.3 million. After further deducting amounts attributable to letters of credit and overdraft facilities that are supported by the revolving credit facility, at March 31, 2009 OI Group's subsidiary borrowers had unused credit of $641.8 million available under the Agreement.

        The weighted average interest rate on borrowings outstanding under the Agreement at March 31, 2009 was 2.66%.

        The Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of OI Group to incur certain liens, make certain investments and acquisitions, become liable under contingent obligations in certain defined instances only, make restricted junior payments, make certain asset sales within guidelines and limits, make capital expenditures beyond a certain threshold, engage in material transactions with shareholders and affiliates, participate in sale and leaseback financing arrangements, alter its fundamental business, amend certain outstanding debt obligations, and prepay certain outstanding debt obligations.

        The Agreement also contains one financial maintenance covenant, a Leverage Ratio, that requires OI Group not to exceed a ratio calculated by dividing consolidated total debt for OI Inc. and its subsidiaries, less cash and cash equivalents, by Consolidated Adjusted EBITDA, as defined in the Agreement. The Leverage Ratio could restrict the ability of OI Group to undertake additional financing to the extent that such financing would cause the Leverage Ratio to exceed the specified maximum.

        Failure to comply with these covenants and restrictions could result in an event of default under the Agreement. In such an event, the subsidiary borrowers could not request borrowings under the revolving facility, and all amounts outstanding under the Agreement, together with accrued interest, could then be declared immediately due and payable. If an event of default occurs under the Agreement and the lenders cause all of the outstanding debt obligations under the Agreement to become due and payable, this would result in a default under a number of other outstanding debt securities and could lead to an acceleration of obligations related to these debt securities. A default or event of default under the Agreement, indentures or agreements governing other indebtedness could also lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions.

        The Leverage Ratio also determines pricing under the Agreement. The interest rate on borrowings under the Agreement is, at OI Group's option, the Base Rate or the Eurocurrency Rate, as defined in the Agreement. These rates include a margin linked to the Leverage Ratio and the borrowers' senior secured debt rating. The margins range from 0.875% to 1.75% for Eurocurrency Rate loans and from -0.125% to 0.75% for Base Rate loans. In addition, a facility fee is payable on the revolving credit facility commitments ranging from 0.20% to 0.50% per annum linked to the Leverage Ratio. The weighted average interest rate on borrowings outstanding under the Agreement at December 31, 2008 was 4.07%. As of December 31, 2008, OI Group was in compliance with all covenants and restrictions in the Agreement. In addition, OI Group believes that it will remain in compliance and that its ability to borrow funds under the Agreement will not be adversely affected by the covenants and restrictions.

        During the second quarter of 2008, OI Group used cash from operations and borrowings under the Agreement to retire $250 million principal amount of 7.35% Senior Notes which matured in May 2008.

        During March 2007, a subsidiary of OI Group issued Senior Notes totaling €300.0 million. The notes bear interest at 6.875% and are due March 31, 2017. The notes are guaranteed by substantially all of OI Group's domestic subsidiaries. The proceeds were used to retire the $300 million principal amount of 8.10% Senior Notes which matured in May 2007, and to reduce borrowings under the revolving credit facility.

        On July 31, 2007, OI Group completed the sale of its plastics packaging business to Rexam PLC for approximately $1.825 billion in cash. In accordance with an amendment of the Agreement that became effective upon completion of the sale of the plastics business, OI Group was required to use the net proceeds (as defined in the Agreement) to repay senior secured debt. In addition, the amendment provided for modification of certain covenants, including the elimination of the financial covenant requiring OI Group to maintain a specified interest coverage ratio. OI Group used a portion of the net proceeds in the third quarter of 2007 to redeem all $450.0 million of the 7.75% Senior Secured Notes and repurchase $283.1 million of the 8.875% Senior Secured Notes. The remaining $566.9 million of the 8.875% Senior Secured Notes were repurchased or discharged in accordance with the indenture in October 2007. The remaining net proceeds, along with funds from operations and/or additional borrowings under the revolving credit facility, were used to redeem all $625.0 million of the 8.75% Senior Secured Notes on November 15, 2007. OI Group recorded $9.5 million of additional interest charges for note repurchase premiums and the related write-off of unamortized finance fees.

        During October 2006, OI Group entered into a €300 million European accounts receivable securitization program. The program extends through October 2011, subject to annual renewal of backup credit lines. In addition, OI Group participates in a receivables financing program in the Asia Pacific region with a revolving funding commitment of 100 million Australian dollars and 25 million New Zealand dollars that extends through July 2009 and October 2009, respectively.

        Information related to OI Group's accounts receivable securitization program is as follows:

	March 31, 2009	Dec. 31, 2008	Dec. 31, 2007
Balance (included in short-term loans)	$255.2	$293.7	$361.8
Weighted average interest rate	3.72%	5.31%	5.48%

        OI Group assesses its capital raising and refinancing needs on an ongoing basis and may seek to issue debt securities in the domestic and international capital markets from time to time if market conditions are favorable.

  Cash Flows

        Cash provided by operating activities in the first three months of 2009 was $6.3 million compared with $91.1 million in the prior year. The decrease is mainly attributable to lower net earnings and increased payments for restructuring activities, partially offset by lower working capital balances and lower interest payments. OI Group anticipates that operating activities will continue to utilize cash in the second quarter. Cash flows from operating activities will continue to be affected by payments for restructuring activities which OI Group expects to total up to $120 million for the full year 2009.

        For the year ended December 31, 2008, cash provided by continuing operating activities was $916.6 million compared with $972.2 million for 2007. The increase is mainly attributable to improved profit margins and lower interest, partially offset by higher working capital balances.

        Based on exchange rates at March 31, 2009, OI Group expects to contribute approximately $75 million to $80 million to its non-U.S. defined benefit pension plans in 2009, compared with

$61.2 million in 2008. OI Group is not required to make cash contributions to the U.S. defined benefit pension plans during 2009. Contributions in 2010 are dependent on future asset returns and discount rates which OI Group is unable to predict. However, based on a reasonably wide range of possible future asset returns and discount rates through the end of 2009, OI Group believes that contributions to its non-U.S. plans will be moderately higher in 2010 and that it will not be required to make contributions to its U.S. plans in 2010. Depending on a number of factors, OI Group may elect to contribute amounts in excess of minimum required amounts in order to improve the funded status of certain plans.

        Capital spending for property, plant and equipment was $46.6 million for the first three months of 2009 compared with $45.4 million in the prior year. OI Group capitalized $9.5 million in 2009 under capital lease obligations with the related financing recorded as long-term debt. Based on current exchange rates, total capital spending for 2009 is expected to be in the range of $380-$440 million depending on market conditions.

        Capital spending for property, plant and equipment (continuing operations) was $361.7 million for the year ended December 31, 2008 compared with $292.5 million in the prior year. OI Group capitalized $25.6 million and $27.0 million in 2008 and 2007, respectively, under capital lease obligations with the related financing recorded as long-term debt. The 2008 amount is in a range consistent with long term historical levels. The increase is also due to changes in foreign currency exchange rates.

        OI Inc. has substantial obligations related to semiannual interest payments on its outstanding public debt securities. OI Inc. also makes, and expects in the future to make, substantial indemnity payments and payments for legal fees and expenses in connection with asbestos-related lawsuits and claims. OI Inc.'s asbestos-related payments were $34.8 million and $40.2 million for the three months ended March 31, 2009 and 2008, respectively, and $210.2 million and $347.1 million for the years ended December 31, 2008 and 2007, respectively. OI Inc. relies primarily on distributions from OI Group to meet these obligations. Based on OI Inc.'s expectations regarding future payments for lawsuits and claims, and also based on OI Group's expected operating cash flow, OI Group believes that the payments to OI Inc. for any deferred amounts of previously settled or otherwise determined lawsuits and claims, and the resolution of presently pending and anticipated future lawsuits and claims associated with asbestos, will not have a material adverse effect upon OI Group's liquidity on a short-term (twelve-months) or long-term basis.

        During the current downturn in global financial markets, some companies may experience difficulties accessing their cash equivalents, drawing on revolvers, issuing debt, and raising capital generally, which could have a material adverse impact on their liquidity. Notwithstanding these adverse market conditions, OI Group anticipates that cash flow from its operations and from utilization of credit available under the Agreement will be sufficient to fund its operating and seasonal working capital needs, debt service and other obligations on a short-term and long-term basis including payments to OI Inc., described above.

  Contractual Obligations and Off-Balance Sheet Arrangements

        The following information summarizes OI Group's significant contractual cash obligations at December 31, 2008 (dollars in millions).

	Payments due by period
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Contractual cash obligations:
Long-term debt	$2,874.3	$8.9	$412.1	$1,064.0	$1,389.3
Capital lease obligations	75.3	9.3	27.5	21.6	16.9
Operating leases	141.0	50.3	61.2	22.1	7.4
Interest(1)	1,216.9	207.7	361.2	316.6	331.4
Purchase obligations(2)	820.0	512.0	268.0	35.0	5.0
Pension benefit plan contributions	75.0	75.0
Postretirement benefit plan	—
benefit payments(1)	260.3	22.3	43.8	42.7	151.5

Total contractual cash obligations	$5,462.8	$885.5	$1,173.8	$1,502.0	$1,901.5

	Amount of commitment expiration per period
	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Other commercial commitments:
Standby letters of credit	$81.3	$81.3

Total commercial commitments	$81.3	$81.3

(1)
Amounts based on rates and assumptions at December 31, 2008.

(2)
OI Group's purchase obligations included contracted amounts for energy and molds. OI Group did not include ordinary course of business purchase orders in this amount as the majority of such purchase orders may be canceled. In cases where variable prices are involved, current market prices have been used. OI Group does not believe such purchase orders will adversely affect our liquidity position.

        OI Group is unable to make a reasonably reliable estimate as to when cash settlement with taxing authorities may occur for our unrecognized tax benefits. Therefore, our liability for unrecognized tax benefits is not included in the table above. See Note 10 to the Audited Consolidated Financial Statements for additional information.

        OI Group has no off-balance sheet arrangements.

Critical Accounting Estimates

        OI Group's analysis and discussion of its financial condition and results of operations are based upon its consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. OI Group evaluates these estimates and assumptions on an ongoing basis. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances at the time the financial statements are issued. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

        The impact of, and any associated risks related to, estimates and assumptions are discussed within Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as in the Notes to the Audited Consolidated Financial Statements, if applicable, where estimates and assumptions affect OI Group's reported and expected financial results.

        OI Group believes that accounting for property, plant and equipment, impairment of long-lived assets, pension benefit plans, and income taxes involves the more significant judgments and estimates used in the preparation of its consolidated financial statements.

  Property, Plant and Equipment

        The net carrying amount of property, plant, and equipment ("PP&E") at March 31, 2009 totaled $2,486.4 million, representing 32% of total assets, and at December 31, 2008 totaled $2,645.6 million, representing 33% of total assets. Depreciation expense for the three months ended March 31, 2009 totaled $88.4 million, representing approximately 6% of total costs and expenses, and during the year ended December 31, 2008 totaled $431.0 million, representing approximately 5% of total costs and expenses. Given the significance of PP&E and associated depreciation to OI Group's consolidated financial statements, the determinations of an asset's cost basis and its economic useful life are considered to be critical accounting estimates.

        Cost Basis—PP&E is recorded at cost, which is generally objectively quantifiable when assets are purchased singly. However, when assets are purchased in groups, or as part of a business, costs assigned to PP&E are based on an estimate of fair value of each asset at the date of acquisition. These estimates are based on assumptions about asset condition, remaining useful life and market conditions, among others. OI Group frequently employs expert appraisers to aid in allocating cost among assets purchased as a group.

        Included in the cost basis of PP&E are those costs which substantially increase the useful lives or capacity of existing PP&E. Significant judgment is needed to determine which costs should be capitalized under these criteria and which costs should be expensed as a repair or maintenance expenditure. For example, OI Group frequently incurs various costs related to its existing glass melting furnaces and forming machines and must make a determination of which costs, if any, to capitalize. OI Group relies on the experience and expertise of its operations and engineering staff to make reasonable and consistent judgments regarding increases in useful lives or capacity of PP&E.

        Estimated Useful Life—PP&E is generally depreciated using the straight-line method, which deducts equal amounts of the cost of each asset from earnings each period over its estimated economic useful life. Economic useful life is the duration of time an asset is expected to be productively employed by OI Group, which may be less than its physical life. Management's assumptions regarding the following factors, among others, affect the determination of estimated economic useful life: wear and tear, product and process obsolescence, technical standards, and changes in market demand.

        The estimated economic useful life of an asset is monitored to determine its appropriateness, especially in light of changed business circumstances. For example, technological advances, excessive wear and tear, or changes in customers' requirements may result in a shorter estimated useful life than originally anticipated. In these cases, OI Group depreciates the remaining net book value over the new estimated remaining life, thereby increasing depreciation expense per year on a prospective basis. Likewise, if the estimated useful life is increased, the adjustment to the useful life decreases depreciation expense per year on a prospective basis. Changes in economic useful life assumptions did not have a material impact on OI Group's reported results in 2009, 2008, 2007 or 2006.

  Impairment of Long-Lived Assets

        Property, Plant, and Equipment—As required by FAS No. 144, OI Group tests for impairment of PP&E whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. PP&E held for use in OI Group's business is grouped for impairment testing at the lowest level for which cash flows can reasonably be identified, typically a geographic region. OI Group evaluates the recoverability of property, plant, and equipment based on undiscounted projected cash flows, excluding interest and taxes. If an asset group is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset group's carrying amount exceeds its fair value. PP&E held for sale is reported at the lower of carrying amount or fair value less cost to sell.

        Impairment testing requires estimation of the fair value of PP&E based on the discounted value of projected future cash flows generated by the asset group. The assumptions underlying cash flow projections represent management's best estimates at the time of the impairment review. Factors that management must estimate include, among other things: industry and market conditions, sales volume and prices, production costs and inflation. Changes in key assumptions or actual conditions which differ from estimates could result in an impairment charge. OI Group uses reasonable and supportable assumptions when performing impairment reviews and cannot predict the occurrence of future events and circumstances that could result in impairment charges.

        In mid-2007, OI Group began a strategic review of its global manufacturing footprint. The review is ongoing into 2009. As an initial result of this review, during 2007 and 2008, OI Group recorded charges that included impairments of property, plant, and equipment across all segments including certain Retained Corporate Costs and Other activities. It is possible that OI Group may conclude in the future that it will close or temporarily idle additional selected facilities or production lines and reduce headcount to increase operating performance and cash flows. As of March 31, 2009, no other decisions had been made and no events had occurred that would require an additional evaluation of possible impairment in accordance with FAS No. 144. For additional information on charges recorded in 2008, 2007 and 2006, see Note 15 to the Audited Consolidated Financial Statements and for additional information on charges recorded in the first three months of 2009 and 2008, see Note 9 to the Unaudited Condensed Consolidated Financial Statements.

        Goodwill—Goodwill at March 31, 2009 totaled $2,130.3 million, representing 27% of total assets, and at December 31, 2008 totaled $2,207.5 million, representing 27% of total assets. As required by FAS No. 142, OI Group evaluates goodwill annually (or more frequently if impairment indicators arise) for impairment. OI Group conducts its evaluation as of October 1 of each year. Goodwill impairment testing is performed using the business enterprise value ("BEV") of each reporting unit which is calculated as of a measurement date by determining the present value of debt-free, after-tax projected future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. This BEV is then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment of goodwill may exist.

        During the fourth quarter of 2008, OI Group completed its annual testing and determined that no impairment of goodwill existed.

        The testing performed as of October 1, 2008, indicated a significant excess of BEV over book value for each unit. If OI Group's projected future cash flows were substantially lower, or if the assumed weighted average cost of capital was substantially higher, the testing performed as of October 1, 2008, may have indicated an impairment of one or more of OI Group's reporting units and, as a result, the related goodwill may also have been impaired. However, less significant changes in projected future cash flows or the assumed weighted average cost of capital would not have indicated an impairment. For example, if projected future cash flows had been decreased by 5%, or if the weighted average cost of capital had been increased by 5%, or both, the resulting lower BEV's would still have exceeded the book value of each reporting unit by a significant margin.

        OI Group will monitor conditions throughout 2009 that might significantly affect the projections and variables used in the impairment test to determine if a review prior to October 1 may be appropriate. If the results of impairment testing confirm that a write down of goodwill is necessary, then OI Group will record a charge in the fourth quarter of 2009, or earlier if appropriate. In the event OI Group would be required to record a significant write down of goodwill, the charge would have a material adverse effect on reported results of operations and net worth.

        Other Long-Lived Assets—Other long-lived assets include, among others, equity investments and repair parts inventories. OI Group's equity investments are non-publicly traded ventures with other companies in businesses related to those of OI Group. Equity investments are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. In the event that a decline in fair value of an investment occurs, and the decline in value is considered to be other than temporary, an impairment loss is recognized. Summarized financial information of equity affiliates is included in Note 4 to the Audited Consolidated Financial Statements. During 2007 and 2008, OI Group recorded charges that included impairments of an equity investment. For additional information on these charges, see Note 14 to the Audited Consolidated Financial Statements.

        OI Group carries a significant amount of repair parts inventories in order to provide a dependable supply of quality parts for servicing OI Group's PP&E, particularly its glass melting furnaces and forming machines. OI Group evaluates the recoverability of repair parts inventories based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that impairment may exist. If impairment exists, the repair parts are written down to fair value. OI Group continually monitors the carrying value of repair parts for recoverability, especially in light of changing business circumstances. For example, technological advances related to, and changes in, the estimated future demand for products produced on the equipment to which the repair parts relate may make the repair parts obsolete. In these circumstances, OI Group writes down the repair parts to fair value. For additional information on a charge recorded in 2006, see Note 14 to the Audited Consolidated Financial Statements.

  Pension Benefit Plans

        Significant Estimates—The determination of pension obligations and the related pension expense or credits to operations involves significant estimates. The most significant estimates are the discount rate used to calculate the actuarial present value of benefit obligations and the expected long-term rate of return on plan assets. OI Group uses discount rates based on yields of high quality fixed rate debt securities at the end of the year. At December 31, 2008, the weighted average discount rate for all plans was 6.29%. OI Group uses an expected long-term rate of return on assets that is based on both past performance of the various plans' assets and estimated future performance of the assets. Due to the nature of the plans' assets and the volatility of debt and equity markets, actual returns may vary significantly from year to year. OI Group refers to average historical returns over longer periods (up to 10 years) in determining its expected rates of return because short-term fluctuations in market values do not reflect the rates of return OI Group expects to achieve based upon its long-term investing strategy. For purposes of determining pension charges and credits in 2009, OI Group's estimated weighted average expected long-term rate of return on plan assets is 7.7% compared to 8.1% in 2008. OI Group recorded pension expense (income) from continuing operations of $36.2 million, $3.4 million, and $(24.3) million in 2006, 2007, and 2008, respectively, and $4.8 million and $(6.4) million in the first three months of 2009 and 2008, respectively, from its principal defined benefit pension plans. The improvement in 2008 is principally a result of higher asset values in the U.S. plans at the beginning of 2008. Depending on currency translation rates, OI Group expects to record approximately $20 million of pension expense for the full year of 2009.

        Future effects on reported results of operations depend on economic conditions and investment performance. For example, a one-half percentage point change in the actuarial assumption regarding the expected return on assets would result in a change of approximately $18 million in the pretax pension amount for the full year 2009. In addition, changes in external factors, including the fair values of plan assets and the discount rates used to calculate plan liabilities, could have a significant effect on the recognition of funded status as described below.

        Recognition of Funded Status—FAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans", requires employers to adjust the assets and liabilities related to defined benefit plans so that the amounts reflected on the balance sheet represent the overfunded or underfunded status of the plans. These funded status amounts are measured as the difference between the fair value of plan assets and actuarially calculated benefit obligations as of the balance sheet date. At December 31, 2008, the Accumulated Other Comprehensive Loss component of share owners' equity was increased by $1,080.1 million ($1,025.0 million after tax) to reflect a net decrease in the funded status of OI Group's plans at that date.

        Funding—Based on exchange rates at the end of 2008, OI Group expects to contribute approximately $70 million to $75 million to its non-U.S. defined benefit pension plans in 2009, compared with $61.2 million in 2008. Depending on a number of factors, OI Group may elect to contribute amounts in excess of minimum required amounts in order to improve the funded status of certain plans. OI Group presently estimates it will not be required to make cash contributions to the U.S. plans during 2009.

  Income Taxes

        OI Group accounts for income taxes as required by the provisions of FAS No. 109, "Accounting for Income Taxes," under which deferred tax assets and liabilities are recognized for the tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities measured using enacted tax rates.

        Management judgment is required in determining income tax expense and the related balance sheet amounts. In addition, under FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48") judgments are required concerning the ultimate outcome of uncertain income tax positions. Actual income taxes paid may vary from estimates, depending upon changes in income tax laws, actual results of operations, and the final audit of tax returns by taxing authorities. Tax assessments may arise several years after tax returns have been filed. During 2008, OI Group's estimated unrecognized tax benefits increased by $44.0 million related to tax positions taken in prior years in non-U.S. jurisdictions.

        Deferred tax assets are also recorded for operating losses and tax credit carryforwards. However, FAS No. 109 requires that a valuation allowance be recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment is dependent upon projected profitability including the effects of tax planning. Deferred tax assets and liabilities are determined separately for each tax jurisdiction in which OI Group conducts its operations or otherwise incurs taxable income or losses. In the U.S., OI Group has recorded significant deferred tax assets, the largest of which relate to foreign and other tax credits which amounted to $303.9 million at December 31, 2008, the accrued liability for OI Inc.'s asbestos-related costs which amounted to $173.4 million at December 31, 2008 that are not deductible until paid and the pension liability which amounted to $122.6 million at December 31, 2008. The deferred tax assets are partially offset by deferred tax liabilities, the most significant of which relate to accelerated depreciation. OI Group has recorded a valuation allowance for the portion of U.S. deferred tax assets not offset by deferred tax liabilities. During the third quarter of 2007 OI Group sold its discontinued plastics operations. For tax purposes, the gain on the sale was substantially offset by capital and net operating loss carryforwards.

The credit for the corresponding reduction in the valuation allowance of $406.8 million was classified as a component of the gain on sale of discontinued operations. In 2007 OI Group implemented a plan to restructure the ownership and intercompany obligations of certain foreign subsidiaries. These actions resulted in taxation of a significant portion of previously unremitted foreign earnings and will transfer a portion of OI Group's debt service obligations to operations outside the U.S. in order to better balance operating cash flows with financing costs on a global basis. The foreign earnings reported as taxable in the U.S. were fully offset by net operating loss carryforwards and foreign tax credits. Foreign tax credit carryforwards arising from the restructuring were fully offset by an increase in the valuation allowance.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risks relating to OI Group's operations result primarily from fluctuations in foreign currency exchange rates, changes in interest rates, and changes in commodity prices, principally energy and soda ash. OI Group uses certain derivative instruments to mitigate a portion of the risk associated with changing foreign currency exchange rates and fluctuating energy prices. In addition, OI Group uses interest rate swap agreements to manage a portion of fixed rate debt and interest expense. These instruments carry varying degrees of counterparty credit risk. To mitigate this risk, OI Group has established limits on the exposure with individual counterparties and OI Group regularly monitors these exposures. Substantially all of these exposures are with counterparties that are rated single-A or above.

Foreign Currency Exchange Rate Risk

  Earnings of operations outside the United States

        A substantial portion of OI Group's operations are conducted by subsidiaries outside the U.S. The primary international markets served by OI Group's subsidiaries are in Canada, Australia, South America (principally Colombia, Brazil and Venezuela), and Europe (principally Italy, France, The Netherlands, Germany, the United Kingdom, and Poland). In general, revenues earned and costs incurred by OI Group's major international operations are denominated in their respective local currencies. Consequently, OI Group's reported financial results could be affected by factors such as changes in foreign currency exchange rates or highly inflationary economic conditions in the international markets in which OI Group's subsidiaries operate. When the U.S. dollar strengthens against foreign currencies, the reported dollar value of local currency earnings generally decreases; when the U.S. dollar weakens against foreign currencies, the reported U.S. dollar value of local currency earnings generally increases. OI Group does not have any significant foreign subsidiaries whose functional currency is the U.S. dollar, however, if economic conditions in Venezuela were to decline, OI Group may be required to adopt the U.S. dollar as the functional currency for its subsidiaries in that country. OI Group does not hedge the foreign currency exchange rate risk related to earnings of operations outside the United States.

  Borrowings not denominated in the functional currency

        Because OI Group's subsidiaries operate within their local economic environment, OI Group believes it is appropriate to finance those operations with borrowings denominated in the local currency to the extent practicable where debt financing is desirable or necessary. Considerations which influence the amount of such borrowings include long- and short-term business plans, tax implications, and the availability of borrowings with acceptable interest rates and terms. In those countries where the local currency is the designated functional currency, this strategy mitigates the risk of reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar. In those countries where the U.S. dollar is the designated functional currency, however, local currency borrowings expose OI Group to reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar.

        Available excess funds of a subsidiary may be redeployed through intercompany loans to other subsidiaries for debt repayment, capital investment, or other cash requirements. Generally, each intercompany loan is denominated in the lender's local currency giving rise to foreign currency exchange rate risk for the borrower. To mitigate this risk, the borrower generally enters into a forward exchange contract which effectively swaps the intercompany loan and related interest to its local currency.

        OI Group believes the near term exposure to foreign currency exchange rate risk of its foreign currency risk sensitive instruments was not material at December 31, 2008 and 2007.

Interest Rate Risk

        OI Group's interest expense is most sensitive to changes in the general level of U.S. interest rates applicable to its U.S. dollar indebtedness.

        OI Group has entered into a series of interest rate swap agreements with a total notional amount of $700 million that mature in 2010 and 2013. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        OI Group's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, OI Group recorded the net of the fair market values of the swaps as a long-term asset along with a corresponding net increase in the carrying value of the hedged debt.

        Under the swaps, OI Group receives fixed rate interest amounts (equal to interest on the corresponding hedged note) and pays interest at a six-month U.S. LIBOR rate (set in arrears) plus a margin spread. The interest rate differential on each swap is recognized as an adjustment of interest expense during each six-month period over the term of the agreement.

        The following table provides information about OI Group's interest rate sensitivity related to its significant debt obligations and interest rate swaps at December 31, 2008. For debt obligations, the table presents principal cash flows and related weighted-average interest rates by expected maturity date. For interest rate swaps, the table presents notional amounts and weighted-average interest rates by contract maturity date. Notional amounts are used to calculate the contractual cash flows to be exchanged under the swap contracts.

(dollars in millions)	2009	2010	2011	2012	2013	Thereafter	Total	Value at 12/31/2008
Long-term debt at variable rate:
Principal by expected maturity	$18.2	$20.1	$160.1	$153.6	$462.0	$25.9	$839.9	$839.9
Avg. principal outstanding	830.8	811.7	721.6	564.7	256.9	12.9
Avg. interest rate	4.07%	4.07%	4.07%	4.07%	4.07%	4.07%
Long-term debt at fixed rate:
Principal by expected maturity		$250.0			$450.0	$1,389.2	$2,089.2	$1,824.5
Avg. principal outstanding	$2,089.2	$1,933.0	$1,839.2	$1,839.2	$1,558.0	$1,389.2
Avg. interest rate	7.31%	7.30%	7.29%	7.29%	7.11%	6.98%
Interest rate swaps (pay variable/receive fixed):
Notional by expected maturity		$250.0			$450.0		$700.0	$(29.4)
Avg. notional outstanding	$700.0	$543.8	$450.0	$450.0	$450.0
Avg. pay rate margin over U.S. LIBOR	3.52%	3.61%	3.70%	3.70%	3.70%
Avg. fixed receive rate	7.98%	8.12%	8.25%	8.25%	8.25%

        OI Group believes the near term exposure to interest rate risk of its debt obligations and interest rate swaps has not changed materially since December 31, 2007.

Commodity Price Risk

        OI Group has exposure to commodity price risk, principally related to energy. OI Group believes it can mitigate a portion of this risk by passing commodity cost changes through to customers. In addition, OI Group enters into commodity futures contracts related to forecasted natural gas requirements, the objectives of which are to limit the effects of fluctuations in the future market price paid for natural gas and the related volatility in cash flows. OI Group continually evaluates the natural gas market with respect to its forecasted usage requirements over the next twelve to twenty-four months and periodically enters into commodity futures contracts in order to hedge a portion of its usage requirements over that period. Significant transactions related to commodity price risk are as follows:

  •
  At March 31, 2009, OI Group had entered into commodity futures contracts covering approximately 9,300,000 MM BTUs over that period.

        OI Group believes the near term exposure to commodity price risk of its commodity futures contracts was not material at December 31, 2008.

 BUSINESS

General Development of Business

        OI Group, through its subsidiaries, is the successor to a business established in 1903. OI Group is the largest manufacturer of glass containers in the world, with leading positions in Europe, North America, Asia Pacific and South America.

Strategic Priorities and Competitive Strengths

        OI Group is pursuing the following strategic priorities aimed at optimizing shareholder return:

  •
  Marketing Glass—promote its value added benefits and communicate its earth-friendly attributes

  •
  Strategic & Profitable Growth—expand presence in growing markets and enter growing markets where we do not have a presence

  •
  Innovation & Technology—focus on product innovation that adds value for customers and develop technology that provides a sustainable advantage

  •
  Operational Excellence—continuous productivity improvement, pricing strategy to improve margins, and disciplined use of cash

        Beginning in 2007, OI Group commenced a strategic review of its global profitability and manufacturing footprint. Since undertaking this review, OI Group has announced the idling of capacity or closing of facilities involving 11 furnaces and approximately 1,800 job eliminations. OI Group expects to conclude the current global review in 2009. OI Group believes these actions, combined with its pricing initiatives, will contribute to optimizing shareholder return.

        OI Group has 80 glass manufacturing plants in 22 countries.

Technology Leader

        OI Group believes it is a technological leader in the worldwide glass container segment of the rigid packaging market in which it competes. During the five years ended December 31, 2008, on a continuing operations basis, OI Group invested more than $1.5 billion in capital expenditures (excluding acquisitions) and more than $264 million in research, development and engineering to, among other things, improve labor and machine productivity, increase capacity in growing markets and commercialize technology into new products.

Worldwide Corporate Headquarters

        The principal executive office of OI Group is located at One Michael Owens Way, Perrysburg, Ohio 43551; the telephone number is (567) 336-5000. OI Group is a wholly owned subsidiary of OI Inc. OI Group does not have a web site; however, certain general information about OI Group's operations is available from OI Inc.'s web site at www.o-i.com. OI Group's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available from the SEC's web site at www.sec.gov. Copies of OI Group's SEC filings may be obtained free of charge by writing to OI Group, Attention: Investor Relations.

Financial Information about Reportable Segments

        Information as to sales, earnings from continuing operations before interest income, interest expense, provision for income taxes and noncontrolling interests in earnings of subsidiaries and excluding amounts related to certain items that management considers not representative of ongoing operations ("Segment Operating Profit"), and total assets by reportable segment is included in Note 18 to the Audited Consolidated Financial Statements.

Narrative Description of Business

        Below is a description of the business and information to the extent material to understanding OI Group's business taken as a whole.

Products and Services, Customers, Markets and Competitive Conditions, and Methods of Distribution

        OI Group is the largest manufacturer of glass containers in the world. OI Group is the leading glass container manufacturer in 17 of the 22 countries where it competes in the glass container segment of the rigid packaging market, including the U.S., and the sole manufacturer of glass containers in 8 of these countries.

Products and Services

        OI Group produces glass containers for beer, ready-to-drink low alcohol refreshers, spirits, wine, food, tea, juice and pharmaceuticals. OI Group also produces glass containers for soft drinks and other non-alcoholic beverages, principally outside the U.S. OI Group manufactures these products in a wide range of sizes, shapes and colors. OI Group is active in new product development and glass container innovation.

Customers

        In most of the countries where OI Group competes, it has the leading position in the glass container segment of the rigid packaging market based on sales revenue. The largest customers include many of the leading manufacturers and marketers of glass packaged products in the world. In the U.S., the majority of customers for glass containers are brewers, wine vintners, distillers and food producers. OI Group also produces glass containers for soft drinks and other non-alcoholic beverages, principally outside the U.S. The largest U.S. glass container customers include (in alphabetical order) Anheuser-Busch InBev, Brown Forman, Diageo, Miller/Coors, Pepsico, and Saxco-Demptos, Inc. The largest glass container customers outside the U.S. include (in alphabetical order) Anheuser-Busch InBev, Carlsberg, Diageo, Foster's, Heineken, Lion Nathan, Molson/Coors, and SABMiller. OI Group is a major glass container supplier to all of these customers.

        OI Group sells most of its glass container products directly to customers under annual or multi-year supply agreements. Multi-year contracts typically provide for price adjustments based on cost changes with annual limitations. OI Group also sells some of its products through distributors. Glass container production is typically scheduled to maintain reasonable levels of inventory.

Markets and Competitive Conditions

        The principal markets for glass container products made by OI Group are in Europe, North America, Asia Pacific, and South America. OI Group believes it is a low-cost producer in the glass container segment of the rigid packaging market in many of the countries in which it competes. Much of this cost advantage is due to proprietary equipment and process technology used by OI Group. OI Group's machine development activities and systematic upgrading of production equipment begun in the 1990's and early 2000's support its low-cost leadership position in the glass container segment in many of the countries in which it competes, a key strength to competing successfully in the rigid packaging market.

        OI Group has the leading share of the glass container segment of the U.S. rigid packaging market based on sales revenue by domestic producers in the U.S. The principal glass container competitors in the U.S. are Saint-Gobain Containers, Inc., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation. In addition, imports from Mexico and other countries compete in U.S. glass container segments. Additionally, a few major consumer packaged goods companies also self-manufacture glass containers.

        In supplying glass containers outside of the U.S., OI Group competes directly with Compagnie de Saint-Gobain in Europe and Brazil, Ardagh plc in the U.K., Germany, and Poland, Vetropak in the Czech Republic and Amcor Limited in Australia. In other locations in Europe, OI Group competes indirectly with a variety of glass container firms including Compagnie de Saint-Gobain, Vetropak and Ardagh plc. Except as mentioned above, OI Group does not compete with any large, multi-national glass container manufacturers in South America or the Asia Pacific region.

        In addition to competing with other large, well-established manufacturers in the glass container segment, OI Group competes with manufacturers of other forms of rigid packaging, principally aluminum cans and plastic containers, on the basis of quality, price, service and the marketing attributes of the container. The principal competitors producing metal containers are Amcor, Ball Corporation, Crown Holdings, Inc., Rexam plc, and Silgan Holdings Inc. The principal competitors producing plastic containers are Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. OI Group also competes with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons.

        OI Group's unit shipments of glass containers in countries outside of the U.S. have grown substantially from levels in earlier years. OI Group has added to its international operations by acquiring glass container companies, many of which have leading positions in growing or established markets, increasing capacity at select foreign subsidiaries, and having a global network of glass container companies that license its technology. In many developing countries, OI Group's international glass operations have benefited in the last ten years from increased consumer spending power, a trend toward the privatization of industry, a favorable climate for foreign investment, lowering of trade barriers and global expansion programs by multi-national consumer companies.

        Europe.    OI Group's European glass container business, headquartered in Switzerland, has consolidated manufacturing operations in 11 countries and is the largest in Europe. OI Group is a leading producer of wine and champagne bottles in France. In Italy, OI Group is the leading manufacturer of glass containers. In Germany, OI Group's key customers include Jägermeister, Unilever, and Nestle Europe. In The Netherlands, OI Group is one of the leading suppliers of glass containers to Heineken. OI Group is a leading manufacturer of glass containers for the U.K. spirits business. In Spain, OI Group serves the market for olives in the Sevilla area and the market for wine bottles in the Barcelona and southern France area. In Poland, OI Group is the leading glass container manufacturer and operates two plants. OI Group is the leading glass container manufacturer in the Czech Republic. In Hungary, OI Group is the sole glass container manufacturer and serves the Hungarian food industry. In Finland and the Baltic country of Estonia, OI Group is the only manufacturer of glass containers. OI Group coordinates production activities between Finland and Estonia in order to efficiently serve the Finnish, Baltic and Russian markets. In recent years, Western European brewers have been establishing beer production facilities in Central Europe and the Russian Republic. Because these new beer plants use high-speed filling lines, they require high quality glass containers in order to operate properly. OI Group believes it is well positioned to meet this demand.

        North America.    In addition to the glass container operations in the U.S., OI Group's subsidiary in Canada is the sole manufacturer of glass containers in that country.

        South America.    OI Group is the sole manufacturer of glass containers in Colombia, Ecuador and Peru. In both Brazil and Venezuela, OI Group is the leading manufacturer of glass containers. In South America, there is a large infrastructure for returnable/refillable glass containers. However, over the last several years, unit sales of non-returnable glass containers increased across countries in which OI Group operates.

        Asia Pacific.    OI Group has glass operations in four countries in the Asia Pacific region: Australia, New Zealand, Indonesia and China. In this region, OI Group is the leading manufacturer of glass containers in most of the countries in which it competes. In Australia, OI Group's subsidiary operates four glass container plants including a plant focused on serving the needs of the growing Australian wine industry. In New Zealand, OI Group is the sole glass container manufacturer. In Indonesia, OI Group supplies the Indonesian market and exports glass containers to a number of countries. In China, the glass container segments of the packaging market are regional and highly fragmented with a number of local competitors. OI Group has four glass container plants in China, manufacturing containers to serve a wide range of customers both domestically and abroad.

        OI Group continues to focus on serving the needs of leading multi-national consumer companies as they pursue international growth opportunities. OI Group believes that it is often the glass container partner of choice for such multi-national consumer companies due to its leadership in glass technology and its status as a high quality producer in most of the markets it serves.

Manufacturing

        OI Group believes it is a low-cost producer in the North American rigid packaging market, as well as a low-cost producer in many of the international glass segments in which it competes. Much of this cost advantage is due to OI Group's proprietary equipment and process technology. OI Group believes its proprietary high volume glass forming machines, developed and refined by its engineering group, are significantly more efficient and productive than those used by competitors. OI Group's machine development activities and systematic upgrading of production equipment have given it a low-cost leadership position in the glass container segment in most of the countries in which it competes, a key strength to competing successfully in the rigid packaging market.

        OI Group operates two machine shops that assemble and repair high-productivity glass-forming machines as well as several mold shops that manufacture molds and related equipment.

Methods of Distribution

        Due to the significance of transportation costs and the importance of timely delivery, glass container manufacturing facilities are generally located close to customers. In the U.S., most of OI Group's glass container products are shipped by common carrier to customers within a 250-mile radius of a given production site. In addition, OI Group's glass container operations outside the U.S. export some products to customers beyond their national boundaries, which may include transportation by rail and ocean delivery in combination with common carriers.

Suppliers and Raw Materials

        The primary raw materials used in OI Group's glass container operations are sand, soda ash, limestone and recycled glass. Each of these materials, as well as the other raw materials used to manufacture glass containers, has historically been available in adequate supply from multiple sources. One of the sources is a soda ash mining operation in Wyoming in which OI Group has a 25% interest. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays.

Energy

        OI Group's glass container operations require a continuous supply of significant amounts of energy, principally natural gas, fuel oil, and electrical power. Adequate supplies of energy are generally available to OI Group at all of its manufacturing locations. Energy costs typically account for 15-25% of OI Group's total manufacturing costs, depending on the cost of energy, the factory location, and its particular energy requirements. The percentage of total cost related to energy can vary significantly because of volatility in market prices, particularly for natural gas and fuel oil in volatile markets such as North America and Europe. In order to limit the effects of fluctuations in market prices for natural gas, OI Group uses commodity futures contracts related to its forecasted requirements in North America. The objective of these futures contracts is to reduce the potential volatility in cash flows and expense due to changing market prices. OI Group continually evaluates the energy markets with respect to its forecasted energy requirements in order to optimize its use of commodity futures contracts. If energy costs increase substantially in the future, OI Group could experience a corresponding increase in operating costs, which may not be fully recoverable through increased selling prices.

Glass Recycling

        OI Group is an important contributor to the recycling effort in the U.S. and abroad and continues to melt substantial recycled glass tonnage in its glass furnaces. OI Group is the largest user of recycled glass containers. If sufficient high-quality recycled glass were available on a consistent basis, OI Group has the technology to operate using up to 90% recycled glass. Using recycled glass in the manufacturing process reduces energy costs and prolongs the operating life of the glass melting furnaces.

ADDITIONAL INFORMATION

Technical Assistance License Agreements

        OI Group has agreements to license its proprietary glass container technology and provide technical assistance to 19 companies in 19 countries. These agreements cover areas related to manufacturing and engineering assistance. The worldwide licensee network provides a stream of revenue to support OI Group's development activities and gives it the opportunity to participate in the rigid packaging market in countries where it does not already have a direct presence. In addition, OI Group's technical agreements enable it to apply "best practices" developed by its worldwide licensee network. In the years 2008, 2007 and 2006, OI Group earned $18.6 million, $19.7 million and $16.5 million, respectively, in royalties and net technical assistance revenue on a continuing operations basis.

Research and Development

        OI Group believes it is a technological leader in the worldwide glass container segment of the rigid packaging market. Research, development, and engineering constitute important parts of OI Group's technical activities. On a continuing operations basis, research, development, and engineering expenditures were $66.6 million, $65.8 million, and $48.7 million for 2008, 2007, and 2006, respectively. OI Group's research, development and engineering activities include new products, manufacturing process control, automatic inspection and further automation of manufacturing activities.

Environmental and Other Governmental Regulation

        OI Group's worldwide operations, in common with those of the industry generally, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety.

        In the U.S., Canada, Europe and elsewhere, a number of government authorities have adopted or are considering legal requirements that would mandate certain rates of recycling, the use of recycled materials, or limitations on or preferences for certain types of packaging. OI Group believes that governments worldwide will continue to develop and enact legal requirements seeking to, or having the effect of, guiding customer and end-consumer packaging choices.

        In North America, sales of beverage containers are affected by governmental regulation of packaging, including deposit return laws. As of January 1, 2009, there were 11 U.S. states with bottle deposit laws in effect, requiring consumer deposits of between 4 and 15 cents, USD, depending on the size of the container. In Canada, there are 8 provinces with consumer deposits between 5 and 20 cents Canadian, depending on the size of the container. In Europe a number of countries have some form of consumer deposit law in effect, including Austria, Belgium, Denmark, Finland, Germany, The Netherlands, Norway, Sweden and Switzerland. The structure and enforcement of such laws and regulations can impact the sales of beverage containers in a given jurisdiction. Such laws and regulations also impact the availability of post-consumer recycled glass for OI Group to use in container production.

        A number of U.S. states and Canadian provinces have recently considered or are now considering laws and regulations to encourage curbside, deposit return, and on-premise recycling. Although there is no clear trend in the direction of these state and provincial laws and regulations, OI Group believes that U.S. states and Canadian provinces, as well as municipalities within those jurisdictions, will continue to adopt recycling laws which will affect supplies of post-consumer recycled glass. As a large user of post-consumer recycled glass for bottle-to-bottle production, OI Group has an interest in laws and regulations impacting supplies of such material in its markets.

        The European Union Emissions Trading Scheme ("EUETS") commenced January 1, 2005. The EU has committed to Kyoto Protocol emissions reduction targets and the EUETS is intended to facilitate such reduction. OI Group's manufacturing installations which operate in EU countries will need to restrict the volume of their CO2 emissions to the level of their individually allocated Emissions Allowances as set by country regulators. If the actual level of emissions for any installation exceeds its allocated allowance, additional allowances can be bought on the market to cover deficits; conversely, if the actual level of emissions for such installation is less than its allocation, the excess allowances can be sold on the same market. No material effect is anticipated as a result of the EUETS.

        In Asia Pacific, Australia's ratification of the Kyoto Protocol came into effect in March 2008. In July 2008, the Australian Federal Government issued the Carbon Pollution Reduction Scheme (CPRS) Green Paper aimed to help reduce the country's carbon emissions. The CPRS recommends an emissions trading scheme (ETS) be established in Australia in 2010. In New Zealand, parliament passed ETS legislation in September 2008 and a cap-and-trade system is also likely to be in effect by 2010. Also in Australia, the National Greenhouse and Energy Reporting Act 2007 commenced on July 1, 2008. The Act establishes a mandatory reporting system for corporate greenhouse gas emissions and energy production and consumption. Key features of the Act include the following: (1) reporting of greenhouse gas emissions, energy consumption and production by large corporations, subject to independent audit; (2) public disclosure of corporate level greenhouse gas emissions and energy information; and (3) consistent and comparable data available for government, in particular, the development and administration of the Carbon Pollution Reduction Scheme.

        OI Group is unable to predict what environmental legal requirements may be adopted in the future. However, OI Group continually monitors its operations in relation to environmental impacts and invests in environmentally friendly and emissions reducing projects. As such, OI Group has made significant expenditures for environmental improvements at certain of its factories over the last several years; however, these expenditures did not have a material adverse affect on OI Group's results of operations or cash flows. While not expected to be material, the compliance costs associated with legal environmental requirements are expected to continue.

Intellectual Property Rights

        OI Group has a large number of patents which relate to a wide variety of products and processes, has a substantial number of patent applications pending, and is licensed under several patents of others. While in the aggregate OI Group's patents are of material importance to its businesses, OI Group does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

        OI Group has a number of intellectual property rights, comprised of both patented and proprietary technology, that OI Group believes makes its glass forming machines more efficient and productive than those used by its competitors. In addition, the efficiency of OI Group's glass forming machines is enhanced by OI Group's overall approach to cost efficient manufacturing technology, which extends from the raw materials batch house to the finished goods warehouse. This technology is proprietary to OI Group through a combination of issued patents, pending applications, copyrights, trade secrets and proprietary know-how.

        Upstream of the glass forming machines, there is technology to deliver molten glass to the forming machine at high rates of flow and fully conditioned to be homogeneous in consistency, viscosity and temperature for efficient forming into glass containers. OI Group has proprietary know-how in (a) the batch house, where raw materials are stored, measured and mixed, (b) the furnace control system and furnace combustion, and (c) the forehearth and feeding system to deliver such homogeneous glass to the forming machines.

        In OI Group's glass container manufacturing processes, computer controls and electro-mechanical mechanisms are commonly used for a wide variety of applications in the forming machines and auxiliary processes. Various patents held by OI Group are directed to the electro-mechanical mechanisms and related technologies used to control sections of the machines. Additional U.S. patents held by OI Group and various pending applications are directed to the technology used by OI Group for the systems that control the operation of the forming machines and many of the component mechanisms that are embodied in the machine systems.

        Downstream of the glass forming machines, there is patented and unpatented technology for ware handling, annealing, coating and inspection, which further enhances the overall efficiency of the manufacturing process.

        While the above patents and intellectual property rights are representative of the technology used in OI Group's glass manufacturing operations, there are numerous other pending patent applications, trade secrets and other proprietary know-how and technology, as supplemented by administrative and operational best practices, which contribute to OI Group's competitive advantage. As noted above, however, OI Group does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

Seasonality

        Sales of particular glass container products such as beer are seasonal. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in the Asia Pacific region are typically greater in the first and fourth quarters of the year, and shipments in South America are typically greater in the third and fourth quarters of the year.

Employees

        OI Group's worldwide operations employed approximately 23,000 persons as of December 31, 2008. Approximately 96% of North American hourly employees are covered by collective bargaining agreements. The principal collective bargaining agreement, which at December 31, 2008, covered approximately 78% of OI Group's union-affiliated employees in North America, will expire on March 31, 2011. Approximately 56% of employees in South America are unionized, although according to the labor legislation in each country, 100% of employees are covered by collective bargaining agreements. The average length of these agreements is approximately 2-3 years. In addition, a large number of OI Group's employees are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the U.S. Such employment rights require OI Group to work collaboratively with the legal representatives of the employees to effect any changes to labor arrangements. OI Group considers its employee relations to be good and does not anticipate any material work stoppages in the near term.

Financial Information about Foreign and Domestic Operations

        Information as to net sales, Segment Operating Profit, and assets of OI Group's reportable segments is included in Note 18 to the Audited Consolidated Financial Statements.

PROPERTIES

        The principal manufacturing facilities and other material important physical properties of OI Group at December 31, 2008 are listed below. All properties shown are owned in fee except where otherwise noted.

North American Operations
United States
Glass Container Plants
Atlanta, GA	Oakland, CA
Auburn, NY	Portland, OR
Brockway, PA	Streator, IL
Charlotte, MI	Toano, VA
Clarion, PA	Tracy, CA
Crenshaw, PA	Waco, TX
Danville, VA	Windsor, CO
Lapel, IN	Winston-Salem, NC
Los Angeles, CA	Zanesville, OH
Muskogee, OK
Canada
Glass Container Plants
Brampton, Ontario	Montreal, Quebec
Asia Pacific Operations
Australia
Glass Container Plants
Adelaide	Melbourne
Brisbane	Sydney
China
Glass Container Plants
Guangzhou	Tianjin
Shanghai	Wuhan
Mold Shop
Tianjin

Indonesia
Glass Container Plant
Jakarta
New Zealand
Glass Container Plant
Auckland
European Operations
Czech Republic
Glass Container Plants
Sokolov	Teplice
Estonia
Glass Container Plant
Jarvakandi
Finland
Glass Container Plant
Karhula
France
Glass Container Plants
Beziers	Reims (2 plants)
Gironcourt	Vayres
Labegude	Veauche
Puy-Guillaume	Wingles
Germany
Glass Container Plants
Achern	Holzminden
Bernsdorf	Rinteln
Hungary
Glass Container Plant
Oroshaza
Italy
Glass Container Plants
Asti	Pordenone
Bari (2 plants)	Terni
Latina	Trento
Trapani	Treviso
Napoli	Varese
The Netherlands
Glass Container Plants
Leerdam	Schiedam
Maastricht
Poland
Glass Container Plants
Antoninek	Jaroslaw

Spain
Glass Container Plants
Alcala	Barcelona
United Kingdom
Glass Container Plants
Alloa	Harlow
South American Operations
Brazil
Glass Container Plants
Rio de Janeiro	Sao Paulo
(glass container and tableware)
Mold Shop
Manaus
Colombia
Glass Container Plants
Envigado	Zipaquira (glass container and flat glass)
Soacha
Tableware Plant
Buga
Ecuador
Glass Container Plant
Guayaquil
Peru
Glass Container Plant
Callao	Lurin(1)
Venezuela
Glass Container Plants
Valencia	Valera
Other Operations
Machine Shops
Birmingham, United Kingdom(1)	Brockway, Pennsylvania
Cali, Colombia
Corporate Facilities
Perrysburg, OH(1)

(1)
This facility is leased in whole or in part.

        The Company believes that its facilities are well maintained and currently adequate for its planned production requirements over the next three to five years.

LEGAL PROCEEDINGS

        OI Inc. is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in

April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        The following table shows the approximate number of plaintiffs and claimants who had asbestos claims pending against OI Inc. at the beginning of each listed year, the number of claims disposed of during that year, the year's filings and the claims pending at the end of each listed year (eliminating duplicate filings):

	2008	2007	2006
Pending at beginning of year	14,000	18,000	32,000
Disposed	8,000	13,000	21,000
Filed	5,000	9,000	7,000

Pending at end of year	11,000	14,000	18,000

        Based on an analysis of the lawsuits pending as of December 31, 2008, approximately 84% of plaintiffs either do not specify the monetary damages sought, or in the case of court filings, claim an amount sufficient to invoke the jurisdictional minimum of the trial court. Approximately 15% of plaintiffs specifically plead damages of $15 million or less, and 0.4% of plaintiffs specifically plead damages greater than $15 million but less than $100 million. Fewer than 1% of plaintiffs specifically plead damages $100 million or greater but less than $122 million.

        As indicated by the foregoing summary, current pleading practice permits considerable variation in the assertion of monetary damages. OI Inc.'s experience resolving hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be alleged in a complaint bears little relevance to a claim's merits or disposition value. Rather, the amount potentially recoverable is determined by such factors as the plaintiff's severity of disease, the product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, and the plaintiff's history of smoking or exposure to other possible disease-causative factors.

        In addition to the pending claims set forth above, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. OI Inc. believes that as of December 31, 2008 there are approximately 1,000 claims against other defendants which are likely to be asserted some time in the future against OI Inc. These claims are not included in the pending "lawsuits and claims" totals set forth above.

        OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, OI Inc. as of December 31, 2008, has disposed of the asbestos claims of approximately 367,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $7,300. Certain of these dispositions have included deferred amounts payable over a number of years. Deferred amounts payable totaled approximately $34.0 million at

December 31, 2008 ($34.0 million at December 31, 2007) and are included in the foregoing average indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Failure of claimants to meet certain medical and product exposure criteria in OI Inc.'s administrative claims handling agreements has generally reduced the number of marginal or suspect claims that would otherwise have been received. This may have the effect of increasing OI Inc.'s per-claim average indemnity payment over time.

        OI Inc. believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, OI Inc. has accrued a total of approximately $3.47 billion through 2008, before insurance recoveries, for its asbestos-related liability. OI Inc.'s ability reasonably to estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the inherent uncertainty of future disease incidence and claiming patterns, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the use of mass litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the significant number of co-defendants that have filed for bankruptcy.

        OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. The material components of OI Inc.'s accrued liability are based on amounts estimated by OI Inc. in connection with its annual comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against OI Inc.; (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel; (iii) the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of OI Inc.'s accrual are:

          a)    the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;

          b)    the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;

          c)     the extent to which OI Inc.'s accelerated settlements in 2007 and 2008 impact the number and type of future claims and lawsuits;

          d)    the extent of decrease or increase in the incidence of serious disease cases and claiming patterns for such cases;

          e)    the extent to which OI Inc. is able to defend itself successfully at trial;

          f)     the extent to which courts and legislatures eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

          g)     the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

          h)    the number and timing of additional co-defendant bankruptcies; and

          i)     the extent to which co-defendant bankruptcy trusts direct resources to resolve claims that are also presented to OI Inc. and the timing of the payments made by the bankruptcy trusts.

        As noted above, OI Inc. conducts a comprehensive review of its asbestos-related liabilities and costs annually in connection with finalizing and reporting its annual results of operations, unless significant changes in trends or new developments warrant an earlier review. If the results of an annual comprehensive review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then OI Inc. will record an appropriate charge to increase the accrued liability. OI Inc. believes that an estimation of the reasonably probable amount of the contingent liability for claims not yet asserted against OI Inc. is not possible beyond a period of several years. Therefore, while the results of future annual comprehensive reviews cannot be determined, OI Inc. expects the addition of one year to the estimation period will result in an annual charge.

        The ultimate legal and financial liability of OI Inc. with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. OI Inc.'s reported results of operations for 2008 were materially affected by the $250.0 million fourth quarter charge for asbestos-related costs and asbestos-related payments continue to be substantial. Any future additional charge would likewise materially affect OI Inc.'s results of operations for the period in which it is recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect OI Group's and OI Inc.'s cost of borrowing and the ability to pursue global or domestic acquisitions. However, OI Group believes that its operating cash flows and other sources of liquidity will be sufficient to fund OI Inc.'s asbestos-related payments and to fund OI Group's working capital and capital expenditure requirements on a short-term and long-term basis.

        Other litigation is pending against OI Group, in many cases involving ordinary and routine claims incidental to the business of OI Group and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. In accordance with FAS No. 5, OI Group records a liability for such matters when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. Recorded amounts are reviewed and adjusted to reflect changes in the factors upon which the estimates are based including additional information, negotiations, settlements, and other events. The ultimate legal and financial liability of OI Group with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. However, OI Group believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations, cash flows or financial condition.

 MANAGEMENT

Executive Officers and Directors

        We are an indirect, wholly-owned subsidiary of OI Inc. All of our executive officers and directors hold the same position with OI Inc. and receive no separate compensation from the Company. The following table sets forth certain information with respect to the executive officers and directors of OI Inc. as of June 1, 2009.

Name and Age	Position
Executive Officers
Albert P. L. Stroucken (61)
Chairman and Chief Executive Officer since December 2006. Previously Chief Executive Officer of HB Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemical products 1998-2006, and Chairman of HB Fuller Company from 1999-2006.
Edward C. White (61)
Chief Financial Officer since 2005; Senior Vice President and Director of Sales and Marketing for O-I Europe 2004-2005; Senior Vice President since 2003; Senior Vice President of Finance and Administration 2003-2004; Controller 1999-2004; Vice President 2002-2003.
James W. Baehren (58)
Senior Vice President Strategic Planning since 2006; Chief Administrative Officer 2004-2006; Senior Vice President and General Counsel since 2003; Corporate Secretary since 1998; Vice President and Director of Finance 2001-2003.
L. Richard Crawford (48)
President, Global Glass Operations since 2006; President, Latin America Glass 2005-2006; Vice President, Director of Operations and Technology for O-I Europe 2004-2005; Vice President of Global Glass Technology 2002-2004; Vice President, Manufacturing Manager of Domestic Glass Container 2000-2002.
Directors
Gary F. Colter (63)
Director since 2002. President of CRS Inc., a corporate restructuring and strategy management consulting company, since 2002, and, prior thereto, Vice Chairman of KPMG Canada (2000-2002), Global Managing Partner, Financial Advisory Services, of KPMG International (1998-2000) and Vice Chairman of KPMG Canada (1989-1998). Mr. Colter is a director of CIBC and Core-Mark Holding Company, Inc. He is chair of the Audit Committee and a member of the Nominating/Corporate Governance Committee.
Peter S. Hellman (59)
Director since 2007. Retired President and Chief Financial and Administrative Officer of Nordson Corporation (2004-2008) and director (2001-2008), and prior thereto, Executive Vice President and Chief Financial and Administrative Officer of Nordson Corporation (2000-2004), and prior thereto, TRW Inc. (1989-1999) in various positions, the most recent of which were President and Chief Operating Officer. Mr. Hellman is a director of Baxter International, Inc. and Qwest Communications International Inc. He is a member of the Audit Committee and the Compensation Committee.

Name and Age	Position
David H. Y. Ho (49)	Director since 2008. Retired Chairman of the Greater China Region for Nokia Siemens Network, a joint venture between Finland-based Nokia Corporation, a multinational telecommunications company, and Germany-based Siemens AG (2007-2008), and prior thereto, President of Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation (2004-2007) and President of Nokia China Investment Limited, the Chinese operating subsidiary of Finland-based Nokia Corporation (2004-2007), and prior thereto, Senior Vice President, Networks—Greater China, Nokia China Investment Limited (2002-2004). Mr. Ho is a director of 3COM Corporation, Pentair Inc. and Sinosteel Corp. He is a member of the Risk Management Committee.
Anastasia D. Kelly (59)
Director since 2002. Vice Chairman-Legal, Human Resources, Corporate Communication and Corporate Affairs of American International Group, Inc. since 2006, and, prior thereto, Executive Vice President and General Counsel of MCI (2003-2006), Senior Vice President and General Counsel of Sears, Roebuck and Co. (1999-2003) and Senior Vice President (1996-1999) and General Counsel and Secretary (1995-1999) of Fannie Mae, a financial services company. She is chair of the Compensation Committee.
John J. McMackin, Jr. (57)	Director since 1994. Principal of the law firm of Williams & Jensen for more than five years. He is a member of the Risk Management Committee.
Corbin A. McNeill, Jr. (69)
Director since 2005. Retired Chairman and Co-Chief Executive Officer (2000-2002) of Exelon Corporation, a natural gas and electric utility company (formed in the October 2000 merger of Peco Energy Company and Unicom Corporation), and, prior thereto Chairman, President and Chief Executive Officer (1997-1999), Director, President and Chief Executive Officer (1990-1995) and Executive Vice President—Nuclear (1988-1990) of Peco Energy Company. Mr. McNeill is a director of Ontario Power Generation, Associated Electric & Gas Insurance Services Ltd., Silver Spring Network, and is Non-Executive Chairman of the Board of Directors of Portland General Electric. Mr. McNeill serves as the Company's lead director. He is chair of the Nominating/Corporate Governance Committee and a member of the compensation committee.
Hugh H. Roberts (57)
Director since 2007. Retired President, Kraft Foods International Commercial (2004-2007), where he previously also served as President, Kraft Foods International Asia Pacific Region (2001-2003), and, prior thereto, President, KFI Central & Eastern Europe Middle East & Africa Region (1996-2001). He is a member of the Compensation Committee.
Albert P. L. Stroucken (61)
Director since 2005. President, Chairman of the Board and Chief Executive Officer of the Company since December 2006, and, prior thereto, Chairman of the Board of H.B. Fuller Company (1999-2006) and President and Chief Executive Officer of H.B. Fuller (1998-2006), and prior thereto, General Manager, Inorganics Division of Bayer AG (1997-1998), Executive Vice President and President of Industrial Chemicals Division, Bayer Corporation (1992-1997). Mr. Stroucken is a director of Baxter International, Inc. He is a member of the Risk Management Committee.

Name and Age	Position
Helge H. Wehmeier (66)	Director since 2005. Retired Vice-Chairman of Bayer Corporation (2002-2004), and, prior thereto, President and Chief Executive Officer of Bayer Corporation (1991-2002). Mr. Wehmeier is a director of PNC Financial Services Group, Inc. and Terex Corporation. He is a member of the Nominating/Corporate Governance Committee and the Risk Management Committee.
Dennis K. Williams (63)
Director since 2005. Retired Chairman of the Board of IDEX Corporation (2000-2006), where he previously also served as President and Chief Executive Officer (2000-2005), and, prior thereto, President and Chief Executive Officer of GE Power Systems Industrial Products (1998-2000). Mr. Williams is a director of AMETEK, Inc. and Actuant Corporation. He is a member of the Audit Committee and the Compensation Committee.
Thomas L. Young (65)
Director since 1998. President, Titus Holdings Ltd., a private investment company, and, prior thereto, Executive Vice President and Chief Financial Officer of the Company, positions he held since 2004 and 2003, respectively, Co-Chief Executive Officer (2004) and Executive Vice President, Administration and General Counsel (1998-2004). Mr. Young is a director of Franklin Electric Co., Inc. and Robeco General Partners Private Equity Fund III. He is chair of the Risk Management Committee.
Jay L. Geldmacher (53)
Executive Vice President and President, Network Power and Embedded Computing and Power Group of Emerson Electric Company, since 2007, where he previously also served as Group Vice President and President, Network Power Embedded Computing and Power Group (2006-2007), President, Astec Power Solutions (1998-2006), and President, Astec Standard Power Worldwide (1996-1998). He is a member of the Audit Committee.

Compensation Committee Interlocks and Insider Participation

        Until July 2008, the following directors served on the Compensation Committee of the Board: Anastasia D. Kelly (Chair), Corbin A. McNeill, Jr., Hugh H. Roberts and Dennis K. Williams. Beginning July 2008, the following directors served on the Compensation Committee of the Board: Anastasia D. Kelly (Chair), Peter S. Hellman, Corbin A. McNeill, Jr., Hugh H. Roberts and Dennis K. Williams. No member of the Committee has any relationship with the Company requiring disclosure under Item 404 or Item 407(e)(4)(iii) of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other board for which any of the Company's directors served as an executive officer at any time during 2008.

Director Independence

        A majority of the members of the Board are "independent" in accordance with the New York Stock Exchange listing standards. The Board has affirmatively determined that each of the following directors is an independent director of the Company under the listing standards of the New York Stock Exchange: Gary F. Colter, Jay L. Geldmacher, Peter S. Hellman, David H. Y. Ho, Anastasia D. Kelly, Corbin A. McNeill, Jr., Hugh H. Roberts, Helge H. Wehmeier and Dennis K. Williams. In making this determination, the Board has determined that none of these directors has any relationships with the Company other than their roles as directors.

 EXECUTIVE COMPENSATION

Director Compensation

        All of the Company's directors are also directors of OI Inc. Each non-management Director of OI Inc. receives an annual retainer of $60,000, payable quarterly. Each non-management Director also receives $2,000 for each board meeting of OI Inc. in which such Director participates. The Chair of the Audit Committee of OI Inc. receives an additional annual retainer of $20,000, the Chair of the Compensation Committee receives an additional retainer of $15,000, and each non-management Director who serves as a chair of any other Committee of OI Inc. receives an additional annual retainer of $10,000. The lead director receives an annual retainer of $20,000 in addition to the annual retainer for service as chair of a Committee. Each non-management Director who serves as a member of a committee of the Board of OI Inc. (including as chair) receives $2,000 for each committee meeting in which such Director participates. In addition, each non-management director will receive each year on the date immediately following the date of annual meeting of share owners, a grant of restricted stock units ("RSUs") under the 2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc. with respect to a number of shares of Common Stock having a fair market value on the date of grant equal to $85,000, rounded up or down to nearest whole share of Common Stock. RSUs will be 100% vested on the first anniversary of date of grant ("Normal Vesting Date"), or earlier upon a director's termination of membership by reason of director's death, disability or retirement. In addition, upon a Director's termination of membership for any reason other than death, disability, retirement or for cause, RSUs will vest pro rata on a daily basis based on number of days of service in 12 month period from date of grant to normal vesting date. Any unvested RSUs are forfeited at termination of membership on the Board. Upon a director's termination of membership for cause all RSUs are immediately forfeited. Vested RSUs will be paid in shares of Common Stock, on a one for one basis, within 30 days after normal vesting date, or if earlier, within 30 days after termination of membership which constitutes a separation from service under IRC Section 409A. Each director is reimbursed for expenses associated with meetings of the Board or its committees.

        The Deferred Compensation Plan for Directors of Owens-Illinois, Inc. provides an opportunity for non-management directors to defer payment of their directors' fees. Under the plan, a non-management director may defer receipt of all or any portion of the cash portion of the compensation described above. Deferrals may be credited into a cash account or into a Company stock unit account. Funds held in a cash account accrue interest at a rate equal from time to time to the average annual yield on domestic corporate bonds of Moody's A-rated companies, plus one percent. Distributions from the plan are made in cash.

Compensation Discussion and Analysis

Executive Summary

        The Compensation Committee of the Board (the "Committee") discharges the Board's responsibilities relating to compensation of the Company's executives and directors. In order to maximize overall Company performance, the Committee believes it is essential to successfully attract, retain and reward senior management. Those objectives are furthered by offering market competitive compensation in a manner that emphasizes performance-based pay. The Committee annually evaluates the senior management compensation program structure and pay levels, with emphasis on base salary, and annual and long-term incentives as they comprise the largest portion of total compensation. Approximately 65% of total compensation opportunity is variable and based on Company, business unit and individual performance. Total pay opportunity and each pay element is targeted at the 50th percentile of the established market; actual compensation earned is a function of performance and may be substantially more or less than the target opportunity.

        To assess the alignment of historical pay and performance, the Committee requested that Watson Wyatt, the Committee's executive compensation consultant, prepare an analysis of historical pay and Company performance for the period 2005-2007 against the pay and performance of our comparator group (see below for list of peer companies). Historical realizable pay is the amount of compensation (base salary, annual incentive and long-term incentives) the top five executives have realized (or potentially could realize). Historical performance is evaluated on several key financial metrics. Three metrics were used to complete this study over the three year period 2005 to 2007—total shareholder return ("TSR"), average return on invested capital ("ROIC"), and earnings per share ("EPS") growth. These metrics were chosen as they strike a balance between growth and return measures, offer an external investor perspective (i.e., TSR), and describe the Company's bottom-line business performance and capital efficiency. In addition, ROIC and EPS are measures used in our performance share plan during the 2005-2007 time period. Overall, the Watson Wyatt study indicates that realizable pay over this time period was at the 58th percentile while overall performance was at the 68th percentile. This study demonstrated that the Company's pay levels are correlated with performance and that the compensation program is operating as intended.

        In considering adjustments to base salary, the Committee annually reviews competitive market data and makes individual assessments of each named executive officer's performance and experience to determine appropriate merit and/or market adjustments. In 2008, our named-executive officers had merit increases that averaged 4.3% which does not include any market adjustments. Salaries for this group are positioned at or slightly below the market median.

        O-I's annual incentives largely focus on Company profitability. In 2008, we did not meet our annual incentive plan target performance levels for EBIT growth, gross profit margin and working capital as a percent of sales which resulted in a below target payout for our named executive officers, despite setting record performance on EPS and EBIT.

        O-I's long-term incentive program is entirely equity-based and consists of three components: non-qualified stock options (40% of award value), performance shares (40% of award value) tied to achievement of 3-year financial goals, and restricted stock (20% of award value). The Committee believes this long-term incentive mix optimally achieves the compensation objectives of performance-based rewards linked to shareholder value and retention. All results significantly exceeded the established goals for the performance shares, resulting in a maximum payout for the 2006-2008 cycle.

        The Committee believes that, overall, the Company's compensation programs are well aligned to both share owner interests and the competitive market and are designed to reward overall Company and individual performance. The Committee will regularly review the current compensation programs in light of market conditions in 2009.

Compensation Programs

        In determining total compensation levels for its executive officers, the Committee reviews tally sheets and market pay. Tally sheets allow the Committee to understand total historical pay opportunity, realizable pay, current unvested compensation, accumulated wealth, perquisites, benefits, and amounts payable upon separation from service under various events. The Committee examines two sources of market data—data from a comparator group of companies and published survey data.

        The comparator group of companies is a selected mix of companies in the packaging and manufacturing sectors with an emphasis on companies with similar characteristics such as size, global presence, asset intensity, and other relevant factors. Watson Wyatt, the Committee's executive compensation consultant, reviews available data from public companies and, based on its knowledge of our industry and the Committee's preferences, recommends companies for possible inclusion in the comparator group. The chief executive officer and senior vice president & chief human resources officer review the list prior to presenting it to the Committee, and may make recommendations of other companies to consider, or to exclude based on their knowledge of the Company's industry. The Committee determines the final list of companies to be included.

        The Committee reviews the list of comparator companies on an annual basis. The intent is to maintain stability in the comparator group over time, although changes may be made based on comparator company performance, mergers/acquisitions, and other relevant factors. Watson Wyatt performs an independent review of the peer group for potential changes, if any. The goal is to stay consistent with the peer size range and business economics, such as the Industrials and Materials industry. Due to it's acquisition by Ingersoll-Rand, Trane Inc. was deleted and ITT Corp. was added.

        The comparator group of companies used for determining compensation in 2008 were:

Ball Corp.	Owens Corning
Bemis Co. Inc.	Pactiv Corp.
Borgwarner Inc.	Parker-Hannifin Corp.
Crown Holdings Inc.	PPG Industries, Inc.
Cummins Inc.	Praxair Inc.
Dana	Rohm and Haas Co.
Dover Corp.	Sealed Air Corp.
Eastman Chemical Co.	Silgan Holdings Inc.
Eaton Corp.	Smurfit-Stone Container Corp.
Illinois Tool Works	Sonoco Products Co.
Ingersoll-Rand Co. Ltd.	Temple-Inland Inc.
ITT Corp.	Timken Co.
Meadwestvaco Corp.	TRW Automotive Holdings Corp

        The comparator group of companies had a 2007 median revenue of $7.4 billion, and median market cap of $5.0 billion compared to O-I's revenue of $7.6 billion and market cap of $7.8 billion.

        In addition to examining the compensation data published by these companies in their proxies, the Committee also considers data published in general executive compensation surveys. Although there is a priority placed on data from other manufacturing companies, the view may be broadened to allow for a wider comparison, in particular for certain positions below the named executive officers which may not be separately reported by the comparator group. The following surveys were used to conduct our published survey analysis:

  •
  Watson Wyatt Data Services—2008/09 Top Management Survey

  •
  William M Mercer—2008 Executive Compensation Survey

  •
  Towers Perrin—2008 Executive Compensation Database

  •
  Hewitt—2008 Executive Total Compensation Measurement Survey

        We collected data from the general industry as well as the durable goods manufacturing industry. All survey data have been adjusted (whenever possible) through regression analysis to reflect the Company's or applicable business unit revenues.

        Data on base pay, short-term incentives and long-term incentives are viewed individually and in aggregate when reviewing total compensation levels.

Total Direct Compensation

        Total direct compensation is the combination of base pay, annual incentive and long-term incentives. The Company's compensation structure (base salary midpoint, target annual incentive and target long-term incentive) is positioned at or near the 50th percentile of the market. An executive officer's actual total direct compensation may be higher or lower than the market 50th percentile based on individual performance, experience, past leadership roles, and Company performance. In making compensation decisions, the Committee considers each component individually and the executive officer's total direct compensation to assure overall alignment with the Company's compensation philosophy and principles.

Base Pay

        The base pay program is designed to ensure the ability to attract and retain key executives. Base salary market values are positioned at approximately the 50th percentile of the market. Individual salaries may be higher or lower depending upon a number of factors, including performance, experience, leadership and past assignments.

        The Committee reviews executive officer salaries at least once per year, and may adjust salaries according to current market conditions, individual performance, and the results of benchmarking against survey data.

        The Committee reviewed executive officer base pay levels on April 1, 2008. Executive officers received increases ranging from 3% to 6% of base salary.

Annual Incentive

        The annual incentive is designed to motivate the achievement of overall financial results as well as motivate individual performance. Annual incentive target values are generally positioned at the 50th percentile of the market. Each year the Committee reviews the performance measures to ensure they are providing appropriate incentives for the achievement of goals that are important to the Company for that year. The Committee may change the measures used, the weightings, and how the targets are set in determining the plan for the upcoming year.

        In 2008, the program measured the achievement of EBIT, gross profit margin, and working capital as a percent of sales (the latter based on a five point average, measured at December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008, and December 31, 2008). All three measures are the same as those used in 2007. We believe that the balance of these three goals are important to driving shareholder value and motivating the right leadership behaviors. EBIT linked with gross profit margin encourages profitable growth and provides a meaningful indicator of management's performance in managing our base business. Working capital focuses management on cash generation and provides a meaningful link to our balance sheet.

        An incentive pool is created by exceeding performance thresholds against established targets for EBIT and gross profit margin, each weighted at 50%. Each measure stands alone and may result in bonus pool funding. If an incentive pool is created, the amount payable is then determined based on exceeding performance thresholds against established targets for EBIT, gross profit margin and working capital, weighted according to region-specific goals. For the Company overall, the weighting for 2008 is EBIT at 40%, gross profit margin at 40%, and working capital at 20%. For the business units, the weightings for these measures range between—EBIT (35%-42.5%), gross profit margin (35%-42.5%), and working capital (15%-30%).

        Once the pool is created, 80% of the individual award is based strictly on overall financial results, with the remaining 20% being discretionary to reward individual performance and results, and overall leadership contribution to the Company. In 2008, the awards to named executive officers were determined either at the Company level, where 100% of the financial results is based on total Company results (Messrs. Stroucken, White, Baehren and Crawford); or at a business unit level, where 50% of the financial results is based on business unit results, with the remaining 50% being based on total Company results (Mr. Ridder).

        The Committee reviews and approves the measures and financial targets set for each plan year. In this process, they consider the overall Company budget (as approved by the Board of Directors), the state of the industry and other external economic factors. In setting the goals for 2008, each measure required year-over-year improvement to earn a payout. Over the past five years, payouts ranging from zero to 200% of target have been earned at the Company level, which is indicative of the variability of bonus payouts in years when financial performance is higher or lower.

        For 2008, the Company and two of the four business units achieved less than target performance overall, while the remaining two business units achieved greater than target performance. Specific performance is shown below:

	Weight	Target	Actual
EBIT	40%	$1,202.0MM	$1,152.8MM
Gross Profit Margin	40%	21.5%	21.0%
Working Capital	20%	18.3%	18.1%

        Target awards are set for each executive. For 2008, the targets and payouts (both as a percentage of base pay) earned were:

Name	Target	Actual Payout
Albert P. L. Stroucken	150%	56.7%
Edward C. White	80%	30.2%
James W. Baehren	65%	24.6%
L. Richard Crawford	80%	30.2%
Gregory W. J. Ridder	60%	37.5%

        Upon review of the market data, effective January 1, 2008, the Committee approved raising Messrs. White and Crawford's targets from 70% to 80%. In deciding the 2008 payouts, the Committee determined that each individual earned the full 20% of the discretionary component based on his overall performance and contribution to Company results.

Long-Term Incentives

        Long-term incentive compensation is delivered solely in the form of equity. Delivering this component of executive compensation as equity further aligns the executive officers' interests with share owner interests. This component of the executive compensation package rewards each executive officer's current contributions to the Company and provides motivation to achieve overall Company goals and drive share owner value over time.

        Three types of equity are awarded: stock options; restricted stock; and performance shares. The awards are expressed as a dollar amount and split as follows at the executive officer level:

  •
  40% of the award value is made in non-qualified stock options

  •
  20% of the award value is made in restricted stock

  •
  40% of the award value is made as performance shares

        Individual equity awards are determined based on a review of data from the comparator group, as well as published survey data. Awards are targeted at the 50th percentile of the market. Individual awards may vary based on performance, leadership, potential and other relevant factors. When making grant decisions, the Committee focuses on the dollar value of the award and, in the case of the performance shares, on the achievement of certain goals over a three year performance period.

        Stock options and performance shares, which equate to 80% of the opportunity of the long-term incentive award, have a strong pay for performance orientation. They are a significant enough portion of total compensation to have a meaningful impact to our executive's total compensation if goals are not achieved or if the Company shares do not appreciate over the long term. Restricted stock is intended to strengthen retention. The use and overall weighting of performance shares (40% of total long-term incentive opportunity) focus management on fundamental long-term financial goals in addition to stock price performance. The combination of 100% of long-term incentive awards being granted in the form of equity along with our stock ownership guidelines (described below) promotes significant alignment with share owner interests. For 2008, the executive officers received grants with the following target values:

Name	Target
Albert P. L. Stroucken	$4,000,000
Edward C. White	$450,000
James W. Baehren	$450,000
L. Richard Crawford	$500,000
Gregory W. J. Ridder	$275,000

        The actual amount earned under this plan is a function of the performance of the Common Stock (for stock options and restricted shares); and additionally for the performance shares, Company performance against pre-established three year goals.

        The Committee reviews the mix of long-term incentive awards annually, and may make changes based on relevance to desired business objectives and market practices. In 2008, the Committee did not change the mix of long-term incentive awards from 2007.

Stock Options

        The value of options is based on the Black-Scholes value of Common Stock on the grant date, using the same assumptions used for financial accounting purposes. To determine the number of options awarded, 40% of the total long-term incentive award is divided by the Black-Scholes value of the Common Stock on the date of the grant to determine the number of options granted. For instance, assuming an overall long term incentive award equal to $100,000, Common Stock price of $15.00, and Black-Scholes value of $6.15, the number of options granted would be calculated as follows:

$100,000 × 40% = $40,000/$6.15 = 6,504 options

        Beginning in 2005, the stock options granted under long-term incentive program vest 25% on each of the four anniversaries following the grant date. The options have a term of seven years.

Restricted Stock

        To determine the number of shares awarded, 20% of the total value of the approved equity award is divided by the Common Stock price to arrive at the number of restricted shares granted. For instance, assuming an overall total long term incentive award equal to $100,000, and Common Stock price of $15.00, the number of shares granted would be calculated as follows:

$100,000 × 20% = $20,000/$15.00 = 1,333 shares

        Restricted shares vest 25% on each of the four anniversaries following the grant date.

Performance Shares

        The third form of equity granted is performance shares. First granted in 2005, performance shares are meant to reward financial performance over a three year cycle. Grants made in 2006 had a performance cycle of January 1, 2006-December 31, 2008, and paid out a maximum award of 150% of the award granted; 2007 grants have a performance cycle of January 1, 2007-December 31, 2009; 2008 grants have a performance cycle of January 1, 2008-December 31, 2010.

        Subject to certain exceptions, performance shares do not vest until the end of the related performance period. The performance criteria are approved by the Committee at the grant date. The performance shares granted for 2006, 2007 and 2008 measure the Company's performance over a three year period in return on invested capital (calculated as segment operating profit, times one minus the Company's tax rate, divided by the sum of total debt, noncontrolling interest and total share owners' equity) ("ROIC"), and an EPS growth rate (defined as earnings per share from continuing operations before asbestos-related charges and items that are not representative of ongoing operations). ROIC and EPS growth rate are equally weighted. If performance against both targets is below the threshold level relative to the targets established by the Committee for the three year period, no award is earned. To the extent that performance against either or both of the targets meets or exceeds the threshold level relative to the established targets for the three year period, named executive officers can earn from 50% to 150% of the award granted. The Committee reviews audited financial results prior to determining the amount of any award earned under this plan, and there is no discretion applied to individual payout amounts.

        The value of the performance shares is equal to 80% of the Common Stock price on the date of grant. On behalf of the Compensation Committee, Watson Wyatt conducted an analytical review of the degree of difficulty of the performance goals based on probability testing using historical financial results and predicted volatility. Based on the analysis, we determined that 20% is an appropriate discount rate for determining the number of shares to award. To determine the number of performance shares granted, 40% of the total value of the approved equity award is divided by 80% of the Common Stock price on the grant date. For instance, assuming an overall long term incentive award equal to $100,000 and Common Stock price of $15.00, the number of performance shares granted would be calculated as follows:

$100,000 × 40% = $40,000/($15.00*80%) = 3,333 units

        If a payout is earned at the end of the performance period, performance shares are paid out in shares of Common Stock.

        The Committee has discretion to make changes based on certain one-time events, accounting/tax rule changes, changes to capital structure, and/or extraordinary items that do not accurately represent the Company's operating performance.

        For the 2006-2008 performance cycle, a payout at 150% of target was earned against the noted goals:

	Three Year Target	Actual
ROIC	8.17%	13.98%
EPS Growth Rate	10.0%	76.6%

        At the October 17, 2007 meeting of the Committee, the Company proposed, and the Committee agreed to, re-setting the performance measures due to the divestiture of the Plastics business. The effect of this was simply to modify the measures used over the cycles already in progress (2005-2007, 2006-2008, 2007-2009) to accurately reflect the business as it exists post-sale of Plastics.

Equity Granting Practices

        The Committee has established a formal process to govern equity grants. The same process is used for all employees receiving equity grants, including the named executive officers. Each December, the Committee is asked to determine the overall amount (dollar value) of equity available for awards during the upcoming year's grant cycle. In making a proposal to the Committee, the Company reviews prior year grants, current competitive market data, run rate and overhang data, and each executive officer's overall compensation package in relation to the market. Once the overall amount of equity available is determined, the chief executive officer makes individual award recommendations for each senior executive. These recommendations are presented to the Committee for review and approval. The Committee works with Watson Wyatt to determine CEO grant value using the same general criteria. The option strike price is determined on the date the awards are approved by the Committee and is set at the closing price of the Common Stock on the date of approval (or the last business day prior to the grant date if the grant date falls on a non-business day). In order to streamline administrative processes, a grant date of March 7 has been adopted by the Committee. That date falls outside of the quarterly blackout periods prescribed under the Addendum to Insider Trading Policy applicable to all named executive officers.

        All equity grants to officers of the Company must be approved by the Committee. The Committee did, however, delegate authority to the chief executive officer to grant a certain number of awards, not to exceed 100,000 shares, (whether options, restricted stock, or performance shares) for events such as the hiring or promotion of key personnel, provided the recipient is not an officer subject to Section 16b of the Securities Exchange Act, which would require Committee approval.

Stock Ownership Guidelines

        In 2005, the Committee implemented stock ownership guidelines for all executive officers. The guidelines are as follows:

  •
  Chairman & CEO—five times base salary

  •
  Senior Business/Function Leader—2.5 times base salary

  •
  Other Key Leaders (as designated by CEO)—1.5 times base salary

        The guidelines state that the targeted level of ownership must be achieved within five years of the time the individual becomes subject to the guideline. In addition, the Committee has also implemented share retention guidelines. These guidelines state that, until the stock ownership guidelines are met, executive officers are required to retain 75% of the "net profit shares" acquired from option exercises, restricted stock or performance shares. "Net profit shares" are those shares remaining after payment of tax obligations and, if applicable, option exercise costs.

        The Committee reviews ownership levels for executive officers on an annual basis. Failure to comply with the stock ownership and retention guidelines may result in delays of promotions and/or future compensation increases.

        Ownership achievement against the guidelines is measured at June 30 each calendar year, based on a 200 day moving average of the stock price. For 2008, the named executives have achieved the following toward their ownership guidelines:

Albert P. L. Stroucken	446%
Edward C. White	551%
James W. Baehren	581%
L. Richard Crawford	455%
Gregory W. J. Ridder	211%

Tax Deductibility under 162(m)

        Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1,000,000 to named U.S. based executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by share owners and meet other requirements. The Company's policy is to qualify its incentive compensation programs for full corporate deductibility, to the extent feasible and consistent with its overall compensation goals. The Company has taken steps to qualify its annual incentives, as well as stock options and performance share awards under its equity plan, for full deductibility as "performance-based compensation." The Company may make payments that are not fully deductible if, in its judgment, such payments are necessary to achieve the Company's compensation objectives and to protect share owner interests.

Health and Welfare and Retirement Benefits

        The Company maintains a comprehensive health and welfare benefits plan for all its U.S. based employees. The benefits offered to U.S. executive officers under this plan are essentially the same as those offered to all salaried employees of the Company. Named officers residing outside the U.S. generally participate in health and welfare benefit plans offered to salaried employees in their home location.

        The Company also maintains life insurance benefits for its named executive officers who were officers prior to 2006. Upon retirement, the paid-up policy is distributed to the executive officer. The retiring executive officer also receives a tax reimbursement for the value of the policy. In 2006, the Company closed this plan to new entrants. U.S. executive officers hired after December 31, 2005 are covered by a term-life policy. The term life policy may be converted, at the participant's expense, to an individual policy upon termination or retirement, subject to the terms and conditions of the insurance company.

        The Salary Retirement Plan (a defined benefit pension plan), was closed to new entrants after December 31, 2004. Also effective December 31, 2004, the Company changed the way that benefits can be paid. Benefits accrued at December 31, 2004 are eligible to be paid in a lump sum. Benefits accrued post-December 31, 2004, however, are only eligible to be paid on an annuity basis. As a qualified plan, benefits are limited by IRS regulations.

        For those employees who earn compensation in excess of these limits, the Company maintains an unfunded Supplemental Retirement Benefit Plan ("SRBP"). This plan allows for benefits in excess of the IRS limits to be accrued and paid to participants upon retirement. As a non-qualified plan, all payments are made in a lump sum out of the general assets of the Company. Mr. Stroucken accrues a benefit under this plan pursuant to the terms of his employment agreement.

        The Company maintains a superannuation plan for the benefit of employees in Australia. Similar to a cash balance plan in the United States, this plan provides a defined benefit to the employee at retirement based on the employee's level of contribution to the plan during his/her career with the Company. The plan requires a minimum Company contribution for each employee and provides for a higher level of Company contribution if the employee also elects to contribute. The plan complies with local regulations governing superannuation benefits in Australia.

        The Stock Purchase and Savings Plan ("SPASP") is a defined contribution plan, provided under section 401(k) of the Internal Revenue Code. Contributions to the plan are subject to annual limits established by the IRS. While employees may direct their own contributions into a number of provided investments, the Company match is made in Common Stock. The match is immediately vested, and participants can move the match out of Common Stock, and into any of the other investments, at any time subject to blackout periods and other trading window restrictions. For participants hired January 1, 2005 and later, who are not eligible to participate in the Salary Retirement Plan, the

Company also makes a base contribution to the SPASP each payroll period, which is invested in the same investment options selected by the participants for their own contributions.

Other Benefits

        Watson Wyatt performed a comprehensive analysis of the Company's perquisites in terms of both value and prevalence. The perquisites were compared using a variety of perspectives: the Company's peer group, the S&P 100 and the Fortune 500. Overall the Company's perquisites are competitive with the peer group median. Under board policy, for security reasons, the Company's chief executive officer generally uses the Company aircraft for both business and personal travel. Per the terms of his employment agreement, Mr. Stroucken's personal use of the Company aircraft is limited to 50 hours per year. Personal travel by any other officers requires the approval of the chief executive officer.

O-I Benefits & Perquisites	Value Provided by O-I	Stroucken	White	Baehren	Crawford	Ridder
Health & Welfare—US Executives
Health, Dental, Vision, Short- & Long-Term Disability	Comprehensive coverage	X	X	X	X
Retiree Medical			X	X	X
Supplemental Whole Life (hired prior to 2006)	3x Base Salary		X	X	X
Supplemental Term Life (hired after 2006)	3x Base Salary	X
Health & Welfare—Non-US Executives
Supplemental Whole Life (hired prior to 2006)	$400,000					X
Retirement—Qualified
Salary Retirement Plan (DB(1))	1.212% × Pay(4) × Service		X	X	X
Stock Purchase & Savings Plan (DC(2))(6)	2% Base Salary	X
Australian superannuation plan (DB(1))						X
Stock Purchase & Savings Plan (DC(2))	50% up to first 8% Base Salary	X	X	X	X
Retirement—Non-Qualified
Supplemental Retirement Benefit Plan (DB(1))	1.212% × pay(4) × Service + 0.176% × pay(5) × Service	X	X	X	X
Unfunded Executive Deferred Savings Plan (DC(2))	Defer up to 19% Base Salary with Interest(7)	X	X	X	X
Perquisites
Car Allowance	$2,000 per month	X	X	X	X
Financial Planning & Tax Preparation	Up to $15,000 per year	X	X	X	X
Physical Examination	Up to $3,500 per year (single provider in Toledo)	X	X	X	X
Home Security System	Installation, monitoring, and fees	X	X	X	X
Personal Aircraft Usage	Up to 50 hours per year	X
Tax Reimbursement	Varies by perquisite	X	X	X	X

(1)
DB = Defined Benefit (e.g., pension plan)

(2)
DC = Defined Contribution (e.g., 401(k) plan)

(3)
Defined benefit pension plan was closed to new entrants after 12/31/2004, but participants continue to accrue benefits

(4)
Pay = average annual earnings for high three years of salary plus bonus (if applicable)

(5)
Pay = average annual earnings above the Social Security wage rate at retirement

(6)
For participants hired after 1/1/2005

(7)
Interest compounded monthly with annual rate equal to average annual yield on domestic corporate bonds of Moody's A-rated companies

        Mr. Ridder is covered by the Senior Executive Retention and Confidentiality Agreement applicable to certain executives in Australia. This plan was established January 1, 2001 in response to specific market and competitive threats. It provided a series of overlapping 3 year cycles leading to cash payments based in part on achievement of certain performance metrics, and includes a two year non-compete commitment. The plan has been terminated, with the last cycle running January 1, 2005 to December 31, 2007.

Roles and Responsibilities

        There are many inputs to the executive compensation process, as well as the appropriate governance and compliance mechanisms. In general, the Committee has primary responsibility for discharging the Board's responsibilities relating to compensation of the Company's executive officers. See description of the Committee above under the heading "Committees of the Board."

Executive Compensation Consultant

        To assist the Committee in carrying out its duties and responsibilities, the Committee contracts with an executive compensation consultant. The Committee has retained Watson Wyatt to act in this capacity. Watson Wyatt reports directly to the Committee in providing this service, and the Committee retains sole authority to retain and terminate the consulting relationship.

        In carrying out its responsibilities, Watson Wyatt will typically collaborate with management to obtain data, provide background on program history and operation, and clarify pertinent information. Working under the Committee's direction, both the Committee and management will review and discuss key issues and alternatives during the development of recommendations, and prior to presentation for final approval.

        Watson Wyatt also performs certain consulting services for the Company from time to time. Accordingly, the Committee and Watson Wyatt have agreed upon certain specific protocols to avoid potential conflicts of interest.

Chief Executive Officer

        The Company's chief executive officer attends Committee meetings and is responsible for providing relevant input on the compensation elements of the executive officers, including individual performance input, and making specific recommendations on base salaries, annual and long-term incentives, and promotions.

        The chief executive officer is also responsible for discussing the key business drivers behind the executive compensation results, including the establishment of the plan metrics, and periodically discussing the results achieved against those metrics. The chief executive officer is excluded from executive sessions and from discussion involving his compensation.

Senior Vice President, Chief Human Resources Officer

        The senior vice president and chief human resources officer ("SVP CHRO") is responsible for coordinating Committee activities, including proposing meeting agendas based on the Committee's planning calendar and decision making responsibility, arranging for meetings outside of the normal meeting cycle as appropriate, and, working in concert with the Committee's executive compensation consultant, to prepare the appropriate materials for review by the Committee. The SVP CHRO will follow up on meeting action items and other assignments from the Committee and will be available for consultation with the Committee as needed.

        In this role, the SVP CHRO will normally consult with the chief executive officer, chief financial officer, and general counsel and corporate secretary. Each may be asked to prepare information for Committee review, attend Committee meetings as appropriate, and provide relevant background information for inclusion in Committee materials.

Involvement of other Executive Officers

        The Company's chief financial officer will prepare and present all financial results to the Committee as necessary to determine achievement against goals in the various incentive compensation plans. The chief financial officer will provide commentary at the Committee's request, discusses overall results providing appropriate information relative to achievement (or under or over achievement as may be the case), and will play an active role in development of the goals presented for approval in upcoming incentive compensation plan design.

        The general counsel and corporate secretary will participate in all Committee meetings, taking appropriate minutes to preserve a record of discussion and action. The general counsel and corporate secretary is responsible for providing relevant legal advice to the Committee on its executive compensation plans, and ensuring compliance with all appropriate regulations, including SEC and IRS regulations, that impact executive compensation.

Employment Agreements

        The Company entered into an employment agreement with the CEO effective December 4, 2006, the terms of which were disclosed on Form 8-K/A filing, November 28, 2006. In addition, the Company has also entered into agreements with certain officers, including the other named executive officers listed in the Summary Compensation Table, that entitle the participants to receive their base salaries and to participate in designated benefit plans of the Company. The agreements provide for termination of employment at any time, with or without cause, and further provide that the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by the Company in its sole discretion.

BOARD COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

Anastasia D. Kelly, Chair
Peter S. Hellman
Corbin A. McNeill, Jr.
Hugh H. Roberts
Dennis K. Williams

 2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Non-Qualified Deferred Comp Earnings ($)	All Other Compensation ($)(4)	Total ($)
Albert P. L. Stroucken	2008	$1,011,500	(6)	$0		$2,691,235	$1,397,573	$559,913		$29,181	$197,036	$5,866,438
Chairman, Chief Executive	2007	974,000	(6)	0		1,812,316	1,349,999	2,850,000		844,681	225,103	8,056,099
Officer, and President(5)	2006	75,077	(6)	1,875,002	(7)	1,966,149	1,992,184	0		189,632	99,730	6,197,774
Edward C. White	2008	424,546	(6)	0		431,707	180,006	124,149		22,137	110,890	1,293,435
Senior Vice President and	2007	398,083		0		862,535	267,501	557,316		502,286	105,916	2,693,637
Chief Financial Officer	2006	381,100		0		389,776	265,806	25,501	(8)	212,807	109,295	1,384,285
James W. Baehren	2008	393,026	(6)	0		436,331	195,374	93,618		95,455	102,021	1,315,825
Senior Vice President,	2007	369,460		0		592,483	172,753	480,298		83,927	111,094	1,810,015
Strategic Planning and	2006	357,000		100,000	(9)	268,157	161,133	33,197	(8)	44,952	118,043	1,082,482
General Counsel
L. Richard Crawford	2008	459,350		0		439,796	178,738	135,883		120,963	101,499	1,436,229
President, Global	2007	373,500	(6)	0		555,774	147,797	522,900		0	70,661	1,670,632
Glass Operations
Gregory W. J. Ridder	2008	458,418		0		268,914	108,414	171,671		119,549	38,725	1,165,691
President, AsiaPacific	2007	442,871		0		287,452	98,764	642,782	(10)	125,841	37,597	1,635,307

(1)
Amounts in this column reflect the expense recognized for financial reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of restricted shares of Common Stock, which may include awards made during earlier years as well as the indicated year. For details of individual grants of restricted shares during 2008, please see the "Grants of Plan-Based Awards" table below. Pursuant to SEC rules, in each case, the amount of compensation expense was calculated excluding forfeiture assumptions. The assumptions used to value awards and determine annual compensation expense are set forth in Note 13 to the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 17, 2009.

(2)
Amounts in this column reflect the expense recognized for financial reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of options to purchase Common Stock, which may include awards made during earlier years as well as the indicated year. For details of individual grants of stock options during 2008, please see the "Grants of Plan-Based Awards" table below. Pursuant to SEC rules, in each case, the amount of compensation expense was calculated excluding forfeiture assumptions. The assumptions used to value awards and determine annual compensation expense are set forth in Note 13 to the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 17, 2009.

(3)
Except as otherwise provided, the amounts disclosed in this column represent annual incentive awards for the year indicated. Amounts, if any, deferred at the election of a named executive officer are included in the year earned.

(4)
All Other Compensation is summarized below:

		Executive Life Premium(a)	Financial Planning(b)	Executive Physical	Leased Automobile	Personal Use of Aircraft(c)	Secular Trust Life Insurance Premium(d)	Other Miscellaneous Income(e)	Tax Payments(f)
Albert P. L. Stroucken	2008	$22,968	$12,946	$3,400	$0	$120,274	$0	$4,600	$32,848
Edward C. White	2008	61,641	2,500	2,546	11,530	0	0	16,488	16,185
James W. Baehren	2008	43,583	2,502	2,395	2,418	0	12,750	15,241	23,132
L. Richard Crawford	2008	21,275	5,115	3,335	7,565	7,956	11,125	17,974	27,154
Gregory W. J. Ridder	2008	6,725	0	0	0	0	0	32,000	0

    (a)
    Actual premium payments for executive life insurance policies providing death benefits equal to three times base annual salary for the named executive, with the exception of Mr. Ridder whose policy equals $400,000.

    (b)
    Named executive officers are eligible for reimbursement for professional advice related to tax, estate planning, and financial planning.

    (c)
    The amounts shown in this column reflect the personal use of Company aircraft by the named executive officers. Under Board policy, for security reasons, the Company's CEO generally uses the Company aircraft for both business and personal travel. Personal travel by any other officers requires the approval of the CEO. The amounts shown for 2008 reflect the variable costs of personal flights taken by the respective officers. Variable costs were calculated based on a methodology that reflects average costs of operating each aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, on-board catering and communications charges, and other miscellaneous variable costs. Since the aircraft are used primarily for business travel, fixed costs that do not change based on usage such as pilot compensation, the purchase or lease costs of the aircraft, and maintenance not related to travel are excluded.

    (d)
    Amount represents payment of a life insurance premium held in a secular trust in Messrs. Baehren's and Crawford's names. These policies were purchased under an agreement between Messrs. Baehren and Crawford, and the Company to provide a secured executive retirement benefit as an offset to the Company's qualifed and non-qualified pension plans.

    (e)
    The amount shown in this column for Mr. Stroucken represents a qualified defined contribution base benefit of $4,600.

    The amount shown in this column for Mr. White represents a qualified defined contribution match of $5,491 and a non-qualified defined contribution match of $10,997.

    The amount shown in this column for Mr. Baehren represents a qualified defined contribution match of $9,200 and a non-qualified defined contribution match of $6,041.

    The amount shown in this column for Mr. Crawford represents a qualified defined contribution match of $8,364 and a non-qualified defined contribution match of $9,610.

    The amount shown in this column for Mr. Ridder represents the Company contribution to the Superannuation Plan.

    (f)
    Amounts shown in this column include tax gross-ups, tax payments and tax reimbursements for financial planning and other miscellaneous perquisites and other benefit amounts, and, with respect to each named officer, the following items for 2008:

    For Mr. Stroucken, $23,358 attributable to personal use of Company aircraft; and $9,490 attributable to tax preparation and financial planning.

    For Mr. White, $8,452 attributable to his personal use of an automobile provided by the Company; $1,833 attributable to tax preparation and financial planning; $5,783 attributable to premiums paid during 2008 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and participation agreements entered into between the Company and Mr. White; and $117 attributable to the non-qualified defined contribution match.

    For Mr. Baehren, $7,228 attributable to his personal use of an automobile provided by the Company; $373 attributable to personal use of Company aircraft; $1,834 attributable to tax preparation and financial planning;$13,633 attributable to premiums paid during 2008 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and participation agreements entered into between the Company and Mr. Baehren; and $64 attributable to the non-qualified defined contribution match.

    For Mr. Crawford, $5,546 attributable to his personal use of an automobile provided by the Company; $7,829 attributable to personal use of Company aircraft; $3,750 attributable to tax preparation and financial planning; $9,927 attributable to premiums paid during 2008 by the Company in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and participation agreements entered into between the Company and Mr. Crawford; and $102 attributable to the non-qualified defined contribution match.

(5)
Mr. Stroucken's employment by the Company as Chairman, Chief Executive Officer and President commenced December 4, 2006.

(6)
For 2008, includes $24,000 paid to Mr. Stroucken as an automobile allowance; for 2007, includes $24,000 paid to Mr. Stroucken as an automobile allowance; for 2006, includes $2,000 paid to Mr. Stroucken as an automobile allowance.

For 2008, includes $14,000 paid to Mr. White as an automobile allowance.

For 2008, includes $12,000 paid to Mr. Baehren as an automobile allowance.

For 2008, includes $10,000 paid to Mr. Crawford as an automobile allowance.

(7)
Represents a grant of unrestricted Common Stock to Mr. Stroucken pursuant to the terms of an agreement entered into between Mr. Stroucken and the Company.

(8)
Represents amount paid under the Company's Performance Award Plan in 2006. See "Compensation Discussion and Analysis—Long Term Incentives" for further discussion. Amounts, if any, deferred at the election of an executive officer are included in the year earned.

(9)
Represents a payment to Mr. Baehren as a Special Recognition Bonus.

(10)
Includes a payment in the amount of $111,331 to Mr. Ridder under the SERCA plan in Australia. See "Compensation Discussion and Analysis—Other Benefits" for further discussion.

 GRANTS OF PLAN-BASED AWARDS IN 2008

									All Other Option Awards: Number Of Securities Underlying Options (#)(4)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number Of Shares or Units (#)(3)		Exercise or Base Price of Option Awards ($ Per Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert P. L. Stroucken	3/7/2008	$0	$1,500,000	$3,000,000	18,868	37,736	56,604	15,094	97,561	$53.00	$3,999,989
Edward C. White	3/7/2008	0	331,237	662,474	2,123	4,245	6,368	1,698	10,976	53.00	449,988
James W. Baehren	3/7/2008	0	249,779	499,558	2,123	4,245	6,368	1,698	10,976	53.00	449,988
L. Richard Crawford	3/7/2008	0	364,640	729,280	2,359	4,717	7,076	1,887	12,195	53.00	500,010
Gregory W. J. Ridder	3/7/2008	0	276,467	552,934	1,297	2,594	3,891	1,038	6,707	53.00	274,994

(1)
This column shows the amounts representing the annual incentive opportunity available under the annual incentive plan. See "Compensation Discussion and Analysis—Annual Incentive" for further discussion. Amounts indicated represent percent of base salary as of 12/31/2008. Actual payouts will vary based on actual base pay earned during the performance period.

(2)
This column shows the performance shares granted under the Company's Equity Participation Plan. See "Compensation Discussion and Analysis—Long Term Incentives" for further discussion regarding the awards. No performance shares will be paid, if any, until 2011.

(3)
This column shows the number of shares of time-based restricted stock granted in 2008 to each of the named executive officers under the Company's Equity Participation Plan. See "Compensation Discussion and Analysis—Long Term Incentives" for further discussion regarding the awards. The restrictions on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.

(4)
This column shows the number of stock options granted in 2008 to each of the named executive officers under the Company's Equity Participation Plan. See "Compensation Discussion and Analysis—Long Term Incentives" for further discussion regarding the awards. The options vest and become exercisable in equal annual installments on each of the first four anniversaries of the grant date.

(5)
This column shows the exercise price for the stock options granted in 2008, which was the closing price of the Company's Common Stock on the date the Compensation Committee granted the options.

(6)
The full grant date fair value was computed in accordance with FAS 123R based on the assumptions set forth in Note 13 to the audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2009. There can be no assurances that the FAS 123R amounts shown in the table will be realized by the named executive officer.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2008

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options(#) Exercisable		Number Of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)(20)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(20)
Albert P. L. Stroucken	0	(1)	97,561	$53.00	3/7/2015	15,094	(11)	$412,519	37,736	(21)	$1,031,325
	317,796	(2)	0	19.58	12/4/2013	53,627	(12)	1,465,626	72,115	(22)	1,970,903
	170,025	(3)	170,026	19.58	12/4/2013
Edward C. White	0	(1)	10,976	53.00	3/7/2015	1,698	(11)	46,406	4,245	(21)	116,016
	4,606	(4)	13,818	23.96	3/7/2014	2,817	(13)	76,989	8,837	(22)	241,515
	3,264	(5)	13,264	18.25	2/8/2013	3,151	(14)	86,117	14,829	(23)	405,277
	0	(6)	3,750	24.17	3/31/2012	1,125	(15)	30,746
						10,000	(16)	273,300
						8,000	(17)	218,640
						6,000	(18)	163,980
						3,000	(19)	81,990
James W. Baehren	0	(1)	10,976	53.00	3/7/2015	1,698	(11)	46,406	4,245	(21)	116,016
	4,606	(4)	13,818	23.96	3/7/2014	2,817	(13)	76,989	8,837	(22)	241,515
	10,380	(5)	10,381	18.25	2/8/2013	2,466	(14)	67,396	11,605	(23)	317,165
	11,250	(6)	3,750	24.17	3/31/2012	1,125	(15)	30,746
	15,000	(7)	0	12.68	3/11/2014	15,000	(16)	409,950
						12,000	(17)	327,960
						10,000	(18)	273,300
						3,000	(19)	81,990
L. Richard Crawford	0	(1)	12,195	53.00	3/7/2015	1,887	(11)	51,572	4,717	(21)	128,916
	4,606	(4)	13,818	23.96	3/7/2014	2,817	(13)	76,989	8,837	(22)	241,515
	8,766	(5)	8,766	18.25	2/8/2013	2,082	(14)	56,901	9,800	(23)	267,834
	7,125	(6)	2,375	24.17	3/31/2012	1,000	(15)	27,330
	8,000	(7)	0	12.68	3/11/2014	12,000	(16)	327,960
	3,500	(8)	0	9.93	2/18/2013	12,000	(17)	327,960
	4,000	(9)	0	9.99	1/3/2012	10,000	(18)	273,300
	7,500	(10)	0	5.69	1/3/2011	3,000	(19)	81,990
Gregory W. J. Ridder	0	(1)	6,707	53.00	3/7/2015	1038	(11)	28,369	2,594	(21)	70,894
	2,814	(4)	8,442	23.96	3/7/2014	1,722	(13)	47,062	5,400	(22)	147,582
	6,920	(5)	6,921	18.25	2/8/2013	1,644	(14)	44,931	7,737	(23)	211,452
	4,500	(6)	1,500	24.17	3/31/2012	225	(15)	6,149
	6,000	(7)	0	12.68	3/11/2014	4,000	(16)	109,320
	5,300	(8)	0	9.93	2/18/2013	2,000	(17)	54,660
	6,000	(9)	0	9.99	1/3/2012	2,000	(18)	54,660
						4,000	(19)	109,320

 OPTION AWARD VESTING SCHEDULE

			Exercisable Dates
		Option Price
	Option Grant Date		25%	25%	25%	25%
(1)	March 7, 2008	$53.00	3/7/09	3/7/10	3/7/11	3/7/12
(2)	December 4, 2006	$19.58	12/4/06	12/4/06	12/4/06	12/4/06
(3)	December 4, 2006	$19.58	12/4/07	12/4/08	12/4/09	12/4/10
(4)	March 7, 2007	$23.96	3/7/08	3/7/09	3/7/10	3/7/11
(5)	February 8, 2006	$18.25	2/8/07	2/8/08	2/8/09	2/8/10
(6)	March 31, 2005	$24.17	3/31/06	3/31/07	3/31/08	3/31/09
(7)	March 10, 2004	$12.68	3/10/05	3/10/05	3/10/05	8/11/05
(8)	February 18, 2003	$9.93	3/16/04	4/29/04	11/4/04	12/6/04
(9)	January 2, 2002	$9.99	1/31/03	6/9/04	11/5/04	12/6/04
(10)	January 2, 2001	$5.69	1/31/02	1/31/02	1/31/02	2/11/02

RESTRICTED STOCK VESTING SCHEDULE

	Grant Date	Vesting Terms
(11)	March 7, 2008	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(12)	December 4, 2006	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(13)	March 7, 2007	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(14)	February 8, 2006	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(15)	March 31, 2005	The restriction on these shares lapse in equal annual installments on each of the first four anniversaries of the grant date.
(16)	March 10, 2004
The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on the part of the grantee other than for cause.
(17)	February 17, 2003
The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on the part of the grantee other than for cause.
(18)	February 2, 2002
The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on the part of the grantee other than for cause.
(19)	May 17, 1999
The restrictions on these shares lapse upon the later to occur of (a) the third anniversary of the grant date, and (b) either (i) the grantee's retirement from the Company, or (ii) a termination of employment that is not initiated by, and not voluntary on the part of the grantee other than for cause.

	Grant Date	Vesting Terms
(20)		Market value is computed based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2008 ($27.33), the last business day of the year.
(21)	March 7, 2008	Performance shares for the grant period of 2008-2010. The terms of these performance shares are described in the section entitled "Compensation Discussion and Analysis."
(22)	March 7, 2007	Performance shares for the grant period of 2007-2009. The terms of these performance shares are described in the section entitled "Compensation Discussion and Analysis."
(23)	February 8, 2006	Performance shares for the grant period of 2006-2008. The terms of these performance shares are described in the section entitled "Compensation Discussion and Analysis."

OPTION EXERCISES AND STOCK VESTED IN 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Albert P. L. Stroucken	0	$0	26,813	$518,563
Edward C. White	21,250	741,663	19,389	1,044,112
James W. Baehren	15,000	645,570	19,179	1,031,416
L. Richard Crawford	0	0	17,097	919,539
Gregory W. J. Ridder	0	0	6,270	336,022

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Albert P. L. Stroucken	Salary Pension Plan			$0	$0
	Supplemental Retirement Benefit Plan	3.50	(1)	1,063,495	0
Edward C. White	Salary Pension Plan	33.67		1,186,219	0
	Supplemental Retirement Benefit Plan	33.67		1,653,989	0
James W. Baehren	Salary Pension Plan	16.67		790,899	0
	Supplemental Retirement Benefit Plan	16.67		256,614	0
L. Richard Crawford	Salary Pension Plan	25.42		677,987	0
	Supplemental Retirement Benefit Plan	25.42		155,378	0
Gregory W. J. Ridder	Superannuation Plan	26.42		1,292,990	0

(1)
Mr. Stroucken's service includes 1.5 years of additional service included in the SRBP benefit, per his employment agreement described above under the heading "Employment Agreements." The additional value due to the additional service granted to Mr. Stroucken equals $455,784 for 2008.

Assumptions:
Mortality:	No pretirement mortality is assumed. After retirement, mortality is RP 2000 projected to 2015 adjusted for white collar workforce. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump-sum mortality table is used.
Lump sum rate (Salary Retirement Plan):	6.44%
Lump sum rate (Supplemental Retirement Benefit Plan):	6.44%
Annuity Rate (Salary Retirement Plan):	6.44%
Annuity Rate (Supplemental Retirement Benefit Plan):	N/A

        Actual 2008 pensionable earnings used (Pensionable Earnings = 2008 Base + 2008 annual incentive plan awards)

        Salaried benefits accrued prior to December 31, 2004 and all SRBP benefits are assumed to be taken as a lump sum. Benefits accrued after December 31, 2004 are assumed to be taken as an annuity.

NON-QUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Albert P. L. Stroucken	$0	$0	$0	$0	$0
Edward C. White	52,236	10,997	11,854	0	235,618
James W. Baehren	12,082	6,041	6,166	0	106,787
L. Richard Crawford	24,026	9,610	2,665	0	70,591
Gregory W. J. Ridder(5)	0	0	0	0	0

(1)
Participants may defer up to 19% of base salary into the Executive Deferred Savings Plan. Deferrals, including the Company match on such deferrals, may be credited to a "cash deferral account" or a "stock deferral account" at the individual's election. Interest is credited in the "cash" account, compounded monthly, at a rate equal to the average annual yield on domestic corporate bonds of Moody's A-rated companies. The "stock" account is credited with a number of stock units equal in value to the amount of amounts specified to be credited to each respective account, and the value of such account is determined by reference to the closing price of the Company's stock on the prinicipal exchange on which Company stock is traded on the day before the date on or as of whcih such value is being determined or, if no Company stock was traded on such day, then on the next preceding trading day on which Company stock was so traded. Upon any termination of employment, the account balance is paid out in its entirety as soon as practical following such termination.

(2)
Amounts in this column are included in the named executive officer's base salary on the "Summary Compensation Table."

(3)
Amounts in this column are included in the "All Other Compensation" column on the "Summary Compensation Table."

(4)
Amounts in this column are not included in any of the amounts reported on the "Summary Compensation Table."

(5)
Mr. Ridder is not eligible to participate in this plan.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following tables show the amount of compensation that may be paid to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary termination not for cause, change in control, for-cause termination, disability, or death. The amounts shown assume a termination date effective December 31, 2008, the last business day of the year. For payments made pursuant to stock option, restricted stock, or performance unit awards, the amount earned by each named executive upon retirement differs whether they are eligible for early or normal retirement. As a result, the table reflects only that amount they were eligible for at December 31, 2008.

        Unless specifically noted, each of the payments described below are the same for any salaried employee of the Company.

Payments Made Upon Termination

        Payments made upon termination for any reason include:

  •
  Amounts accrued and vested through the Salary Retirement Plan, Supplemental Benefit Retirement Plan and the Superannuation Plan (in the case of Mr. Ridder).

  •
  In the case of Mr. Ridder, statutory entitlements of unused annual leave and long service leave.

  •
  Stock options that are already vested at the date of termination.

Payments Made Upon Retirement

        In addition to the above, payments made upon retirement include:

  •
  In the event of normal retirement (age 65), stock options granted in 2004 and earlier are immediately vested and are exercisable for three months post-retirement. In the event of normal retirement (age 65) or early retirement post-age 60, options granted in 2005 and later continue normal vesting and are exercisable through their term.

  •
  In the event of normal retirement, restricted stock awards granted in 2004 and earlier vest at retirement. Where the restrictions have not yet lapsed, restricted stock awards granted in 2005 and later are forfeited in the case of any retirement.

  •
  In the event of normal retirement or early retirement post-age 60, performance units are immediately vested and any payout earned will be paid following the related three-year cycle.

  •
  In the event of any retirement, Mr. Baehren, Mr. Crawford and Mr. White are eligible to participate in the Company's retiree medical plan for U.S. employees. This plan provides both pre- and post-age 65 coverage to employees and their spouse. The plan was closed to new entrants effective January 1, 2003; as a result, Mr. Stroucken is not eligible to participate in this plan. Mr. Ridder is not eligible to participate in this plan as he is not a U.S. employee.

Payments Made Upon Involuntary Termination Not For Cause or Change in Control

        In addition to that noted under Payments Made Upon Termination, each named executive officer is eligible for the following:

  •
  In the event of Involuntary Termination Not For Cause, restricted stock awards granted in 2004 and earlier vest at termination. Restricted stock awards granted in 2005 and later are forfeited.

  •
  In the event of Involuntary Termination Not For Cause, there is immediate vesting on a pro-rata share of performance shares, with any payout made after the applicable performance cycle.

  •
  In the event of a change in control, all previously unvested stock options, restricted stock awards, and performance shares will immediately vest.

  •
  In the event of Involuntary Termination Not For Cause, Mr. Stroucken is eligible for severance in the amount of two times annual base salary plus target bonus, payable over 24 months and continued health care coverage for 24 months at the same rate as active employees unless enrolled for coverage in another employer's health plan. Such severance is subject to release and continued compliance with a 2 year non-compete/non-solicitation and confidentiality requirements.

  •
  In the event of a termination without cause within one year after a Change in Control, Mr. Stroucken is eligible for those benefits noted above in the event of Involuntary Termination Not For Cause, with protection against negative excise tax.

  •
  In the event of Involuntary Termination Not For Cause, Messrs. Baehren, Crawford and White are eligible for severance in the amount of one times annual base salary, any annual incentive plan awards earned (based on actual business results and funding, not adjusted up or down for the 20% discretionary component) during the severance period, and 12 months of continued health care coverage for themselves and their dependents at the same rate as active employees, per the terms of severance agreements entered into between the Company and each executive officer. Such severance is subject to release and continued compliance with a one year non-compete/non-solicitation agreement.

  •
  In the event of involuntary termination not for cause, Mr. Ridder is eligible for severance in the amount of four weeks pay per year of service and notice in the amount of six months pay.

Payments Made Upon Death or Disability

  •
  In the event of disability, each named executive officer, with the exception of Mr. Ridder, is eligible to participate in the Company's Long Term Disability plan for salaried U.S. employees. This plan pays participants 70% of their base salary plus target bonus for the duration of their disability, or until age 65. Mr. Ridder is not eligible to participate in this plan as he is not a U.S. employee.

  •
  In the event of disability, each named executive officer, with the exception of Mr. Ridder, receives continued coverage under the Company's health care plan for active employees for the duration of their coverage under the Company's long term disability plan.

  •
  In the event of death or disability, all stock options, restricted stock and performance share awards are immediately vested. Any payout of performance shares is made at the completion of the appropriate performance cycle.

  •
  The named executive officers participate in a life insurance program that differs from that offered to most salaried employees of the Company. For U.S. named executive officers, the benefit payable to the beneficiary upon death is three times annual base salary. For Mr. Ridder, the benefit payable to his beneficiary upon death is $400,000.

        The following table represents payments that may be paid to Mr. Stroucken under the various termination scenarios:

	Voluntary Termination on 12/31/08	Early Retirement on 12/31/08	Normal Retirement on 12/31/08	Involuntary Termination Not For Cause on 12/31/08	Change In Control on 12/31/08	For Cause Termination on 12/31/08	Disability on 12/31/08	Death on 12/31/08
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$—	$—	$—	$3,000,000	$3,000,000	$—	$3,000,000	$—
Stock Options	3,780,613	—	—	3,780,613	5,098,314	3,780,613	5,098,314	5,098,314
Performance Shares	—	—	—	1,657,710	3,002,228	—	3,002,228	3,002,228
Restricted Stock Awards	—	—	—	—	1,878,145	—	1,878,145	1,878,145
Benefits and Perquisites
Retirement Plans	—	1,180,812	—	1,063,000	1,063,000	—	1,063,000	2,753,000
Health & Welfare Benefits	—	—	—	10,800	10,800	—	45,500	10,800
Disability Income	—	—	—	—	—	—	5,629,923	—
Life Insurance Benefits	—	—	—	—	—	—	—	3,000,000
Excise Tax & Gross-Up	—	—	—	—	4,228,206	—	—
Cash Severance	—	—	—	2,000,000	2,000,000	—	2,000,000	—

Assumptions

        No pre-retirement mortality is assumed. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        SRBP benefits are assumed to be taken as a lump sum. The interest rate used for lump sums is 6.44%.

Benefits Payable

        Mr. Stroucken is not eligible for the Salary Retirement Plan.

        Per his employment agreement, Mr. Stroucken is eligible to receive his accrued benefit without 5 years of service, except in the cases of voluntary termination and for-cause termination.

        The following table represents payments that may be paid to Mr. White under the various termination scenarios:

	Voluntary Termination on 12/31/08	Early Retirement on 12/31/08	Normal Retirement on 12/31/08	Involuntary Termination Not For Cause on 12/31/08	Change In Control on 12/31/08	For Cause Termination on 12/31/08	Disability on 12/31/08	Death on 12/31/08
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$—	$—	$—	$331,237	$—	$—	$—	$—
Stock Options	45,159	224,013	—	45,159	224,013	45,159	224,013	224,013
Performance Shares	—	762,808	—	604,959	762,808	—	762,808	762,808
Restricted Stock Awards	737,910	737,910	—	737,910	978,168	737,910	978,168	978,168
Benefits and Perquisites
Retirement Plans	2,840,000	3,507,000	—	2,840,000	2,840,000	2,840,000	2,840,000	3,507,000
Health & Welfare Benefits	—	454,000	—	5,400	5,400	—	414,000	20,000
Disability Income	—	—	—	—	—	—	1,643,281	—
Life Insurance Benefits	—	—	—	—	—	—	—	1,242,138
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	414,046	—	—	—	—

Assumptions

        No pre-retirement mortality is assumed. After retirement, for the portion of the benefit assumed to be received as an annuity, mortality is RP 2000 projected to 2015 adjusted for white collar workforce for 12/31/08. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        Salaried benefits accrued prior to 12/31/2004 and all SRBP benefits are assumed to be taken as a lump sum. Salaried Plan benefits accrued after 12/31/2004 are assumed to be taken as an annuity. The interest rate used for lump sums and annuities for the salary plan is 6.44% and the interest rate used for lump sums in the SRBP is 4.37%, since Mr. White has a 4.37% interest rate guarantee.

Benefits Payable

        Termination benefits    represent the value of the pension benefits as if the participant terminates on December 31, 2008 and commences payment at normal retirement date. There are no provisions in the pension plans that are contingent on the type of termination. Since retiree health and welfare benefits must be elected immediately or forfeited, no retiree health and welfare benefits are shown.

        Earliest retirement benefits    represent the value of the pension benefits as if the participant retires on December 31, 2008 and commences payment as soon as possible. Since Mr. White is currently eligible to retire, this value represents commencement at December 31, 2008. The health and welfare benefits represent the value of the postretirement medical and executive retiree life insurance benefits as if the participant retires as of December 31, 2008 and immediately elects coverage.

        Disability benefits    represent the value of benefits as if the participant becomes disabled on December 31, 2008. Pension benefits reflect accrued benefits payable at age 65. Health and welfare benefits represent retiree medical and life insurance benefits commencing at age 65 for those eligible to retire at December 31, 2008.

        Death benefits    represent the value of benefits as if the participant became deceased on December 31, 2008. Pension benefits reflect an immediate lump sum payable to the spouse equal to the greater of the lump-sum value of the participant's immediate retirement benefit, or the lump sum value of 25% of the participant's earnings. Health and welfare benefits represent retiree medical benefits for the spouse if the participant was retirement eligible as of December 31, 2008.

        The following table represents payments that may be paid to Mr. Baehren under the various termination scenarios:

	Voluntary Termination on 12/31/08	Early Retirement on 12/31/08	Normal Retirement on 12/31/08	Involuntary Termination Not For Cause on 12/31/08	Change In Control on 12/31/08	For Cause Termination on 12/31/08	Disability on 12/31/08	Death on 12/31/08
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$—	$—	$—	$249,779	$—	$—	$—	$—
Stock Options	365,073	—	—	365,073	517,749	365,073	517,749	517,749
Performance Shares	—	—	—	516,847	674,696	—	674,696	674,696
Restricted Stock Awards	1,093,200	1,093,200	—	1,093,200	1,314,737	1,093,200	1,314,737	1,314,737
Benefits and Perquisites
Retirement Plans	1,048,000	1,511,000	—	1,048,000	1,048,000	1,048,000	1,048,000	1,511,000
Health & Welfare Benefits	—	429,000	—	14,400	14,400	—	365,000	29,000
Disability Income	—	—	—	—	—	—	2,384,006	—
Life Insurance Benefits	—	—	—	—	—	—	—	1,152,825
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	384,275	—	—	—	—

Assumptions

        No pre-retirement mortality is assumed. After retirement, for the portion of the benefit assumed to be received as an annuity, mortality is RP 2000 projected to 2015 adjusted for white collar workforce for 12/31/08. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        Salaried benefits accrued prior to 12/31/2004 and all SRBP benefits are assumed to be taken as a lump sum. Salaried Plan benefits accrued after 12/31/2004 are assumed to be taken as an annuity. The interest rate used for lump sums and annuities in the salary plan is 6.44% and the interest rate used for lump sums in the SRBP is 6.44%.

Benefits Payable

        Termination benefits    represent the value of the pension benefits as if the participant terminates on December 31, 2008 and commences payment at normal retirement date. There are no provisions in the pension plans that are contingent on the type of termination. Since retiree health and welfare benefits must be elected immediately or forfeited, no retiree health and welfare benefits are shown.

        Earliest retirement benefits    represent the value of the pension benefits as if the participant retires on December 31, 2008 and commences payment as soon as possible. Since Mr. Baehren is currently eligible to retire, this value represents commencement at December 31, 2008. The health and welfare benefits represent the value of the postretirement medical and executive retiree life insurance benefits as if the participant retires as of December 31, 2008 and immediately elects coverage.

        Disability benefits    represent the value of benefits as if the participant becomes disabled on December 31, 2008. Pension benefits reflect accrued benefits payable at age 65. Health and welfare benefits represent retiree medical and life insurance benefits commencing at age 65 for those eligible to retire at December 31, 2008.

        Death benefits    represent the value of benefits as if the participant became deceased on December 31, 2008. Pension benefits reflect an immediate lump sum payable to the spouse equal to the greater of the lump-sum value of the participant's immediate retirement benefit, or the lump sum value of 25% of the participant's earnings. Health and welfare benefits represent retiree medical benefits for the spouse if the participant was retirement eligible as of December 31, 2008.

        The following table represents payments that may be paid to Mr. Crawford under the various termination scenarios:

	Voluntary Termination on 12/31/08	Early Retirement on 12/31/08	Normal Retirement on 12/31/08	Involuntary Termination Not For Cause on 12/31/08	Change In Control on 12/31/08	For Cause Termination on 12/31/08	Disability on 12/31/08	Death on 12/31/08
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$—	$—	$—	$364,640	$—	$—	$—	$—
Stock Options	527,411	—	—	527,411	661,078	527,411	661,078	661,078
Performance Shares	—	—	—	471,816	638,265	—	638,265	638,265
Restricted Stock Awards	—	—	—	1,011,210	1,224,001	—	1,224,001	1,224,001
Benefits and Perquisites
Retirement Plans	833,000	833,000	—	833,000	833,000	833,000	833,000	945,000
Health & Welfare Benefits	—	—	—	14,400	14,400	—	78,800	7,200
Disability Income	—	—	—	—	—	—	6,279,826	—
Life Insurance Benefits	—	—	—	—	—	—	—	1,367,400
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	455,800	—	—	—	—

Assumptions

        No pre-retirement mortality is assumed. After retirement, for the portion of the benefit assumed to be received as an annuity, mortality is RP 2000 projected to 2015 adjusted for white collar workforce for 12/31/08. For the portion of the benefit assumed to be received as a lump sum, the applicable IRS lump sum mortality table is used.

        Salaried benefits accrued prior to 12/31/2004 and all SRBP benefits are assumed to be taken as a lump sum. Salaried Plan benefits accrued after 12/31/2004 are assumed to be taken as an annuity. The interest rate used for lump sums and annuities in the salary plan is 6.44% and the interest rate used for lump sums in the SRBP is 6.44%.

Benefits Payable

        Termination benefits    represent the value of the pension benefits as if the participant terminates on December 31, 2008 and commences payment at normal retirement date. There are no provisions in the pension plans that are contingent on the type of termination. Since retiree health and welfare benefits must be elected immediately or forfeited, no retiree health and welfare benefits are shown.

        Earliest retirement benefits    represent the value of the pension benefits as if the participant retires on December 31, 2008 and commences payment as soon as possible. Since Mr. Crawford is not currently eligible to retire, this value represents commencement at normal retirement. The health and welfare benefits represent the value of the postretirement medical and executive retiree life insurance benefits as if the participant retires as of December 31, 2008 and immediately elects coverage. Since Mr. Crawford is not eligible for retiree health and welfare benefits as of December 31, 2008, no values are shown.

        Disability benefits    represent the value of benefits as if the participant becomes disabled on December 31, 2008. Pension benefits reflect accrued benefits payable at age 65. Health and welfare benefits represent retiree medical and life insurance benefits commencing at age 65 for those eligible to retire at December 31, 2008.

        Death benefits    represent the value of benefits as if the participant became deceased on December 31, 2008. Pension benefits reflect an immediate lump sum payable to the spouse equal to the greater of the lump sum value of the participant's immediate retirement benefit, or the lump sum value of 25% of the participant's earnings. Health and welfare benefits represent retiree medical benefits for the spouse if the participant was retirement eligible as of December 31, 2008.

        The following table represents payments that may be paid to Mr. Ridder under the various termination scenarios:

	Voluntary Termination on 12/31/08	Early Retirement on 12/31/08	Normal Retirement on 12/31/08	Involuntary Termination Not For Cause on 12/31/08	Change In Control on 12/31/08	For Cause Termination on 12/31/08	Disability on 12/31/08	Death on 12/31/08
Compensation
Short-term (annual) Incentive Compensation (SMIP)	$—	$—	$—	$—	$284,165	$—	$—	$—
Stock Options	370,697	—	—	370,697	466,729	370,697	466,729	466,729
Performance Shares	—	—	—	333,472	429,928	—	429,928	429,928
Restricted Stock Awards	—	—	—	327,960	454,471	—	454,471	454,471
Benefits and Perquisites
Retirement Plans	1,261,702	1,898,058	1,898,058	1,244,528	1,244,528	1,244,528	2,135,172	2,135,172
Health & Welfare Benefits	—
Disability Income	—	—	—	—	—	—	234,863	—
Life Insurance Benefits	—	—	—	—	—	—	—	400,000
Statutory Benefits	759,132	759,132	759,132	759,132	759,132	759,132	759,132	759,132
Excise Tax & Gross-Up	—	—	—	—	—	—	—	—
Cash Severance	—	—	—	1,190,326	1,190,326	—	—	—

Benefits Payable

        Termination benefits represent the value of the pension benefits as if the participant terminates on December 31, 2008. Since the plan is a cash balance type plan, benefits are fully accrued and payable after 20 year of service.

        Disability benefits represent two years payment from the superannuation plan plus full superannuation benefits as if the participant becomes disabled on December 31, 2008.

        Death benefits represent the value of benefits as if the partipant became deceased on December 31, 2008.

Certain Transactions

        During 2008, the law firm of Williams & Jensen, P.C., of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that the Company will continue to utilize the services of Williams & Jensen, P.C. on various Company matters.

        In connection with his retirement, the Company entered into a consulting agreement with Mr. Young, a member of the Board. The agreement provides that Mr. Young, when and as requested by the chief executive officer, will provide consulting services and advice to the Company. The term of the agreement, which began on April 1, 2005 after Mr. Young ceased his employment with the Company, is for six years. Mr. Young may provide up to 60 days of advisory and consulting services in the first year of the agreement, up to 50 days of advisory and consulting services in the second year of the agreement and up to 40 days of advisory and consulting services in the third year of the agreement. During the term of the agreement and for two years thereafter, he will not accept employment with, or provide consulting or similar services to, any party on any matters having any possible conflict with the interests of the Company. For his services and commitments, the Company pays Mr. Young for his advisory and consulting services (i) an annual retainer of (a) $180,000 during the first year of the agreement, (b) $150,000 during the second year of the agreement, and (c) $120,000 during the third year of the agreement, and (ii) an additional fee of $3,000 for each day in excess of days per year specified above that he renders services as described above or for each day that he renders advisory and consulting services in the fourth through sixth years of the term of the agreement. The Company will reimburse him for reasonable expenses that he incurs in providing these services for the Company. In addition, during the term of the agreement the Company will provide him necessary office space, equipment and services. The principal service provided by Mr. Young under the agreement is to provide support for the Company in the form of witness testimony and consultation in certain third party reimbursement lawsuits the Company has pending. In March 2007, the Board approved an amendment to Mr. Young's consulting agreement under which, effective on the date of the Annual Meeting, Mr. Young would forego any further payments under the consulting agreement and would begin receiving compensation as a director. Prior to such amendment, Mr. Young had chosen to forego receipt of cash board fees to the extent the amounts paid to him under the consulting agreement exceeded the board fees to which he would otherwise have been entitled.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 15, 2009 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of the outstanding Common Stock known to the Company, each of the Company's directors, named executive officers and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage
Janus Capital Management LLC(2) 151 Detroit Street Denver, Colorado 80206	19,192,615		11.5
Wellington Management Company, LLP(3) 75 State Street Boston, Massachusetts 02109	10,799,580		6.5
Barclays Global Investors NA(4) 400 Howard Street San Francisco, California 94105	9,071,191		5.4
James W. Baehren(1)	141,060	(5)(6)	—	*
Gary F. Colter	12,398	(6)	—	*
L. Richard Crawford(1)	138,591	(5)(6)	—	*
Peter S. Hellman	3,104	(6)	—	*
David H. Y. Ho	0		—	*
Anastasia D. Kelly(1)	22,398	(6)	—	*
John J. McMackin, Jr.(1)	30,397	(6)	—	*
Corbin A. McNeill, Jr.	8,952	(6)	—	*
Gregory W. J. Ridder(1)	64,350	(7)	—	*
Hugh H. Roberts	2,986	(6)	—	*
Albert P. L. Stroucken(1)	724,211	(6)	—	*
Helge H. Wehmeier	19,502	(6)	—	*
Edward C. White(1)	107,759	(5)(6)	—	*
Dennis K. Williams	5,945	(6)	—	*
Thomas L. Young(1)	16,816	(6)	—	*
All directors and executive officers as a group (15 persons)(1)	1,298,469	(5)(6)	—	*

*
Indicates less that one percent (1%) ownership.

(1)
For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Ms. Kelly and Messrs. Baehren, Crawford, McMackin, Ridder, Stroucken, White and Young, and all directors and officers as a group. The number of shares beneficially owned includes the following shares subject to granted options:

Director/Officer	Options
James W. Baehren	57,526
L. Richard Crawford	57,910
Anastasia D. Kelly	10,000
John J. McMackin, Jr	10,000
Gregory W. J. Ridder	40,986
Albert P. L. Stroucken	512,211
Edward C. White	21,852
Thomas L. Young	5,000
All directors and executive officers as a group	715,485
(2)
The Schedule 13G dated February 17, 2009 received by the Company from Janus Capital Management LLC ("Janus"), indicated that Janus is the beneficial owner of 19,192,615 shares of the Common Stock, with sole power to vote or to direct the vote on 18,244,828 shares, shared power to vote or direct the vote on 947,787 shares, the sole power to dispose or to direct the disposition of 18,244,828 shares and the shared power to dispose or to direct the disposition of 947,787 shares. Janus Contrarian Fund, an investment company registered under the Investment Company Act of 1940 and one of the managed portfolios to which Janus provides investment advice, is the beneficial owner of 8,530,975 shares of the Common Stock, with sole power to vote or to direct the vote on 8,530,975 shares, and the sole power to dispose or to direct the disposition of 8,530,975 shares.

(3)
The Schedule 13G dated February 17, 2009 received by the Company from Wellington Management Company, LLP ("Wellington Management") indicated that Wellington Management, in its capacity as investment advisor, is the beneficial owner of 10,799,580 shares of the Common Stock, with shared power to vote or to direct the vote on 4,414,750 shares and the shared power to dispose or to direct the disposition of 10,775,080. The shares are held of record by clients of Wellington Management.

(4)
The Schedule 13G dated February 6, 2009 received by the Company from Barclays Global Investors, NA ("Barclays"), indicated that Barclays is the beneficial owner of 5,535,391 shares of Common Stock, with the sole power to vote or direct the vote on 4,582,781 shares and the sole power to dispose or to direct the disposition of 5,535,391 shares, Barclays Global Fund Advisors is the beneficial owner of 2,018,371 shares of Common Stock, with the sole power to vote or direct the vote on 2,007,918 shares and the sole power to dispose or to direct the disposition of 2,018,371 shares, Barclays Global Investors, LTD is the beneficial owner of 931,784 shares of Common Stock, with the sole power to vote or direct the vote on 785,216 shares and the sole power to dispose or to direct the disposition of 931,784 shares, Barclays Global Investors Japan Limited is the beneficial owner of 449,968 shares of Common Stock, with the sole power to vote or direct the vote on 449,968 shares and the sole power to dispose or to direct the disposition of 449,968 shares, Barclays Global Investors Canada Limited is the beneficial owner of 127,030 shares of Common Stock, with the sole power to vote or direct the vote on 127,030 shares and the sole power to dispose or to direct the disposition of 127,030 shares, and Barclays Global Investors Australia Limited is the beneficial owner of 8,647 shares of Common Stock, with the sole power to vote or direct the vote on 8,647 shares and the sole power to dispose or to direct the disposition of 8,647 shares.

(5)
The table includes the number of shares of Common Stock that Messrs. Baehren, Crawford and White, and all directors and executive officers as a group held in the Stock Purchase and Savings Program as of February 15, 2009. No shares are held in such program for Messrs. Ridder and Stroucken.

(6)
The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of February 15, 2009:

Officer	Shares
James W. Baehren	46,873
Gary F. Colter	5,945
L. Richard Crawford	43,745
Peter S. Hellman	3,104
Anastasia D. Kelly	5,945
John J. McMackin, Jr	5,945
Corbin A. McNeill, Jr	5,945
Hugh H. Roberts	1,586
Albert P. L. Stroucken	71,562
Helge H. Wehmeier	5,945
Edward C. White	34,216
Dennis K. Williams	5,945
Thomas L. Young	5,861
All directors and executive officers as a group	242,617
(7)
Excludes 15,747 unvested phantom shares over which Mr. Ridder has no voting or investment power.

 Description of certain indebtedness

The secured credit agreement

        On June 14, 2006, OI Group and certain subsidiary borrowers entered into the secured credit agreement. At March 31, 2009, the secured credit agreement included a $900.0 million revolving credit facility, a 225.0 million Australian dollar term loan, and a 110.8 million Canadian dollar term loan, each of which has a final maturity date of June 15, 2012. It also included a $191.5 million term loan and a €191.5 million term loan, each of which has a final maturity date of June 14, 2013. The revolving credit facility includes a $350.0 million letter of credit subfacility.

        As a result of the bankruptcy of Lehman Brothers Holdings Inc. and several of its subsidiaries, OI Group believes that the maximum amount available under the revolving credit facility was reduced by $32.3 million. After deducting amounts attributable to letters of credit and overdraft facilities that are supported by the revolving credit facility, at March 31, 2009, the subsidiary borrowers had unused availability of $641.8 million available under the revolving credit facility.

        The secured credit agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of OI Group and its subsidiaries to incur certain liens, make certain investments and acquisitions, become liable under contingent obligations in certain defined instances, make restricted junior payments, make certain asset sales, make capital expenditures beyond a certain threshold, engage in material transactions with shareholders and affiliates, participate in sale and leaseback financing arrangements, alter its fundamental business, amend certain outstanding debt obligations, and prepay certain outstanding debt obligations.

        The secured credit agreement also contains one financial maintenance covenant, a maximum leverage ratio covenant, that requires OI Group not to exceed a ratio calculated by dividing consolidated total debt (for OI Inc. and its subsidiaries), less cash and cash equivalents (short-term investments), by Consolidated Adjusted EBITDA, as defined in the secured credit agreement. The maximum leverage ratio covenant could restrict the ability of OI Group and it subsidiaries to undertake additional financing to the extent that such financing would cause the leverage ratio to exceed the specified maximum.

        Failure to comply with these covenants and restrictions could result in an event of default under the secured credit agreement. In such an event, the subsidiary borrowers could not request borrowings under the revolving facility, and all amounts outstanding under the secured credit agreement, together with accrued interest, could then be declared immediately due and payable. If an event of default occurs under the secured credit agreement and the lenders cause all of the outstanding debt obligations under the secured credit agreement to become due and payable, this would result in a default under a number of other outstanding debt securities and could lead to an acceleration of obligations related to these debt securities. A default or event of default under the secured credit agreement, indentures or agreements governing other indebtedness could also lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions.

        The leverage ratio also determines pricing under the secured credit agreement. The interest rate on borrowings under the secured credit agreement is, at OI Group's option, the Base Rate or the Eurocurrency Rate, as defined in the secured credit agreement, plus a margin. The margin is linked to the leverage ratio and/or the borrowers' senior secured debt rating. The margins range from 0.875% to 1.75% for Eurocurrency Rate loans and from -0.125% to 0.75% for Base Rate loans. In addition, a facility fee is payable on the revolving credit facility commitments ranging from 0.20% to 0.50% per annum linked to the leverage ratio. The weighted average interest rate on borrowings outstanding under the secured credit agreement at March 31, 2009 was 2.66%. As of March 31, 2009, OI Group was in compliance with all covenants and restrictions in the secured credit agreement. In addition,

OI Group believes that it will remain in compliance and that its ability to borrow funds under the secured credit agreement will not be adversely affected by such covenants and restrictions.

        Borrowings under the secured credit agreement are secured by substantially all of the assets of OI Group and substantially all the assets of OI Group's domestic subsidiaries and certain foreign subsidiaries, which have a book value of approximately $2.1 billion as of March 31, 2009. Borrowings are also secured by a pledge of intercompany debt and equity in most of OI Group's domestic subsidiaries and stock of certain foreign subsidiaries. All borrowings under the secured credit agreement are guaranteed by OI Group and substantially all of its domestic subsidiaries, and borrowings by foreign subsidiaries under the secured credit agreement are guaranteed by certain foreign subsidiaries.

Securitization program

        During October 2006, certain foreign subsidiaries entered into a €300 million European accounts receivable securitization program. The program extends through October 2011, subject to annual renewal of backup credit lines. In addition, certain foreign subsidiaries participate in a receivables financing program in the Asia Pacific region with a revolving funding commitment of 100 million Australian dollars and 25 million New Zealand dollars that extends through July 2009 and October 2009, respectively. At March 31, 2009, the balance of the securitization program was $255.2 million with a weighted average interest rate of 3.72%.

Indebtedness of OI Inc.

        OI Inc. has issued the following outstanding public debt securities:

  •
  $250.0 million of 7 1/2% Senior Debentures due 2010; and

  •
  $250.0 million of 7 4/5% Senior Debentures due 2018.

        We intend to use the net proceeds from the sale of the private notes to fund the repayment or repurchase of OI Inc.'s $250 million of 7 1/2% Senior Debentures due May 15, 2010, of which $221.9 million were repurchased on June 11, 2009 pursuant to a tender offer, and for general corporate purposes, including but not limited to, temporarily repaying borrowings under the secured credit agreement's revolving credit facility, funding OI Group's global footprint alignment initiative, and/or funding OI Group's strategic priorities.

        OI Inc.'s obligations under these outstanding public debt securities are guaranteed on a subordinated basis by OI Group and OI Packaging. The guarantees and the outstanding public debt securities are secured by a second priority lien on the intercompany debt owed to and capital stock owned by OI Group and OI Packaging.

        The guarantees by OI Group and OI Packaging are subordinated to the prior payment in full in cash of all obligations of the guarantors under the secured credit agreement. The guarantees by OI Group and OI Packaging of OI Inc.'s outstanding public debt securities will also be subordinated to the guarantees by OI Group and OI Packaging of our obligations under our outstanding senior notes and under the notes offered hereby. Each of OI Group and OI Packaging will be released and relieved of any obligations under its guarantee of OI Inc.'s outstanding public debt securities (1) in the event of a sale or other disposition of all or substantially all of the assets of such guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of its capital stock, to a person that is not a subsidiary of OI Inc., or (2) at the discretion of OI Inc., in the event that the guarantor is no longer a guarantor of our obligations under the secured credit agreement.

        The security interests securing OI Inc.'s outstanding public debt securities will terminate and the collateral will be released upon the earlier of:

  •
  payment in full of all obligations under the secured credit agreement and the cancellation or termination of the secured credit agreement and related letters of credit and the written election of OI Group and OI Packaging; and

  •
  the first date on which the pledged collateral no longer secures any obligations under the secured credit agreement and upon the written election of OI Group and OI Packaging.

        In addition, lenders under the secured credit agreement have the ability to direct the collateral agent to release the collateral upon the approval of the requisite percentage of lenders under the secured credit agreement.

Indebtedness of Owens-Brockway Glass Container Inc. and OI European Group B.V.

        Owens-Brockway Glass Container Inc. has the following outstanding public debt securities:

  •
  $450.0 million of 8 1/4% Senior Notes due 2013;

  •
  $400.0 million of 6 3/4% Senior Notes due 2014; and

  •
  €225.0 million of 6 3/4% Senior Notes due 2014.

        The terms of the senior notes are substantially the same as these notes and are guaranteed by OI Group and the same domestic subsidiaries that guarantee these notes.

        OI European Group B.V. has outstanding of €300 million 6 7/8% Senior Notes due 2017. The terms of those senior notes are substantially the same as these notes. The guarantors of those senior notes include OI Group, its domestic subsidiaries that guarantee these notes and us. Therefore, these notes are effectively junior to the 6 7/8% Senior Notes due 2017.

 Description of notes

        You can find the definitions of certain terms used in this description under "—Certain definitions." In this description, the word "Company" refers only to Owens-Brockway Glass Container Inc. and not to any of its subsidiaries, the term "OI Packaging" refers to Owens-Brockway Packaging, Inc., the Company's direct parent, and not to any of its subsidiaries and the term "OI Group" refers to Owens-Illinois Group, Inc., the Company's indirect parent, and not to any of its subsidiaries. OI Group and certain of the subsidiaries of OI Group guarantee the notes and are subject to many of the provisions contained in this Description of Notes. Unless the context requires otherwise, references to "notes" include the notes and any exchange notes and "additional notes" (as defined below) that are issued.

        The Company issued the private notes and will issue the exchange notes under an Indenture (the "Indenture") among itself, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the notes. Certain defined terms used in this description but not defined below under "—Certain definitions" have the meanings assigned to them in the Indenture.

Brief description of the notes and the guarantees

The notes:

  •
  are senior obligations of the Company;

  •
  are pari passu in right of payment with existing, and any future, senior Indebtedness of the Company; and

  •
  are guaranteed on a senior basis by the Guarantors.

The guarantees

        The notes are guaranteed by OI Group and all existing and future Domestic Subsidiaries of OI Group that guarantee the Credit Agreement. All of OI Group's Subsidiaries, other than its Foreign Subsidiaries, are "Domestic Subsidiaries." In the future, OI Group may have additional Subsidiaries which are not Domestic Subsidiaries and may also have additional Domestic Subsidiaries which do not guarantee the notes.

Each guarantee of the notes:

  •
  is a senior obligation of the Guarantor; and

  •
  is pari passu in right of payment with existing and any future senior Indebtedness of the Guarantor.

        All of OI Group's Subsidiaries, including the Company, are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain covenants—Designation of restricted and unrestricted subsidiaries," OI Group will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." The Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the notes.

Principal, maturity and interest

        The Indenture does not limit the maximum aggregate principal amount of notes that the Company may issue thereunder. The Company will issue an aggregate principal amount of $600 million of notes in the exchange offer. The Company may issue additional notes (the "additional notes") from time to time after the exchange offer. The notes and any additional notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture.

        The Company will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on May 15, 2016.

        Interest on the notes will accrue at the rate of 7 3/8% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2009. The Company will make each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

        Interest on the exchange notes will accrue from the last interest payment date on which interest was paid, or if no interest was paid on the private notes, from the date of issuance of the private notes, which was May 12, 2009. Holders whose private notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the private notes.

Methods of receiving payments on the notes; paying agent and registrar for the notes

        If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and additional interest, if any, on that Holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

        The Trustee will initially act as paying agent and registrar for the notes. The Company may change the paying agent or registrar without prior notice to the Holders and the Company or one of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of it for all purposes.

Guarantees

        The Guarantors jointly and severally guarantee the due and punctual payment of principal and of interest on the notes and all other obligations of the Company under the Indenture. The Guarantees of the notes (including the payment of principal of, premium, if any, and interest on the notes) are senior obligations of such Guarantors and rank pari passu in right of payment with all existing and future senior obligations of the Guarantors and are senior to all subordinated obligations of such Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk factors—Risks relating to the notes—United States fraudulent transfer considerations—U.S. federal and state laws permit a court to void the notes or the guarantees under certain circumstances."

        Until such time as all Guarantees of the notes by the Guarantors have been released in accordance with the terms of the Indenture, OI Group will cause each Domestic Subsidiary that guarantees the Company's obligations under the Credit Agreement to become a Guarantor under the Indenture and thereby guarantee the notes on the terms and conditions set forth in the Indenture. Upon the release of a Guarantee by a Domestic Subsidiary under the Credit Agreement, the Guarantee of such Domestic Subsidiary under the Indenture will be released and discharged at such time. In the event any such Domestic Subsidiary thereafter guarantees obligations under the Credit Agreement (or such released Guarantee under the Credit Agreement is reinstated or renewed), then such Domestic Subsidiary will guarantee the notes on the terms and conditions set forth in the Indenture.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Event of Default exists under the Indenture; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

  (b)
  such sale or other disposition complies with the "Asset Sale" provisions of the Indenture, including the application of the Net Proceeds therefrom.

        The Guarantee of a Guarantor will be released:

  •
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the "Asset Sale" provisions of the Indenture;

  •
  in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale of all such Capital Stock of that Guarantor complies with the "Asset Sale" provisions of the Indenture; or

  •
  if OI Group properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

        The Guarantees will also be released in the circumstances described below under the caption "—Certain covenants—Merger, consolidation or sale of assets."

Ranking

        The notes are senior obligations of the Company and rank pari passu in right of payment with all existing and future senior obligations of the Company (including Indebtedness of the Company under the Credit Agreement and the Existing Senior Notes issued by the Company) and are senior in right of payment to all subordinated obligations of the Company. The notes are guaranteed by the Guarantors to the extent set forth above under "—Guarantees." The Guarantees of the notes rank equal in right of payment to the Guarantees of OI Group and the other Guarantors of their existing and future senior obligations, including their obligations under the Credit Agreement and the Existing Senior Notes, and senior in right of payment to all subordinated obligations of the Guarantors, including the guarantees of OI Group and OI Packaging of the obligations of OI Group's parent, OI Inc., related to the OI Inc. Senior Notes.

        The notes are effectively subordinated to obligations under the Credit Agreement to the extent those obligations are secured by collateral. In addition, the OI Inc. Senior Notes and the Guarantees thereof are secured by a second priority lien on the capital stock owned by, and intercompany debt owed to, OI Packaging and OI Group. If the holders of the OI Inc. Senior Notes were to foreclose on the intercompany debt owed to OI Packaging by the Company and/or owed to OI Packaging or OI Group by certain of the guarantors of the notes, such holders would have a direct claim under the intercompany debt as a creditor of the Company and/or such guarantors. However, the terms of the intercompany debt expressly subordinate the payment of that intercompany debt to the prior payment of all of the existing and future senior indebtedness of the Company and such guarantors, including the notes and the Guarantees thereof. Finally, if the holders of the OI Inc. Senior Notes were to foreclose on the capital stock of the Company and/or such guarantors, such holders would not have a direct claim as a creditor of the Company or any such guarantor. Therefore, claims of the holders of the notes against the Company and/or such guarantors are effectively senior to the claims of the holders of the OI Inc. Senior Notes.

        As of and for the three months ended March 31, 2009, the nonguarantor Subsidiaries represented approximately:

  •
  71% of OI Group's consolidated net sales;

  •
  77% of OI Group's consolidated total assets.

        As of March 31, 2009, the liabilities of the nonguarantor Subsidiaries on a consolidated basis were approximately $3.1 billion. In addition, the notes and guarantees will be effectively junior to any liabilities, including trade payables, of any nonguarantor subsidiaries.

        As of March 31, 2009, OI Group had approximately $3.3 billion of total consolidated indebtedness, which includes approximately $832 million of secured indebtedness under the Credit Agreement.

Optional redemption

        The notes are redeemable at the Company's option prior to maturity. The Company cannot predict with any certainty the criteria that it will use in determining whether to redeem the notes. The general economic environment, the Company's capitalization, the interest rate environment and the Company's cash flow are just a few of the many factors that may influence the Company's decision. The Company may, for example, be more likely to redeem the notes if interest rates are low or if the Company has substantial excess cash flow.

        At any time prior to May 15, 2012, the Company may redeem on any one or more occasions up to 40% of the aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) at a redemption price of 107.375% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by OI Inc. to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock (other than Disqualified Stock) of the Company; provided that:

  (1)
  at least 60% of the aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) remains outstanding immediately after the occurrence of such redemption of notes (excluding notes held by OI Inc. and its Subsidiaries); and

  (2)
  the redemption must occur within 60 days of the date of the closing of such Equity Offering.

        At any time prior to maturity, the Company may redeem all or a part of the notes, upon not less than 10 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the notes to be redeemed; and

  (2)
  the present value at the redemption date (in each case, discounted from the applicable scheduled payment date) of (1) 100% of the principal amount of the notes to be redeemed plus (2) the remaining scheduled payments of interest from the redemption date through maturity (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (determined on the second business day immediately preceding the date of redemption) plus 50 basis points, plus, in either case, accrued and unpaid interest and additional interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the notes on the relevant interest payment date).

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to maturity; provided, however, that if the period from the redemption date to maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Mandatory redemption

        The Company will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the option of holders

Change of Control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all the notes as described under "—Optional redemption," each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder's notes pursuant to a change of control offer on the terms set forth in the Indenture (a "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and additional interest, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

        The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The indentures for the Existing Senior Notes contain a similar Change of Control covenant.

        The Credit Agreement provides that certain change of control events with respect to OI Inc., OI Group and the Company would constitute a default under that agreement. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the notes by its debt instruments or agreements, the Company could seek consent to purchase the notes or could attempt to refinance its borrowings under such instruments and agreements. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing the notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  OI Group (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such Fair Market Value is determined in good faith by OI Group and a certification to that effect is set forth in an Officers' Certificate delivered to the Trustee; and

  (3)
  at least 75% of the consideration therefore received by OI Group or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on OI Group's or such Restricted Subsidiary's most recent balance sheet) of OI Group or any Restricted Subsidiary of OI Group (other than liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any such assets which assumption releases OI Group or such Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by OI Group or any such Restricted Subsidiary from such transferee that are converted within 180 days by OI Group or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

  (c)
  any Designated Noncash Consideration received by OI Group or any Restricted Subsidiary of OI Group in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value);

provided, that the 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash portion of such consideration received therefor on an after-tax basis, determined in accordance with clause (3) above, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with such 75% limitation.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, OI Group or such Restricted Subsidiary may apply such Net Proceeds at its option:

  (1)
  to repay senior Indebtedness of the Company or any Guarantor (including the Existing Senior Notes issued by OI European Group B.V.) and, if the senior Indebtedness of the Company or any Guarantor repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, if the terms of such revolving credit Indebtedness would require such a commitment reduction; provided, however, that a non-Guarantor Restricted Subsidiary may use the Net Proceeds from an Asset Sale to repay senior Indebtedness of OI Group or any Restricted Subsidiary of OI Group;

  (2)
  to make payments required to be made with respect to the outstanding OI Inc. Senior Notes;

  (3)
  to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

  (4)
  to make a capital expenditure in or that is used or useful in a Permitted Business;

  (5)
  to acquire other long-term assets in or that are used or useful in a Permitted Business; or

  (6)
  to make an Investment in any one or more businesses (provided that such Investment in any business may be in the form of the acquisition of Capital Stock so long as it results in OI Group or a Restricted Subsidiary of OI Group, as the case may be, owning a majority of the Capital Stock of such business), properties or assets that replace the businesses, properties and assets that are the subject of such Asset Sale; provided, however, that any such business, properties and assets of OI Group or a Guarantor that are the subject of an Asset Sale are invested in one or more businesses, properties or assets that constitute or are owned or will be owned by a Guarantor or a Restricted Subsidiary that becomes a Guarantor.

        Pending the final application of any such Net Proceeds, OI Group or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders of notes and all Holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (including the Existing Senior Notes issued by the Company) to purchase the maximum principal amount of notes, and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

        The agreements governing OI Group's Indebtedness or the Company's other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company or OI Group. Finally, the Company's ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company's or OI Group's then existing financial resources.

Selection and notice

        If less than all of the outstanding notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed (as certified to the Trustee by the Company); or

  (2)
  if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 10 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain covenants

Fall-away event

        If at any time the notes have achieved the Investment Grade Ratings, OI Group and the Restricted Subsidiaries of OI Group will thereafter no longer be subject to the covenant under "—Repurchase at the option of holders—Asset Sales" or the following provisions of the Indenture under "—Certain covenants" (even if the notes subsequently cease to have the Investment Grade Ratings):

  •
  "—Restricted payments,"

  •
  "—Incurrence of indebtedness and issuance of preferred stock,"

  •
  "—Liens," other than the provisions described under the next paragraph,

  •
  "—Dividend and other payment restrictions affecting restricted subsidiaries,"

  •
  "—Transactions with affiliates,"

  •
  "—Additional guarantees,"

  •
  "—Payments for consent" and

  •
  Clause (4) of the first paragraph of "—Merger, consolidation or sale of assets"

        (collectively, the "Extinguished Covenants"), provided that if upon the receipt by the notes of the Investment Grade Ratings, a Default or Event of Default has occurred and is continuing under the Indenture, the Company will continue to be subject to the Extinguished Covenants until such time as no Default or Event of Default is continuing.

        Notwithstanding the foregoing, at the time OI Group and the Restricted Subsidiaries are no longer subject to the Extinguished Covenants, neither OI Group nor any of its Domestic Subsidiaries will create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any of its Domestic Subsidiaries, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement; (ii) Liens existing on the Issue Date; (iii) Liens granted after the Issue Date on any assets of OI Group or any of its Domestic Subsidiaries securing Indebtedness of OI Group or any of its Domestic Subsidiaries created in favor of the Holders of the notes; (iv) Liens securing Indebtedness which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any assets of OI Group or any of its Domestic Subsidiaries other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted; (v) Investment Grade Permitted Liens; or (vi) Liens created in substitution of or as replacement for any Liens permitted by the preceding clauses (i) through (v) or this clause (vi), provided that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced. Upon the assignment of the Company's obligations under the Indenture to OI Inc. as described in the last paragraph of the covenant described below under the caption "—Merger, consolidation or sale of assets," the limitations described in this paragraph will apply to Liens securing Indebtedness of OI Inc. and its Domestic Subsidiaries in lieu of Liens securing Indebtedness of OI Group and its Domestic Subsidiaries.

Restricted payments

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other distribution on account of OI Group's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) or to the direct or indirect holders of OI Group's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of OI Group or such Restricted Subsidiaries); provided that the foregoing will not limit or preclude:

  (a)
  the declaration or payment of dividends or distributions to OI Group, the Company or any Guarantor;

  (b)
  the declaration or payment of dividends or distributions to holders of Equity Interests of a Guarantor (other than OI Group or a Subsidiary of OI Group) on a pro rata basis with all other holders; or

  (c)
  the declaration or payment of dividends or distributions by non-Guarantor Restricted Subsidiaries to the holders of their Equity Interests on a pro rata basis;

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) any Equity Interests of OI Group or any direct or indirect parent of OI Group;

  (3)
  purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Guarantees of the notes, except for (a) payments of or related to Intercompany Indebtedness (other than Intercompany Indebtedness owing to OI Inc. by OI Group), (b) a payment of interest or principal at the Stated Maturity thereof (other than Intercompany Indebtedness owing to OI Inc. by OI Group) or (c) the purchase, repurchase, defeasance, acquisition or retirement for value of Indebtedness of a Foreign Subsidiary by a Foreign Subsidiary; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  OI Group would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of indebtedness and issuance of preferred stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by OI Group and its Restricted Subsidiaries after the Issue Date (excluding Restricted

    Payments permitted by clauses (2), (3), (4), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a)
    50% of the Consolidated Net Income of OI Group for the period (taken as one accounting period) from April 1, 2007 to the end of OI Group's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

    (b)
    100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by OI Group since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of OI Group (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of OI Group that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of OI Group); plus

    (c)
    to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated, the cash plus the Fair Market Value of any marketable securities received upon the sale or liquidation of such Restricted Investment (less the cost of disposition, if any); plus

    (d)
    $15.0 million.

        So long as (solely with respect to clauses (2), (3), (5) and (7) below) no Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of OI Group or any Restricted Subsidiary of OI Group or of any Equity Interests of OI Group in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of OI Group) of, Equity Interests of OI Group (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of the OI Inc. Senior Notes;

  (4)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of OI Group (other than the OI Inc. Senior Notes) or any Restricted Subsidiary of OI Group with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (5)
  the repurchase, redemption or other acquisition or retirement (or dividends or distributions to OI Inc. or payments of Intercompany Indebtedness, in each case, to finance such repurchase, retirement or other acquisition) for value of any Equity Interests of OI Inc., OI Group or any Restricted Subsidiary of OI Group held by any member of OI Inc.'s, OI Group's or any Restricted Subsidiary of OI Group's management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any twelve-month period;

  (6)
  any OI Inc. Ordinary Course Payment; and

  (7)
  dividends or distributions to OI Inc. or payments of Intercompany Indebtedness to allow OI Inc. to pay cash dividends on any shares of preferred stock of OI Inc. issued after the Issue Date in an amount not to exceed $25.0 million in any twelve-month period.

        The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by OI Group or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by OI Group.

Incurrence of indebtedness and issuance of preferred stock

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, "incur") with respect to any Indebtedness (including Acquired Debt), and OI Group will not issue any Disqualified Stock and OI Group will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that OI Group and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and may issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for OI Group's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by OI Group or its Restricted Subsidiaries of Indebtedness under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $4.5 billion (of which not more than $2.75 billion of such Indebtedness shall be incurred by Restricted Subsidiaries (for the avoidance of doubt, other than the Company) that are not Guarantors);

  (2)
  the incurrence by OI Group and any Restricted Subsidiary of OI Group of the Existing Indebtedness;

  (3)
  the incurrence by OI Group, the Company and the Guarantors of Indebtedness represented by the notes and the related Guarantees to be issued on the Issue Date and the notes to be issued in exchange therefor as contemplated by the Registration Rights Agreement;

  (4)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 3.0% of Tangible Assets;

  (5)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of OI Group or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed 5.0% of Tangible Assets, as measured after giving effect to such transaction;

  (6)
  provided that so long as no Default shall have occurred or be continuing or would be caused thereby, the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness in

    exchange for, or the proceeds of which are or will be used to refund, refinance or replace the OI Inc. Senior Notes.

  (7)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are or will be used to refund, refinance or replace Indebtedness (other than Intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (6) or (7) of this paragraph;

  (8)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among OI Group and any of its Restricted Subsidiaries and with respect to OI Group only, between OI Group and OI Inc.; provided, however, that:

  (a)
  if OI Group, the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Guarantees of the notes, in the case of OI Group or a Guarantor;

  (b)
  any incurrence by OI Group of Intercompany Indebtedness to OI Inc. after the Issue Date will be in exchange for cash loans or advances from OI Inc. in the ordinary course of business consistent with past practices; and

  (c)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than OI Group or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either OI Group or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by OI Group or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

  (9)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Hedging Obligations;

  (10)
  provided that so long as no Default shall have occurred or be continuing or would be caused thereby, the incurrence by any Foreign Subsidiary of OI Group of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300.0 million, in addition to the $2.75 billion of Indebtedness that may be incurred under clause (1) of this paragraph;

  (11)
  (i) the Guarantee by the Company or any of the Guarantors of Indebtedness of OI Group or any Restricted Subsidiary of OI Group and (ii) the Guarantee by any Foreign Subsidiary of Indebtedness of OI Group or any Restricted Subsidiary of OI Group, in each case, that was permitted to be incurred by another provision of this covenant;

  (12)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant or an issuance of Disqualified Stock; provided, in each such case, that the amount thereof is included in Fixed Charges of OI Group as accrued;

  (13)
  the incurrence by OI Group or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $300.0 million;

  (14)
  Indebtedness arising from agreements of OI Group or a Restricted Subsidiary of OI Group providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of OI Group or any such Restricted Subsidiary of OI Group (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness that is permitted to be incurred pursuant to this clause (14) shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by OI Group and its Restricted Subsidiaries in connection with such disposition;

  (15)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred or deemed incurred or cash consideration received from the sale of accounts receivable by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables;

  (16)
  obligations in respect of performance and surety bonds and completion guarantees provided by OI Group or any of its Restricted Subsidiaries in the ordinary course of business;

  (17)
  Indebtedness incurred by OI Group or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

  (18)
  the incurrence by OI Group or any of its Restricted Subsidiaries of Acquired Debt, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed 5.0% of Tangible Assets, as measured after giving effect to the transaction for which the Acquired Debt was incurred.

        The Company will not incur any Indebtedness (including Permitted Debt) after the Issue Date that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially similar terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured. Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) or (2) of the definition of Permitted Debt above.

        OI Group will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) after the Issue Date that is contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the obligations under the notes or Guarantees of the notes on substantially similar terms; provided, however, that no Indebtedness of OI Group or the Guarantors shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of indebtedness and issuance of preferred stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant, or later reclassify all or a portion of such item of Indebtedness.

Liens

        Neither OI Group nor any Restricted Subsidiary of OI Group will create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any Restricted Subsidiary of OI Group, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

  (1)
  Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement;

  (2)
  Liens existing on the Issue Date;

  (3)
  Liens granted after the Issue Date on any assets of OI Group or any of its Restricted Subsidiaries securing Indebtedness of OI Group or any of its Restricted Subsidiaries created in favor of the Holders of the notes;

  (4)
  Liens securing Indebtedness of OI Group or any Restricted Subsidiary of OI Group which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that such Liens do not extend to or cover any assets of OI Group or any Restricted Subsidiary of OI Group other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted;

  (5)
  Permitted Liens; and

  (6)
  Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (5) or this clause (6), provided that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced.

        So long as the Credit Agreement is in effect, if the notes are secured pursuant to the first sentence of the foregoing covenant, the notes will be considered equally and ratably secured if they are secured pursuant to terms and provisions, including any collateral or other exclusions or exceptions described therein, no less favorable to the holders of the notes than those set forth in, or contemplated by, the Credit Agreement with respect to any Specified New Senior Debt.

Dividend and other payment restrictions affecting restricted subsidiaries

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to OI Group or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to OI Group or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to OI Group or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to OI Group or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness, Credit Facilities, charter documents and shareholder agreements as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, Credit Facilities, charter documents and shareholders agreements as in effect on the Issue Date;

  (2)
  the Indenture, the notes, the Collateral Documents, the Offshore Collateral Documents and the Guarantees of the notes;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by OI Group or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  purchase money obligations, including Capital Lease Obligations and obligations under mortgages, for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this covenant;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary of OI Group that restricts any of the foregoing by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

  (9)
  Permitted Liens or Investment Grade Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.

        Nothing contained in this covenant shall prevent OI Group or a Restricted Subsidiary of OI Group from entering into any agreement (x) permitting or providing for the incurrence of Liens otherwise permitted by the applicable "Liens" covenant or (y) restricting the sale or other disposition of property securing Indebtedness.

Merger, consolidation or sale of assets

        OI Group will not, in any transaction or series of transactions, merge or consolidate with or into, or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person or Persons, and OI Group will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of OI Group and its Restricted Subsidiaries, on a consolidated basis, to any other Person or Persons, unless at the time and after giving effect thereto:

  (1)
  either: (a) OI Group or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than OI Group or such Restricted Subsidiary) (the "Successor Company") or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (2)
  the Successor Company (if other than OI Group or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of OI Group or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor), as the case may be, under the notes, the Indenture and the Registration Rights Agreement pursuant to agreements satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists; and

  (4)
  OI Group or the Successor Company formed by or surviving any such consolidation or merger (if other than OI Group), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will have, immediately after such transaction, a Fixed Charge Coverage Ratio equal to or greater than such ratio for OI Group immediately prior to such transaction.

        This "Merger, consolidation or sale of assets" covenant will not apply to (i) a merger or consolidation of OI Group, the Company or any of the Guarantors with or into any other of the Company, OI Group or any of the Guarantors or the sale, assignment, conveyance, transfer, lease or other disposition of assets between or among the Company, OI Group and any of its Guarantors and (ii) a merger or consolidation of any Foreign Subsidiary with or into OI Group or any of its Restricted Subsidiaries or the sale, assignment, conveyance, transfer, lease or other disposition of assets from any Foreign Subsidiary to OI Group or any of its Restricted Subsidiaries.

        On and after the first anniversary of the Issue Date, the Company will be permitted to assign its obligations under the notes and the Indenture to OI Inc., and the Company and each Guarantor would thereafter be released from its obligations under the notes, the Guarantees thereof and the Indenture, provided that (1) OI Inc. assumes all of the obligations under those notes and the Indenture and (2) the obligations of each Credit Agreement Domestic Borrower under the Credit Agreement have been or will be concurrently assumed by OI Inc.

Transactions with affiliates

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction") involving aggregate payments in consideration in excess of $5.0 million, unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to OI Group or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by OI Group or such Restricted Subsidiary with an unrelated Person; and

  (2)
  OI Group delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  transactions between or among OI Group and/or its Restricted Subsidiaries;

  (2)
  transactions between OI Group and/or its Restricted Subsidiaries on the one hand, and OI Inc. on the other, that are in the ordinary course of business consistent with past practices;

  (3)
  payment of reasonable directors fees;

  (4)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted payments";

  (5)
  the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group;

  (6)
  transactions in which OI Group or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an investment banking firm of nationally recognized standing stating that such transaction is fair to OI Group or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

  (7)
  in addition to any payments referred to in (5) above, payments or loans to officers, directors and employees of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group for business or personal purposes and other loans and advances, in accordance with any policy of OI Group which shall have been approved by the Board of Directors of OI Group in good faith from time to time, to such officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group;

  (8)
  any agreement in effect as of the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby;

  (9)
  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to OI Group or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of OI Group or the senior management thereof; and

  (10)
  transactions involving the sale of accounts receivables by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell receivables.

Additional guarantees

        If a Domestic Subsidiary of OI Group or any of its Restricted Subsidiaries guarantees Indebtedness under the Credit Agreement, including the reinstatement or renewal of a Guarantee of Indebtedness under the Credit Agreement previously released under the Credit Agreement, then that Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 business days of the date on which it executes a guarantee under the Credit Agreement.

Designation of restricted and unrestricted subsidiaries

        The Board of Directors of OI Group may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall the business currently operated by the Company be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by OI Group and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of OI Group may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of OI Group of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain covenants—Incurrence of indebtedness and issuance of preferred stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on issuances of guarantees of indebtedness

        OI Group will not permit any of its Domestic Subsidiaries, directly or indirectly, to guarantee the payment of any other Indebtedness of the Company or OI Group unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Domestic Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness.

        Notwithstanding the preceding paragraph, any Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Guarantees." The form of the Guarantee will be attached as an exhibit to, or included in, the Indenture.

Payments for consent

        OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Guarantees unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the Commission, so long as any notes are outstanding, OI Group will furnish to the Holders of the notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if OI Group were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by OI Group's independent registered public accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if OI Group were required to file such reports.

        In addition, whether or not required by the Commission, OI Group will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of default and remedies

        Each of the following is an Event of Default with respect to the notes:

  (1)
  default for 30 days in the payment when due of interest on, or additional interest, if any, with respect to, the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by OI Group or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the option of holders—Change of Control," "—Repurchase at the option of holders—Asset Sales" or "—Certain covenants—Merger, consolidation or sale of assets";

  (4)
  failure by OI Group or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture, the notes and the Guarantees of the notes (with respect to any Guarantor);

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OI Group or any Restricted Subsidiary (or the payment of which is guaranteed by OI Group or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity; provided, that an Event of Default will not be deemed to occur with respect to any such accelerated Indebtedness which is repaid or prepaid within 20 business days after such declaration;

    and, in any individual case, the principal amount of any such Indebtedness is equal to or in excess of $50.0 million, or such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

  (6)
  any final judgment or order for payment of money in excess of $50.0 million in any individual case and $100.0 million in the aggregate at any time shall be rendered against OI Group or any of its Restricted Subsidiaries and such judgment shall not have been paid, discharged or stayed for a period of 60 days;

  (7)
  except as permitted by the Indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes; and

  (8)
  certain events of bankruptcy or insolvency with respect to the Company, OI Group or any Significant Subsidiary of OI Group.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to OI Group or any Significant Subsidiary of OI Group, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        A Holder of notes may not pursue any remedy with respect to the Indenture, the notes or any Guarantee unless: (1) the Holder gives to the Trustee written notice of a continuing Event of Default; (2) the Holders of at least 25% in principal amount of such notes outstanding make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and (5) during such 30-day period the Holders of a majority in principal amount of the outstanding notes do not give the Trustee a direction which is inconsistent with the request. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or additional interest) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or additional interest on, or the principal of, the notes.

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees, incorporators and stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Guarantees of the notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees of such notes ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which OI Group or the Company or any of their Restricted Subsidiaries are a party or by which OI Group or the Company or any of such Restricted Subsidiaries are bound;

  (6)
  the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (8)
  the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

        Except as provided in the next two succeeding paragraphs, the notes, the Guarantees thereof and the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the notes, the Guarantees thereof or the Indenture may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes;

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or additional interest, if any, on the notes;

  (7)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Guarantee or the Indenture;

  (8)
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes or the Guarantees of the notes;

  (9)
  amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "—Repurchase at the option of holders—Asset Sales" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "—Repurchase at the option of holders—Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto;

  (10)
  except as otherwise permitted under the "—Merger, consolidation and sale of assets" covenant, consent to the assignment or transfer by OI Group, the Company or any Guarantor of any of their rights or obligations under the Indenture;

  (11)
  amend or modify any of the provisions of the Indenture or any Guarantee of the notes in a manner material and adverse to the Holders of the notes except in accordance with the terms of the Indenture or such Guarantee; or

  (12)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the notes, the Guarantees and the Indenture to:

  (1)
  cure any ambiguity, defect or inconsistency;

  (2)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  provide for the assumption of the Company's or any Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all the Company's or such Guarantor's assets;

  (4)
  provide for the assumption of the Company's obligations to Holders of the notes by OI Inc. in accordance with the provisions of the Indenture;

  (5)
  make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture or the Guarantees of the notes of any such Holder (including, but not limited to, adding a Guarantor under the Indenture);

  (6)
  comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (7)
  comply with the "Merger, consolidation or sale of assets" covenant; or

  (8)
  conform the text of the notes, the Guarantees or the Indenture to any provision of this "Description of notes" to the extent that such provision in this "Description of notes" was intended to be a verbatim recitation of a provision of the notes, the Guarantees or the Indenture.

        The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all the Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect as to the notes, when:

  (1)
  either:

  (a)
  all the notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

  (b)
  all the notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (3)
  the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the trustee

        If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-entry, delivery and form

        The exchange notes will initially be represented by a global note in registered form without interest coupons attached (the "Global Notes"). The Global Note representing the notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Depository procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised the Company that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  the Company delivers to the Trustee notice from DTC that (a) it is unwilling or unable to continue as depositary for the Global Notes or (b) it has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor depositary;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to investors," unless that legend is not required by applicable law.

Exchange of certificated notes for global notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the registrar a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same day settlement and payment

        The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTAL Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of OI Group and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Certain covenants—Merger, consolidation or sale of assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of OI Group's Restricted Subsidiaries or the sale of Equity Interests in any of OI Group's Restricted Subsidiaries.

  Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $10.0 million;

  (2)
  a transfer of assets between or among OI Group and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of OI Group to OI Group or to another Restricted Subsidiary of OI Group;

  (4)
  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the sale, lease, conveyance or other disposition of any assets securing the Credit Agreement in connection with the enforcement of the security interests contained therein pursuant to the terms of the Intercreditor Agreement;

  (6)
  the sale or other disposition of cash or Cash Equivalents;

  (7)
  a Restricted Payment that is permitted by the covenant described above under the caption "—Certain covenants—Restricted payments"; and

  (8)
  the exchange of assets held by OI Group or a Restricted Subsidiary of OI Group for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by OI Group or such Restricted Subsidiary of OI Group in any such exchange will immediately constitute, be part of, or be used in a Permitted Business; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged as determined in good faith by OI Group.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and (a) backed by the full faith and credit of the United States or (b) having a rating of at least AAA from S&P or at least Aaa from Moody's, in each case maturing not more than one year from the date of acquisition;

  (3)
  securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's;

  (4)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender under the Credit Agreement or any domestic commercial bank having capital and surplus of not less than $250.0 million;

  (5)
  repurchase and reverse repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

  (6)
  commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year from the date of creation thereof; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or that has a rating of at least AAA from S&P or at least Aaa from Moody's.

        "Change of Control" means the occurrence of any of the following:

  (1)
  OI Inc. or OI Group becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 35% or more of the total voting power of the Voting Stock of OI Inc.; or

  (2)
  the first day on which a majority of the members of the Board of Directors of OI Inc. are not Continuing Directors; or

  (3)
  the first day on which OI Inc. fails to own 100% of the issued and outstanding Equity Interests of OI Group.

        "Collateral Documents" means, collectively, the Intercreditor Agreement, the Pledge Agreement and the Security Agreement, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed, replaced or restructured from time to time and the Mortgages each as in effect on the Issue Date and any additional Mortgages created from time to time, and as amended, amended and restated, modified, renewed or replaced from time to time.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss realized by such Person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including without limitation amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges and expenses were deducted in computing such Consolidated Net Income; minus

  (5)
  an amount equal to any extraordinary gain realized by such Person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such gains were included in computing such Consolidated Net Income; minus

  (6)
  pension expenses, retiree medical expenses and any other material non-cash items increasing Consolidated Net Income for such period that are disclosed in such Person's financial statements, other than accrual of revenue in the ordinary course of business, in each case without duplication, on a consolidated basis and determined in accordance with GAAP; minus

  (7)
  net cash payments to OI Inc. by OI Group for (i) claims of persons for exposure to asbestos containing products and expenses related thereto and (ii) dividends on any outstanding preferred stock of OI Inc., in each case without duplication, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash charges and expenses of, a Restricted Subsidiary of OI Group will be added to Consolidated Net Income to compute Consolidated Cash Flow of OI Group only to the extent that a corresponding amount would be permitted at the date of determination to be dividend to OI Group by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and would not be prohibited, directly or indirectly, by the operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on January 24, 2002.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the specified Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, is prohibited, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on January 24, 2002;

  (3)
  the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

  (4)
  the cumulative effect of a change in accounting principles under GAAP will be excluded;

  (5)
  all extraordinary, unusual or nonrecurring gains and losses (including without limitation any one-time costs incurred in connection with acquisitions) (together with any related provision for taxes) will be excluded;

  (6)
  any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition of any property, plant or equipment of the specified Person or its Restricted Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition by the specified Person or any Restricted Subsidiary of the specified Person of any Capital Stock of any Person or any Asset Sale will be excluded to the extent that any such gain or loss exceeds $5.0 million with respect to any one occurrence or $15.0 million in the aggregate with respect to gains or losses during any twelve-month period;

  (7)
  the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

  (8)
  any deduction for noncontrolling interest in earnings of Subsidiaries will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of OI Inc., who:

  (1)
  was a member of such Board of Directors on the Issue Date; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means the credit agreement, dated as of June 14, 2006, by and among the Borrowers named therein, OI Group, Owens- Illinois General, Inc., as Borrower's Agent, Deutsche Bank AG, New York Branch, as Administrative Agent, and the Arrangers, the other Agents and the Lenders named therein or party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, refunded, replaced, substituted or refinanced or otherwise restructured (including but not limited to, the inclusion of additional borrowers thereunder) from time to time.

        "Credit Agreement Domestic Borrowers" means the Company to the extent at the time of determination the Company is a borrower under the Credit Agreement and any other Domestic Subsidiary of OI Group that is, at the relevant time, a borrower under the Credit Agreement.

        "Credit Facilities" means (1) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, refinanced or otherwise restructured in whole or in part from time to time; and (2) notes, debentures or other financing instruments or any combination thereof incurred after the Issue Date ("Non-Bank Refinancing"), including any refinancing thereof, to the extent such Non-Bank Refinancing replaces, refinances or otherwise restructures Indebtedness under Credit Facilities.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the noncash consideration received by OI Group or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, executed by officers of OI Group or the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature or are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require OI Group or the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that OI Group or the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain covenants—Restricted payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of OI Group other than a Foreign Subsidiary.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of common stock (other than Disqualified Stock) of OI Inc. (other than public offerings with respect to common stock registered on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of OI Inc.).

        "Existing Indebtedness" means the aggregate principal or commitment amount of Indebtedness of OI Group and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date until such amounts are repaid or terminated.

        "Existing Senior Notes" means the Company's 8 1/4% Senior Notes due 2013 and its 6 3/4% Senior Notes due 2014 and OI European Group B.V.'s 6 7/8% Senior Notes due 2017.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

  (4)
  the consolidated interest expense attributable to interest on any Indebtedness computed on a pro forma basis and (a) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate; and

  (5)
  the consolidated interest expense attributable to interest on any working capital borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such working capital borrowings during the applicable period.

        "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of OI Group (other than Disqualified Stock) or to OI Group or a Restricted Subsidiary of OI Group, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary of OI Group which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 24, 2002.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  OI Group;

  (2)
  each direct or indirect Domestic Subsidiary of OI Group (other than the Company) that guarantees the Credit Agreement as of the Issue Date; and

  (3)
  each future direct or indirect Domestic Subsidiary of OI Group that guarantees the Credit Agreement and executes a Guarantee of the notes in accordance with the provisions of the Indenture;

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

  (2)
  currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency values; and

  (3)
  commodity swap agreements; commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

        "Holder" means a Person in whose name a note is registered on the registrar's books.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

  (1)
  borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued liability or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes the lesser of the Fair Market Value on the date of incurrence of any asset of the specified Person subject to a Lien securing the Indebtedness of others and the amount of such Indebtedness secured and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, in the case of any other Indebtedness.

        "Intercompany Indebtedness" means any Indebtedness of OI Group or any Subsidiary of OI Group which, in the case of OI Group, is owing to OI Inc. or any Subsidiary of OI Group and, in the case of any Subsidiary of OI Group, is owing to OI Group or any other Subsidiary of OI Group.

        "Intercreditor Agreement" means the Second Amended and Restated Intercreditor Agreement, dated as of June 14, 2006, by and among Deutsche Bank AG, New York Branch, as administrative agent for the lenders party to the Credit Agreement, Deutsche Bank Trust Company Americas, as Collateral Agent and any other parties thereto, as amended, amended and restated or otherwise modified from time to time.

        "Investment Grade Permitted Liens" means:

  (1)
  Liens arising under the Collateral Documents other than Liens securing the OI Inc. Senior Notes on the Issue Date;

  (2)
  Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Domestic Subsidiary of OI Group; provided, however, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by OI Group, the Company or any Domestic Subsidiary after January 24, 2002;

  (3)
  Liens in favor of OI Group or any Domestic Subsidiary of OI Group;

  (4)
  Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Domestic Subsidiary of OI Group; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group or the Domestic Subsidiary;

  (5)
  Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group or any Domestic Subsidiary of OI Group, provided that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Domestic Subsidiary;

  (6)
  Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, provided that:

  (a)
  such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured;

  (b)
  the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

  (c)
  any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

  (7)
  Liens to secure any Capital Lease Obligation or operating lease;

  (8)
  Liens encumbering customary initial deposits and margin deposits;

  (9)
  Liens securing Indebtedness under Hedging Obligations;

  (10)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group or any of its Domestic Subsidiaries in the ordinary course of business of OI Group and its Domestic Subsidiaries;

  (11)
  Liens on or sales of receivables and customary cash reserves established in connection therewith;

  (12)
  Liens securing OI Group's or any of its Domestic Subsidiary's obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; and

  (13)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

        "Investment Grade Ratings" means a debt rating of the notes of BBB- or higher by S&P and Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's or in the event S&P or Moody's shall cease rating the notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including Guarantees thereof), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If OI Group or any Restricted Subsidiary of OI Group sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of OI Group such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of OI Group, OI Group shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain covenants—Restricted payments." The acquisition by OI Group or any Restricted Subsidiary of OI Group of a Person that holds an Investment in a third Person shall be deemed to be an Investment by OI Group or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain covenants—Restricted payments."

        "Issue Date" means the date on which the notes are originally issued.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc. or any successor rating agency.

        "Mortgages" means mortgages as defined under the Credit Agreement securing real property in the United States of America.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by OI Group or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of any bona fide direct costs relating to such Asset Sale, including, without limitation, reasonable legal, accounting and investment banking fees, reasonable sales commissions, any reasonable relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness that is paid with the proceeds of such Asset Sale and any reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and for the after-tax cost of any indemnification payments (fixed and contingent) attributable to sellers' indemnities to the purchaser.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither OI Group nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any Holder of any other Indebtedness of OI Group or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of OI Group or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate signed by two Officers one of whom must be the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the principal accounting officer of OI Group or the Company, as the case may be.

        "Offshore Collateral Documents" means the Offshore Security Agreements and Mortgages (as defined in the Credit Agreement) securing real property located outside of the United States of America.

        "Offshore Security Agreements" has the meaning assigned to such term in the Credit Agreement.

        "OI Inc. Ordinary Course Payments" means dividends or other distributions by, or payments of Intercompany Indebtedness from, OI Group to OI Inc. necessary to permit OI Inc. to pay any of the following items which are then due and payable: (i) Permitted OI Inc. Debt Obligations; (ii) claims of persons for exposure to asbestos-containing products and expenses related thereto; (iii) consolidated tax liabilities of OI Inc. and its Subsidiaries; and (iv) general administrative costs and other on-going expenses of OI Inc. in the ordinary course of business consistent with past practices.

        "OI Inc. Senior Notes" means the Indebtedness of OI Inc. outstanding as of any date pursuant to its $250.0 million aggregate principal amount of 7.50% Senior Debentures due 2010 and $250.0 million aggregate principal amount of 7.80% Senior Debentures due 2018.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the offering memorandum) by OI Group and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

        "Permitted Investments" means:

  (1)
  any Investment in the Company, OI Group or in a Restricted Subsidiary of OI Group;

  (2)
  any Investment in cash or Cash Equivalents and, with respect to Foreign Subsidiaries, short term Investments similar to Cash Equivalents customarily used in the countries in which such Foreign Subsidiaries are located;

  (3)
  any Investment by OI Group or any Restricted Subsidiary of OI Group in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of OI Group; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, OI Group or a Restricted Subsidiary of OI Group;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the option of holders—Asset Sales";

  (5)
  any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of OI Inc., the Company or OI Group;

  (6)
  Hedging Obligations;

  (7)
  advances to employees, officers and directors not in excess of $2.0 million outstanding at any one time, in the aggregate;

  (8)
  obligations of employees, officers and directors, not in excess of $2.0 million outstanding at any one time, in the aggregate, in connection with such employees', officers' or directors' acquisition of shares of OI Inc. common stock, so long as no cash is actually advanced to such employees, officers or directors in connection with the acquisition of any such shares;

  (9)
  any Investment existing on the Issue Date; and

  (10)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other such Investments outstanding at any such time, not to exceed $150.0 million.

        "Permitted Liens" means:

  (1)
  Liens arising under the Collateral Documents other than Liens securing the OI Inc. Senior Notes on the Issue Date;

  (2)
  Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Restricted Subsidiary of OI Group; provided, however, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by OI Group, the Company or any Guarantor or that are owned by any Restricted Subsidiary that becomes a Guarantor after January 24, 2002;

  (3)
  Liens in favor of OI Group or any Restricted Subsidiary of OI Group;

  (4)
  Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Restricted Subsidiary of OI Group; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group or the Restricted Subsidiary;

  (5)
  Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group or any Restricted Subsidiary of OI Group, provided that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Restricted Subsidiary;

  (6)
  Liens on property or shares of capital stock of any Foreign Subsidiary, including shares of capital stock of any Foreign Subsidiary owned by a Domestic Subsidiary, to secure Indebtedness of a Foreign Subsidiary permitted to be incurred under the Indenture;

  (7)
  Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, provided that:

  (a)
  such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured;

  (b)
  the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

  (c)
  any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

  (8)
  Liens to secure any Capital Lease Obligation or operating lease;

  (9)
  Liens encumbering customary initial deposits and margin deposits;

  (10)
  Liens securing Indebtedness under Hedging Obligations;

  (11)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group or any of its Restricted Subsidiaries in the ordinary course of business of OI Group and its Restricted Subsidiaries;

  (12)
  Liens on or sales of receivables and customary cash reserves established in connection therewith;

  (13)
  Liens securing OI Group's or any of its Restricted Subsidiaries' obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; and

  (14)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

        "Permitted OI Inc. Debt Obligations" means Obligations with respect to the OI Inc. Senior Notes and any refinancings thereof and up to $50.0 million of Industrial Revenue Bond financing.

        "Permitted Refinancing Indebtedness" means any Indebtedness of OI Group or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such other Indebtedness of OI Group or any of its Restricted Subsidiaries (other than Intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed for more than 60 days the principal or commitment amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any premiums necessary to accomplish such refinancing and such expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pledge Agreement" means the Second Amended and Restated Pledge Agreement, dated as of June 14, 2006, by and among OI Group, OI Packaging and Deutsche Bank Trust Company Americas, as Collateral Agent, as amended, amended and restated or otherwise modified from time to time.

        "Rating Agency" means any of:

  (1)
  S&P;

  (2)
  Moody's; or

  (3)
  if S&P or Moody's or both shall not make a rating of the notes publicly available, a security rating agency or agencies, as the case may be, nationally recognized in the United States, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be, and, in each case, any successors thereto.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

        "Security Agreement" means the Second Amended and Restated Security Agreement, dated as of June 14, 2006, entered into by and among OI Group, each of the direct and indirect subsidiaries of OI Group signatory thereto, each additional grantor that may become a party thereto, and Deutsche Bank Trust Company Americas, as Collateral Agent, as amended, amended and restated, or otherwise modified from time to time.

        "Significant Subsidiary" means any Restricted Subsidiary of OI Group that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect as of the Issue Date.

        "Specified New Senior Debt" means Specified New Senior Debt as defined in the Intercreditor Agreement.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Tangible Assets" means the total consolidated assets, less goodwill and intangibles, of OI Group and its Restricted Subsidiaries, as shown on the most recent balance sheet of OI Group.

        "Unrestricted Subsidiary" means any Subsidiary of OI Group (other than the Company) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with OI Group or any Restricted Subsidiary of OI Group unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to OI Group or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of OI Group;

  (3)
  is a Person with respect to which neither OI Group nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of OI Group or any of its Restricted Subsidiaries; and

  (5)
  has at least one director on its Board of Directors that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries.

        Any designation of a Restricted Subsidiary of OI Group as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain covenants—Restricted payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of OI Group as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of indebtedness and issuance of preferred stock," OI Group shall be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

 Material U.S. federal income tax considerations

        The following is a summary of certain material United States federal income tax considerations relating to the exchange of your private notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to holders who purchase and hold the notes as capital assets. This summary also does not address the effect of the United States federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  holders subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or commodities;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  persons that are S-corporations, partnerships or other pass-through entities;

  •
  expatriates and certain former citizens or long-term residents of the United States;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the notes under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Pursuant to this Exchange Offer

        The exchange of private notes for exchange notes will be treated as a "non-event" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the private notes. As a result, no material federal income tax consequences will result to you from exchanging private notes for exchange notes.

U.S. Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a U.S. holder of the exchange notes. Certain consequences to "non-U.S. holders" of the exchange notes are described under "—Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of an exchange note that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Stated interest

        You generally will be required to include in gross income as ordinary interest income the stated interest on an exchange note that is payable in cash at the time the interest accrues or is received, in accordance with your regular method of accounting for United States federal income tax purposes. Alternatively, you may elect to include all interest (including original issue discount ("OID") and market discount) in gross income on a constant yield basis. The mechanics and implications of such an election are complex, and, as a result, you should consult your own tax advisor regarding the advisability of making such an election.

Original Issue Discount

        The private notes were issued with OID for United States federal income tax purposes, and accordingly, you are subject to special rules relating to the accrual of income for tax purposes.

        A note is issued with OID for United States federal income tax purposes in an amount equal to the excess of its "stated redemption price at maturity" over its "issue price," subject to a de minimis limitation. A note's "stated redemption price at maturity" is defined as the sum of all payments provided by the note other than "qualified stated interest," which is stated interest that is unconditionally payable at least annually in cash or property (other than notes of the issuer) at a single fixed rate over the entire term of the note. All of the stated interest on the exchange notes will be qualified stated interest, so such notes' stated redemption price at maturity will be the stated principal amount of such notes payable at maturity. A note's "issue price" generally is the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

        As the notes were issued with OID, you will be required to include OID in ordinary income for United States federal income tax purposes as it accrues on a constant yield basis in advance of the receipt of cash payments to which such income is attributable. You must include in income in each taxable year the sum of the daily portions of OID for each date on which you held the note during the taxable year, regardless of whether you are a cash-basis or accrual method taxpayer. To determine the daily portions of OID, the amount of OID allocable to an accrual period is determined and a ratable portion of such OID is allocated to each date in the accrual period. The amount of OID allocable to an accrual period will equal the product of the note's adjusted issue price at the beginning of the accrual period and the note's yield to maturity (adjusted to reflect the length of the accrual period), less the amount of any qualified stated interest allocable to the period. A note's adjusted issue price at any time generally will be its original issue price, increased by the amount of OID on such note accrued by any holder in a prior period. A note's yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the note, produces an amount equal to the note's original issue price. You may select an accrual period of any length and may vary the length of the accrual periods over the life of the note, but no accrual period may be longer than one year, and each scheduled payment of interest or principal on the note must occur on either the first day or last day of an accrual period.

Additional payments

        As described under the heading "Description of notes—Repurchase at the option of holders—Change of control," we may be required to pay you amounts in excess of stated interest and principal in certain circumstances. We intend to take the position that the exchange notes should not be treated as contingent payment debt instruments because of the possibility of these additional payments. This position is based in part on the assumption that, as of the date of issuance of the exchange notes, the possibility that such additional amounts will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Assuming such position is respected, you would be required to include in income the amount of any such payments at the time such payments are received or accrued in accordance with your method of accounting for U.S. federal income tax purposes. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose to the IRS on your tax return for the year during which you acquire the notes that you are taking a different position. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income on the notes. You should consult your own tax advisors regarding the application of the contingent payment debt instrument rules to the notes.

Market Discount

        If you acquire a note at a cost that is less than its adjusted issue price, as defined above, the amount of such difference is treated as "market discount" for federal income tax purposes, subject to a de minimis limitation.

        Under the market discount rules of the Code, you will be required to treat any partial payment of principal on an exchange note, and any gain on the sale, exchange, retirement or other disposition of such note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by you in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by you as if you had sold the exchange note at its then fair market value.

        In general, the amount of market discount that has accrued is determined on a ratable basis. You may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

        With respect to exchange notes with market discount, you may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. You may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Your tax basis in a note will be increased by the amount of market discount included in the your income under the election.

Acquisition Premium

        If you purchase a note issued with original issue discount at an "acquisition premium," the amount of OID that you include in gross income is reduced to reflect the acquisition premium. A note will be treated as purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is:

  •
  less than or equal to the sum of all amounts payable on the note after the purchase date and

  •
  greater than the note's adjusted issue price.

        If a note is purchased at an acquisition premium, you will reduce the amount of OID that otherwise would be included in income during an accrual period by an amount equal to:

  •
  the amount of OID otherwise includible in income multiplied by

  •
  a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date over the note's adjusted issue price.

        As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, you may elect to compute original issue discount accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Amortizable Bond Premium

        If you purchase a note for an amount in excess of the stated redemption price at maturity, you will be considered to have purchased the note with "amortizable bond premium" equal in amount to the excess. Generally, you may elect to amortize the premium as an offset to interest income otherwise required to be included in income in respect of the note during the taxable year, using a constant yield method similar to that described above, over the remaining term of the note (or, if it results in a smaller amount of amortizable premium, until an earlier call date). Under Treasury Regulations, the amount of amortizable bond premium that you may deduct in any accrual period is limited to the amount by which your total interest inclusions on the exchange note in prior accrual periods exceed the total amount treated by you as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium used to offset interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

Sale, exchange, redemption or other taxable disposition of the notes

        Upon the sale, exchange, redemption or other taxable disposition of an exchange note, you generally will recognize capital gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which generally will be taxable as ordinary income to the extent not previously included in income) and (ii) your adjusted tax basis in such note. Such adjusted tax basis in an exchange note generally will equal the cost of the note, increased by any OID or market discount included in gross income with respect to the note. Such capital gain or loss will be long-term capital gain or loss (except as described above under the heading "Market Discount") if, at the time of such disposition, you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

        We are required to furnish to the record holders of the exchange notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest (including OID) paid on such notes.

        You may be subject to backup withholding with respect to interest (including OID) paid on the notes or with respect to proceeds received from a disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and (i) you fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number; (ii) you furnish an incorrect TIN; (iii) in the case of interest payments, you are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) in the case of interest payments, you fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the exchange notes. For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of exchange notes that is not a U.S. holder.

Payments of interest on the exchange notes

        You will not be subject to the 30% United States federal withholding tax with respect to payments of interest (including OID) on the exchange notes, provided that:

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person";

  •
  you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

  •
  you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form)), or you hold your notes through certain foreign intermediaries and you and the foreign intermediaries satisfy the certification requirements of applicable Treasury Regulations.

        If you cannot satisfy the requirements described above, you will be subject to the 30% United States federal withholding tax with respect to payments of interest (including OID) on the notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that the interest (including OID) is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. If you are engaged in a trade or business in the United States and interest on a note (including OID) is effectively connected with your conduct of that trade or business, you will be subject to United States federal income tax on that interest (including OID) on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person as defined under the

Code, subject to possible different treatment under an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Sale, exchange, redemption or other taxable disposition of the notes

        Any gain realized by you on the sale, exchange, redemption or other taxable disposition of an exchange note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States; or

  •
  you are an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange, redemption or other taxable disposition, and certain conditions are met.

        If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale in the same manner as if you were a U.S. holder. If you are a corporation, then you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the notes.

Backup withholding and information reporting

        If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and you have given us the statement described above under "—Non-U.S. holders—Payments of interest on the exchange notes." In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

 Plan of distribution

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market- making activities or other trading activities. We have agreed that for a period of up to 90 days after the date that this registration statement is declared effective by the SEC, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

        By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker- dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

Legal matters

        Certain legal matters with regard to the validity of the notes will be passed upon for us and the guarantors by Latham & Watkins (London) LLP, London, United Kingdom. Certain partners and former partners of Latham & Watkins LLP, members of their families and related persons indirectly own less than 1% of the outstanding shares of common stock of OI Inc.

Independent registered public accounting firm

        The consolidated financial statements of Owens-Illinois Group, Inc., at December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and the financial statement schedule of Owens-Illinois Group, Inc. appearing in this prospectus and Registration

Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on authority of such firm as experts in accounting and auditing.

Where you can find more information

        This prospectus is part of a Registration Statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement. For further information about us and the notes, you should refer to the Registration Statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our Registration Statement.

        Owens-Illinois Group, Inc. files annual, quarterly and special reports and other information with the SEC. You may read and copy any document Owens-Illinois Group, Inc. files at the SEC's public reference room at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Owens-Illinois Group, Inc.'s filings with the SEC are also available to the public from the SEC's Web site at www.sec.gov.

        You may request a copy of these filings at no cost by writing or telephoning Owens-Illinois Group, Inc. at: One Michael Owens Way, Perrysburg, Ohio 43551-2999 Attention: Investor Relations, telephone (567) 336-2400.

        You should rely only upon the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. Owens-Illinois Group, Inc. has not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Share Owner of
Owens-Illinois Group, Inc.

        We have audited the accompanying consolidated balance sheets of Owens-Illinois Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of results of operations, share owners' equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Owens-Illinois Group, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 12 to the consolidated financial statements, the Company changed its method of accounting for defined benefit pension plans and other postretirement plans in 2006.

Ernst & Young LLP

Toledo, Ohio
February 17, 2009,
except for Notes 1, 18, 20, and 22, as to which
the date is June 19, 2009

Owens-Illinois Group, Inc.

CONSOLIDATED RESULTS OF OPERATIONS

Dollars in millions, except per share amounts

Years ended December 31,	2008	2007	2006
Net sales	$7,884.7	$7,566.7	$6,650.4
Manufacturing, shipping, and delivery	(6,208.1)	(5,971.4)	(5,481.1)

Gross profit	1,676.6	1,595.3	1,169.3
Selling and administrative expense	(511.9)	(520.6)	(530.4)
Research, development, and engineering expense	(66.6)	(65.8)	(48.7)
Interest expense	(253.0)	(348.6)	(349.0)
Interest income	38.6	42.3	19.2
Equity earnings	50.8	34.1	23.4
Royalties and net technical assistance	18.6	19.7	16.5
Other income	9.5	16.4	39.5
Other expense	(154.2)	(151.2)	(54.7)

Earnings from continuing operations before income taxes	808.4	621.6	285.1
Provision for income taxes	(237.9)	(147.8)	(125.3)

Earnings from continuing operations	570.5	473.8	159.8
Net earnings (loss) of discontinued operations		2.8	(23.7)
Gain on sale of discontinued operations	6.8	1,038.5

Net earnings	577.3	1,515.1	136.1
Net earnings attributable to noncontrolling interests	(70.2)	(59.5)	(43.6)

Net earnings attributable to the Company	$507.1	$1,455.6	$92.5

Amounts attributable to the Company:
Earnings from continuing operations	$500.3	$414.3	$116.2
Discontinued operations	6.8	1,041.3	(23.7)

Net earnings	$507.1	$1,455.6	$92.5

See accompanying Notes to the Consolidated Financial Statements.

Owens-Illinois Group, Inc.

CONSOLIDATED BALANCE SHEETS

Dollars in millions

December 31,	2008	2007
Assets
Current assets:
Cash, including time deposits of $307.5 ($190.8 in 2007)	$379.5	$387.7
Short-term investments	25.0	59.8
Receivables, less allowances of $39.7 ($36.0 in 2007) for losses and discounts	988.8	1,185.6
Inventories	999.5	1,020.8
Prepaid expenses	51.9	40.7

Total current assets	2,444.7	2,694.6
Other assets:
Equity investments	101.7	81.0
Repair parts inventories	132.5	155.8
Prepaid pension		566.4
Deposits, receivables, and other assets	444.5	448.7
Goodwill	2,207.5	2,428.1

Total other assets	2,886.2	3,680.0
Property, plant, and equipment:
Land, at cost	248.1	266.4
Buildings and equipment, at cost:
Buildings and building equipment	1,078.4	1,126.6
Factory machinery and equipment	4,345.3	4,748.1
Transportation, office, and miscellaneous equipment	114.6	132.4
Construction in progress	196.7	149.6

	5,983.1	6,423.1
Less accumulated depreciation	3,337.5	3,473.1

Net property, plant, and equipment	2,645.6	2,950.0

Total assets	$7,976.5	$9,324.6

Liabilities and Share Owners' Equity
Current liabilities:
Short-term loans	$375.6	$435.6
Accounts payable	838.2	957.5
Salaries and wages	141.6	193.1
U.S. and foreign income taxes	78.7	42.9
Other accrued liabilities	376.0	425.1
Long-term debt due within one year	18.2	265.3

Total current liabilities	1,828.3	2,319.5
Long-term debt	2,931.4	3,013.2
Deferred taxes	77.6	109.4
Pension benefits	741.8	313.7
Nonpension postretirement benefits	239.7	287.0
Other liabilities	369.0	387.2
Share owners' equity:
The Company's share owner's equity:
Common stock, par value $.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Other contributed capital	940.0	1,110.4
Retained earnings	2,216.5	1,709.4
Accumulated other comprehensive loss	(1,620.6)	(176.9)

Total share owner's equity of the Company	1,535.9	2,642.9
Noncontrolling interests	252.8	251.7

Total share owners' equity	1,788.7	2,894.6

Total liabilities and share owners' equity	$7,976.5	$9,324.6

See accompanying Notes to the Consolidated Financial Statements.

Owens-Illinois Group, Inc.

CONSOLIDATED SHARE OWNERS' EQUITY

Millions of dollars

		Share Owner's Equity of the Company
	Total Share Owners' Equity	Other Contributed Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Non- controlling Interests
Balance on January 1, 2006	$1,379.2	$1,272.3	$161.3	$(235.9)	$181.5
Net distribution to parent	112.4	112.4
Comprehensive income (loss):
Net earnings	136.1		92.5		43.6
Foreign currency translation
adjustments	276.6			268.0	8.6
Change in minimum pension
liability, net of tax	40.2			40.2
Change in fair value of derivative
instruments, net of tax	(49.3)			(49.3)

Total comprehensive loss	403.6
Employee benefit plans, net of tax	(617.2)			(617.2)
Dividends paid to noncontrolling interests
on subsidiary common stock	(27.1)				(27.1)

Balance on December 31, 2006	$1,250.9	$1,384.7	$253.8	$(594.2)	$206.6
Net distribution to parent	(274.3)	(274.3)
Comprehensive income:
Net earnings	1,515.1		1,455.6		59.5
Foreign currency translation
adjustments	339.5			325.3	14.2
Pension and other postretirement
benefit adjustments	63.8			63.8
Change in fair value of derivative
instruments, net of tax	28.2			28.2

Total comprehensive income	1,946.6
Dividends paid to noncontrolling interests
on subsidiary common stock	(28.6)				(28.6)

Balance on December 31, 2007	$2,894.6	$1,110.4	$1,709.4	$(176.9)	$251.7
Net distribution to parent	(170.4)	(170.4)
Comprehensive income:
Net earnings	577.3		507.1		70.2
Foreign currency translation
adjustments	(451.4)			(431.9)	(19.5)
Pension and other postretirement
benefit adjustments	(978.9)			(978.9)
Change in fair value of derivative
instruments, net of tax	(32.9)			(32.9)

Total comprehensive loss	(885.9)
Dividends paid to noncontrolling interests
on subsidiary common stock	(49.6)				(49.6)

Balance on December 31, 2008	$1,788.7	$940.0	$2,216.5	$(1,620.6)	$252.8

See accompanying Notes to the Consolidated Financial Statements.

Owens-Illinois Group, Inc.

CONSOLIDATED CASH FLOWS

Dollars in millions

Years ended December 31,	2008	2007	2006
Operating activities:
Net earnings	$577.3	$1,515.1	$136.1
Net earnings attributable to noncontrolling interests	(70.2)	(59.5)	(43.6)
Net (earnings) loss of discontinued operations		(2.8)	23.7
Gain on sale of discontinued operations	(6.8)	(1,038.5)
Non-cash charges (credits):
Depreciation	431.0	423.4	427.7
Amortization of deferred costs	28.9	28.9	22.3
Amortization of deferred finance fees	7.9	8.6	5.7
Deferred tax provision	21.0	3.2	4.6
Restructuring and asset impairment	133.3	100.3	29.7
CEO and other transition charges			20.8
Curtailment of postretirement benefits in The Netherlands			(15.9)
Reverse non-U.S. deferred tax valuation allowance net of tax restructuring charges			(5.7)
Mark to market effect of natural gas hedge contracts			8.7
Other	140.0	78.7	35.0
Change in non-current operating assets	1.4	(7.4)	(34.5)
Reduction of non-current liabilities	(96.2)	(85.4)	(58.1)
Change in components of working capital	(201.4)	36.2	(257.1)

Cash provided by continuing operating activities	966.2	1,000.8	299.4
Cash provided by discontinued operating activities		11.3	39.3

Total cash provided by operating activities	966.2	1,012.1	338.7
Investing activities:
Additions to property, plant, and equipment—continuing	(361.7)	(292.5)	(285.0)
Additions to property, plant, and equipment—discontinued		(23.3)	(35.3)
Acquisitions, net of cash acquired		(9.8)
Advances to affiliate	(1.6)
Collections on receivables arising from consolidation of receivables securitization program			127.3
Net cash proceeds from divestitures and other	(13.9)	1,770.0	15.1

Cash provided by (utilized in) investing activities	(377.2)	1,444.4	(177.9)
Financing activities:
Additions to long-term debt	686.4	406.4	1,206.5
Repayments of long-term debt	(695.4)	(2,093.2)	(1,341.8)
Net change in payable to parent	(250.0)	(300.0)
Distribution to parent	(199.9)	(305.8)	(174.8)
Increase (decrease) in short-term loans	(20.6)	(21.5)	158.9
Net receipts (payments) for hedging activity	(45.2)	5.7	(6.8)
Payment of finance fees and debt retirement costs		(6.3)	(12.3)
Dividends paid to noncontrolling interests	(49.6)	(28.6)	(27.1)

Cash utilized in financing activities	(574.3)	(2,343.3)	(197.4)
Effect of exchange rate fluctuations on cash	(22.9)	51.8	12.7

Increase (decrease) in cash	(8.2)	165.0	(23.9)
Cash at beginning of year	387.7	222.7	246.6

Cash at end of year	$379.5	$387.7	$222.7

See accompanying Notes to the Consolidated Financial Statements.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

        Basis of Consolidated Statements    The consolidated financial statements of Owens-Illinois Group, Inc. ("Company") include the accounts of its subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from dates of acquisition. Results of operations for the plastics packaging business sold during 2007 have been presented as a discontinued operation. The format of the Company's 2007 and 2006 consolidated income statements has been reclassified to conform to the presentation used in the current period. The individual captions within the financial statements did not change.

        The Company uses the equity method of accounting for investments in which it has a significant ownership interest, generally 20% to 50%. Other investments are accounted for at cost. The Company monitors other than temporary declines in fair value and records reductions in carrying values when appropriate.

        Relationship with Owens-Illinois, Inc.    The Company is a wholly-owned subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

        For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are allocated to the Company on a basis consistent with separate returns. Current income taxes are recorded by the Company on a basis consistent with separate returns.

        Nature of Operations    The Company is a leading manufacturer of glass container products. The Company's principal product lines are glass containers for the food and beverage industries. The Company has glass container operations located in 22 countries. The principal markets and operations for the Company's products are in North America, Europe, South America, and Australia.

        Use of Estimates    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly. For further information on certain of the Company's significant estimates relative to contingent liabilities, see Note 17.

        Cash    The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased. Outstanding checks in excess of funds on deposit are included in accounts payable.

        Fair Values of Financial Instruments    The carrying amounts reported for cash, short-term investments and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. Fair values for the Company's significant fixed rate debt obligations are generally based on published market quotations.

        Derivative Instruments    The Company uses currency swaps, interest rate swaps, options, and commodity futures contracts to manage risks generally associated with foreign exchange rate, interest rate and commodity market volatility. Derivative financial instruments are included on the balance

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

sheet at fair value. Whenever possible, derivative instruments are designated as and are effective as hedges, in accordance with accounting principles generally accepted in the United States. If the underlying hedged transaction ceases to exist, all changes in fair value of the related derivatives that have not been settled are recognized in current earnings. The Company does not enter into derivative financial instruments for trading purposes and is not a party to leveraged derivatives. In accordance with FAS No. 104, cash flows from fair value hedges of debt and short-term forward exchange contracts are classified as a financing activity. Cash flows of currency swaps, interest rate swaps, and commodity futures contracts are classified as operating activities. See Note 8 for additional information related to derivative instruments.

        Inventory Valuation    The Company values most U.S. inventories at the lower of last-in, first-out (LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

        Goodwill    Goodwill represents the excess of cost over fair value of assets of businesses acquired. Goodwill is evaluated annually, as of October 1, for impairment or more frequently if an impairment indicator exists.

        Intangible Assets and Other Long-Lived Assets    Intangible assets are amortized over the expected useful life of the asset. Amortization expense directly attributed to the manufacturing of the Company's products is included in manufacturing, shipping, and delivery. Amortization expense related to non-manufacturing activities is included in selling and administrative and other. The Company evaluates the recoverability of intangible assets and other long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that impairment may exist. If impairment exists, the asset is written down to fair value.

        Property, Plant, and Equipment    Property, plant, and equipment ("PP&E") is carried at cost and includes expenditures for new facilities and equipment and those costs which substantially increase the useful lives or capacity of existing PP&E. In general, depreciation is computed using the straight-line method and recorded over the estimated useful life of the asset. Factory machinery and equipment is depreciated over periods ranging from 5 to 25 years with the majority of such assets (principally glass-melting furnaces and forming machines) depreciated over 7 - 15 years. Buildings and building equipment are depreciated over periods ranging from 10 to 50 years. Depreciation expense directly attributed to the manufacturing of the Company's products is included in manufacturing, shipping, and delivery. Depreciation expense related to non-manufacturing activities is included in selling and administrative. Maintenance and repairs are expensed as incurred. Costs assigned to PP&E of acquired businesses are based on estimated fair values at the date of acquisition. The Company evaluates the recoverability of property, plant, and equipment based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that impairment may exist. If impairment exists, the asset is written down to fair value.

        Revenue Recognition    The Company recognizes sales, net of estimated discounts and allowances, when the title to the products and risk of loss are transferred to customers. Provisions for rebates to customers are provided in the same period that the related sales are recorded.

        Shipping and Handling Costs    Shipping and handling costs are included with manufacturing, shipping, and delivery costs in the Consolidated Statements of Operations.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

        Income Taxes on Undistributed Earnings    In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries and foreign corporate joint ventures accounted for by the equity method. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

        Foreign Currency Translation    The assets and liabilities of substantially all subsidiaries and associates are translated at current exchange rates and any related translation adjustments are recorded directly in share owners' equity.

        Accounts Receivable    Receivables are stated at amounts estimated by management to be the net realizable value. The Company charges off accounts receivable when it becomes apparent based upon age or customer circumstances that amounts will not be collected.

        Allowance for Doubtful Accounts    The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management's judgment of the probability of collecting accounts and management's evaluation of business risk.

        Noncontrolling Interests    Effective January 1, 2009, the Company adopted the provisions of Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51" ("FAS No. 160"). FAS No. 160 establishes accounting and reporting standards for the noncontrolling interests in a subsidiary and the deconsolidation of a subsidiary. FAS No. 160 requires an entity to present consolidated net income attributable to the parent and to the noncontrolling interests separately on the face of the consolidated financial statements. FAS No. 160 clarifies that noncontrolling interests in a subsidiary should be accounted for as a component of equity separate from the parent's equity, rather than in liabilities. The format of the Company's consolidated results of operations, share owners' equity and cash flows for 2008, 2007, and 2006 and consolidated balance sheets at December 31, 2008 and 2007 have been reclassified to conform to the new presentation under FAS No. 160 which is required to be applied retrospectively. The cash flow presentation was also revised to reflect dividends paid to noncontrolling interests as a cash flow from financing activities. Previously these cash flows had been reported as an operating activity.

        New Accounting Standards    In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), "Business Combinations" ("FAS No. 141(R)"). FAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree and recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. FAS No. 141(R) also sets forth the disclosures required to be made in the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Accordingly, FAS No. 141(R) will be applied by the Company to business combinations occurring on or after January 1, 2009.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" ("FAS No. 161"). FAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial condition, financial performance, and cash flows. FAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Adoption of FAS No. 161 is not presently expected to have a material impact on the Company's results of operations, financial position or cash flows.

        In December 2008, the FASB issued a FASB Staff Position on Statement of Financial Accounting Standards No. 132(R), "Employers' Disclosures about Postretirement Benefit Plan Assets" ("FSP FAS No. 132(R)-1"). FSP FAS No. 132(R)-1 requires additional disclosures about the fair value of postretirement benefit plan assets to provide users of financial statements with useful, transparent and timely information about the asset portfolios. FSP FAS No. 132(R)-1 is effective for years ending after December 15, 2009. Adoption of FSP FAS No. 132(R)-1 will have no impact on the Company's results of operations, financial position or cash flows.

        In February 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position FSP 157-2, "Effective Date of FASB Statement No. 157" (FSP 157-2). FSP 157-2 delays the effective date of FAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The adoption of FAS No. 157 is not expected to have a significant impact on the Company's consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis, beginning in the first quarter of 2009.

        Stock Options and Other Stock-Based Compensation    The Company participates in OI Inc.'s five non-qualified plans, which are described more fully in Note 11. In December 2004, the Financial Accounting Standards Board issued FAS No. 123R, "Share-Based Payment" ("FAS No. 123R"), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the required service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the required service.

        The Company adopted the provisions of FAS No. 123R effective January 1, 2006 using the modified-prospective method of adoption, which requires recognition of compensation cost in the financial statements beginning on the date of adoption.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Significant Accounting Policies (Continued)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2008	2007	2006
Range of expected lives of options (years)	4.75	4.75	3.50 - 4.75
Range of expected stock price volatilities	29.0% - 39.8%	37.1% - 40.0%	32.7% - 50.5%
Weighted average expected stock price volatilities	31.4%	39.9%	44.9%
Range of risk-free interest rates	1.5% - 3.7%	4.1% - 4.6%	4.1% - 5.1%
Expected dividend yield	0.0%	0.0%	0.0%

        The expected life of options is based on the assumption that, on average, options will be exercised at the mid-point between the vesting date and the expiration date. The expected stock price volatility is determined by reference to historical prices over a period equal to the expected life.

        The fair value of other equity awards, consisting of restricted shares and performance vested restricted share units, is equal to the quoted market value at the time of grant.

2. Supplemental Cash Flow Information

        Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows:

	2008	2007	2006
Decrease (increase) in current assets:
Short-term investments	$36.8	$(27.0)	$22.5
Receivables	57.8	(16.5)	(162.8)
Inventories	(74.1)	63.0	(31.2)
Prepaid expenses	(1.6)	5.6	(2.6)
Increase (decrease) in current liabilities:
Accounts payable	(56.7)	(2.9)	51.9
Accrued liabilities	(95.7)	(63.2)	(82.1)
Salaries and wages	(37.2)	38.3	(24.4)
U.S. and foreign income taxes	(30.7)	24.5	(24.1)

	$(201.4)	$21.8	$(252.8)

Continuing operations	$(201.4)	$36.2	$(257.1)
Discontinued operations		(14.4)	4.3

	$(201.4)	$21.8	$(252.8)

        Interest paid in cash, including note repurchase premiums in 2007 and 2006, aggregated $251.9 million for 2008, $452.4 million for 2007, and $461.0 million for 2006.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Supplemental Cash Flow Information (Continued)

        Income taxes paid (received) in cash were as follows:

	2008	2007	2006
Domestic	$(1.2)	$31.8	$(1.2)
Foreign	162.5	151.1	126.8

	$161.3	$182.9	$125.6

3. Inventories

        Major classes of inventory are as follows:

	2008	2007
Finished goods	$831.7	$861.1
Work in process	0.8	1.4
Raw materials	109.8	90.5
Operating supplies	57.2	67.8

	$999.5	$1,020.8

        If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $32.5 million and $29.1 million at December 31, 2008 and 2007, respectively.

        Inventories which are valued at the lower of standard costs (which approximate average costs) or market at December 31, 2008 and 2007 were approximately $861.7 million and $874.6 million, respectively.

4. Equity Investments

        Summarized information pertaining to the Company's equity associates follows:

	2008	2007
At end of year:
Equity in undistributed earnings:
Foreign	$36.4	$23.4
Domestic	15.2	18.7

Total	$51.6	$42.1

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Equity Investments (Continued)

	2008	2007	2006
For the year:
Equity in earnings:
Foreign	$14.1	$5.3	$2.0
Domestic	36.7	28.8	21.4

Total	$50.8	$34.1	$23.4

Dividends received	$24.5	$21.7	$43.5

        Summarized combined financial information for equity associates is as follows:

	2008	2007(a)
At end of year:
Current assets	$208.3	$191.3
Non-current assets	325.9	302.4

Total assets	534.2	493.7
Current liabilities	167.5	117.0
Other liabilities and deferred items	182.5	265.5

Total liabilities and deferred items	350.0	382.5

Net assets	$184.2	$111.2

	2008	2007(a)	2006
For the year:
Net sales	$635.8	$535.9	$564.0

Gross profit	$227.5	$176.5	$132.2

Net earnings	$153.9	$112.4	$69.4

    (a)
    Amounts for 2007 exclude the Company's Caribbean investment due to the impairment recorded during 2007.

        The Company's significant equity method investments include: (1) 43.5% of the common shares of Vetri Speciali SpA, a specialty glass manufacturer; (2) a 25% partnership interest in General Chemical Soda Ash (Partners), a soda ash supplier; and (3) a 50% partnership interest in Rocky Mountain Bottle Company, a glass container manufacturer.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Debt

        The following table summarizes the long-term debt of the Company at December 31, 2008 and 2007:

	Dec. 31, 2008	Dec. 31, 2007
Secured Credit Agreement:
Revolving Credit Facility:
Revolving Loans	$18.7	$—
Term Loans:
Term Loan A (225.5 million AUD at Dec. 31, 2008)	155.7	198.1
Term Loan B	191.5	191.5
Term Loan C (110.8 million CAD at Dec. 31, 2008)	90.9	113.2
Term Loan D (€191.5 million at Dec. 31, 2008)	269.6	281.8
Senior Notes:
8.25%, due 2013	461.1	450.3
6.75%, due 2014	400.0	400.0
6.75%, due 2014 (€225 million)	316.8	331.1
6.875%, due 2017 (€300 million)	422.4	441.5
Payable to OI Inc.	509.5	752.8
Other	113.4	118.2

Total long-term debt	2,949.6	3,278.5
Less amounts due within one year	18.2	265.3

Long-term debt	$2,931.4	$3,013.2

        On June 14, 2006, the Company's subsidiary borrowers entered into the Secured Credit Agreement (the "Agreement"). At December 31, 2008, the Agreement included a $900.0 million revolving credit facility, a 225.0 million Australian dollar term loan, and a 110.8 million Canadian dollar term loan, each of which has a final maturity date of June 15, 2012. It also included a $191.5 million term loan and a €191.5 million term loan, each of which has a final maturity date of June 14, 2013.

        As a result of the bankruptcy of Lehman Brothers Holdings Inc. and several of its subsidiaries, the Company believes that the maximum amount available under the revolving credit facility was reduced by $32.3 million. After further deducting amounts attributable to letters of credit and overdraft facilities that are supported by the revolving credit facility, at December 31, 2008 the Company's subsidiary borrowers had unused credit of $768.4 million available under the Agreement.

        The Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of the Company to incur certain liens, make certain investments and acquisitions, become liable under contingent obligations in certain defined instances only, make restricted junior payments, make certain asset sales within guidelines and limits, make capital expenditures beyond a certain threshold, engage in material transactions with shareholders and affiliates, participate in sale and leaseback financing arrangements, alter its fundamental business, amend certain outstanding debt obligations, and prepay certain outstanding debt obligations.

        The Agreement also contains one financial maintenance covenant, a Leverage Ratio, that requires the Company not to exceed a ratio calculated by dividing consolidated total debt, less cash and cash

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Debt (Continued)

equivalents, by Consolidated Adjusted EBITDA, as defined in the Agreement. The Leverage Ratio could restrict the ability of the Company to undertake additional financing to the extent that such financing would cause the Leverage Ratio to exceed the specified maximum.

        Failure to comply with these covenants and restrictions could result in an event of default under the Agreement. In such an event, the Company could not request borrowings under the revolving facility, and all amounts outstanding under the Agreement, together with accrued interest, could then be declared immediately due and payable. If an event of default occurs under the Agreement and the lenders cause all of the outstanding debt obligations under the Agreement to become due and payable, this would result in a default under a number of other outstanding debt securities and could lead to an acceleration of obligations related to these debt securities. A default or event of default under the Agreement, indentures or agreements governing other indebtedness could also lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions.

        The Leverage Ratio also determines pricing under the Agreement. The interest rate on borrowings under the Agreement is, at the Company's option, the Base Rate or the Eurocurrency Rate, as defined in the Agreement. These rates include a margin linked to the Leverage Ratio and the borrowers' senior secured debt rating. The margins range from 0.875% to 1.75% for Eurocurrency Rate loans and from -0.125% to 0.75% for Base Rate loans. In addition, a facility fee is payable on the revolving credit facility commitments ranging from 0.20% to 0.50% per annum linked to the Leverage Ratio. The weighted average interest rate on borrowings outstanding under the Agreement at December 31, 2008 was 4.07%.

        As of December 31, 2008, the Company was in compliance with all covenants and restrictions in the Agreement. In addition, the Company believes that it will remain in compliance and that its ability to borrow funds under the Agreement will not be adversely affected by the covenants and restrictions.

        Borrowings under the Agreement are secured by substantially all of the assets of the Company's domestic subsidiaries and certain foreign subsidiaries, which have a book value of approximately $2.1 billion. Borrowings are also secured by a pledge of intercompany debt and equity in most of the Company's domestic subsidiaries and stock of certain foreign subsidiaries. All borrowings under the agreement are guaranteed by substantially all domestic subsidiaries of the Company for the term of the Agreement.

        During the second quarter of 2008, the Company used cash from operations and borrowings under the Agreement to retire the $250 million principal amount of OI Inc.'s 7.35% Senior Notes which matured in May 2008.

        During March 2007, a subsidiary of the Company issued Senior Notes totaling €300.0 million. The notes bear interest at 6.875% and are due March 31, 2017. The notes are guaranteed by substantially all of the Company's domestic subsidiaries. The proceeds were used to retire the $300 million principal amount of 8.10% Senior Notes which matured in May 2007, and to reduce borrowings under the revolving credit facility.

        On July 31, 2007, the Company completed the sale of its plastics packaging business to Rexam PLC for approximately $1.825 billion in cash. In accordance with an amendment of the Agreement that became effective upon completion of the sale of the plastics business, the Company was required to use the net proceeds (as defined in the Agreement) to repay senior secured debt. In addition, the amendment provides for modification of certain covenants, including the elimination of

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Debt (Continued)

the financial covenant requiring the Company to maintain a specified interest coverage ratio. The Company used a portion of the net proceeds in the third quarter of 2007 to redeem all $450.0 million of the 7.75% Senior Secured Notes and repurchase $283.1 million of the 8.875% Senior Secured Notes. The remaining $566.9 million of the 8.875% Senior Secured Notes were repurchased or discharged in accordance with the indenture in October 2007. The remaining net proceeds, along with funds from operations and/or additional borrowings under the revolving credit facility, were used to redeem all $625.0 million of the 8.75% Senior Secured Notes on November 15, 2007. The Company recorded $9.5 million of additional interest charges for note repurchase premiums and the related write-off of unamortized finance fees. See Note 20 for additional charges for note repurchase premiums and the related write-off of unamortized finance fees included in the gain on sale of the Company's plastics business.

        During October 2006, the Company entered into a €300 million European accounts receivable securitization program. The program extends through October 2011, subject to annual renewal of backup credit lines. In addition, the Company participates in a receivables financing program in the Asia Pacific region with a revolving funding commitment of 100 million Australian dollars and 25 million New Zealand dollars that extends through July 2009 and October 2009, respectively. Information related to the Company's accounts receivable securitization program is as follows:

	Dec. 31, 2008	Dec. 31, 2007
Balance (included in short-term loans)	$293.7	$361.8
Weighted average interest rate	5.31%	5.48%

        The Company capitalized $25.6 million and $27.0 million in 2008 and 2007, respectively, under capital lease obligations with the related financing recorded as long term debt. These amounts are included in other in the long-term debt table above.

        Annual maturities for all of the Company's long-term debt through 2013 are as follows: 2009, $18.2 million; 2010, $279.5 million; 2011, $160.1 million; 2012, $153.6 million; and 2013, $923.1 million.

        Fair values at December 31, 2008, of the Company's significant fixed rate debt obligations were as follows:

	Principal Amount	Indicated Market Price	Fair Value	Hedge Value
	(millions of dollars)		(millions of dollars)	(millions of dollars)
Senior Notes:
8.25%, due 2013	450.0	96.00	432.0	461.1
6.75%, due 2014	400.0	92.75	371.0
6.75%, due 2014 (€225 million)	316.8	77.63	245.9
6.875%, due 2017 (€300 million)	422.4	74.13	313.1

6. Operating Leases

        Rent expense attributable to all warehouse, office buildings and equipment operating leases was $98.9 million in 2008, $92.8 million in 2007, and $82.1 million in 2006. Minimum future rentals under

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Operating Leases (Continued)

operating leases are as follows: 2009, $50.3 million; 2010, $37.9 million; 2011, $23.3 million; 2012, $14.7 million; 2013, $7.4 million; and 2014 and thereafter, $7.4 million.

7. Foreign Currency Transactions

        Aggregate foreign currency exchange gains (losses) included in other costs and expenses were $0.6 million in 2008, $(8.1) million in 2007, and $(1.7) million in 2006.

8. Derivative Instruments

        At December 31, 2008, the Company had the following derivative instruments related to its various hedging programs:

Interest Rate Swaps Designated as Fair Value Hedges

        In the fourth quarter of 2003 and the first quarter of 2004, the Company entered into a series of interest rate swap agreements with a current total notional amount of $500 million that mature in 2010 and 2013. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

        The Company's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, the Company recorded the net of the fair market values of the swaps as a long-term asset (liability) along with a corresponding net increase (decrease) in the carrying value of the hedged debt.

        Under the swaps, the Company receives fixed rate interest amounts (equal to interest on the corresponding hedged note) and pays interest at a six-month U.S. LIBOR rate (set in arrears) plus a margin spread (see table below). The interest rate differential on each swap is recognized as an adjustment of interest expense during each six-month period over the term of the agreement.

        The following selected information relates to fair value swaps at December 31, 2008:

	Amount Hedged	Receive Rate	Average Spread	Asset (Liability) Recorded
OI Inc. public notes swapped by the Company through intercompany loans:
Senior Debentures due 2010	250.0	7.50%	3.2%	9.4
Notes issued by a subsidiary of the Company:
Senior Notes due 2013	250.0	8.25%	3.7%	11.1

Total	$500.0			$20.5

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Derivative Instruments (Continued)

Commodity Hedges

        The Company enters into commodity futures contracts related to forecasted natural gas requirements, the objectives of which are to limit the effects of fluctuations in the future market price paid for natural gas and the related volatility in cash flows. The Company continually evaluates the natural gas market with respect to its forecasted usage requirements over the next twelve to twenty-four months and periodically enters into commodity futures contracts in order to hedge a portion of its usage requirements over that period. At December 31, 2008, the Company had entered into commodity futures contracts for approximately 50% (approximately 10,200,000 MM BTUs) of its estimated North American usage requirements for the full year of 2009 and approximately 1% (approximately 240,000 MM BTUs) for the full year of 2010.

        The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as, and meets the required criteria for, a cash flow hedge is recorded in the Accumulated Other Comprehensive Income component of share owners' equity ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that is deemed to be ineffective is recognized in current earnings.

        The above futures contracts are accounted for as cash flow hedges at December 31, 2008.

        At December 31, 2008, an unrecognized loss of $37.4 million (pretax and after tax), related to the domestic commodity futures contracts, was included in OCI, which will be reclassified into earnings over the next twelve months. The ineffectiveness related to these natural gas hedges for the year ended December 31, 2008 was not material.

Other Hedges

        The Company's subsidiaries may enter into short-term forward exchange or option agreements to purchase foreign currencies at set rates in the future. These agreements are used to limit exposure to fluctuations in foreign currency exchange rates for significant planned purchases of fixed assets or commodities that are denominated in currencies other than the subsidiaries' functional currency. Subsidiaries may also use forward exchange agreements to offset the foreign currency risk for receivables and payables not denominated in, or indexed to, their functional currencies. The Company records these short-term forward exchange agreements on the balance sheet at fair value and changes in the fair value are recognized in current earnings.

Balance Sheet Classification

        The Company records the fair values of derivative financial instruments on the balance sheet as follows: (1) receivables if the instrument has a positive fair value and maturity within one year, (2) deposits, receivables, and other assets if the instrument has a positive fair value and maturity after one year, (3) accounts payable and other current liabilities if the instrument has a negative fair value and maturity within one year, and (4) other liabilities if the instrument has a negative fair value and maturity after one year.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Accumulated Other Comprehensive Income (Loss)

        The components of comprehensive income are: (a) net earnings; (b) change in fair value of certain derivative instruments; (c) pension and other postretirement benefit adjustments; and (d) foreign currency translation adjustments. The net effect of exchange rate fluctuations generally reflects changes in the relative strength of the U.S. dollar against major foreign currencies between the beginning and end of the year.

        The following table lists the beginning balance, yearly activity and ending balance of each component of accumulated other comprehensive income (loss):

	Net Effect of Exchange Rate Fluctuations	Deferred Tax Effect for Translation	Change in Minimum Pension Liability	Change in Certain Derivative Instruments	Employee Benefit Plans	Total Accumulated Comprehensive Income (Loss)
Balance on January 1, 2006	$(117.5)	$12.7	$(145.5)	$14.4	$—	$(235.9)
2006 Change	285.5		55.0	(49.3)	(639.9)	(348.7)
Translation effect			(17.6)			(17.6)
Tax effect			(14.8)		22.8	8.0

Balance on Dec. 31, 2006	168.0	12.7	(122.9)	(34.9)	(617.1)	(594.2)
2007 Change	325.3			28.2	79.1	432.6
Translation effect					(6.7)	(6.7)
Reclass			122.9	2.2	(125.1)	—
Tax effect					(8.6)	(8.6)

Balance on Dec. 31, 2007	493.3	12.7	—	(4.5)	(678.4)	(176.9)
2008 Change	(431.9)			(32.9)	(1,080.1)	(1,544.9)
Translation effect					46.1	46.1
Tax effect					55.1	55.1

Balance on Dec. 31, 2008	$61.4	$12.7	$—	$(37.4)	$(1,657.3)	$(1,620.6)

        For 2008 and 2007, respectively, foreign currency translation adjustments include a loss of approximately $19.9 million and $35.1 million related to a hedge of the Company's net investment in a non-U.S. subsidiary.

10. Income Taxes

        Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes; and (2) carryovers and credits for income tax purposes.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Income Taxes (Continued)

        Significant components of the Company's deferred tax assets and liabilities at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred tax assets:
Accrued postretirement benefits	$84.0	$95.8
Foreign tax credit	295.5	417.0
Tax loss and credit carryovers	342.9	264.8
Capital loss carryovers	23.7	32.7
Alternative minimum tax credits	20.5	21.4
Accrued liabilities	159.3	178.5
Pension liability	181.0
Other	26.5	38.2

Total deferred tax assets	1,133.4	1,048.4
Deferred tax liabilities:
Property, plant, and equipment	151.1	229.3
Prepaid pension costs		147.0
Inventory	13.4	20.0
Other	49.3	59.1

Total deferred tax liabilities	213.8	455.4
Valuation allowance	(874.1)	(568.5)

Net deferred taxes	$45.5	$24.5

        Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2008 and 2007 as follows:

	2008	2007
Prepaid expenses	$24.1	$9.2
Deposits, receivables, and other assets	99.0	124.7
Deferred taxes	(77.6)	(109.4)

Net deferred taxes	$45.5	$24.5

        The Company reviews the likelihood that it will realize the benefit of its deferred tax assets and therefore the need for valuation allowances on a quarterly basis, or whenever events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with other positive and negative evidence.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Income Taxes (Continued)

        The following details the Valuation Allowance activity:

Year	Beginning Year Balance	Foreign Currency Translation	Other Changes	Goodwill	Other Comprehensive Income	Ending Year Balance
2006	$(769.6)	$(16.4)	$(58.6)	$44.2	$(221.2)	$(1,021.6)
2007	(1,021.6)	(17.4)	432.9	24.9	12.7	(568.5)
2008	(568.5)	21.6	1.0	0.6	(328.8)	(874.1)

        In 2007, the Company reduced the valuation allowance recorded against its deferred tax assets in the United States by $506.3 million through the utilization of net operating and capital loss carryforwards.

        Other international valuation allowances approximating $66 million were established principally in prior years in allocation of the costs of acquisitions. Beginning January 1, 2009, under FAS No.141R, "Business Combinations," any future reductions of these components will result in an increase to income versus the reduction to goodwill required in previous years.

        The provision (benefit) for income taxes consists of the following:

	2008	2007	2006
Current:
U.S. Federal	$(2.7)	$—	$—
State	0.6	31.1	2.0
Foreign	213.0	145.2	113.7

	210.9	176.3	115.7

Deferred:
U.S. Federal	14.6	8.0	9.2
State	(0.8)	1.0	(14.6)
Foreign	8.4	(1.7)	16.2

	22.2	7.3	10.8

Total:
U.S. Federal	11.9	8.0	9.2
State	(0.2)	32.1	(12.6)
Foreign	221.4	143.5	129.9

	$233.1	$183.6	$126.5

Total for continuing operations	$237.9	$147.8	$125.3
Total for discontinued operations	(4.8)	35.8	1.2

	$233.1	$183.6	$126.5

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Income Taxes (Continued)

        The provision (benefit) for income taxes was calculated based on the following components of earnings (loss) before income taxes:

Continuing operations	2008	2007	2006
Domestic	$109.4	$(65.7)	$(174.1)
Foreign	699.0	687.3	459.2

	$808.4	$621.6	$285.1

Discontinued operations	2008	2007	2006
Domestic	$2.0	$(1.1)	$(19.7)
Foreign	—	1.7	(2.8)

	$2.0	$0.6	$(22.5)

        A reconciliation of the provision (benefit) for income taxes based on the statutory U.S. Federal tax rate of 35% to the provision for income taxes is as follows:

	2008	2007	2006
Tax provision (benefit) on pretax earnings (loss) from continuing operations at statutory U.S. Federal tax rate	$282.9	$217.6	$99.8
Increase (decrease) in provision for income taxes due to:
Valuation allowance—U.S.	(16.9)	(506.3)	62.6
Foreign subsidiary ownership restructuring and incentives	35.1	535.9	30.8
Foreign source income taxable in the U.S.	11.3	29.3	1.8
Reversal of non-U.S. tax valuation allowance	—	(13.4)	(34.7)
Foreign tax credit utilization	—	(40.4)
State taxes, net of federal benefit	5.0	(2.9)	(13.5)
Rate differences on non-U.S. earnings	(55.3)	(65.7)	(23.8)
Adjustment for non-U.S. tax law changes	(20.1)	(9.9)	(1.6)
Other items	(4.1)	3.6	3.9

Provision for income taxes	$237.9	$147.8	$125.3

        In 2007 the Company implemented a plan to restructure the ownership and intercompany obligations of certain foreign subsidiaries. These actions resulted in the taxation of a significant portion of previously unremitted foreign earnings. The Company also realigned its debt service obligations to operations outside the U.S. in order to better balance its future operating cash flows with its global financing costs. The foreign earnings reported as taxable in the U.S. were offset by net operating loss carryforwards and foreign tax credits. Foreign tax credit carryforwards arising from the restructuring were fully offset by an increase in the valuation allowance.

        The Company has recognized tax benefits as a result of incentives in certain non-U.S. jurisdictions which expire between 2012 to 2015.

        At December 31, 2008, before valuation allowance, the Company has unused research tax credits of $8.4 million expiring from 2009 to 2029 and foreign tax credits of $295.5 million expiring in 2017.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Income Taxes (Continued)

The Company also has unused alternative minimum tax credits of $20.5 million which do not expire and which will be available to offset future U.S. Federal income tax. Approximately $72.3 million of the deferred tax assets relate to net operating and capital loss carryforwards that can be carried over indefinitely with the remaining $286.0 million expiring between 2009 and 2028. As a result of U.S. tax legislation enacted in 2008, the Company realized $2.3 million of benefits from its research and alternative minimum tax credit carryforwards. The related valuation on these credits was reduced accordingly.

        At December 31, 2008, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $1,583.2 million. The Company intends to reinvest these earnings indefinitely in the non-U.S. operations. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.

        The Company adopted FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes," ("FIN 48") as of January 1, 2007. This interpretation was issued to clarify the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FAS No. 109, "Accounting for Income Taxes." FIN 48 defines criteria that a tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also includes requirements for measuring the amount of the benefit to be recognized in the financial statements.

        As a result of the adoption of FIN 48, the Company recognized no adjustment to retained earnings for unrecognized income tax benefits. The Company reclassified $28.5 million of deferred tax assets related to general business credits and net operating losses that were previously offset by a full valuation allowance to the liability for unrecognized income tax benefits. This balance sheet reclassification had no effect on share owners' equity. In connection with the adoption of FIN 48, the Company is maintaining its historical method of accruing interest and penalties associated with unrecognized income tax benefits as a component of its income tax expense.

        The following is a reconciliation of the Company's total gross unrecognized tax benefits for the year ended December 31, 2008:

	2008	2007
Balance at January 1	$53.0	$45.8
Additions for tax positions of prior years	51.2	0.1
Reductions for tax positions of prior years	(2.1)	(2.5)
Additions based on tax positions related to the current year	6.1	11.0
Reductions due to the lapse of the applicable statute of limitations	(3.1)	(1.4)
Reductions due to settlements	(2.0)	—

Balance at December 31	$103.1	$53.0

        At December 31, 2008 and December 31, 2007, accrued interest and penalties related to unrecognized tax benefits were $14.5 million and $3.9 million, respectively. Tax expense for the year ended December 31, 2008 includes interest and penalties of $5.4 million on unrecognized tax benefits for prior years.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Income Taxes (Continued)

        The unrecognized tax benefit liability, including interest and penalties, as of December 31, 2008 and December 31, 2007 was $117.6 million and $56.9 million respectively. Approximately $72.7 million and $41.1 million as of December 31, 2008 and December 31, 2007, respectively, relate to unrecognized tax benefits, which if recognized, would impact the Company's effective income tax rate. This amount differs from the gross unrecognized tax benefits presented in the table above because of the unrecognized tax benefits that would result in the utilization of certain tax attribute carryforwards that are currently subject to a full valuation allowance due to uncertainties about their future period utilization.

        The Company and/or one of its subsidiaries files a U.S. federal income tax return as well as income tax returns in multiple state and foreign jurisdictions. Tax years through 1999 have been settled with the U.S. Internal Revenue Service and there is no current IRS examination in progress. Due to the existence of tax attribute carryforwards (which are currently offset by full valuation allowances) in the U.S., the Company treats certain post-1999 tax positions as unsettled because of the taxing authorities' ability to modify these attributes. The 2000 tax year is the earliest open year for the Company's other major tax jurisdictions.

        The Company does not anticipate a significant change in the total amount of unrecognized income tax benefits within the next twelve months.

11. Stock Options and Other Stock Based Compensation

        The Company participates in OI Inc.'s five nonqualified plans under which OI Inc. has granted stock options, restricted shares and performance vested restricted share units: (1) the Stock Option Plan for Key Employees of Owens-Illinois, Inc.; (2) the Stock Option Plan for Directors of Owens-Illinois, Inc.; (3) the 1997 Equity Participation Plan of Owens-Illinois, Inc.; (4) the 2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc.; and (5) the 2005 Equity Incentive Plan of Owens-Illinois, Inc. At December 31, 2008, there were 2,174,949 shares authorized and available for grants under these plans. Total compensation cost for all grants of shares and units under all of these plans was $21.4 million ($19.1 million after tax) for the year ended December 31, 2008. Total compensation cost for grants of shares and units was $23.6 million ($21.9 million after tax) in 2007 and $21.7 million ($20.4 million after tax) in 2006. The cost in 2006 included $3.1 million for accelerated vesting of options, shares and units held by the former CEO at the time of his separation in November 2006 and $1.9 million for fully vested options granted to the new CEO in December 2006.

Stock Options

        For options granted prior to March 22, 2005, no options may be exercised in whole or in part during the first year after the date granted. In general, subject to accelerated exercisability provisions related to the performance of OI Inc.'s common stock or change of control, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant.

        For options granted after March 21, 2005, no options may be exercised in whole or in part during the first year after the date granted. In general, subject to change in control, these options become exercisable 25% per year beginning on the first anniversary. In general, options expire following termination of employment or the seventh anniversary of the option grant.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Stock Options and Other Stock Based Compensation (Continued)

        The fair value of options granted before March 22, 2005, is amortized ratably over five years or a shorter period if the grant becomes subject to accelerated exercisability provisions related to the performance of OI Inc.'s common stock. The fair value of options granted after March 21, 2005, is amortized over the vesting periods which range from one to four years.

        Stock option information at December 31, 2008 and for the year then ended is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(thousands)	(per share)	(years)
Options outstanding at Dec. 31, 2007	3,462	$20.54
Granted	428	52.33
Exercised	(604)	23.98
Forfeited or expired	(73)	46.00

Options outstanding at Dec. 31, 2008	3,213	23.56	4.7	$22.9

Options vested or expected to vest at Dec. 31, 2008	3,171	$23.56	4.7	$22.6

Options exercisable at Dec. 31, 2008	1,870	$18.03	4.3	$17.4

        Certain additional information related to stock options is as follows for the periods indicated:

	2008	2007	2006
Weighted average grant-date fair value of options granted (per share)	$16.21	$9.87	$7.91

Aggregate intrinsic value of options exercised	$17.3	$44.5	$3.7

Aggregate cash received from options exercised	$14.5	$62.8	$7.6

Restricted Shares

        Shares granted to employees prior to March 22, 2005, generally vest after three years or upon retirement, whichever is later. Shares granted after March 21, 2005, vest 25% per year beginning on the first anniversary and unvested shares are forfeited upon termination of employment. Shares granted to directors prior to 2008 were immediately vested but may not be sold until the third anniversary of the share grant or the end of the director's then current term on the board, whichever is later. Shares granted to directors after 2007 vest after one year.

        The fair value of the shares is equal to the market price of the shares on the date of the grant. The fair value of restricted shares granted before March 22, 2005, is amortized ratably over the vesting period. The fair value of restricted shares granted after March 21, 2005, is amortized over the vesting periods which range from one to four years.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Stock Options and Other Stock Based Compensation (Continued)

        Restricted share activity is as follows:

	Number of Restricted Shares	Weighted Average Grant-Date Fair Value
	(thousands)	(per share)
Nonvested at January 1, 2008	501	$18.61
Granted	64	52.02
Vested	(72)	20.80
Forfeited	(1)	22.14

Nonvested at Dec. 31, 2008	492	22.63

Awards granted during 2007		$26.07
Awards granted during 2006		$18.74

	2008	2007	2006
Total fair value of shares vested	$2.9	$10.9	$7.7

Performance Vested Restricted Share Units

        Restricted share units vest on January 1 of the third year following the year in which they are granted. Holders of vested units receive 0.5 to 1.5 shares of OI Inc.'s common stock for each unit, depending upon the attainment of consolidated performance goals established by the Compensation Committee of OIInc.'s Board of Directors. If minimum goals are not met, no shares will be issued. Granted but unvested restricted share units are forfeited upon termination of employment, unless certain retirement criteria are met.

        The fair value of each restricted share unit is equal to the product of the fair value of OI Inc.'s common stock on the date of grant and the estimated number of shares into which the restricted share unit will be converted. The fair value of restricted share units is amortized ratably over the vesting period. Should the estimated number of shares into which the restricted share unit will be converted change, an adjustment will be recorded to recognize the accumulated difference in amortization between the revised and previous estimates.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Stock Options and Other Stock Based Compensation (Continued)

        Performance vested restricted share unit activity is as follows:

	Number of Restricted Shares Units	Weighted Average Grant-Date Fair Value
	(thousands)	(per unit)
Nonvested at January 1, 2008	963	$21.47
Granted	166	52.23
Vested	(222)	24.22
Forfeited	(21)	22.86

Nonvested at Dec. 31, 2008	886	26.51

Awards granted during 2007		$24.18
Awards granted during 2006		$18.24

2008
Number of shares issued to holders of vested units (thousands)	316

Fair value of shares at issuance date	$16.9

        As of December 31, 2008, there was $18.0 million of total unrecognized compensation cost related to all unvested stock options, restricted shares and performance vested restricted share units. That cost is expected to be recognized over a weighted average period of approximately four years.

12. Pension Benefit Plans and Other Postretirement Benefits

Pension Benefit Plans

        Net expense to results of operations for all of the Company's pension plans and certain deferred compensation arrangements amounted to $(3.5) million in 2008, $24.9 million in 2007, and $41.9 million in 2006.

        The Company has defined benefit pension plans covering substantially all employees located in the United States, the United Kingdom, The Netherlands, Canada and Australia, as well as many employees in Germany and France. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. The Company's policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. The Company's defined benefit pension plans use a December 31 measurement date. The following tables relate to the Company's principal defined benefit pension plans.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

        The changes in the pension benefit obligations for the year were as follows:

	2008	2007
Obligations at beginning of year	$3,817.7	$3,879.2
Change in benefit obligations:
Service cost	46.3	54.0
Interest cost	215.2	212.0
Actuarial gain, including effect of changing discount rates	(108.5)	(73.6)
Curtailments	(9.5)	(21.9)
Special termination benefits	4.4
Settlements		(55.8)
Participant contributions	8.8	10.0
Benefit payments	(257.8)	(325.1)
Plan amendments	3.0	(3.5)
Foreign currency translation	(284.2)	136.4
Other		6.0

Net change in benefit obligations	(382.3)	(61.5)

Obligations at end of year	$3,435.4	$3,817.7

        The changes in the fair value of the pension plans' assets for the year were as follows:

	2008	2007
Fair value at beginning of year	$4,084.9	$4,043.5
Change in fair value:
Actual gain (loss) on plan assets	(973.2)	177.6
Benefit payments	(257.8)	(325.1)
Employer contributions	61.2	63.9
Participant contributions	8.8	10.0
Foreign currency translation	(213.7)	115.0
Other	(3.3)

Net change in fair value of assets	(1,378.0)	41.4

Fair value at end of year	$2,706.9	$4,084.9

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

        The funded status of the pension plans at year end was as follows:

	2008	2007
Plan assets at fair value	$2,706.9	$4,084.9
Projected benefit obligations	3,435.4	3,817.7

Plan assets greater (less) than projected benefit obligations	(728.5)	267.2
Items not yet recognized in pension expense:
Actuarial loss	1,748.1	700.4
Prior service credit	(15.6)	(18.7)

	1,732.5	681.7

Net amount recognized	$1,004.0	$948.9

        The net amount recognized is included in the Consolidated Balance Sheets at December 31, 2008 and 2007 as follows:

	2008	2007
Prepaid pension	$—	$566.4
Current pension liability, included with Other accrued liabilities	(8.0)	(9.2)
Noncurrent pension liability, included with Pension benefits	(720.5)	(290.0)
Accumulated other comprehensive income	1,732.5	681.7

Net amount recognized	$1,004.0	$948.9

        The following changes in plan assets and benefit obligations were recognized in accumulated other comprehensive income at December 31, 2008 as follows:

	Pretax	Tax Effect	After-tax
Current year actuarial loss	$1,148.8	$(62.2)	$1,086.6
Amortization of actuarial loss	(30.3)	1.1	(29.2)
Current year prior service cost	3.0		3.0
Amortization of prior service credit	1.1	(0.1)	1.0
Curtailment	(8.5)	2.4	(6.1)

	1,114.1	(58.8)	1,055.3
Translation			(44.9)

	$1,114.1	$(58.8)	$1,010.4

        The accumulated benefit obligation for all defined benefit pension plans was $3,157.0 million and $3,566.0 million at December 31, 2008 and 2007, respectively.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

        The components of the net pension expense (income) for the year were as follows:

	2008	2007	2006
Service cost	$46.3	$54.0	$60.8
Interest cost	215.2	212.0	204.3
Expected asset return	(318.3)	(317.6)	(298.4)
Settlement cost		18.6
Special termination benefits	4.4
Curtailment (gain) loss	0.1	(1.5)
Other	(1.2)	5.1	9.2
Amortization:
Prior service credit	(1.1)	(0.8)	(0.6)
Loss	30.3	38.2	61.5

Net amortization	29.2	37.4	60.9

Net expense (income)	$(24.3)	$8.0	$36.8

Total for continuing operations	$(24.3)	$3.4	$36.2
Total for discontinued operations		4.6	0.6

	$(24.3)	$8.0	$36.8

        Amounts that will be amortized from accumulated other comprehensive income into net pension expense during 2009:

Amortization:
Loss	$43.6
Prior service cost	(1.0)

Net amortization	$42.6

        The following information is for plans with projected and accumulated benefit obligations in excess of the fair value of plan assets at year end:

	2008	2007
Projected benefit obligations	$3,435.4	$1,125.1
Fair value of plan assets	2,706.9	816.1
Accumulated benefit obligations	3,157.0	1,015.4

        The weighted average assumptions used to determine benefit obligations were as follows:

	2008	2007
Discount rate	6.29%	5.87%
Rate of compensation increase	4.34%	4.32%

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

        The weighted average assumptions used to determine net periodic pension costs were as follows:

	2008	2007	2006
Discount rate	5.87%	5.49%	5.30%
Rate of compensation increase	4.32%	4.34%	4.54%
Expected long-term rate of return on assets	8.09%	8.08%	8.08%

        Future benefits are assumed to increase in a manner consistent with past experience of the plans, which, to the extent benefits are based on compensation, includes assumed salary increases as presented above. Amortization included in net pension expense (credits) is based on the average remaining service of employees.

        For 2008, the Company's weighted average expected long-term rate of return on assets was 8.09%. In developing this assumption, the Company evaluated input from its third party pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions. The Company also considered its historical 10-year average return (through December 31, 2007), which was in line with the expected long-term rate of return assumption for 2008.

        The weighted average actual asset allocations and weighted average target allocation ranges by asset category for the Company's pension plan assets were as follows:

	Actual Allocation
			Target Allocation Ranges
Asset Category	2008	2007
Equity securites	48%	63%	48 - 58%
Debt securities	43%	28%	30 - 40%
Real estate	6%	5%	3 - 13%
Other	3%	4%	0 - 9%

Total	100%	100%

        It is the Company's policy to invest pension plan assets in a diversified portfolio consisting of an array of asset classes within the above target asset allocation ranges. The investment risk of the assets is limited by appropriate diversification both within and between asset classes. The assets for both the U.S. and non-U.S. plans are primarily invested in a broad mix of domestic and international equities, domestic and international bonds, and real estate, subject to the target asset allocation ranges. The assets are managed with a view to ensuring that sufficient liquidity will be available to meet expected cash flow requirements.

        Based on exchange rates at the end of 2008, the Company expects to contribute approximately $70 million to $75 million to its non-U.S. defined benefit pension plans in 2009.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

        The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

Year(s)	Amount
2009	262.4
2010	234.1
2011	234.7
2012	238.7
2013	241.8
2014 - 2018	1,241.1

        The Company also sponsors several defined contribution plans for all salaried and hourly U.S. employees. Participation is voluntary and participants' contributions are based on their compensation. The Company matches contributions of participants, up to various limits, in substantially all plans. Company contributions to these plans amounted to $7.1 million in 2008, $6.7 million in 2007, and $6.4 million in 2006.

Postretirement Benefits Other Than Pensions

        The Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees, substantially all employees in Canada and in The Netherlands. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. The Company uses a December 31 measurement date to measure its Postretirement Benefit Obligations.

        The changes in the postretirement benefit obligations for the year were as follows:

	2008	2007
Obligations at beginning of year	$309.5	$317.6
Change in benefit obligations:
Service cost	2.2	3.0
Interest cost	17.2	17.5
Actuarial gain, including the effect of changing discount rates	(30.0)	(9.5)
Curtailments	(2.9)	(9.1)
Special termination benefits	0.9
Benefit payments	(19.9)	(24.4)
Foreign currency translation	(16.7)	14.4

Other
Net change in benefit obligations	(49.2)	(8.1)

Obligations at end of year	$260.3	$309.5

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

Change in benefit obligations:

        The funded status of the postretirement benefit plans at year end was as follows:

	2008	2007
Postretirement benefit obligations	$260.3	$309.5
Items not yet recognized in net postretirement benefit cost:
Prior service credit	20.7	23.8
Actuarial loss	(39.7)	(78.2)

	(19.0)	(54.4)

Net amount recognized	$241.3	$255.1

        The net amount recognized is included in the Consolidated Balance Sheets at December 31, 2008 and 2007 as follows:

	2008	2007
Current nonpension postretirement benefit, included with
Other accrued liabilities	$(22.3)	$(24.3)
Nonpension postretirement benefits	(238.0)	(285.2)
Accumulated other comprehensive income	19.0	54.4

Net amount recognized	$(241.3)	$(255.1)

        The following changes in benefit obligations were recognized in accumulated other comprehensive income at December 31, 2008 as follows:

	Pretax	Tax Effect	After-tax
Current year actuarial gain	$(28.4)	$3.0	$(25.4)
Amortization of actuarial loss	(6.2)		(6.2)
Amortization of prior service credit	3.1		3.1
Curtailment	(2.5)	0.7	(1.8)

	(34.0)	3.7	(30.3)
Translation			(1.2)

	$(34.0)	$3.7	$(31.5)

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

        The components of the net postretirement benefit cost for the year were as follows:

	2008	2007	2006
Service cost	$2.2	$3.0	$4.3
Interest cost	17.2	17.4	16.8
Curtailment gain		(14.9)	(15.9)
Special termination benefit	0.9
Other			0.9
Amortization:
Prior service credit	(3.1)	(3.8)	(4.3)
Loss	6.2	5.8	3.9

Net amortization	3.1	2.0	(0.4)

Net postretirement benefit cost	$23.4	$7.5	$5.7

Total for continuing operations	23.4	20.7	3.2
Total for discontinued operations		(13.2)	2.5

	$23.4	$7.5	$5.7

        Amounts that will be amortized from accumulated other comprehensive income into net postretirement benefit cost during 2009:

Amortization:
Loss	$3.9
Prior service credit	(3.1)

Net amortization	$0.8

        The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 6.40% and 5.86% at December 31, 2008 and 2007, respectively.

        The weighted average discount rate used to determine net postretirement benefit cost was 5.86%, 5.56%, and 5.45% at December 31, 2008, 2007, and 2006, respectively.

        The weighted average assumed health care cost trend rates at December 31 were as follows:

	2008	2007
Health care cost trend rate assumed for next year	7.38%	8.51%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.67%	5.64%
Year that the rate reaches the ultimate trend rate	2010	2010

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Pension Benefit Plans and Other Postretirement Benefits (Continued)

        Assumed health care cost trend rates affect the amounts reported for the postretirement benefit plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total of service and interest cost	$8.9	$(7.6)
Effect on accumulated postretirement benefit obligations	15.9	(13.4)

        Amortization included in net postretirement benefit cost is based on the average remaining service of employees.

        The following estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

Year(s)	Amount
2009	22.3
2010	22.0
2011	21.8
2012	21.5
2013	21.2
2014 - 2018	102.6

        Benefits provided by the Company for certain hourly retirees are determined by collective bargaining. Most other domestic hourly retirees receive health and life insurance benefits from a multi-employer trust established by collective bargaining. Payments to the trust as required by the bargaining agreements are based upon specified amounts per hour worked and were $8.9 million in 2008, $7.4 million in 2007, and $7.4 million in 2006. Postretirement health and life benefits for retirees of foreign subsidiaries are generally provided through the national health care programs of the countries in which the subsidiaries are located.

13. Other Income

        Other income in 2006 includes a gain of $15.9 million ($11.2 million after tax) related to curtailment of certain postretirement benefits in The Netherlands.

14. Other Expense

        Other expense for the year ended December 31, 2008 included the following:

  •
  The Company recorded charges totaling $132.4 million ($110.1 million after tax amount attributable to OI Group), for restructuring and asset impairment. The charges reflect the additional decisions reached in the Company's ongoing strategic review of its global manufacturing footprint. See Note 15 for additional information.

        Other costs and expenses for the year ended December 31, 2007 included the following:

  •
  In the South American Segment's 50%-owned Caribbean affiliate, declining productivity and cash flows resulted in impairment of the Company's equity investment, establishment of

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Other Expense (Continued)

    valuation allowances against advances to the affiliate, and accrual of certain contingent obligations for total charges of $45.0 million ($43.9 million after tax) recorded in 2007 with an additional $0.9 million (before and after tax) recorded in the first quarter of 2008.

  •
  The Company recorded charges totaling $55.3 million ($40.2 million after tax), for restructuring and asset impairment. The charges reflect the additional decisions reached in the Company's ongoing strategic review of its global manufacturing footprint. See Note 15 for additional information.

        Other costs and expenses for the year ended December 31, 2006 included the following:

  •
  During the third quarter of 2006, the Company recorded a charge of $29.7 million ($27.7 million after tax), principally related to the closing of its Godfrey, Illinois machine parts manufacturing operation.

15. Restructuring Accruals

        Beginning in 2007, the Company commenced a strategic review of its global profitability and manufacturing footprint. The combined 2007 and 2008 charges, amounting to $187.7 million ($150.3 million after tax amount attributable to the Company) and approximately 1,800 jobs and corresponding reduction in the Company's workforce, reflect the decisions reached through December 31, 2008 in the Company's ongoing strategic review of its global manufacturing footprint commenced in mid-2007. Amounts recorded by the Company do not include any gains that may be realized upon the ultimate sale or disposition of closed facilities.

2007

        During the third and fourth quarters of 2007, the Company recorded restructuring charges totaling $55.3 million ($40.2 million after tax), for restructuring and asset impairment in Europe and North America.

        As a result of its strategic review, the Company decided to curtail selected production capacity. Because the future undiscounted cash flows of the related asset groups were not sufficient to recover their carrying amounts, certain assets were considered impaired. As a result, those assets were written down to the extent their carrying amounts exceeded fair value. The curtailment of plant capacity resulted in elimination of approximately 560 jobs and a corresponding reduction in the Company's workforce. The Company accrued certain employee separation costs, plant clean up, and other exit costs.

2008

        During 2008, the Company recorded restructuring charges totaling $132.4 million ($110.1 million after tax and attributable to the Company). The 2008 charges consisted primarily of $85.5 million for the closure of two Canadian plants with additional charges across all segments as well as in Retained Corporate Costs and Other.

        As a continuation of the Company's strategic review in 2008, the Company decided to curtail and realign selected production capacity and other activities across all segments as well as in Retained Corporate Costs and Other. Because the future undiscounted cash flows of the related asset groups

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Restructuring Accruals (Continued)

were not sufficient to recover their carrying amounts, certain assets were considered impaired. As a result, those assets were written down to the extent their carrying amounts exceeded fair value. The curtailment of plant capacity and realignment of selected operations will result in elimination of approximately 1,240 jobs and a corresponding reduction in the Company's workforce. The Company accrued certain employee separation costs, plant clean up, and other exit costs.

        Probable cash expenditures for the 2007 and 2008 charges are expected to total approximately $110 million. The Company expects that the majority of these costs will be paid out by the end of 2009.

        Selected information related to the restructuring accrual is as follows:

	Employee Costs	Asset Impairment	Other	Total
2007 Charges	$26.1	$22.3	$6.9	$55.3
Write-down of assets to net realizable value	—	(22.3)	(2.4)	(24.7)

Total restructuring accrual at December 31, 2007	26.1	—	4.5	30.6
2008 charges	70.1	32.5	29.8	132.4
Write-down of assets to net realizable value		(32.5)	(4.7)	(37.2)
Net cash paid, principally severance and related benefits	(35.6)		(7.2)	(42.8)
Other, principally foreign exchange translation	(13.0)		(6.1)	(19.1)

Remaining restructuring accrual as of December 31, 2008	$47.6	$—	$16.3	$63.9

BSN Acquisition

        During the second quarter of 2005, the Company concluded its evaluation of acquired capacity in connection with the acquisition of BSN Glasspack S.A. and announced the permanent closing of its Düsseldorf, Germany glass container factory, and the shutdown of a furnace at its Reims, France glass container facility, both in 2005. These actions were part of the European integration strategy to optimally align the manufacturing capacities with the market and improve operational efficiencies. As a result, the Company recorded an accrual of €47.1 million through an adjustment to goodwill.

        These actions resulted in the elimination of approximately 400 jobs and a corresponding reduction in the Company's workforce. The Company anticipates that it will pay a total of approximately €110.9 million in cash related to severance, benefits, plant clean-up, and other plant closing costs related to restructuring accruals.

        The European restructuring accrual recorded in the second quarter of 2005 was in addition to the initial estimated accrual of €63.8 million recorded in 2004.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Restructuring Accruals (Continued)

        Selected information related to the restructuring accrual is as follows, with 2008 activity translated from Euros into dollars at the December 31, 2008 exchange rate:

Remaining European restructuring accrual as of January 1, 2006	80.9
Net cash paid, principally severance and related benefits	(33.7)
Partial reversal of accrual (goodwill adjustment)	(7.6)
Other, principally foreign exchange translation	(1.5)

Remaining European restructuring accrual as of December 31, 2006	38.1
Net cash paid, principally severance and related benefits	(17.8)
Other, principally foreign exchange translation	7.4

Remaining European restructuring accrual as of December 31, 2007	27.7
Net cash paid, principally severance and related benefits	$(6.1)
Other, principally foreign exchange translation	(4.8)

Remaining European restructuring accrual as of December 31, 2008	$16.8

16. Additional Interest Charges from Early Extinguishment of Debt

        During 2007, the Company recorded additional interest charges of $9.5 million ($8.8 million after tax) for note repurchase premiums and the write-off of unamortized finance fees related to debt that was repaid prior to its maturity. During 2006, the Company recorded additional interest charges of $17.5 million ($17.1 million after tax) for note repurchase premiums and the write-off of unamortized finance fees related to debt that was repaid prior to its maturity.

17. Contingencies

        OI Inc. is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        The following table shows the approximate number of plaintiffs and claimants who had asbestos claims pending against OI Inc. at the beginning of each listed year, the number of claims disposed of

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Contingencies (Continued)

during that year, the year's filings and the claims pending at the end of each listed year (eliminating duplicate filings):

	2008	2007	2006
Pending at beginning of year	14,000	18,000	32,000
Disposed	8,000	13,000	21,000
Filed	5,000	9,000	7,000

Pending at end of year	11,000	14,000	18,000

        Based on an analysis of the lawsuits pending as of December 31, 2008, approximately 84% of plaintiffs either do not specify the monetary damages sought, or in the case of court filings, claim an amount sufficient to invoke the jurisdictional minimum of the trial court. Approximately 15% of plaintiffs specifically plead damages of $15 million or less, and 0.4% of plaintiffs specifically plead damages greater than $15 million but less than $100 million. Fewer than 1% of plaintiffs specifically plead damages $100 million or greater but less than $122 million.

        As indicated by the foregoing summary, current pleading practice permits considerable variation in the assertion of monetary damages. OI Inc.'s experience resolving hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be alleged in a complaint bears little relevance to a claim's merits or disposition value. Rather, the amount potentially recoverable is determined by such factors as the plaintiff's severity of disease, the product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, and the plaintiff's history of smoking or exposure to other possible disease-causative factors.

        In addition to the pending claims set forth above, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. OI Inc. believes that as of December 31, 2008 there are approximately 1,000 claims against other defendants which are likely to be asserted some time in the future against OI Inc. These claims are not included in the pending "lawsuits and claims" totals set forth above.

        OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, OI Inc. as of December 31, 2008, has disposed of the asbestos claims of approximately 367,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $7,300. Certain of these dispositions have included deferred amounts payable over a number of years. Deferred amounts payable totaled approximately $34.0 million at December 31, 2008 ($34.0 million at December 31, 2007) and are included in the foregoing average

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Contingencies (Continued)

indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Failure of claimants to meet certain medical and product exposure criteria in OI Inc.'s administrative claims handling agreements has generally reduced the number of marginal or suspect claims that would otherwise have been received. This may have the effect of increasing OI Inc.'s per-claim average indemnity payment over time.

        OI Inc. believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, OI Inc. has accrued a total of approximately $3.47 billion through 2008, before insurance recoveries, for its asbestos-related liability. OI Inc.'s ability reasonably to estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the inherent uncertainty of future disease incidence and claiming patterns, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the use of mass litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the significant number of co-defendants that have filed for bankruptcy.

        OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. The material components of OI Inc.'s accrued liability are based on amounts estimated by OI Inc. in connection with its annual comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against OI Inc.; (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel; (iii) the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of OI Inc.'s accrual are:

          a)    the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;

          b)    the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;

          c)     the extent to which OI Inc.'s accelerated settlements in 2007 and 2008 impact the number and type of future claims and lawsuits;

          d)    the extent of decrease or increase in the incidence of serious disease cases and claiming patterns for such cases;

          e)    the extent to which OI Inc. is able to defend itself successfully at trial;

          f)     the extent to which courts and legislatures eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Contingencies (Continued)

          g)     the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

          h)    the number and timing of additional co-defendant bankruptcies; and

          i)     the extent to which co-defendant bankruptcy trusts direct resources to resolve claims that are also presented to OI Inc. and the timing of the payments made by the bankruptcy trusts.

        As noted above, OI Inc. conducts a comprehensive review of its asbestos-related liabilities and costs annually in connection with finalizing and reporting its annual results of operations, unless significant changes in trends or new developments warrant an earlier review. If the results of an annual comprehensive review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then OI Inc. will record an appropriate charge to increase the accrued liability. OI Inc. believes that an estimation of the reasonably probable amount of the contingent liability for claims not yet asserted against OI Inc. is not possible beyond a period of several years. Therefore, while the results of future annual comprehensive reviews cannot be determined, OI Inc. expects the addition of one year to the estimation period will result in an annual charge.

        The ultimate legal and financial liability of OI Inc. with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. OI Inc.'s reported results of operations for 2008 were materially affected by the $250.0 million fourth quarter charge for asbestos-related costs and asbestos-related payments continue to be substantial. Any future additional charge would likewise materially affect OI Inc.'s results of operations for the period in which it is recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect the Company's and OI Inc.'s cost of borrowing and the ability to pursue global or domestic acquisitions. However, the Company believes that its operating cash flows and other sources of liquidity will be sufficient to fund OI Inc.'s asbestos-related payments and to fund the Company's working capital and capital expenditure requirements on a short-term and long-term basis.

        Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. In accordance with FAS No. 5, the Company records a liability for such matters when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. Recorded amounts are reviewed and adjusted to reflect changes in the factors upon which the estimates are based including additional information, negotiations, settlements, and other events. The ultimate legal and financial liability of the Company with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations, cash flows or financial condition.

18. Segment Information

        The Company's former Plastics Packaging segment has been reclassified to discontinued operations as a result of the July 31, 2007 sale of that business. Following the sale, the Company redefined its reportable segments and divided the former Glass Containers segment into four geographic

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Segment Information (Continued)

segments: (1) North America; (2) Europe; (3) Asia Pacific; (4) South America. These four segments are aligned with the Company's internal approach to managing, reporting, and evaluating performance of its global glass operations. In connection with this change, certain assets and activities not directly related to one of the regions or to glass manufacturing are reported with Retained Corporate Costs and Other. These include licensing, equipment manufacturing, global engineering, and non-glass equity investments. Retained Corporate Costs and Other also includes certain headquarters administrative and facilities costs and certain incentive compensation and other benefit plan costs that are global in nature and are not allocable to the reportable segments. Amounts for 2006 in the following tables are presented on the redefined basis.

        The Company's measure of profit for its reportable segments is Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and noncontrolling interests in earnings of subsidiaries and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs. The Company's management uses Segment Operating Profit, in combination with selected cash flow information, to evaluate performance and to allocate resources.

        Segment Operating Profit for reportable segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. Beginning in 2008, the Company revised its method of allocating corporate expenses. The Company decreased slightly the percentage allocation based on sales and significantly expanded the number of functions included in the allocation based on cost of services. It is not practicable to quantify the net effect of these changes on periods prior to 2008. However, the effect for 2008 was to reduce the amount of retained corporate costs by approximately $38.0 million. The information below is presented on a continuing operations basis, and therefore, the 2007 and 2006 amounts exclude amounts related to the discontinued operations. See Note 20 for more information.

        Financial information regarding the Company's reportable segments is as follows:

Net Sales:	2008	2007	2006
Europe	$3,497.8	$3,298.7	$2,846.6
North America	2,209.7	2,271.3	2,110.4
South America	1,135.9	970.7	796.5
Asia Pacific	964.1	934.3	804.9

Reportable segment totals	7,807.5	7,475.0	6,558.4
Other	77.2	91.7	92.0

Net sales	$7,884.7	$7,566.7	$6,650.4

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Segment Information (Continued)

Segment Operating Profit:	2008	2007	2006
Europe	$477.8	$433.0	$249.6
North America	185.2	265.1	187.3
South America	331.0	254.9	195.0
Asia Pacific	162.8	154.0	102.9

Reportable segment totals	1,156.8	1,107.0	734.8
Items excluded from Segment Operating Profit:
Retained corporate costs and other	(0.7)	(78.8)	(76.6)
Restructuring and asset impairments	(133.3)	(100.3)	(29.7)
CEO and other transition charges			(20.8)
Curtailment of postretirement benefits in The Netherlands			15.9
Mark to market effect of natural gas hedge contracts			(8.7)
Interest income	38.6	42.3	19.2
Interest expense	(253.0)	(348.6)	(349.0)

Earnings from continuing operations before income taxes	$808.4	$621.6	$285.1

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Segment Information (Continued)

	North America	Europe	Asia Pacific	South America	Reportable Segment Totals	Retained Corp Costs and Other	Consolidated Totals
Total assets:
2008	$1,802.9	$3,758.4	$1,239.6	$976.2	$7,777.1	$199.4	$7,976.5
2007	1,946.9	4,124.1	1,558.1	965.7	8,594.8	729.8	9,324.6
2006	1,777.0	3,838.0	1,454.4	765.7	7,835.1	1,485.6	9,320.7
Equity earnings:
2008	$12.6	$14.1	$—	$—	$26.7	$24.1	$50.8
2007	10.4	8.0		(2.7)	15.7	18.4	34.1
2006	10.5	6.9		(4.8)	12.6	10.8	23.4
Capital expenditures(1):
2008
Continuing	$90.5	$151.9	$57.6	$57.3	$357.3	$4.4	$361.7
Discontinued
2007
Continuing	65.9	129.2	42.0	51.1	288.2	4.3	292.5
Discontinued						23.3	23.3
2006
Continuing	57.8	105.4	47.8	59.2	270.2	14.8	285.0
Discontinued						35.3	35.3
Depreciation and amortization expense:
2008
Continuing	$98.7	$222.0	$80.4	$56.5	$457.6	$10.2	$467.8
Discontinued
2007
Continuing	107.3	210.3	81.7	54.3	453.6	7.3	460.9
Discontinued						23.3	23.3
2006
Continuing	110.2	203.3	81.4	56.3	451.2	4.5	455.7
Discontinued						53.5	53.5

(1)
Retained Corporate Costs and Other includes assets of discontinued operations.

(2)
Excludes property, plant and equipment acquired through acquisitions.

        The Company's net property, plant, and equipment by geographic segment are as follows:

	United States	Foreign	Total
2008	$679.5	$1,966.1	$2,645.6
2007	678.9	2,271.1	2,950.0
2006	712.5	2,162.0	2,874.5

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Segment Information (Continued)

        The Company's net sales by geographic segment are as follows:

	United States	Foreign	Total
2008	$1,894.8	$5,989.9	$7,884.7
2007	1,920.6	5,646.1	7,566.7
2006	1,793.7	4,856.7	6,650.4

        Operations in individual countries outside the United States that accounted for more than 10% of consolidated net sales from continuing operations were in Italy (2008—10.7%, 2007—10.1%) and France (2008—14.7%, 2007—19.3%, 2006—19.3%).

19. Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2006, 2007 and 2008 are as follows:

	North America	Europe	Asia Pacific	South America	Other	Total
Balance as of January 1, 2006	$747.5	$926.7	$470.8	$—	$14.7	$2,159.7
Translation effects	2.8	99.5	31.3			133.6
Other changes, principally adjustments to						—
reverse foreign deferred tax valuation						—
allowances	(28.7)	(9.2)			(0.2)	(38.1)

Balance as of December 31, 2006	721.6	1,017.0	502.1	—	14.5	2,255.2
Translation effects	25.1	115.3	54.6			195.0
Other changes	(1.1)	(13.0)			(8.0)	(22.1)

Balance as of December 31, 2007	745.6	1,119.3	556.7	—	6.5	2,428.1
Translation effects	(28.8)	(58.2)	(123.1)		0.3	(209.8)
Other changes		(10.1)			(0.7)	(10.8)

Balance as of December 31, 2008	$716.8	$1,051.0	$433.6	$—	$6.1	$2,207.5

        During the fourth quarters of 2008, 2007 and 2006, the Company completed its annual impairment testing and determined that no impairment existed.

20. Discontinued Operations

        On July 31, 2007, the Company completed the sale of its plastics packaging business to Rexam PLC for approximately $1.825 billion in cash. As required by FAS No. 144, the Company has presented the results of operations for the plastics packaging business in the Consolidated Results of Operations for the years ended December 31, 2007 and 2006 as discontinued operations. Interest expense was allocated to the discontinued operations based on debt that was required by an amendment to the Secured Credit Agreement to be repaid from the net proceeds. Amounts for the prior periods have been reclassified to conform to this presentation.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Discontinued Operations (Continued)

        The following summarizes the revenues and expenses of the discontinued operations as reported in the consolidated results of operations for the periods indicated:

	Years ended December 31,
	2007	2006
Net sales	$455.0	$771.6
Manufacturing, shipping and delivery	(343.5)	(602.9)

Gross profit	111.5	168.7
Selling and administrative	(20.7)	(34.4)
Research, development and engineering	(8.3)	(15.1)
Interest expense	(80.6)	(139.2)
Other income	(0.1)	2.9
Other expense	(1.2)	(5.4)

Earnings (loss) before income taxes	0.6	(22.5)
(Provision) credit for income taxes	2.4	(1.2)

Earnings (loss) from discontinued operations	3.0	(23.7)
Gain on sale of discontinued operations	1,038.5

Net earnings (loss) from discontinued operations	$1,041.5	$(23.7)
Net earnings attributable to noncontrolling interests	(0.2)

Net earnings (loss) attributable to the Company	$1,041.3	$(23.7)

        The 2007 gain on the sale of discontinued operations of $1,038.5 million includes charges totaling $62.1 million for debt retirement costs, consisting principally of redemption premiums and write off of unamortized fees, and a gain of $8.7 million for curtailment and settlement of pension and other postretirement benefits. The gain also includes a net provision for income taxes of $38.2 million, consisting of taxes on the gain of $445.0 million that are substantially offset by a credit of $406.8 million for the reversal of valuation allowances against existing tax loss carryforwards. The sale agreement provides for an adjustment of the selling price based on working capital levels and certain other factors.

        The gain on sale of discontinued operations of $6.8 million reported in 2008 relates to an adjustment of the 2007 gain on the sale of the plastics packaging business mainly related to finalizing certain tax allocations and an adjustment to the selling price in accordance with procedures set forth in the final contract.

21. Fair Value Measurements

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS No. 157), which defines fair value, establishes a framework for measuring fair value and enhances disclosure about fair value measurements. On February 2, 2008, the FASB issued FASB Staff Position No. 157-2 (FSP 157-2) which delays the effective date of FAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on at least an annual basis. Where the measurement objective

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Fair Value Measurements (Continued)

specifically requires the use of "fair value" the Company has adopted the provisions of FAS No. 157 related to financial assets and financial liabilities as of January 1, 2008. The adoption of FAS No. 157 had no impact on the Company.

        FAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. FAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

  Level 1: Observable inputs such as quoted prices in active markets;

  Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

  Level 3: Unobservable inputs for which there is little or no market data, which requires the Company to develop assumptions.

        The Company's derivative assets and liabilities consist of interest rate swaps, natural gas forwards, and foreign exchange option and forward contracts. The Company uses an income approach to valuing these contracts. Interest rate yield curves, natural gas forward rates, and foreign exchange rates are the significant inputs into the valuation models. These inputs are observable in active markets over the terms of the instruments the Company holds, and accordingly, the Company classifies the $0.4 million net derivative liability as Level 2 in the hierarchy. The Company also evaluates counterparty risk in determining fair values.

        The Company adopted Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115" ("FAS No. 159"), effective January 1, 2008. This standard permits entities to choose to measure many financial instruments and certain other items at fair value. While FAS No. 159 became effective January 1, 2008, the Company did not elect the fair value measurement option for any of its financial assets or liabilities.

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors

        The following presents condensed consolidating financial information for the Company, segregating: (1) Owens-Illinois Group, Inc. (the "Parent"); (2) Owens-Brockway Glass Container Inc. (the "Issuer"); (3) those domestic subsidiaries that guarantee the 8 1/4%, 6 3/4%, and 6 3/4% Euro Senior Notes of the Issuer (the "Guarantor Subsidiaries"); and (4) all other subsidiaries (the "Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries are 100% owned direct and indirect subsidiaries of the Parent and their guarantees are full, unconditional and joint and several. The Parent is also a guarantor, and its guarantee is full, unconditional and joint and several.

        Subsidiaries of the Parent and of the Issuer are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminations relate to investments in subsidiaries and inter-company balances and transactions.

	December 31, 2008
Balance Sheet	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Accounts receivable	$—	$67.2	$25.7	$895.9	$—	$988.8
Inventories		154.2	0.4	846.3	(1.4)	999.5
Other current assets		4.8	10.7	439.1	1.8	456.4

Total current assets	—	226.2	36.8	2,181.3	0.4	2,444.7
Investments in and advances to subsidiaries	2,288.7	2,767.9	210.1		(5,266.7)	—
Goodwill		560.8	9.5	1,637.2		2,207.5
Other non-current assets		170.7	60.2	448.6	(0.8)	678.7

Total other assets	2,288.7	3,499.4	279.8	2,085.8	(5,267.5)	2,886.2
Property, plant and equipment, net		641.4	44.3	1,959.9		2,645.6

Total assets	$2,288.7	$4,367.0	$360.9	$6,227.0	$(5,267.1)	$7,976.5

Current liabilities:
Accounts payable and accrued liabilities	$—	$321.3	$47.5	$1,066.0	$(0.4)	$1,434.4
Short-term loans and long-term debt due within one year		0.1		393.8		393.9

Total current liabilities	—	321.4	47.5	1,459.8	(0.4)	1,828.3
Long-term debt	500.0	1,397.4	18.2	1,015.8		2,931.4
Other non-current liabilities		58.9	595.8	777.4	(4.0)	1,428.1
Investments by and advances from parent		2,589.3	(300.6)	2,974.0	(5,262.7)	—
Share owners' equity	1,788.7					1,788.7

Total liabilities and share owners' equity	$2,288.7	$4,367.0	$360.9	$6,227.0	$(5,267.1)	$7,976.5

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	December 31, 2007
Balance Sheet	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Accounts receivable	$—	$71.1	$(7.4)	$1,121.9	$—	$1,185.6
Inventories		163.3	0.4	857.1		1,020.8
Other current assets		8.3	50.6	428.7	0.6	488.2

Total current assets	—	242.7	43.6	2,407.7	0.6	2,694.6
Investments in and advances to subsidiaries	3,644.6	3,549.1	(9.2)		(7,184.5)	—
Goodwill		560.9	9.4	1,857.8		2,428.1
Other non-current assets		165.8	562.1	536.3	(12.3)	1,251.9

Total other assets	3,644.6	4,275.9	562.3	2,394.1	(7,196.8)	3,680.1
Property, plant and equipment, net		620.3	47.0	2,282.7		2,950.0

Total assets	$3,644.6	$5,138.8	$652.9	$7,084.5	$(7,196.2)	$9,324.6

Current liabilities:
Accounts payable and accrued liabilities	$—	$340.4	$109.2	$1,169.6	$(0.6)	$1,618.6
Short-term loans and long-term debt due within one year	250.0	(0.2)		451.1		700.9

Total current liabilities	250.0	340.2	109.2	1,620.7	(0.6)	2,319.5
Long-term debt	500.0	1,375.8	19.1	1,118.3		3,013.2
Other non-current liabilities		46.3	256.5	798.5	(4.0)	1,097.3
Investments by and advances from parent		3,376.5	268.1	3,547.0	(7,191.6)	—
Share owners' equity	2,894.6					2,894.6

Total liabilities and share owners' equity	$3,644.6	$5,138.8	$652.9	$7,084.5	$(7,196.2)	$9,324.6

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Year ended December 31, 2008
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,968.6	$—	$6,038.8	$(122.7)	$7,884.7
Manufacturing, shipping, and delivery		(1,719.0)	4.2	(4,676.7)	183.4	(6,208.1)

Gross profit	—	249.6	4.2	1,362.1	60.7	1,676.6
Research, engineering, selling, administrative, and other		(74.5)	(77.5)	(580.7)		(732.7)
Net intercompany interest	45.8	(97.5)	69.2	(17.5)		—
Other interest expense	(45.8)	(84.4)	(1.9)	(120.9)		(253.0)
Interest income		—	2.3	36.3		38.6
Equity earnings from subsidiaries	500.3	512.2	(97.0)		(915.5)	—
Other equity earnings		12.6	24.1	14.1		50.8
Other revenue		78.7	3.2	7.1	(60.9)	28.1

Earnings (loss) from continuing operations before income taxes	500.3	596.7	(73.4)	700.5	(915.7)	808.4
Provision for income taxes		(0.5)	(18.6)	(218.8)		(237.9)

Earnings (loss) from continuing operations	500.3	596.2	(92.0)	481.7	(915.7)	570.5
Net earnings of discontinued operations	6.8		6.8		(6.8)	6.8

Net earnings (loss)	507.1	596.2	(85.2)	481.7	(922.5)	577.3
Net earnings (loss) attributable to noncontrolling interests			13.2	(66.5)	(16.9)	(70.2)

Net earnings (loss) attributable to the Company	$507.1	$596.2	$(72.0)	$415.2	$(939.4)	$507.1

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Year ended December 31, 2007
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,966.3	$1.1	$5,694.5	$(95.2)	$7,566.7
Manufacturing, shipping, and delivery		(1,658.1)	(2.6)	(4,463.5)	152.8	(5,971.4)

Gross profit	—	308.2	(1.5)	1,231.0	57.6	1,595.3
Research, engineering, selling, administrative, and other		(73.7)	(175.5)	(488.7)	0.3	(737.6)
Net intercompany interest	66.9	(0.7)	(72.8)	6.6		—
Other interest expense	(66.9)	(255.5)	78.5	(104.7)		(348.6)
Interest income		—	16.1	26.2		42.3
Equity earnings from subsidiaries	414.3	419.6	80.8		(914.7)	—
Other equity earnings		10.4	15.6	8.1		34.1
Other revenue		118.2	1,405.9	11.7	(1,499.7)	36.1

Earnings from continuing operations before income taxes	414.3	526.5	1,347.1	690.2	(2,356.5)	621.6
Provision for income taxes		(0.4)	(8.8)	(138.6)		(147.8)

Earnings (loss) from continuing operations	414.3	526.1	1,338.3	551.6	(2,356.5)	473.8
Net earnings of discontinued operations	1,041.3		1,040.6	0.7	(1,041.3)	1,041.3

Net earnings (loss)	1,455.6	526.1	2,378.9	552.3	(3,397.8)	1,515.1
Net earnings (loss) attributable to noncontrolling interests			(1.5)	(51.9)	(6.1)	(59.5)

Net earnings (loss) attributable to the Company	$1,455.6	$526.1	$2,377.4	$500.4	$(3,403.9)	$1,455.6

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Year ended December 31, 2006
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,849.3	$(3.5)	$4,905.6	$(101.0)	$6,650.4
Manufacturing, shipping, and delivery		(1,632.4)	12.2	(4,005.6)	144.7	(5,481.1)

Gross profit	—	216.9	8.7	900.0	43.7	1,169.3
Research, engineering, selling, administrative, and other		(133.2)	(130.6)	(370.0)		(633.8)
Net intercompany interest	82.4	32.4	(84.3)	(30.5)		—
Other interest expense	(82.4)	(314.3)	137.8	(90.1)		(349.0)
Interest income		—	1.0	18.2		19.2
Equity earnings from subsidiaries	116.2	265.7	27.0		(408.9)	—
Other equity earnings		10.5	6.1	6.8		23.4
Other revenue		81.9	15.0	31.1	(72.0)	56.0

Earnings (loss) from continuing operations operations before income taxes	116.2	159.9	(19.3)	465.5	(437.2)	285.1
Provision for income taxes		(8.9)	12.5	(128.9)		(125.3)

Earnings (loss) from continuing operations	116.2	151.0	(6.8)	336.6	(437.2)	159.8
Net earnings (loss) of discontinued operations	(23.7)		(21.8)	(1.9)	23.7	(23.7)

Net earnings (loss)	92.5	151.0	(28.6)	334.7	(413.5)	136.1
Net earnings (loss) attributable to noncontrolling interests			—	(42.0)	(1.6)	(43.6)

Net earnings (loss) attributable to the Company	$92.5	$151.0	$(28.6)	$292.7	$(415.1)	$92.5

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Year ended December 31, 2008
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used in) operating activities	$—	$108.3	$(34.1)	$930.1	$(38.1)	$966.2
Investing Activities:
Additions to property, plant, and equipment—continuing		(84.6)	(0.7)	(276.4)		(361.7)
Advances to foreign affiliate			(1.6)			(1.6)
Proceeds from sales		2.4	(16.9)	0.6		(13.9)

Cash provided by (used in) investing activities	—	(82.2)	(19.2)	(275.8)	—	(377.2)
Financing Activities:
Net distribution to OI Inc.	(449.9)					(449.9)
Change in intercompany transactions	449.9	(26.1)	(3.9)	(458.5)	38.6	—
Change in short term debt				(20.6)		(20.6)
Payments of long term debt		(35.0)	(0.8)	(659.6)		(695.4)
Borrowings of long term debt		35.0	18.6	632.8		686.4
Net payments for debt-related hedging activity				(45.2)		(45.2)
Dividends paid to noncontrolling interests				(49.6)		(49.6)

Cash provided by (used in) financing activities	—	(26.1)	13.9	(600.7)	38.6	(574.3)
Effect of exchange rate change on cash				(22.9)		(22.9)

Net change in cash	—	0.0	(39.4)	30.7	0.5	(8.2)
Cash at beginning of period	—	—	43.8	343.2	0.7	387.7

Cash at end of period	$—	$0.0	$4.4	$373.9	$1.2	$379.5

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Year ended December 31, 2007
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used in) operating activities	$—	$161.8	$1,303.4	$981.3	$(1,434.4)	$1,012.1
Investing Activities:
Additions to property, plant, and equipment—continuing		(48.0)	(3.6)	(240.9)		(292.5)
Additions to property, plant, and equipment—discontinued			(21.6)	(1.7)		(23.3)
Acquisitions, net of cash acquired				(9.8)		(9.8)
Proceeds from sales		5.8	1,673.5	90.7		1,770.0

Cash provided by (used in) investing activities	—	(42.2)	1,648.3	(161.7)	—	1,444.4
Financing Activities:
Net distribution to OI Inc.	(605.8)					(605.8)
Change in intercompany transactions	605.8	1,853.4	(2,916.8)	(977.5)	1,435.1	—
Change in short term debt				(21.5)		(21.5)
Payments of long term debt		(1,973.0)	(1.0)	(119.2)		(2,093.2)
Borrowings of long term debt				406.4		406.4
Net payments for debt-related hedging activity				5.7		5.7
Payment of finance fees				(6.3)		(6.3)
Dividends paid to noncontrolling interests				(28.6)		(28.6)

Cash provided by (used in) financing activities	—	(119.6)	(2,917.8)	(741.0)	1,435.1	(2,343.3)
Effect of exchange rate change on cash				51.8		51.8

Net change in cash	—	0.0	33.9	130.4	0.7	165.0
Cash at beginning of period	—	—	9.8	212.9	—	222.7

Cash at end of period	$—	$0.0	$43.7	$343.3	$0.7	$387.7

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Year ended December 31, 2006
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used in) operating activities	$—	$26.3	$18.3	$392.3	$(98.2)	$338.7
Investing Activities:
Additions to property, plant, and equipment—continuing		(52.3)	(14.3)	(218.4)		(285.0)
Additions to property, plant, and equipment—discontinued			(33.8)	(1.5)		(35.3)
Collections on receivables arising from consolidation of receivables securitization program				127.3		127.3
Proceeds from sales		1.3	1.5	12.3		15.1

Cash used in investing activities	—	(51.0)	(46.6)	(80.3)	—	(177.9)
Financing Activities:
Net distribution to OI Inc.	(174.8)					(174.8)
Change in intercompany transactions	174.8	160.4	7.7	(441.1)	98.2	—
Change in short term debt				158.9		158.9
Payments of long term debt		(454.4)	(0.2)	(887.2)		(1,341.8)
Borrowings of long term debt		323.1		883.4		1,206.5
Net payments for debt-related hedging activity				(6.8)		(6.8)
Payment of finance fees		(4.4)		(7.9)		(12.3)
Dividends paid to noncontrolling interests				(27.1)		(27.1)

Cash provided by (used in) financing activities	—	24.7	7.5	(327.8)	98.2	(197.4)
Effect of exchange rate change on cash				12.7		12.7

Net change in cash	—	0.0	(20.8)	(3.1)	—	(23.9)
Cash at beginning of period	—	—	30.6	216.0	—	246.6

Cash at end of period	$—	$0.0	$9.8	$212.9	$—	$222.7

Owens-Illinois Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Selected Quarterly Financial Data (unaudited)

        The following tables present selected financial data by quarter for the years ended December 31, 2008 and 2007:

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Net sales—continuing operations	$1,960.5	$2,210.6	$2,008.6	$1,705.0	$7,884.7

Gross profit—continuing operations	$456.8	$525.2	$407.3	$287.3	$1,676.6

Earnings from continuing operations attributable to the Company(a)	174.0	227.5	78.6	20.2	500.3
Gain (loss) on sale of discontinued operations	4.1	3.8		(1.1)	6.8

Net earnings attributable to the Company	$178.1	$231.3	$78.6	$19.1	$507.1

    (a)
    Amount for the first quarter includes charges of $12.9 million ($9.7 million after tax) for restructuring and asset impairment.

    Amount for the second quarter includes charges of $8.2 million ($4.2 million after tax amount attributable to OI Group) for restructuring and asset impairment.

    Amount for the third quarter includes charges of $90.6 million ($79.7 million after tax) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.47. Amount for the third quarter also includes a net benefit of $6.2 million ($4.6 million attributable to OI Group) related to tax legislation and restructuring in Europe.

    Amount for the fourth quarter includes a charge of $21.6 million ($16.5 million after tax) for restructuring and asset impairment.

    Amount for the fourth quarter includes expense of $39.5 million related to tax restructuring and other.

	2007(b)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Net sales—continuing operations	$1,684.0	$1,997.0	$1,928.4	$1,957.3	$7,566.7
Net sales—discontinued operations	188.3	200.9	65.8		455.0

Gross profit—continuing operations	$327.8	$429.4	$417.2	$420.9	$1,595.3
Gross profit—discontinued operations	44.0	47.7	19.8		111.5

Earnings from continuing operations attributable to the Company(c)	55.3	153.8	75.6	129.6	414.3
Net earnings (loss) of discontinued operations	(2.1)	(4.1)	9.0		2.8
Gain (loss) on sale of discontinued operations			1,071.9	(33.4)	1,038.5

Net earnings attributable to the Company	$53.2	$149.7	$1,156.5	$96.2	$1,455.6

    (b)
    Amounts related to the Company's plastics packaging business have been reclassified to discontinued operations following as a result of the July 2007 sale of that business.

    (c)
    Amount for the second quarter includes a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations.

    Amount for the third quarter includes charges of $61.9 million ($55.1 million after tax) for restructuring and asset impairment.

    Amount for the fourth quarter includes charges totaling $47.9 ($37.8 million after tax) for the following: (1) $38.4 million ($29.0 million after tax) for restructuring and asset impairment; and (2) $9.5 million ($8.8 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.

OWENS-ILLINOIS GROUP, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED)

Years ended December 31, 2008, 2007, and 2006

(Millions of Dollars)

            Reserves deducted from assets in the balance sheets:

  Allowances for losses and discounts on receivables

		Additions
	Balance at beginning of period	Charged to costs and expenses	Other	Deductions (Note 1)	Balance at end of period
2008	$36.0	$8.1	$(0.7)	$3.7	$39.7

2007	$28.7	$4.1	$8.1	$4.9	$36.0

2006	$22.5	$4.2	$5.3	$3.3	$28.7

(1)
Deductions from allowances for losses and discounts on receivables represent uncollectible notes and accounts written off.

OWENS-ILLINOIS GROUP, INC.

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in millions)

	Three months ended March 31,
	2009	2008
Net sales	$1,519.0	$1,960.5
Manufacturing, shipping, and delivery expense	(1,222.2)	(1,503.7)

Gross profit	296.8	456.8
Selling and administrative expense	(118.5)	(127.8)
Research, development, and engineering expense	(13.9)	(16.0)
Interest expense	(48.1)	(64.3)
Interest income	8.5	8.7
Equity earnings	13.6	11.1
Royalties and net technical assistance	2.8	4.8
Other income	1.6	1.8
Other expense	(52.8)	(20.0)

Earnings from continuing operations before income taxes	90.0	255.1
Provision for income taxes	(31.2)	(64.9)

Earnings from continuing operations	58.8	190.2
Gain on sale of discontinued operations		4.1

Net earnings	58.8	194.3
Earnings attributable to noncontrolling interests	(13.7)	(16.2)

Net earnings attributable to the Company	$45.1	$178.1

See accompanying notes.

OWENS-ILLINOIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31, 2009	Dec. 31, 2008	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$362.3	$379.5	$483.0
Short-term investments, at cost which approximates market	15.9	25.0	51.7
Receivables, less allowances for losses and discounts ($35.2 at March 31, 2009, $39.7 at December 31, 2008, and $35.5 at March 31, 2008)	945.5	988.8	1,320.6
Inventories	1,044.8	999.5	1,222.4
Prepaid expenses	48.4	51.9	37.1

Total current assets	2,416.9	2,444.7	3,114.8
Investments and other assets:
Equity investments	105.3	101.7	87.4
Repair parts inventories	134.5	132.5	157.0
Prepaid pension			591.4
Deposits, receivables, and other assets	478.2	444.5	489.4
Goodwill	2,130.3	2,207.5	2,522.2

Total other assets	2,848.3	2,886.2	3,847.4
Property, plant, and equipment, at cost	5,711.0	5,983.1	6,707.0
Less accumulated depreciation	3,224.6	3,337.5	3,711.8

Net property, plant, and equipment	2,486.4	2,645.6	2,995.2

Total assets	$7,751.6	$7,976.5	$9,957.4

Liabilities and Share Owner's Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$353.6	$393.8	$835.1
Accounts payable	754.4	838.2	978.5
Other liabilities	554.1	596.3	656.9

Total current liabilities	1,662.1	1,828.3	2,470.5
Long-term debt	2,964.0	2,931.4	3,187.8
Deferred taxes	138.6	77.6	128.8
Pension benefits	703.4	741.8	314.4
Nonpension postretirement benefits	234.4	239.7	279.6
Other liabilities	332.4	369.0	413.8
Share owners' equity:
The Company's share owner's equity:
Common stock, par value $.01 per share 1,000 shares authorized, 100 shares issued and outstanding	—	—	—
Other contributed capital	915.3	940.0	1,080.7
Retained earnings	2,261.6	2,216.5	1,887.5
Accumulated other comprehensive income	(1,700.4)	(1,620.6)	(54.1)

Total share owner's equity of the Company	1,476.5	1,535.9	2,914.1
Noncontrolling interests	240.2	252.8	248.4

Total share owners' equity	1,716.7	1,788.7	3,162.5

Total liabilities and share owner's equity	$7,751.6	$7,976.5	$9,957.4

See accompanying notes.

OWENS-ILLINOIS GROUP, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(Dollars in millions)

	Three months ended March 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$58.8	$194.3
Net earnings attributable to noncontrolling interests	(13.7)	(16.2)
Gain on sale of discontinued operations		(4.1)
Non-cash charges (credits):
Depreciation	88.4	113.6
Amortization of intangibles and other deferred items	4.3	7.6
Amortization of finance fees	2.4	1.9
Deferred tax provision	10.5	(1.7)
Restructuring and asset impairment	50.4	12.9
Other	32.8	20.8
Cash paid for restructuring activities	(20.2)
Change in non-current operating assets	(2.4)	(0.8)
Change in non-current liabilities	(31.3)	(20.4)
Change in components of working capital	(173.7)	(216.8)

Cash provided by operating activities	6.3	91.1
Cash flows from investing activities:
Additions to property, plant, and equipment	(46.6)	(45.4)
Advances to equity affiliate—net	1.6	(15.0)
Net cash proceeds from divestitures and asset sales	0.1	(16.6)

Cash utilized in investing activities	(44.9)	(77.0)
Cash flows from financing activities:
Additions to long-term debt	274.9	309.2
Repayments of long-term debt	(183.6)	(222.6)
Increase (decrease) in short-term loans	(17.6)	82.3
Net payments for debt-related hedging activity	4.4	(33.9)
Dividends paid to noncontrolling interests	(17.0)	(30.2)
Distributions to parent	(30.8)	(35.8)

Cash provided by financing activities	30.3	69.0
Effect of exchange rate fluctuations on cash	(8.9)	12.2

Increase (decrease) in cash	(17.2)	95.3
Cash at beginning of period	379.5	387.7

Cash at end of period	$362.3	$483.0

See accompanying notes.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Tabular data dollars in millions

1. Basis of Presentation

        The Company is a 100%-owned subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

2. Debt

        The following table summarizes the long-term debt of the Company:

	March 31, 2009	Dec. 31, 2008	March 31, 2008
Secured Credit Agreement:
Revolving Credit Facility:
Revolving Loans	$144.8	$18.7	$86.8
Term Loans:
Term Loan A (225.0 million AUD at March 31, 2009)	154.2	155.7	206.1
Term Loan B	191.5	191.5	191.5
Term Loan C (110.8 million CAD at March 31, 2009)	87.8	90.9	108.3
Term Loan D (€191.5 million at March 31, 2009)	253.2	269.6	302.1
Senior Notes:
8.25%, due 2013	460.0	461.1	457.1
6.75%, due 2014	400.0	400.0	400.0
6.75%, due 2014 (€225 million)	297.4	316.8	355.0
6.875%, due 2017 (€300 million)	396.6	422.4	473.3
Payable to OI Inc.	507.5	509.5	758.9
Other	87.9	113.4	122.1

Total long-term debt	2,980.9	2,949.6	3,461.2
Less amounts due within one year	16.9	18.2	273.4

Long-term debt	$2,964.0	$2,931.4	$3,187.8

        On June 14, 2006, the Company's subsidiary borrowers entered into the Secured Credit Agreement (the "Agreement"). At March 31, 2009, the Agreement included a $900.0 million revolving credit facility, a 225.0 million Australian dollar term loan, and a 110.8 million Canadian dollar term loan, each of which has a final maturity date of June 15, 2012. It also included a $191.5 million term loan and a €191.5 million term loan, each of which has a final maturity date of June 14, 2013.

        As a result of the bankruptcy of Lehman Brothers Holdings Inc. and several of its subsidiaries, the Company believes that the maximum amount available under the revolving credit facility was reduced by $32.3 million. After further deducting amounts attributable to letters of credit and overdraft facilities that are supported by the revolving credit facility, at March 31, 2009 the Company's subsidiary borrowers had unused credit of $641.8 million available under the Agreement.

        The weighted average interest rate on borrowings outstanding under the Agreement at March 31, 2009 was 2.66%.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

2. Debt (Continued)

        During October 2006, the Company entered into a €300 million European accounts receivable securitization program. The program extends through October 2011, subject to annual renewal of backup credit lines. In addition, the Company participates in a receivables financing program in the Asia Pacific region with a revolving funding commitment of 100 million Australian dollars and 25 million New Zealand dollars that extends through July 2009 and October 2009, respectively.

        Information related to the Company's accounts receivable securitization program is as follows:

	March 31, 2009	Dec. 31, 2008	March 31, 2008
Balance (included in short-term loans)	$255.2	$293.7	$439.6
Weighted average interest rate	3.72%	5.31%	6.10%

3. Supplemental Cash Flow Information

	Three months ended March 31,
	2009	2008
Interest paid in cash	$27.2	$40.4
Income taxes paid in cash	37.5	25.3

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

4. Share Owners' Equity

        The activity in share owners' equity for the three months ended March 31, 2009 and 2008 is as follows:

		Share Owner's Equity of the Company
	Total Share Owners' Equity	Other Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Non- controlling Interests
Balance on January 1, 2009	$1,788.7	$940.0	$2,216.5	$(1,620.6)	$252.8
Net distribution to parent	(24.7)	(24.7)
Comprehensive income (loss):
Net earnings	58.8		45.1		13.7
Foreign currency translation adjustments	(88.5)			(79.2)	(9.3)
Pension and other postretirement benefit adjustments	5.4			5.4
Change in fair value of derivative instruments, net of tax	(6.0)			(6.0)

Total comprehensive loss	(30.3)
Dividends paid to noncontrolling interests on subsidiary common stock	(17.0)				(17.0)

Balance on March 31, 2009	$1,716.7	$915.3	$2,261.6	$(1,700.4)	$240.2

		Share Owner's Equity of the Company
	Total Share Owners' Equity	Other Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Non- controlling Interests
Balance on January 1, 2008	$2,894.6	$1,110.4	$1,709.4	$(176.9)	$251.7
Net distribution to parent	(29.7)	(29.7)
Comprehensive income:
Net earnings	194.3		178.1		16.2
Foreign currency translation adjustments	102.0			91.3	10.7
Pension and other postretirement benefit adjustments	8.3			8.3
Change in fair value of derivative instruments, net of tax	23.2			23.2

Total comprehensive income	327.8
Dividends paid to noncontrolling interests on subsidiary common stock	(30.2)				(30.2)

Balance on March 31, 2008	$3,162.5	$1,080.7	$1,887.5	$(54.1)	$248.4

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

5. Inventories

        Major classes of inventory are as follows:

	March 31, 2009	Dec. 31, 2008	March 31, 2008
Finished goods	$875.6	$831.7	$1,050.8
Work in process	0.7	0.8	1.9
Raw materials	116.2	109.8	100.4
Operating supplies	52.3	57.2	69.3

	$1,044.8	$999.5	$1,222.4

6. Contingencies

        OI Inc. is one of a number of defendants in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").

        As of March 31, 2009, OI Inc. has determined that it is a named defendant in asbestos lawsuits and claims involving approximately 9,000 plaintiffs and claimants. Based on an analysis of the lawsuits pending as of December 31, 2008, approximately 84% of plaintiffs either do not specify the monetary damages sought, or in the case of court filings, claim an amount sufficient to invoke the jurisdictional minimum of the trial court. Approximately 15% of plaintiffs specifically plead damages of $15 million or less, and 0.4% of plaintiffs specifically plead damages greater than $15 million but less than $100 million. Fewer than 1% of plaintiffs specifically plead damages $100 million or greater but less than $122 million.

        As indicated by the foregoing summary, current pleading practice permits considerable variation in the assertion of monetary damages. OI Inc.'s experience resolving hundreds of thousands of asbestos claims and lawsuits over an extended period, demonstrates that the monetary relief which may be alleged in a complaint bears little relevance to a claim's merits or disposition value. Rather, the amount potentially recoverable is determined by such factors as the plaintiff's severity of disease, the product identification evidence against specific defendants, the defenses available to those defendants, the specific jurisdiction in which the claim is made, and the plaintiff's history of smoking or exposure to other possible disease-causative factors.

        In addition to the pending claims set forth above, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

6. Contingencies (Continued)

manufacturing period ending in 1958. Some plaintiffs' counsel have historically withheld claims under these agreements for later presentation while focusing their attention on active litigation in the tort system. OI Inc. believes that as of March 31, 2009 there are approximately 800 claims against other defendants which are likely to be asserted some time in the future against OI Inc. These claims are not included in the pending "lawsuits and claims" totals set forth above.

        OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters or in the following description of disposed matters.

        Since receiving its first asbestos claim, OI Inc. as of March 31, 2009, has disposed of the asbestos claims of approximately 370,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $7,300. Certain of these dispositions have included deferred amounts payable over a number of years. Deferred amounts payable totaled approximately $33.1 million at March 31, 2009 ($34.0 million at December 31, 2008) and are included in the foregoing average indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Failure of claimants to meet certain medical and product exposure criteria in OI Inc.'s administrative claims handling agreements has generally reduced the number of marginal or suspect claims that would otherwise have been received. This may have the effect of increasing OI Inc.'s per-claim average indemnity payment over time.

        OI Inc. believes that its ultimate asbestos-related liability (i.e., its indemnity payments or other claim disposition costs plus related legal fees) cannot be estimated with certainty. Beginning with the initial liability of $975 million established in 1993, OI Inc. has accrued a total of approximately $3.47 billion through 2008, before insurance recoveries, for its asbestos-related liability. OI Inc.'s ability reasonably to estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the inherent uncertainty of future disease incidence and claiming patterns, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the use of mass litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the significant number of co-defendants that have filed for bankruptcy.

        OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. The material components of OI Inc.'s accrued liability are based on amounts estimated by OI Inc. in connection with its annual comprehensive review and consist of the following: (i) the reasonably probable contingent liability for asbestos claims already asserted against OI Inc.; (ii) the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel; (iii) the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the next several years, to the degree that an estimation as to

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

6. Contingencies (Continued)

future claims is possible, and (iv) the legal defense costs likely to be incurred in connection with the foregoing types of claims.

        The significant assumptions underlying the material components of OI Inc.'s accrual are:

          a)    the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;

          b)    the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;

          c)     the extent to which OI Inc.'s accelerated settlements in 2007 and 2008 impact the number and type of future claims and lawsuits;

          d)    the extent of decrease or increase in the incidence of serious disease cases and claiming patterns for such cases;

          e)    the extent to which OI Inc. is able to defend itself successfully at trial;

          f)     the extent to which courts and legislatures eliminate, reduce or permit the diversion of financial resources for unimpaired claimants and so-called forum shopping;

          g)     the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos lawsuits and claims;

          h)    the number and timing of additional co-defendant bankruptcies; and

          i)     the extent to which co-defendant bankruptcy trusts direct resources to resolve claims that are also presented to OI Inc. and the timing of the payments made by the bankruptcy trusts.

        As noted above, OI Inc. conducts a comprehensive review of its asbestos-related liabilities and costs annually in connection with finalizing and reporting its annual results of operations, unless significant changes in trends or new developments warrant an earlier review. If the results of an annual comprehensive review indicate that the existing amount of the accrued liability is insufficient to cover its estimated future asbestos-related costs, then OI Inc. will record an appropriate charge to increase the accrued liability. OI Inc. believes that an estimation of the reasonably probable amount of the contingent liability for claims not yet asserted against OI Inc. is not possible beyond a period of several years. Therefore, while the results of future annual comprehensive reviews cannot be determined, OI Inc. expects the addition of one year to the estimation period will result in an annual charge.

        The ultimate legal and financial liability of OI Inc. with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. OI Inc.'s reported results of operations for 2008 were materially affected by the $250.0 million fourth quarter charge for asbestos-related costs and asbestos-related payments continue to be substantial. Any future additional charge would likewise materially affect OI Inc.'s results of operations for the period in which it is recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect the Company's and OI Inc.'s cost of borrowing and the ability to pursue global or domestic acquisitions. However, the Company believes that its operating cash flows and other sources of liquidity will be sufficient to fund OI Inc.'s asbestos-related payments and to fund

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

6. Contingencies (Continued)

the Company's working capital and capital expenditure requirements on a short-term and long-term basis.

        Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are non-routine and involve compensatory, punitive or treble damage claims as well as other types of relief. In accordance with FAS No. 5, the Company records a liability for such matters when it is both probable that the liability has been incurred and the amount of the liability can be reasonably estimated. Recorded amounts are reviewed and adjusted to reflect changes in the factors upon which the estimates are based including additional information, negotiations, settlements, and other events. The ultimate legal and financial liability of the Company with respect to the lawsuits and proceedings referred to above, in addition to other pending litigation, cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations, cash flows or financial condition.

7. Segment Information

        The Company has four reportable segments based on its four geographic locations: (1) Europe; (2) North America; (3) South America; (4) Asia Pacific. These four segments are aligned with the Company's internal approach to managing, reporting, and evaluating performance of its global glass operations. Certain assets and activities not directly related to one of the regions or to glass manufacturing are reported with Retained Corporate Costs and Other. These include licensing, equipment manufacturing, global engineering, and non-glass equity investments. Retained Corporate Costs and Other also includes certain headquarters administrative and facilities costs and certain incentive compensation and other benefit plan costs that are global in nature and are not allocable to the reportable segments.

        The Company's measure of profit for its reportable segments is Segment Operating Profit, which consists of consolidated earnings from continuing operations before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs. The Company's management uses Segment Operating Profit, in combination with selected cash flow information, to evaluate performance and to allocate resources.

        Segment Operating Profit for reportable segments includes an allocation of some corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

7. Segment Information (Continued)

        Financial information for the three month periods ended March 31, 2009 and 2008 regarding the Company's reportable segments is as follows:

Net sales:	2009	2008
Europe	$612.9	$888.9
North America	494.3	530.9
South America	214.0	254.2
Asia Pacific	182.0	250.0

Reportable segment totals	1,503.2	1,924.0
Other	15.8	36.5

Net sales	$1,519.0	$1,960.5

Segment Operating Profit:	2009	2008
Europe	$44.2	$147.6
North America	62.7	55.5
South America	60.0	73.6
Asia Pacific	25.0	45.4

Reportable segment totals	191.9	322.1
Items excluded from Segment Operating Profit:
Retained corporate costs and other	(11.9)	1.5
Restructuring and asset impairments	(50.4)	(12.9)
Interest income	8.5	8.7
Interest expense	(48.1)	(64.3)

Earnings from continuing operations before income taxes	$90.0	$255.1

        Financial information regarding the Company's total assets is as follows:

Total assets:	March 31, 2009	Dec. 31, 2008	March 31, 2008
Europe	$3,487.6	$3,758.4	$4,425.3
North America	1,888.0	1,802.9	2,016.2
South America	925.9	976.2	974.5
Asia Pacific	1,245.1	1,239.6	1,617.5

Reportable segment totals	7,546.6	7,777.1	9,033.5
Other	205.0	199.4	923.9

Consolidated totals	$7,751.6	$7,976.5	$9,957.4

8. Other Expense

        During the first quarter of 2009, the Company recorded charges totaling $50.4 million ($47.7 million after tax), for restructuring and asset impairment. The charges reflect the additional

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

8. Other Expense (Continued)

decisions reached in the Company's ongoing strategic review of its global manufacturing footprint. Charges for similar actions during the first quarter of 2008 totaled $12.0 million ($9.7 million after tax). See Note 9 for additional information.

        During the first quarter of 2008, the Company also recorded an additional $0.9 million (before and after tax), related to the impairment of the Company's equity investment in the South American Segment's 50%-owned Caribbean affiliate.

9. Restructuring Accruals

        Beginning in 2007, the Company commenced a strategic review of its global profitability and manufacturing footprint. The combined 2007, 2008 and 2009 charges, amounting to $238.1 million ($198.0 million after tax amount attributable to OI Group) reflect the decisions reached through March 31, 2009 in the Company's ongoing strategic review of its global manufacturing footprint. The curtailment of plant capacity and realignment of selected operations will result in a reduction in the Company's workforce of approximately 1,950 jobs. Amounts recorded by the Company do not include any gains that may be realized upon the ultimate sale or disposition of closed facilities.

        As a result of its strategic review, the Company decided to curtail selected production capacity. Because the future undiscounted cash flows of the related long-lived asset groups were not sufficient to recover their carrying amounts, certain assets were considered impaired. As a result, those long-lived assets were written down to the extent their carrying amounts exceeded fair value less cost to sell. The Company classified the significant assumptions used to determine the fair value of the impaired assets, which was not material, as Level 3 in the fair value hierarchy as set forth within FAS No. 157 "Fair Value Measurements".

        The Company accrued certain employee separation costs to be paid under contractual arrangements and other exit costs.

2007

        During the third and fourth quarters of 2007, the Company recorded charges totaling $55.3 million ($40.2 million after tax), for restructuring and asset impairment in Europe and North America. The curtailment of plant capacity resulted in elimination of approximately 560 jobs and a corresponding reduction in the Company's workforce.

2008

        During 2008, the Company recorded charges totaling $132.4 million ($110.1 million after tax amount attributable to OI Group), for restructuring and asset impairment across all segments as well as in Retained Corporate Costs and Other. The curtailment of plant capacity and realignment of selected operations resulted in elimination of approximately 1,240 jobs and a corresponding reduction in the Company's workforce.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

9. Restructuring Accruals (Continued)

2009

        During the first quarter of 2009, the Company recorded charges totaling $50.4 million ($47.7 million after tax), for restructuring and asset impairment in Europe. The curtailment of plant capacity will result in elimination of approximately 250 jobs and a corresponding reduction in the Company's workforce.

        The Company expects that the majority of the remaining estimated cash expenditures related to the above charges will be paid out by the end of 2009.

        Selected information related to the restructuring accrual is as follows:

	Employee Costs	Asset Impairment	Other	Total
2007 Charges	$26.1	$22.3	$6.9	$55.3
Write-down of assets to net realizable value	—	(22.3)	(2.4)	(24.7)

Balance at December 31, 2007	26.1	—	4.5	30.6
2008 charges	70.1	32.5	29.8	132.4
Write-down of assets to net realizable value		(32.5)	(4.7)	(37.2)
Net cash paid, principally severance and related benefits	(35.6)		(7.2)	(42.8)
Other, principally foreign exchange translation	(13.0)		(6.1)	(19.1)

Balance at December 31, 2008	47.6	—	16.3	63.9
2009 charges	19.1	29.3	2.0	50.4
Write-down of assets to net realizable value		(29.3)		(29.3)
Net cash paid, principally severance and related benefits	(18.9)		(1.3)	(20.2)
Other, principally foreign exchange translation	(1.7)		(0.5)	(2.2)

Balance at March 31, 2009	$46.1	$—	$16.5	$62.6

10. Derivative Instruments

        The Company has certain derivative assets and liabilities which consist of interest rate swaps, natural gas forwards, and foreign exchange option and forward contracts. The Company records derivative assets and liabilities at fair value and classifies them as Level 2 in the fair value hierarchy as set forth in FAS No. 157.

Interest Rate Swaps Designated as Fair Value Hedges

        In the fourth quarter of 2003 and the first quarter of 2004, the Company entered into a series of interest rate swap agreements with a current total notional amount of $500 million that mature in 2010 and 2013. The swaps were executed in order to: (i) convert a portion of the senior notes and senior debentures fixed-rate debt into floating-rate debt; (ii) maintain a capital structure containing appropriate amounts of fixed and floating-rate debt; and (iii) reduce net interest payments and expense in the near-term.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

10. Derivative Instruments (Continued)

        The Company's fixed-to-variable interest rate swaps are accounted for as fair value hedges. Because the relevant terms of the swap agreements match the corresponding terms of the notes, there is no hedge ineffectiveness. Accordingly, the Company recorded the net of the fair market values of the swaps as a long-term asset (liability) along with a corresponding net increase (decrease) in the carrying value of the hedged debt.

        Under the swaps, the Company receives fixed rate interest amounts (equal to interest on the corresponding hedged note) and pays interest at a six-month U.S. LIBOR rate (set in arrears) plus a margin spread (see table below). The interest rate differential on each swap is recognized as an adjustment of interest expense during each six-month period over the term of the agreement.

        The following selected information relates to fair value swaps at March 31, 2009:

	Amount Hedged	Receive Rate	Average Spread	Asset (Liability) Recorded
OI Inc. public notes swapped by the Company through intercompany loans:
Senior Debentures due 2010	250.0	7.50%	3.2%	7.4
Notes issued by a subsidiary of the Company:
Senior Notes due 2013	250.0	8.25%	3.7%	10.0

Total	$500.0			$17.4

        For derivative instruments that are designated and qualify as fair value hedges, the change in the fair value of the derivative instrument related to the future cash flows (gain or loss on the derivative) as well as the offsetting change in the fair value of the hedged item attributable to the hedged risk are recognized in current earnings. The Company includes the gain or loss on the hedged items (i.e. long-term debt) in the same line item (interest expense) as the offsetting loss or gain on the related interest rate swaps. The effect of the interest rate swaps on the results of operations for the three months ended March 31 is as follows:

	Amount of Gain (Loss) Recognized in Interest Expense
	2009	2008
Interest rate swaps	$(4.0)	$17.4
Related long-term debt	4.0	(17.4)

Net impact on interest expense	$—	$—

Commodity Futures Contracts Designated as Cash Flow Hedges

        The Company enters into commodity futures contracts related to forecasted natural gas requirements, the objectives of which are to limit the effects of fluctuations in the future market price paid for natural gas and the related volatility in cash flows. The Company continually evaluates the natural gas market with respect to its forecasted usage requirements over the next twelve to twenty-four months and periodically enters into commodity futures contracts in order to hedge a portion of its

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

10. Derivative Instruments (Continued)

usage requirements over that period. At March 31, 2009, the Company had entered into commodity futures contracts covering approximately 9,300,000 MM BTUs over that period.

        The Company accounts for the above futures contracts as cash flow hedges at March 31, 2009 and recognizes them on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as, and meets the required criteria for, a cash flow hedge is recorded in the Accumulated Other Comprehensive Income component of share owners' equity ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. At March 31, 2009, an unrecognized loss of $43.4 million (pretax and after tax) related to the commodity futures contracts was included in Accumulated OCI, and will be reclassified into earnings over the next twelve to twenty-four months. Any material portion of the change in the fair value of a derivative designated as a cash flow hedge that is deemed to be ineffective is recognized in current earnings. The ineffectiveness related to these natural gas hedges for the three months ended March 31, 2009 and 2008 was not material.

        The effect of the commodity futures contracts on the results of operations for the three months ended March 31 is as follows:

Amount of Gain (Loss) Recognized in OCI on Commodity Futures Contracts (Effective Portion)		Amount of Gain (Loss) Reclassified from Accumulated OCI into Income (reported in manufacturing, shipping, and delivery) (Effective Portion)
2009	2008	2009	2008
$(19.3)	$22.3	$(13.3)	$(0.9)

Senior Notes Designated as Net Investment Hedge

        During December 2004, a U.S. subsidiary of the Company issued Senior Notes totaling €225 million. These notes were designated by the Company's subsidiary as a hedge of a portion of its net investment in a non-U.S. subsidiary with a Euro functional currency. Because the amount of the Senior Notes matches the hedged portion of the net investment, there is no hedge ineffectiveness. Accordingly, the Company recorded the impact of changes in the foreign currency exchange rate on the Euro-denominated notes in OCI. The amount recorded in OCI will be reclassified into earnings when the Company sells or liquidates its net investment in the non-U.S. subsidiary.

        The effect of the net investment hedge on the results of operations for the three months ended March 31 is as follows:

Amount of Gain (Loss) Recognized in OCI			Amount of Gain (Loss) Reclassified from Accumulated OCI into Income
		Location of Gain (Loss) Reclassified from Accumulated OCI into Income
2009	2008		2009	2008
$(19.4)	$(24.2)	N/A	$—	$—

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

10. Derivative Instruments (Continued)

Forward Exchange Contracts not Designated as Hedging Instruments

        The Company's subsidiaries may enter into short-term forward exchange or option agreements to purchase foreign currencies at set rates in the future. These agreements are used to limit exposure to fluctuations in foreign currency exchange rates for significant planned purchases of fixed assets or commodities that are denominated in currencies other than the subsidiaries' functional currency. Subsidiaries may also use forward exchange agreements to offset the foreign currency risk for receivables and payables, including intercompany receivables and payables, not denominated in, or indexed to, their functional currencies. The Company records these short-term forward exchange agreements on the balance sheet at fair value and changes in the fair value are recognized in current earnings.

        At March 31, 2009, various subsidiaries of the Company had outstanding forward exchange and option agreements denominated in various currencies covering the equivalent of approximately $900 million related primarily to intercompany transactions and loans.

        The effect of the forward exchange contracts on the results of operations for the three months ended March 31 is as follows:

	Amount of Gain (Loss) Recognized in Income on Forward Exchange Contracts
Location of Gain (Loss) Recognized in Income on Forward Exchange Contracts
	2009	2008
Other expense	$10.5	$(31.1)

Balance Sheet Classification

        The Company records the fair values of derivative financial instruments on the balance sheet as follows: (1) receivables if the instrument has a positive fair value and maturity within one year, (2) deposits, receivables, and other assets if the instrument has a positive fair value and maturity after one year, (3) accounts payable and other current liabilities if the instrument has a negative fair value and maturity within one year, and (4) other liabilities if the instrument has a negative fair value and

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

10. Derivative Instruments (Continued)

maturity after one year. The following table shows the amount and classification of the Company's derivatives as of March 31:

	2009		2008
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Asset Derivatives:
Derivatives designated as hedging instruments
Interest rate swaps			Receivables	$0.4
Interest rate swaps	Deposits, receivables, and other assets	$17.4	Deposits, receivables, and other assets	20.7
Commodity futures contracts			Receivables	1.6
Commodity futures contracts			Deposits, receivables, and other assets	17.1

Total derivatives designated as hedging instruments		17.4		39.8
Derivatives not designated as hedging instruments
Foreign exchange contracts	Receivables	25.5	Receivables	5.2
Foreign exchange contracts	Deposits, receivables, and other assets	2.8	Other liabilities	1.5

Total derivatives not designated as hedging instruments		28.3		6.7

Total asset derivatives		$45.7		$46.5

Liability Derivatives:
Derivatives designated as hedging instruments
Commodity futures contracts	Other liabilities (current)	$42.5
Commodity futures contracts	Other liabilities	0.9

Total derivatives designated as hedging instruments		43.4
Derivatives not designated as hedging instruments
Foreign exchange contracts	Receivables	0.2
Foreign exchange contracts	Other liabilities (current)	3.7
Foreign exchange contracts	Deposits, receivables, and other assets	2.8	Other liabilities	$28.2

Total derivatives not designated as hedging instruments		6.7		28.2

Total liability derivatives		$50.1		$28.2

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

11. Pensions Benefit Plans and Other Postretirement Benefits

        The components of the net periodic pension cost (income) for the three months ended March 31, 2009 and 2008 were as follows:

	2009	2008
Service cost	$9.9	$12.1
Interest cost	51.5	55.1
Expected asset return	(67.3)	(81.1)
Amortization:
Loss	10.9	7.7
Prior service credit	(0.2)	(0.2)

Net amortization	10.7	7.5

Net periodic pension (income) cost	$4.8	$(6.4)

        The components of the net postretirement benefit cost for the three months ended March 31, 2009 and 2008 were as follows:

	2009	2008
Service cost	$0.4	$0.6
Interest cost	4.0	4.3
Amortization:
Prior service credit	(0.8)	(0.8)
Loss	1.0	1.6

Net amortization	0.2	0.8

Net postretirement benefit cost	$4.6	$5.7

12. Noncontrolling Interests

        Effective January 1, 2009, the Company adopted the provisions of FAS No. 160. FAS No. 160 establishes accounting and reporting standards for the noncontrolling interests in a subsidiary and the deconsolidation of a subsidiary. FAS No. 160 requires an entity to present consolidated net income attributable to the parent and to the noncontrolling interests separately on the face of the consolidated financial statements. FAS No. 160 clarifies that noncontrolling interests in a subsidiary should be accounted for as a component of equity separate from the parent's equity, rather than in liabilities. The format of the Company's condensed consolidated results of operations and condensed consolidated cash flows for the three months ended March 31, 2008 and condensed consolidated balance sheets at March 31, 2008 and December 31, 2008 have been reclassified to conform to the new presentation under FAS No. 160 which is required to be applied retrospectively. The cash flow presentation was also revised to reflect dividends paid to noncontrolling interests as a cash flow from financing activities. Previously these cash flows had been reported as an operating activity.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

13. New Accounting Standards

        In December 2008, the FASB issued a FASB Staff Position on Statement of Financial Accounting Standards No. 132(R), "Employers' Disclosures about Postretirement Benefit Plan Assets" ("FSP FAS No. 132(R)-1"). FSP FAS No. 132(R)-1 requires additional annual disclosures about the fair value of postretirement benefit plan assets to provide users of financial statements with useful, transparent and timely information about the asset portfolios. FSP FAS No. 132(R)-1 is effective for years ending after December 15, 2009. Adoption of FSP FAS No. 132(R)-1 will have no impact on the Company's results of operations, financial position or cash flows.

        In April 2009, the FASB issued a FASB Staff Position on Statement of Financial Accounting Standards No. 107 and Accounting Principles Board Opinion No. 28, "Interim Disclosures about Fair Value of Financial Instruments" ("FSP FAS No. 107-1and APB 28-1"). FSP FAS No. 107-1 and APB 28-1 requires disclosure about fair value of financial instruments for interim reporting periods as well as in annual financial statements. FSP FAS No. 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009. Adoption of FSP FAS No. 107-1 and APB 28-1 will have no impact on the Company's results of operations, financial position or cash flows.

14. Discontinued Operations

        The gain on sale of discontinued operations of $4.1 million reported in 2008 relates to an adjustment of the 2007 gain on the sale of the plastics packaging business mainly related to finalizing certain tax allocations and an adjustment to the selling price in accordance with procedures set forth in the final contract.

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

15. Financial Information for Subsidiary Guarantors and Non-Guarantors

        The following presents condensed consolidating financial information for the Company, segregating: (1) Owens-Illinois Group, Inc. (the "Parent"); (2) Owens-Brockway Glass Container Inc. (the "Issuer"); (3) those domestic subsidiaries that guarantee the 8 1/4%, 6 3/4%, and 6 3/4% Euro Senior Notes of the Issuer (the "Guarantor Subsidiaries"); and (4) all other subsidiaries (the "Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries are 100% owned direct and indirect subsidiaries of the Parent and their guarantees are full, unconditional and joint and several. The Parent is also a guarantor, and its guarantee is full, unconditional and joint and several.

        100% owned subsidiaries of the Parent and of the Issuer are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminations relate to investments in subsidiaries and intercompany balances and transactions.

	March 31, 2009
Balance Sheet	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Accounts receivable	$—	$101.5	$15.6	$828.4	$—	$945.5
Inventories		164.3	0.4	881.5	(1.4)	1,044.8
Other current assets		4.2	8.4	413.5	0.5	426.6

Total current assets	—	270.0	24.4	2,123.4	(0.9)	2,416.9
Investments in and advances to subsidiaries	2,216.7	2,921.3	(43.4)		(5,094.6)	—
Goodwill		560.7	9.5	1,560.1		2,130.3
Other non-current assets		155.2	86.9	476.4	(0.5)	718.0

Total other assets	2,216.7	3,637.2	53.0	2,036.5	(5,095.1)	2,848.3
Property, plant and equipment, net		632.4	43.6	1,810.4		2,486.4

Total assets	$2,216.7	$4,539.6	$121.0	$5,970.3	$(5,096.0)	$7,751.6

Current liabilities :
Accounts payable and accrued liabilities	$—	$352.3	$47.5	$910.2	$(1.5)	$1,308.5
Short-term loans and long-term debt due within one year		0.1		353.5		353.6

Total current liabilities	—	352.4	47.5	1,263.7	(1.5)	1,662.1
Long-term debt	500.0	1,404.5	18.0	1,041.5		2,964.0
Other non-current liabilities		51.2	570.3	791.2	(3.9)	1,408.8
Investments by and advances from parent		2,731.5	(514.8)	2,873.9	(5,090.6)	—
Share owner's equity	1,716.7					1,716.7

Total liabilities and share owner's equity	$2,216.7	$4,539.6	$121.0	$5,970.3	$(5,096.0)	$7,751.6

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

15. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	December 31, 2008
Balance Sheet	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Accounts receivable	$—	$67.2	$25.7	$895.9	$—	$988.8
Inventories		154.2	0.4	846.3	(1.4)	999.5
Other current assets		4.8	10.7	439.1	1.8	456.4

Total current assets	—	226.2	36.8	2,181.3	0.4	2,444.7
Investments in and advances to subsidiaries	2,288.7	2,767.9	210.1		(5,266.7)	—
Goodwill		560.8	9.5	1,637.2		2,207.5
Other non-current assets		170.7	60.2	448.6	(0.8)	678.7

Total other assets	2,288.7	3,499.4	279.8	2,085.8	(5,267.5)	2,886.2
Property, plant and equipment, net		641.4	44.3	1,959.9		2,645.6

Total assets	$2,288.7	$4,367.0	$360.9	$6,227.0	$(5,267.1)	$7,976.5

Current liabilities :
Accounts payable and accrued liabilities	$—	$321.3	$47.5	$1,066.0	$(0.4)	$1,434.4
Short-term loans and long-term debt due within one year		0.1		393.8		393.9

Total current liabilities	—	321.4	47.5	1,459.8	(0.4)	1,828.3
Long-term debt	500.0	1,397.4	18.2	1,015.8		2,931.4
Other non-current liabilities		58.9	595.8	777.4	(4.0)	1,428.1
Investments by and advances from parent		2,589.3	(300.6)	2,974.0	(5,262.7)	—
Share owner's equity	1,788.7					1,788.7

Total liabilities and share owner's equity	$2,288.7	$4,367.0	$360.9	$6,227.0	$(5,267.1)	$7,976.5

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

15. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	March 31, 2008
Balance Sheet	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Current assets:
Accounts receivable	$—	$123.7	$22.3	$1,174.6	$—	$1,320.6
Inventories		196.9	0.4	1,025.1	—	1,222.4
Other current assets		5.2	185.1	381.5		571.8

Total current assets	—	325.8	207.8	2,581.2	—	3,114.8
Investments in and advances to subsidiaries	3,912.5	3,318.1	196.3		(7,426.9)	—
Goodwill		560.9	9.5	1,951.8		2,522.2
Other non-current assets		187.6	606.3	533.6	(2.3)	1,325.2

Total other assets	3,912.5	4,066.6	812.1	2,485.4	(7,429.2)	3,847.4
Property, plant and equipment, net		613.9	46.2	2,335.1		2,995.2

Total assets	$3,912.5	$5,006.3	$1,066.1	$7,401.7	$(7,429.2)	$9,957.4

Current liabilities :
Accounts payable and accrued liabilities	$—	$338.9	$84.1	$1,196.1	$16.3	$1,635.4
Short-term loans and long-term debt due within one year	250.0	0.4		584.7		835.1

Total current liabilities	250.0	339.3	84.1	1,780.8	16.3	2,470.5
Long-term debt	500.0	1,412.1	18.9	1,256.8		3,187.8
Other non-current liabilities		35.1	270.2	835.3	(4.0)	1,136.6
Investments by and advances from parent		3,219.8	692.9	3,528.8	(7,441.5)	—
Share owner's equity	3,162.5					3,162.5

Total liabilities and share owner's equity	$3,912.5	$5,006.3	$1,066.1	$7,401.7	$(7,429.2)	$9,957.4

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

15. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Three months ended March 31, 2009
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$456.9	$—	$1,077.0	$(14.9)	$1,519.0
Manufacturing, shipping, and delivery		(382.7)	0.4	(868.2)	28.3	(1,222.2)

Gross profit	—	74.2	0.4	208.8	13.4	296.8
Research, engineering, selling, administrative, and other		(33.6)	(21.3)	(130.3)		(185.2)
Net intercompany interest	9.7	(20.9)	12.8	(1.6)		—
Other interest expense	(9.7)	(18.7)	(0.4)	(19.3)		(48.1)
Interest income		—		8.5		8.5
Equity earnings from subsidiaries	45.1	51.6	(21.1)		(75.6)	—
Other equity earnings		3.4	8.1	2.1		13.6
Other revenue		15.3		1.5	(12.4)	4.4

Earnings before income taxes	45.1	71.3	(21.5)	69.7	(74.6)	90.0
Provision for income taxes		(1.0)	(2.3)	(27.9)		(31.2)

Net earnings	45.1	70.3	(23.8)	41.8	(74.6)	58.8
Net earnings attributable to noncontrolling interests			2.7	(11.3)	(5.1)	(13.7)

Net earnings attributable to the Company	$45.1	$70.3	$(21.1)	$30.5	$(79.7)	$45.1

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

15. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Three months ended March 31, 2008
Results of Operations	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Results of Operations
Net sales	$—	$494.7	$—	$1,501.2	$(35.4)	$1,960.5
Manufacturing, shipping, and delivery		(419.2)	2.8	(1,137.4)	50.1	(1,503.7)

Gross profit	—	75.5	2.8	363.8	14.7	456.8
Research, engineering, selling, administrative, and other		(27.5)	(17.3)	(119.0)		(163.8)
Net intercompany interest	14.4	(23.4)	17.4	(8.4)		—
Other interest expense	(14.4)	(19.6)	(0.4)	(29.9)		(64.3)
Interest income		—	0.8	7.9		8.7
Equity earnings from subsidiaries	174.0	164.3	(24.2)		(314.1)	—
Other equity earnings		3.8	5.4	1.9		11.1
Other revenue		18.8	—	1.9	(14.1)	6.6

Earnings (loss) from continuing operations before income taxes	174.0	191.9	(15.5)	218.2	(313.5)	255.1
Provision for income taxes		(2.1)	(0.7)	(62.1)		(64.9)

Earnings (loss) from continuing operations	174.0	189.8	(16.2)	156.1	(313.5)	190.2
Net earnings of discontinued operations	4.1		4.1		(4.1)	4.1

Net earnings (loss)	178.1	189.8	(12.1)	156.1	(317.6)	194.3
Net (earnings) loss attributable to noncontrolling interest			0.7	(16.0)	(0.9)	(16.2)

Net earnings (loss) attributable to the Company	$178.1	$189.8	$(11.4)	$140.1	$(318.5)	$178.1

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

15. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Three months ended March 31, 2009
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (utilized in) operating activities	$—	$19.3	$(27.6)	$12.1	$2.5	$6.3
Investing Activities:
Additions to property, plant, and equipment—		(14.9)		(31.7)		(46.6)
Advance to equity affiliate			1.6			1.6
Proceeds from sales				0.1		0.1

Cash provided by (utilized in) investing activities	—	(14.9)	1.6	(31.6)	—	(44.9)
Financing Activities:
Net distribution to OI Inc.	(30.8)					(30.8)
Change in intercompany transactions	30.8	(36.4)	23.1	(13.8)	(3.7)	—
Change in short term debt				(17.6)		(17.6)
Payments of long term debt		(183.2)	(0.2)	(0.2)		(183.6)
Borrowings of long term debt		212.7		62.2		274.9
Dividends paid to noncontrolling interests				(17.0)		(17.0)
Net receipts for hedging activity		2.5		1.9		4.4

Cash provided by (utilized in) financing activities	—	(4.4)	22.9	15.5	(3.7)	30.3
Effect of exchange rate change on cash				(8.9)		(8.9)

Net change in cash	—	(0.0)	(3.1)	(12.9)	(1.2)	(17.2)
Cash at beginning of period		—	4.4	373.9	1.2	379.5

Cash at end of period	$—	(0.0)	$1.3	$361.0	$—	$362.3

OWENS-ILLINOIS GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Tabular data dollars in millions

15. Financial Information for Subsidiary Guarantors and Non-Guarantors (Continued)

	Three months ended March 31, 2008
Cash Flows	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used in) operating activities	$—	$(40.9)	$(32.9)	$145.8	$19.1	$91.1
Investing Activities:
Additions to property, plant, and equipment—		(14.1)	(0.1)	(31.2)		(45.4)
Advance to equity affiliate			(15.0)			(15.0)
Proceeds from sales		0.2	(16.9)	0.1		(16.6)

Cash used in investing activities	—	(13.9)	(32.0)	(31.1)	—	(77.0)
Financing Activities:
Net distribution to OI Inc.	(35.8)					(35.8)
Change in intercompany transactions	35.8	54.8	199.8	(270.7)	(19.7)	—
Change in short term debt				82.3		82.3
Payments of long term debt		(35.0)	(0.2)	(187.4)		(222.6)
Borrowings of long term debt		35.0		274.2		309.2
Dividends paid to noncontrolling interests				(30.2)		(30.2)
Net payments for hedging activity				(33.9)		(33.9)

Cash provided by (utilized in) financing activities	—	54.8	199.6	(165.7)	(19.7)	69.0
Effect of exchange rate change on cash				12.2		12.2

Net change in cash	—	—	134.7	(38.8)	(0.6)	95.3
Cash at beginning of period		—	43.8	343.2	0.7	387.7

Cash at end of period	$—	$—	$178.5	$304.4	$0.1	$483.0

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Officers and Directors

        The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 8 of the Certificate of Incorporation (filed as Exhibit 3.1) of the Company, as amended, provides for the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the

DGCL. Article III, Section 13 of the By-Laws of the Company (filed as Exhibit 3.6) provides for indemnification of the officers and directors of the Company to the extent permitted by applicable law.

        The Company has in effect insurance policies in the amount of $110 million covering all of its directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OWENS-ILLINOIS GROUP, INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Senior Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ ALBERT P.L. STROUCKEN
Albert P.L. Stroucken	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ EDWARD C. WHITE Edward C. White	President (Principal Financial Officer and Principal Accounting Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ STEPHEN P. MALIA Stephen P. Malia	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OWENS-BROCKWAY GLASS CONTAINER INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Senior Vice President, Strategic Planning, General Counsel and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ ALBERT P.L. STROUCKEN Albert P.L. Stroucken	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)
/s/ EDWARD C. WHITE Edward C. White	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ MICHAEL J. GANNON Michael J. Gannon	Vice President and Treasurer (Principal Accounting Officer)
/s/ GARY F. COLTER Gary F. Colter	Director

Signature	Title

/s/ JAY L. GELDMACHER Jay L. Geldmacher	Director
/s/ PETER S. HELLMAN Peter S. Hellman	Director
David H. Y. Ho	Director
/s/ ANASTASIA D. KELLY Anastasia D. Kelly	Director
/s/ JOHN J. MCMACKIN, JR. John J. McMackin, Jr.	Director
/s/ CORBIN A. MCNEILL, JR. Corbin A. McNeill, Jr.	Director
/s/ HUGH H. ROBERTS Hugh H. Roberts	Director
Helge Wehmeier	Director
/s/ DENNIS K. WILLIAMS Dennis K. Williams	Director
/s/ THOMAS L. YOUNG Thomas L. Young	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

ACI AMERICA HOLDINGS INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ RAYMOND C. SCHLAFF Raymond C. Schlaff	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MIGUEL ESCOBAR Miguel Escobar	Director
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

BROCKWAY REALTY CORPORATION OI AUBURN INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ MIGUEL ESCOBAR Miguel Escobar	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI AUSTRALIA INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MIGUEL ESCOBAR Miguel Escobar	Director
/s/ EDWARD C. WHITE Edward C. White	President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI CALIFORNIA CONTAINERS INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ DANIEL K. STEEN Daniel K. Steen	President (Principal Executive Officer)
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI CASTALIA STS INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ STEPHEN P. MALIA Stephen P. Malia	President; Director
/s/ JAMES W. BAEHREN James W. Baehren	President (Principal Executive Officer) and Secretary; Director
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI GENERAL FINANCE INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Treasurer (Principal Accounting Officer); Director
/s/ EDWARD C. WHITE Edward C. White	President (Principal Executive Officer and Principal Financial Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI GENERAL FTS INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ STEPHEN P. MALIA Stephen P. Malia	Vice President; Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Treasurer (Principal Accounting Officer)
/s/ EDWARD C. WHITE Edward C. White	President (Principal Executive Officer and Principal Financial Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI LEVIS PARK STS INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ STEPHEN P. MALIA Stephen P. Malia	Vice President; Director
/s/ JAMES W. BAEHREN James W. Baehren	President (Principal Executive Officer) and Secretary; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Treasurer (Principal Accounting Officer)
/s/ EDWARD C. WHITE Edward C. White	Vice President (Principal Financial Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OWENS-ILLINOIS GENERAL, INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ STEPHEN P. MALIA Stephen P. Malia	Vice President; Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Vice President and Treasurer (Principal Accounting Officer)
/s/ EDWARD C. WHITE Edward C. White	President, Chairman and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

O-I HOLDING LLC
By:	OI International Holdings Inc., Sole Member
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI INTERNATIONAL HOLDINGS INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ EDWARD C. WHITE Edward C. White	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ JAMES E. ADAMS James E. Adams	Assistant Treasurer; Director
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OI PUERTO RICO STS INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ L. RICHARD CRAWFORD L. Richard Crawford	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ STEPHEN P. MALIA Stephen P. Malia	Vice President; Director
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OIB PRODUVISA INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ L. RICHARD CRAWFORD L. Richard Crawford	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MIGUEL ESCOBAR Miguel Escobar	Vice President and Assistant Treasurer; Director
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

OWENS-BROCKWAY PACKAGING INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ ALBERT P. L. STROUCKEN Albert P. L. Stroucken	President (Principal Executive Officer)
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MIGUEL ESCOBER Miguel Escober	Vice President; Director
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

SEAGATE, INC. SEAGATE II, INC. SEAGATE III, INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ STEPHEN P. MALIA Stephen P. Malia	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ ROBERTA J. BIXHORN Roberta J. Bixhorn	Vice President; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Treasurer (Principal Financial Officer and Principal Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

UNIVERSAL MATERIALS, INC.
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Vice President and Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint James W. Baehren, Michael J. Gannon, or either of them, individually, as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto (including without limitation any post-effective amendments thereto and any registration statement pursuant to Rule 462(b)), and to file each of the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 23, 2009.

Signature	Title

/s/ SUSAN L. SMITH Susan L. Smith	President (Principal Executive Officer); Director
/s/ JAMES W. BAEHREN James W. Baehren	Vice President and Secretary; Director
/s/ MICHAEL J. GANNON Michael J. Gannon	Treasurer (Principal Accounting Officer)
/s/ EDWARD C. WHITE Edward C. White	Vice President and Assistant Treasurer (Principal Financial Officer); Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 23rd day of June, 2009.

NHW AUBURN, LLC, A NEW YORK LIMITED LIABILITY COMPANY BY OWENS-BROCKWAY GLASS CONTAINER INC., SOLE MEMBER
By:	/s/ JAMES W. BAEHREN
	Name:	James W. Baehren
	Title:	Senior Vice President and Secretary

 EXHIBIT INDEX

Exhibit Number		Exhibit Description
3.1		Certificate of Incorporation of OI Glass Container Domestic STS Inc., dated as of March 8, 1987 (filed as Exhibit 3.1 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.2
Certificate of Amendment of Certificate of Incorporation of OI Glass Container Domestic STS Inc. Before Payment of Capital, dated as of March 9, 1987 (filed as Exhibit 3.2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.3
Certificate of Amendment of Certificate of Incorporation of OI Glass Container Domestic STS Inc., dated as of April 8, 1987 (filed as Exhibit 3.3 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.4
Certificate of Change of Registered Agent and Registered Office of Owens-Illinois Glass Container Inc., dated as of May 26, 1988 (filed as Exhibit 3.4 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.5
Certificate of Merger of O-I Brockway Glass, Inc. into Owens-Illinois Glass Container Inc., dated as of April 30, 1990 (filed as Exhibit 3.5 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 5, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.6		Amended and Restated By-Laws of Owens-Brockway Glass Container Inc. (filed herewith).
3.7
Certificate of Incorporation of ACI America, Inc., dated as of January 14, 1982 (filed as Exhibit 3.7 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.8
Certificate of Amendment of Certificate of Incorporation of ACI America Inc., dated as of March 18, 1983 (filed as Exhibit 3.8 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.8	a
Certificate of Amendment of Certificate of Incorporation of ACI America Holdings Inc., dated as of June 1, 1987 (filed as Exhibit 3.8a to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.9
Certificate of Ownership and Merger Merging ACI America Inc. into ACI America Holdings Inc., dated as of March 30, 1988 (filed as Exhibit 3.9 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.10
Certificate of Amendment of the Certificate of Incorporation of ACI America Holdings Inc., dated as of March 29, 1990 (filed as Exhibit 3.10 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.10	a
Certificate of Ownership and Merger Merging Koru Holdings Inc. into ACI America Holdings, Inc., dated as of January 29, 1991 (filed as Exhibit 3.10a to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.11	Certificate of Amendment of Certificate of Incorporation of ACI America Holdings Inc., dated as of December 6, 1996 (filed as Exhibit 3.11 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.12
Articles of Incorporation of Brockway Realty Corporation, dated as of June 7, 1982 (filed as Exhibit 3.22 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.13
Certificate of Incorporation of Standard Container Export Company, dated as of January 2, 1975 (filed as Exhibit 3.23 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.14
Certificate of Amendment of Certificate of Incorporation of Standard Container Export Company, dated as of January 7, 1985 (filed as Exhibit 3.24 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.15
Articles of Organization of NHW Auburn, LLC, dated as of March 27, 1996 (filed as Exhibit 3.28 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.16
Certificate of Change of NHW Auburn, LLC, dated as of February 15, 2001 (filed as Exhibit 3.29 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.17
Certificate of Amendment of the Articles of Organization of NHW Auburn, LLC, dated as of December 20, 1999 (filed as Exhibit 3.30 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.18
Certificate of Incorporation of OB Cal South Inc., dated as of January 27, 1997 (filed as Exhibit 3.31 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.19
Certificate of Incorporation of OI AID STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.32 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.20
Certificate of Incorporation of OI Auburn Inc., dated as of July 19, 1996 (filed as Exhibit 3.33 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.21
Certificate of Incorporation of OI Australia Inc., dated as of April 16, 1998 (filed as Exhibit 3.34 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.22
Certificate of Incorporation of OI Brazil Closure Inc., dated as of April 27, 1998 (filed as Exhibit 3.35 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.23	Certificate of Incorporation of OB Cal North Inc., dated as of January 27, 1997 (filed as Exhibit 3.36 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.24
Certificate of Amendment of Certificate of Incorporation of OB Cal North Inc., dated as of February 22, 1999 (filed as Exhibit 3.37 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.25
Certificate of Incorporation of OI Castalia STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.38 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.26
Certificate of Incorporation of OI Consol STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.39 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.27
Certificate of Incorporation of OI Europe & Asia Inc., dated as of December 19, 1995 (filed as Exhibit 3.41 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.28
Certificate of Incorporation of OI General Finance Inc., dated as of April 19, 1993 (filed as Exhibit 3.42 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.29
Certificate of Incorporation of OI General FTS Inc., dated as of March 6, 1987 (filed as Exhibit 3.43 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.30
Certificate of Incorporation of Health Care and Retirement Corporation, dated as of March 6, 1987 (filed as Exhibit 3.44 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.31
Certificate of Amendment of Certificate of Incorporation of Health Care and Retirement Corporation, dated as of August 29, 1991 (filed as Exhibit 3.45 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.32
Articles of Incorporation of O-I Care Centers, Inc., dated as of April 4, 1985 (filed as Exhibit 3.46 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.33
Certificate of Amendment by Incorporators to Articles of Incorporation of O-I Care Centers, Inc., dated as of June 5, 1985 (filed as Exhibit 3.47 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.34	Certificate of President and Secretary of O-I Holding Company, Inc. showing Approval and Adoption of Agreement of Merger, dated as of November 1, 1991 (filed as Exhibit 3.48 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.35
Certificate of Merger of O-I Holding Company of Bledsoe County, O-1 Holding Company of Center, O-I Holding Company of Clay County, O-I Holding Company of Fentress County, O-I Holding Company of Macon County, O-I Holding Company of New Boston, O-I Holding Company of Ormond Beach, O-I Holding Company of Senatobia County, O-I Physicians & Surgeons Holding Company, O-I Womens Hospital Holding Company into O-I Holding Company, Inc., dated as of November 1, 1991 (filed as Exhibit 3.49 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.36
Certificate of Incorporation of OI International Holdings Inc., dated as of December 9, 1998 (filed as Exhibit 3.51 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.37
Certificate of Incorporation of OI Levis Park STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.52 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.38
Certificate of Incorporation of OI Medical Inc., dated as of September 14, 1993 (filed as Exhibit 3.55 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.39
Certificate of Incorporation of OI Plastic Products FTS Inc., dated as of March 6, 1987 (filed as Exhibit 3.57 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.40
Certificate of Incorporation of OI Puerto Rico STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.59 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.41
Certificate of Incorporation of OIB Produvisa Inc., dated as of November 2, 1987 (filed as Exhibit 3.62 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.42
Certificate of Incorporation of Overseas Finance Company, dated as of December 28, 1989 (filed as Exhibit 3.63 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.43
Certificate of Incorporation of Owens-Brockway Glass Container Trading Company, dated as of March 10, 1994 (filed as Exhibit 3.65 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.44	Certificate of Correction filed to Correct a certain Error in the Certificate of Incorporation of Owens-Brockway Glass Container Trading Company filed in the Office of the Secretary of State of State of Delaware on March 10, 1994, dated as of March 14, 1994 (filed as Exhibit 3.65a to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.45
Certificate of Incorporation of OI Glass Container FTS Inc., dated as of March 6, 1987 (filed as Exhibit 3.66 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.46
Certificate of Amendment of Certificate of Incorporation of OI Glass Container FTS Inc., dated as of December 22, 1988 (filed as Exhibit 3.67 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.47
Certificate of Merger of OI United Glass FTS Inc. into Owens-Brockway Packaging, Inc., dated as of April 27, 1989 (filed as Exhibit 3.68 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.48
Certificate of Merger of OI Santa Rita STS Inc., OI La Porta STS Inc. and OI Kangar STS Inc. into Owens-Brockway Packaging, Inc., dated as of April 30, 1990 (filed as Exhibit 3.69 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.49
Certificate of Incorporation of OI Closure STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.84 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.50
Certificate of Amendment of Certificate of Incorporation of OI Closure STS Inc., dated as of April 9, 1987 (filed as Exhibit 3.85 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.51
Certificate of Merger of Specialty Packaging Products, Inc. into Owens-Illinois Closure Inc., dated as of January 4, 1993 (filed as Exhibit 3.86 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.52
Certificate of Merger of OI US Capital STS Inc. into Owens-Illinois Closure Inc., dated as of December 28, 1993 (filed as Exhibit 3.87 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.53
Certificate of Ownership and Merger Merging U.S. Cap & Closure Inc. into Owens-Illinois Closure Inc., dated as of December 28, 1993 (filed as Exhibit 3.88 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.54
Certificate of Incorporation of OI General STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.89 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.55	Certificate of Amendment of Certificate of Incorporation of OI General STS Inc., dated as of April 9, 1987 (filed as Exhibit 3.90 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.56
Certificate of Merger of Owens-Illinois Inter-America Corporation into Owens-Illinois General Inc., dated as of September 28, 1990 (filed as Exhibit 3.91 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.57
Certificate of Merger of OI UMI STS Inc. and OI MVCURC STS Inc. into Owens-Illinois General Inc., dated as of April 30, 1996 (filed as Exhibit 3.92 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.58
Certificate of Merger of Owens-Illinois Leasing Inc. into Owens-Illinois General Inc., dated as of December 26, 2000 (filed as Exhibit 3.93 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.59
Certificate of Ownership and Merger Merging Maumee Valley Community Urban Redevelopment Corporation into Owens-Illinois General Inc., dated as of May 29, 1996 (filed as Exhibit 3.94 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.60
Certificate of Incorporation of OII Group, Inc., dated as of March 10, 1987 (filed as Exhibit 3.95 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.61
Certificate of Amendment of Certificate of Incorporation of OII Group, Inc., dated as of March 24, 1987 (filed as Exhibit 3.96 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.62
Certificate of Ownership Merging OIB Consumers Glass Inc. into Owens-Illinois Group, Inc., dated as of June 29, 1990 (filed as Exhibit 3.97 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.63
Certificate of Ownership and Merger Merging OIB Finance FTS Inc. into Owens-Illinois Group, Inc., dated as of December 30, 1991 (filed as Exhibit 3.98 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.64
Certificate of Incorporation of OI Prescription Products STS Inc., dated as of March 9, 1987 (filed as Exhibit 3.99 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.65
Certificate of Amendment of Certificate of Incorporation of OI Prescription Products STS Inc., dated as of April 9, 1987 (filed as Exhibit 3.100 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.66	Certificate of Merger of OI Schott STS Inc. into Owens-Illinois Prescription Products Inc., dated as of December 27, 1994 (filed as Exhibit 3.101 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.67
Articles of Incorporation of Product Designing, Inc., dated as of December 31, 1954 (filed as Exhibit 3.104 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.68
Articles of Amendment of Articles of Incorporation or Certificate of Incorporation of Product Designing, Inc., dated as of January 18, 1955 (filed as Exhibit 3.105 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.69
Certificate of Restated Articles of Incorporation of Product Design & Engineering, Inc., dated as of November 30, 1960 (filed as Exhibit 3.106 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.70
Certificate of Amendment of Articles of Incorporation of Product Design & Engineering, Inc., dated as of December 12, 1985 (filed as Exhibit 3.107 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.71
Certificate of Merger of PDE Acquisition Corp. into Product Design & Engineering, Inc., dated as of December 26, 1986 (filed as Exhibit 3.108 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.72
Certificate of Incorporation of Owens-Illinois Healthcare Packaging Inc., dated as of August 27, 2004 (filed as Exhibit 3.72 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated April 8, 2005, File No. 333-123960-37, and incorporated by reference herein).
3.73
Certificate of Incorporation of SeaGate, Inc., dated as of October 25, 1979 (filed as Exhibit 3.109 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.74
Certificate of Amendment of Articles of Incorporation of SeaGate, Inc., dated as of September 2, 1982 (filed as Exhibit 3.110 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.75
Articles of Incorporation of SeaGate II, Inc., dated as of December 15, 1999 (filed as Exhibit 3.111 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.76
Articles of Incorporation of SeaGate III, Inc., dated as of December 15, 1999 (filed as Exhibit 3.112 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).

Exhibit Number	Exhibit Description
3.77	Certificate of Incorporation of Specialty Packaging Licensing Company, dated as of November 15, 1985 (filed as Exhibit 3.113 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.78
Articles of Incorporation of Universal Materials, Inc., dated as of November 2, 1981 (filed as Exhibit 3.114 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.79
Certificate of Adoption of Amended of Articles of Incorporation of Universal Materials, Inc., dated as of June 7, 1982 (filed as Exhibit 3.115 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.80
Certificate of Adoption of Amended of Articles of Incorporation of Universal Materials, Inc., dated as of July 22, 1982 (filed as Exhibit 3.116 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.81
Form of Bylaws for ACI America Holdings Inc., Brockway Research, Inc., OB Cal South Inc., OI AID STS Inc., OI Auburn Inc., OI Australia Inc., OI Brazil Closure Inc., OI California Containers Inc., OI Castalia STS Inc., OI Consol STS Inc., OI Europe & Asia Inc., OI General Finance Inc., OI General FTS Inc., O-I Health Care Holding Corp., OI International Holdings Inc., OI Levis Park STS Inc., OI Medical Inc., OI Plastic Products FTS Inc., OI Puerto Rico STS Inc., OI Produvisa Inc., Overseas Finance Company, Owens-Brockway Glass Container Trading Company, Owens-Brockway Packaging, Inc., Owens-Illinois Closure Inc., Owens-Illinois General Inc., Owens-Illinois Group, Inc., Owens-Illinois Prescription Products Inc., and Specialty Packaging Licensing Company (filed as Exhibit 3.117 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.82
Form of Bylaws for O-I Holding Company, Inc., SeaGate, Inc., SeaGate II, Inc., SeaGate III, Inc. and Universal Materials, Inc. (filed as Exhibit 3.118 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.83
Bylaws of Brockway Realty Corporation (filed as Exhibit 3.120 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.84
Bylaws of Product Design & Engineering, Inc. (filed as Exhibit 3.123 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.85
Bylaws of NHW Auburn, LLC (filed as Exhibit 3.124 to the Amendment No. 2 to the Owens-Illinois Group, Inc. registration statement on Form S-4 dated May 30, 2002, File No. 333-85690-43, and incorporated herein by reference).
3.86
Bylaws of Owens-Illinois Healthcare Packaging Inc. (filed as Exhibit 3.86 to the Owens Illinois Group, Inc. registration statement on Form S-4 dated April 8, 2005, File No. 333-123960-37, and incorporated by reference herein).
3.87	Certificate of Formation of O-I Holding LLC (filed herewith)
3.88	Limited Liability Company Agreement of O-I Holding LLC (filed herewith)

Exhibit Number	Exhibit Description
4.1	Indenture dated as of May 20, 1998, between Owens-Illinois, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.1 to Owens-Illinois, Inc.'s Form 8-K dated May 20, 1998, File No. 1-9576, and incorporated herein by reference).
4.2
Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.50% Senior Notes due 2010; including the Form of 7.50% Senior Note due 2010 (filed as Exhibits 4.4 and 4.8, respectively, to Owens-Illinois, Inc.'s Form 8-K dated May 20, 1998, File No. 1-9576, and incorporated herein by reference).
4.3
Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.80% Senior Notes due 2018; including the Form of 7.80% Senior Note due 2018 (filed as Exhibits 4.5 and 4.9, respectively, to Owens-Illinois, Inc.'s Form 8-K filed May 20, 1998, File No. 1-9576, and incorporated herein by reference).
4.4
Supplemental Indenture, dated as of June 26, 2001 among Owens-Illinois, Inc., Owens- Illinois Group, Inc., Owens-Brockway Packaging, Inc. and The Bank of New York, as Trustee (May 20, 1998 Indenture) (filed as Exhibit 4.1 to Owens-Illinois Inc.'s Form 10-Q for the quarter ended September 30, 2001, File No. 1-9576, and incorporated herein by reference).
4.5
Second Supplemental Indenture, dated as of December 1, 2004 among Owens-Illinois, Inc., Owens-Illinois Group, Inc., Owens-Brockway Packaging, Inc. and The Bank of New York, as Trustee (filed as Exhibit 4.1 to Owens-Illinois Inc.'s Form 8-K dated December 1, 2004, File No. 1-9576, and incorporated herein by reference).
4.6
Indenture, dated as of May 6, 2003, among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and U.S. Bank National Association, as Trustee (filed as Exhibit 4.3 to Owens-Illinois Group, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 33-13061, and incorporated herein by reference).
4.7
Indenture, dated as of December 1, 2004, among Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and Law Debenture Trust Company of New York, as Trustee (filed as Exhibit 4.1 to Owens-Illinois Group, Inc.'s Form 8-K dated as of December 1, 2004, File No. 33-13061).
4.8
Second Amended and Restated Security Agreement, dated as of June 14, 2006, between Owens-Illinois Group, Inc., each of the direct and indirect subsidiaries of Owens-Illinois Group, Inc. signatory thereto, and Deutsche Bank Trust Company Americas, as Collateral Agent (as defined therein) (filed as exhibit 4.4 to Owens-Illinois Group, Inc.'s Form 8-K dated June 14, 2006, File No. 33-13061, and incorporated herein by reference).
4.9
Second Amendment to Credit Agreement and Consent, dated June 11, 2007 (filed as Exhibit 4.1 to Owens-Illinois, Inc.'s and Owens-Illinois Group, Inc.'s Form 8-K dated June 11, 2007, File Nos. 1-9576 and 33-13061, and incorporated herein by reference).
4.10
Indenture dated as of March 14, 2007, by and among OI European Group B.V., the guarantors party thereto, Law Debenture Trust Company of New York, as trustee, Deutsche Bank AG, acting through its London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A. as Luxembourg transfer agent, listing agent, Luxembourg paying agent and registrar, including the form of Senior Note attached thereto (filed as Exhibit 4.1 to Owens-Illinois, Inc.'s Form 8-K dated March 15, 2007, File No. 33-13061, and incorporated herein by reference).
4.11
Indenture dated as of May 12, 2009, by and among Owens-Brockway Glass Container Inc., the guarantors party thereto, and U.S. Bank National Association, as trustee, paying agent and registrar, including the form of Senior Notes (filed as Exhibit 4.1 to Owens-Illinois, Inc.'s Form 8-K dated May 12, 2009, File No. 33-13061, and incorporated herein by reference).

Exhibit Number	Exhibit Description
4.12	Registration Rights Agreement, dated as of May 12, 2009, among Owens-Brockway Glass Container Inc., the guarantors party thereto and J.P. Morgan Securities Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc., as representatives of the initial purchasers (filed as Exhibit 4.2 to Owens-Illinois, Inc.'s Form 8-K dated May 12, 2009, File No. 33-13061, and incorporated herein by reference).
5.1	Opinion of Latham & Watkins LLP (filed herewith).
5.2	Opinion of James W. Baehren (filed herewith).
10.1
Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1998, File No. 1-9576, and incorporated herein by reference).
10.2
First Amendment to Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.3 to Owens- Illinois, Inc.'s Form 10-K for the year ended December 31, 2000, File No. 1-9576, and incorporated herein by reference).
10.3
Second Amendment to Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.1 to Owens- Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 2002, File No. 1-9576, and incorporated herein by reference).
10.4
Third Amendment to Amended and Restated Owens-Illinois Supplemental Retirement Benefit Plan (filed as Exhibit 10.1 to Owens- Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 2003, File No. 1-9576, and incorporated herein by reference).
10.5
Form of Employment Agreement between Owens-Illinois, Inc. and various Employees (filed as Exhibit 10(m) to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1987, File No. 1-9576, and incorporated herein by reference).
10.6
Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.20 to Owens- Illinois, Inc.'s Form 10-K for the year ended December 31, 1994, File No. 1-9576, and incorporated herein by reference).
10.7
First Amendment to Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.13 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1995, File No. 1-9576, and incorporated herein by reference).
10.8
Second Amendment to Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No. 1-9576, and incorporated herein by reference).
10.9
Third Amendment to Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended September 30, 2000, File No. 1-9576, and incorporated herein by reference.)
10.10
Form of Non-Qualified Stock Option Agreement for use under the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc. (filed as Exhibit 10.21 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1994, File No. 1-9576, and incorporated herein by reference).
10.11
Amended and Restated Owens-Illinois, Inc. Performance Award Plan (filed as Exhibit 10.16 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1993, File No. 1-9576, and incorporated herein by reference).
10.12
First Amendment to Amended and Restated Owens-Illinois, Inc. Performance Award Plan (filed as Exhibit 10.4 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1997, File No. 1-9576, and incorporated herein by reference).

Exhibit Number	Exhibit Description
10.13	Owens-Illinois, Inc. Directors Deferred Compensation Plan (filed as Exhibit 10.26 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1995, File No. 1-9576, and incorporated herein by reference).
10.14
First Amendment to Owens-Illinois, Inc. Directors Deferred Compensation Plan (filed as Exhibit 10.27 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 1995, File No. 1-9576, and incorporated herein by reference).
10.15
Second Amendment to Owens-Illinois, Inc. Directors Deferred Compensation Plan (filed as Exhibit 10.2 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended March 31, 1997, File No. 1-9576, and incorporated herein by reference).
10.16
Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 1999, File No. 1-9576, and incorporated herein by reference).
10.17
First Amendment to Amended and Restated 1997 Equity Participation Plan of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 2002, File No. 1-9576, and incorporated herein by reference).
10.18
Owens-Illinois, Inc. Executive Deferred Savings Plan (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended September 30, 2001, File No. 1-9576, and incorporated herein by reference).
10.19
2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc. (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 2004, File No. 1-9576, and incorporated herein by reference).
10.20	Owens-Illinois, Inc. Incentive Bonus Plan (filed as Exhibit 10.2 to Owens-Illinois, Inc.'s Form 10-Q for the quarter ended June 30, 2004, File No. 1-9576, and incorporated herein by reference).
10.21
Owens-Illinois 2004 Executive Life Insurance Plan (filed as Exhibit 10.32 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.22
Owens-Illinois 2004 Executive Life Insurance Plan for Non-U.S. Employees (filed as Exhibit 10.33 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.23
Second Amended and Restated Owens-Illinois, Inc. Senior Management Incentive Plan (filed as Exhibit 10.34 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2004, File No. 1-9576, and incorporated herein by reference).
10.24	Owens-Illinois, Inc. 2005 Incentive Award Plan (filed as Exhibit 10.28 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2005, File No. 1-9576, and incorporated herein by reference).
10.25
First Amendment to 2005 Incentive Award Plan of Owens-Illinois, Inc. dated as of December 4, 2006 (filed as Exhibit 10.29 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2006, File No. 1-9576, and incorporated herein by reference).
10.26
Form of Non-Qualified Stock Option Agreement for use under the Owens-Illinois, Inc. 2005 Incentive Award Plan (filed as Exhibit 10.29 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2005, File No. 1-9576, and incorporated herein by reference).
10.27
Form of Restricted Stock Agreement for use under the Owens-Illinois, Inc. 2005 Incentive Award Plan (filed as Exhibit 10.30 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2005, File No. 1-9576, and incorporated herein by reference).

Exhibit Number	Exhibit Description
10.28	Form of Phantom Stock Agreement for use under the Owens-Illinois, Inc. 2005 Incentive Award Plan (filed as Exhibit 10.31 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2005, File No. 1-9576, and incorporated herein by reference).
10.29
Form of Restricted Stock Unit Agreement for use under the Owens-Illinois, Inc. 2005 Incentive Award Plan (filed as Exhibit 10.32 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2005, File No. 1-9576, and incorporated herein by reference).
10.30
Letter agreement between Owens-Illinois, Inc. and Albert P.L. Stroucken (filed as Exhibit 10.2 to Owens-Illinois, Inc.'s Form 8-K dated November 8, 2006, File No. 1-9576, and incorporated herein by reference).
10.31
Employment agreement between Owens-Illinois, Inc. and Albert P.L. Stroucken, dated January 3, 2007 (filed as exhibit 10.37 to Owens-Illinois, Inc.'s Form 10-K for the year ended December 31, 2006, File No. 1-9576, and incorporated herein by reference).
12.1	Computation of Ratios of Earnings to Fixed Charges (filed herewith).
21.1	Subsidiaries of the Registrants (filed herewith).
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of James W. Baehren (included in Exhibit 5.2).
23.3	Consent of Ernst & Young LLP (filed herewith).
24.1	Power of Attorney (included herein within Part II signature pages).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association (Form T-1) (filed herewith).